IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re CAPMARK FINANCIAL GROUP INC., et al., Debtors.	x : : : : : : : x	Chapter 11 Case No. 09-13684 (CSS) Jointly Administered

SECOND AMENDED DISCLOSURE STATEMENT FOR JOINT PLAN OF
CAPMARK FINANCIAL GROUP INC. AND CERTAIN AFFILIATED PROPONENT
DEBTORS UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

DEWEY & LEBOEUF LLP 1301 Avenue of the Americas New York, New York 10019 Tel: 212.259.8000 Co-Attorneys for the Debtors and Debtors in Possession	RICHARDS, LAYTON & FINGER, P.A. One Rodney Square 920 North King Street Wilmington, Delaware 19801 Tel: 302.651.7700 Co-Attorneys for the Debtors and Debtors in Possession

Dated:  July 8, 2011

IMPORTANT INFORMATION

THE BANKRUPTCY CODE REQUIRES THAT THE PARTY PROPOSING A CHAPTER 11 PLAN PREPARE AND FILE A DOCUMENT WITH THE BANKRUPTCY COURT CALLED A “DISCLOSURE STATEMENT.”  THIS DOCUMENT IS THE SECOND AMENDED DISCLOSURE STATEMENT FOR THE PLAN DESCRIBED HEREIN.  THIS DISCLOSURE STATEMENT INCLUDES CERTAIN EXHIBITS, EACH OF WHICH ARE INCORPORATED INTO THIS DISCLOSURE STATEMENT AS IF SET FORTH IN FULL HEREIN.

THE BANKRUPTCY COURT HAS REVIEWED THIS DISCLOSURE STATEMENT, AND HAS DETERMINED THAT IT CONTAINS ADEQUATE INFORMATION PURSUANT TO SECTION 1125(b) OF THE BANKRUPTCY CODE AND MAY BE SENT TO YOU TO SOLICIT YOUR VOTE ON THE PLAN.

ALL HOLDERS OF CLAIMS ENTITLED TO VOTE ON THE PLAN ARE ENCOURAGED TO READ AND CAREFULLY CONSIDER THIS ENTIRE DISCLOSURE STATEMENT, INCLUDING, BUT NOT LIMITED TO, THE RISK FACTORS CITED HEREIN AND THE PLAN ATTACHED HERETO, BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.  SEE SECTION VII “RISK FACTORS AND OTHER FACTORS TO BE CONSIDERED.”

THIS DISCLOSURE STATEMENT CONTAINS STATEMENTS THAT ARE “FORWARD-LOOKING STATEMENTS” WITHIN THE MEANING OF CERTAIN FEDERAL SECURITIES LAWS.  ALL STATEMENTS CONTAINED HEREIN THAT ARE NOT CLEARLY HISTORICAL IN NATURE ARE FORWARD-LOOKING AND THE WORDS “ANTICIPATE,” “BELIEVE,” “COULD,” “EXPECT,” “ESTIMATE,” “FORECAST,” “INTEND,” “POTENTIAL,” “PROJECT,” “TARGET,” AND SIMILAR EXPRESSIONS ARE GENERALLY INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS.  ALL STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT, OTHER THAN STATEMENTS OF HISTORICAL FACT, INCLUDING WITHOUT LIMITATION, STATEMENTS ABOUT THE PROPONENT DEBTORS’ PLANS, STRATEGIES, PROSPECTS, AND EXPECTATIONS REGARDING FUTURE EVENTS AND THE PROPONENT DEBTORS’ FINANCIAL PERFORMANCE, ARE FORWARD-LOOKING STATEMENTS THAT INVOLVE CERTAIN RISKS AND UNCERTAINTIES.  WHILE THESE STATEMENTS REPRESENT THE PROPONENT DEBTORS’ CURRENT JUDGMENT ON WHAT THE FUTURE MAY HOLD, AND THE PROPONENT DEBTORS BELIEVE THESE JUDGMENTS ARE REASONABLE IN THE CIRCUMSTANCES, THESE STATEMENTS ARE NOT GUARANTEES OF ANY EVENTS OR FINANCIAL RESULTS, AND THE PROPONENT DEBTORS’ ACTUAL RESULTS MAY DIFFER MATERIALLY.  THE INFORMATION INCLUDED IN THIS DISCLOSURE STATEMENT, INCLUDING THE FORWARD-LOOKING STATEMENTS, PROJECTIONS OF CERTAIN FINANCIAL DATA FOLLOWING CONSUMMATION OF THE PLAN, AND THE LIQUIDATION ANALYSIS, ARE MADE ONLY AS OF THE DATE OF THIS DISCLOSURE STATEMENT.  THE PROPONENT DEBTORS UNDERTAKE NO OBLIGATION TO UPDATE PUBLICLY THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT, INCLUDING ANY FORWARD-LOOKING STATEMENTS, TO REFLECT NEW INFORMATION, FUTURE EVENTS OR OTHERWISE, EXCEPT AS REQUIRED BY LAW.  ALL FORWARD-LOOKING STATEMENTS INVOLVE RISKS AND UNCERTAINTIES, MANY OF WHICH ARE BEYOND THE PROPONENT DEBTORS’ CONTROL, WHICH MAY CAUSE ACTUAL RESULTS, PERFORMANCE, OR ACHIEVEMENTS TO DIFFER MATERIALLY FROM ANTICIPATED RESULTS, PERFORMANCE, OR ACHIEVEMENTS.  THE PROPONENT DEBTORS CANNOT GUARANTEE THAT PROJECTED RESULTS OR EVENTS WILL BE ACHIEVED.  FACTORS THAT COULD CAUSE THE PROPONENT DEBTORS’ ACTUAL RESULTS TO BE MATERIALLY DIFFERENT FROM THE PROPONENT DEBTORS’ EXPECTATIONS INCLUDE THOSE FACTORS DESCRIBED HEREIN UNDER SECTION VII “RISK FACTORS AND OTHER FACTORS TO BE CONSIDERED” AND IN DOCUMENTS INCORPORATED HEREIN BY REFERENCE.  THE PROPONENT DEBTORS URGE HOLDERS OF CLAIMS AND EQUITY INTERESTS TO CONSIDER THESE FACTORS CAREFULLY IN EVALUATING THE FORWARD-LOOKING STATEMENTS AND NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS.

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THE STATEMENTS AND OTHER INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT WERE MADE AS OF THE DATE SET FORTH ON THE COVER PAGE, UNLESS OTHERWISE SPECIFIED.  HOLDERS OF CLAIMS AND EQUITY INTERESTS REVIEWING THIS DISCLOSURE STATEMENT SHOULD NOT INFER THAT THE FACTS SET FORTH HEREIN ARE UNCHANGED SINCE THE DATE SET FORTH ON THE COVER PAGE HEREOF.  HOLDERS OF CLAIMS ENTITLED TO VOTE ON THE PLAN MUST RELY ON THEIR OWN EVALUATION OF THE PROPONENT DEBTORS AND THEIR OWN ANALYSIS OF THE TERMS OF THE PLAN IN DECIDING WHETHER TO ACCEPT OR REJECT THE PLAN.

THE PROPONENT DEBTORS ARE PROVIDING THE INFORMATION IN THIS DISCLOSURE STATEMENT SOLELY FOR PURPOSES OF SOLICITING HOLDERS OF CLAIMS ENTITLED TO VOTE TO ACCEPT OR REJECT THE PLAN.  NOTHING IN THIS DISCLOSURE STATEMENT MAY BE USED BY ANY PERSON FOR ANY OTHER PURPOSE.  THE CONTENTS OF THIS DISCLOSURE STATEMENT SHALL NOT BE DEEMED AS PROVIDING ANY LEGAL, FINANCIAL, SECURITIES, TAX, BUSINESS, OR OTHER ADVICE.  THE PROPONENT DEBTORS URGE EACH HOLDER OF A CLAIM OR INTEREST TO CONSULT WITH THEIR OWN ADVISORS WITH RESPECT TO ANY SUCH LEGAL, FINANCIAL, SECURITIES, TAX, BUSINESS, OR OTHER ADVICE IN REVIEWING THIS DISCLOSURE STATEMENT AND THE PLAN.

THE PROPONENT DEBTORS HAVE NOT AUTHORIZED ANY PARTY TO GIVE ANY INFORMATION CONCERNING THE PLAN OR THE PROPONENT DEBTORS, OR THE VALUE OF THEIR PROPERTY, OTHER THAN AS SET FORTH IN THIS DISCLOSURE STATEMENT.  HOLDERS OF CLAIMS AND EQUITY INTERESTS SHOULD NOT RELY UPON ANY OTHER INFORMATION, REPRESENTATIONS, OR INDUCEMENTS MADE TO OBTAIN ACCEPTANCE OR REJECTION OF THE PLAN.

THIS DISCLOSURE STATEMENT AND THE BANKRUPTCY COURT’S APPROVAL OF THE ADEQUACY OF THIS DISCLOSURE STATEMENT DO NOT CONSTITUTE, AND MAY NOT BE CONSTRUED AS, TO ANY DEGREE, AN ADMISSION OF FACT, LIABILITY, STIPULATION, OR WAIVER.  FURTHER, THE BANKRUPTCY COURT’S APPROVAL OF THE ADEQUACY OF THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE THE BANKRUPTCY COURT’S CONFIRMATION OF THE PLAN.

NEITHER THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION NOR ANY FOREIGN OR STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES DESCRIBED HEREIN OR THIS DISCLOSURE STATEMENT OR OPINED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN.  ANY REPRESENTATION TO THE CONTRARY MAY BE A CRIMINAL OFFENSE.

NONE OF THE SECURITIES TO BE ISSUED TO HOLDERS OF ALLOWED CLAIMS PURSUANT TO THE PLAN WILL HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY “BLUE SKY” LAWS, AND SUCH SECURITIES WILL BE ISSUED IN RELIANCE UPON EXEMPTIONS FROM THE SECURITIES ACT AND EQUIVALENT STATE LAWS.

THE PROPONENT DEBTORS RECOMMEND POTENTIAL RECIPIENTS OF REORGANIZED CFGI COMMON STOCK AND REORGANIZED CFGI DEBT SECURITIES TO BE ISSUED PURSUANT TO THE PLAN CONSULT THEIR OWN ADVISORS CONCERNING ANY RESTRICTIONS ON HOLDING OR THE TRANSFERABILITY OF SUCH SECURITIES, OR ANY OTHER POTENTIAL CONSEQUENCE OF HOLDING SUCH SECURITIES.

THIS DISCLOSURE STATEMENT SUMMARIZES CERTAIN PROVISIONS OF THE PLAN, CERTAIN OTHER DOCUMENTS, AND CERTAIN FINANCIAL INFORMATION RELATING TO THE PROPONENT DEBTORS.  THE PROPONENT DEBTORS BELIEVE THESE SUMMARIES ARE FAIR AND ACCURATE.  IN THE EVENT OF ANY INCONSISTENCY OR DISCREPANCY BETWEEN A DESCRIPTION CONTAINED IN THIS DISCLOSURE STATEMENT AND THE TERMS AND PROVISIONS OF THE PLAN OR THE OTHER DOCUMENTS OR FINANCIAL INFORMATION INCORPORATED HEREIN BY REFERENCE, THE PLAN, OR SUCH OTHER DOCUMENTS, AS APPLICABLE, SHALL GOVERN FOR ALL PURPOSES.

THE PROPONENT DEBTORS RESERVE THE RIGHT TO AMEND, MODIFY, OR WITHDRAW THE PLAN AT ANY TIME.

		2.	Capmark Bank	28
		3.	Asia	29
		4.	North American Affordable Housing	29
		5.	North American Investments	30
		6.	Europe	31
		7.	New Business Opportunities	31

	C.	Regulatory Matters		32

		1.	Overview	32
		2.	FDIC Capital Rules	33
		3.	Cease and Desist Orders	33
		4.	Capital Maintenance Agreement	33
		5.	Other	34

	D.	Employees		35

	E.	Publicly Available Information		35

	F.	Prepetition Capital Structure		36

		1.	Secured Term Loan Facility	36
		2.	Unsecured Debt	37
		3.	Intercompany Obligations	40
		4.	Other Debts and Contingent Obligations	40
		5.	Equity	41

IV.	EVENTS LEADING TO THE COMMENCEMENT OF THE CHAPTER 11 CASES			41

	A.	Effects of the Global Financial Crisis on Capmark’s Businesses		41

	B.	Efforts to Address the Global Financial Crisis		42

	C.	Downgrades of the Debtors’ Debt and Servicer Ratings		42

	D.	Prepetition Restructuring Negotiations and Filing of these Chapter 11 Cases		43

	E.	Certain Prepetition Litigation		44

		1.	False Claims Act Litigation	44
		2.	Noteholders’ Complaint Against DBTCA and Related Actions	45
		3.	Livermore Project Litigation	45
		4.	Belmont Litigation	46

V.	DEBTORS’ CHAPTER 11 CASES			47

	A.	First Day Orders and Other Postpetition Orders		47

		1.	Case Administration Orders	47
		2.	Business Operations	47
		3.	Cash Collateral Order	48
		4.	Claims Process and Bar Date	48
		5.	Executory Contracts and Unexpired Leases	49
		6.	Employee Matters	50
		7.	Retention of Professionals	51

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	8.	Notice Procedures for Transfers of Certain Equity and Debt Securities	51
	9.	Exclusivity	51
	10.	De Minimis Asset Sales	52
	11.	Fee Examiner	52
	12.	Loan Settlement Procedures	52
	13.	IRS Form 870 Relating to Prepetition Audit	52

B.	Appointment of Official Committee of Unsecured Creditors		53

	1.	Appointment	53
	2.	Composition	53
	3.	Retention of Professionals	53

C.	Ad Hoc Unsecured Lender Group		53

D.	CFGI’s Deemed Assumption of Its Capital Maintenance Obligations to the FDIC Pursuant to Section 365(o) of the Bankruptcy Code		53

E.	Motions to Sell Servicing Business and Other Business Platforms		54

	1.	Postpetition Exercise of the Put Option and Sale of the MSB Business to Berkadia	54
	2.	Sale of the Military Housing Business	54
	3.	Transfer of Military Housing Unfunded Loan Commitment	55
	4.	Sale of the Debtors’ Equity Interest in Premier Asset Management Company	55
	5.	Sale of the Real Estate Equity Investment Advisory Group (REEG) Business Assets	55
	6.	Sale of the Debtors’ Mexican Assets	55
	7.	Sale of Georgetown Loan	56
	8.	Sale of Shares in Broker-Dealer	57
	9.	Sale of Securities in Public Company	57
	10.	Debt Fund Sale	57

F.	Adversary Proceedings , Settlement with Secured Lenders, and Other Substantial Postpetition Legal Actions		58

	1.	Debtors’ Adversary Proceeding Relating to the Noteholder Action Against DBTCA	58
	2.	Committee’s Motion for Derivative Standing and Authority to Commence an Action Seeking to Avoid the Liens Granted Under the Secured Term Loan Facility and Other Related Relief	58
	3.	Debtors’ Motion to Settle Secured Claims under the Secured Term Loan Facility	60
	4.	Settlement with Japanese Lenders	61

G.	LIHTC Issues, Claims Settlements, and Platform Disposition		63

	1.	LIHTC Claims Mitigation	63
	2.	LIHTC Claims Resolutions	63
	3.	LIHTC Management Transfer	68

H.	NMTC Platform Sale and Transfers and Claims Resolutions		68

	1.	NMTC Transfer and Settlement Transactions	68

		2.	Subsequent Purchase and Sale of NMTC Fund Loans Owned by Capmark Bank	69

	I.	Dismissal of Non-Proponent Debtors’ Chapter 11 Cases		69

VI.	THE CHAPTER 11 PLAN			70

	A.	Formation, Corporate Structure, Governance, and Authority of the Reorganized Debtors		71

		1.	Formation	71
		2.	Reorganized Debtors’ Directors and Officers	71
		3.	Governance	71
		4.	Continued Corporate Existence	72
		5.	Corporate Authority of the Proponent Debtors	73
		6.	Corporate Action	73

	B.	Classification and Treatment of Claims and Equity Interests		73

	C.	Consideration to be Paid under the Plan		78

	D.	Reservation of “Cramdown” Rights		79

	E.	Means of Execution of the Plan		79

		1.	Separate Plans; Severability	79
		2.	Reorganized CFGI Securities	80
		3.	Cancellation of Existing Securities and Agreements	80
		4.	Crystal Ball Settlement	81
		5.	GE Settlement Agreement	81
		6.	Preservation of Rights of Action; Settlement	81

	F.	Voting and Distributions under the Plan		82

		1.	Voting, Acceptance, and Nonconsensual Confirmation	82
		2.	Distributions under the Plan	82
		3.	Disbursing Agent	83
		4.	Delivery of Distributions	84
		5.	Fractional Dollars; De Minimis Distributions	85
		6.	Calculation of Distribution of Reorganized CFGI Debt Securities to be Issued under the Plan	85
		7.	Calculation of Distribution of Reorganized CFGI Common Stock to be Issued under the Plan	85
		8.	Unclaimed Property	85
		9.	Time Bar to Cash Payments	85
		10.	Setoffs	86
		11.	Payment of Interest on Allowed Claims	86

	G.	Treatment of Disputed Claims under the Plan		86

		1.	Disputed Claims	86
		2.	Claim Objections and Expunged Claims	87
		3.	Estimation of Disputed Claims	88
		4.	No Distributions Pending Allowance	88
		5.	Reserve Account for Disputed Claims	88

		6.	Treatment of Disputed Claims Reserve for Federal Income Tax Purposes	89
		7.	Distributions After Allowance	89
		8.	Distribution Date Notices	89

	H.	Executory Contracts and Unexpired Leases		90

		1.	Assumption and Rejection of Executory Contracts and Unexpired Leases	90
		2.	Cure of Defaults and Survival of Contingent Claims under Assumed Executory Contracts and Unexpired Leases	90
		3.	Deadline for Filing Rejection Damage Claims	90
		4.	Indemnification and Reimbursement Obligations	91
		5.	Existing Compensation and Benefit Programs	91
		6.	Reorganized CFGI New Compensation Plans	91

	I.	Effects of Confirmation		93

		1.	Title to Assets	93
		2.	Discharge of Claims	93
		3.	Injunction Against Claims and Equity Interests	94
		4.	Terms of Existing Injunctions or Stays	94
		5.	Injunction Against Interference with Plan of Reorganization	94
		6.	Injunction Regarding Worthless Stock Deduction	94
		7.	Exculpation	95
		8.	Releases	95

	J.	Conditions Precedent to Confirmation and the Effective Date		96

		1.	Conditions Precedent to the Effective Date of the Plan	96
		2.	Waiver of Conditions Precedent	97

	K.	Retention of Jurisdiction		97

	L.	Alternative Plan(s) of Reorganization		99

	M.	Liquidation under Chapter 7		99

	N.	Miscellaneous Provisions		100

		1.	Effectuating Documents and Further Transactions	100
		2.	Exemption from Transfer Taxes	100
		3.	Payment of Statutory Fees	101
		4.	Postconfirmation Date Professional Fees and Expenses	101
		5.	Indenture Trustee Claims and Agent Claims	101
		6.	Preserved Rights of Each of the Goldman Lenders and Their Affiliates	101
		7.	Plan Support Agreement	102
		8.	Consent and Consultation Rights of Ad Hoc Unsecured Lender Group	102
		9.	Deemed Consent to Proposed Actions	102
		10.	Plan Modifications	102
		11.	Revocation or Withdrawal	102
		12.	Plan Supplement	103
		13.	Dissolution of Committee	103

VII.	RISK FACTORS AND OTHER FACTORS TO BE CONSIDERED			103

	A.	Bankruptcy Risks		104

		1.	Risk of Non-Confirmation of the Plan	104
		2.	Parties in Interest May Object to the Proponent Debtors’ Classification of Claims	104
		3.	Non-Consensual Confirmation	104
		4.	Risk of Non-Occurrence or Delayed Occurrence of the Effective Date	104
		5.	Certain Tax Consequences of the Plan are Complex and Subject to Substantial Uncertainties	105
		6.	Undue Delay in the Confirmation of the Plan May Significantly Disrupt Operations of the Proponent Debtors	105
		7.	Plan Releases May Not be Approved	105

	B.	Risks Related to the Capitalization of the Reorganized Debtors		105

		1.	Effect of Reorganized CFGI Debt Securities and Disruptions on Financial and Commercial Real Estate Markets on Reorganized Debtors’ Financial and Operating Flexibility and Working Capital Needs	105
		2.	Absence of Trading Market for Reorganized CFGI Debt Securities and Common Stock	106
		3.	Holders’ Ability to Sell Reorganized CFGI Debt Securities and Common Stock	106

	C.	Variance from Estimates and Projections		107

		1.	Financial Projections	107
		2.	Estimated Recoveries	108
		3.	Liquidation Analysis	108

	D.	Risks Associated with the Business		108

		1.	The Proponent Debtors’ Business Plan	108
		2.	Payment of Reorganized CFGI Debt Securities	109
		3.	The Proponent Debtors’ Ability to Implement and Execute Various Strategic Initiatives	109
		4.	Risks Inherent in the Proponent Debtors’ Ability to Maximize the Value of their Assets	109
		5.	Exemption from the Investment Company Act of 1940	110
		6.	Potential Effects of a Prolonged Economic Slowdown or Recession or a Market Downturn or Disruption	111
		7.	Effects of the Global Financial Crisis on Proponent Debtors’ Business	111
		8.	Changes in Prevailing Interest Rates, Credit Spreads, Exchange Rates and Credit Availability	111
		9.	Risks Related to the Proponent Debtors’ Business outside the United States	112
		10.	Deterioration in Value of Property or Other Assets Securing Loans	113
		11.	Liabilities under Environmental Laws	114
		12.	Accuracy of Estimates or Assumptions Used to Value the Proponent Debtors’ Assets or Determine their Allowance for Loan Losses	114
		13.	Regulated Environment in which the Proponent Debtors Operate and Governmental Policies	114
		14.	Changes in Governmental Fiscal and Monetary Policies	115
		15.	Difficulty in Retaining or Replacing Key Employees	115

VIII.	CONFIRMATION OF THE PLAN			115

	A.	Confirmation Hearing		115

	B.	Requirements for Confirmation of the Plan		116

	C.	Feasibility		118

	D.	Best Interest Tests		119

	E.	Liquidation Analysis		119

	F.	Section 1129(b)		120

		1.	No Unfair Discrimination	120
		2.	Fair and Equitable Test	121

IX.	PROJECTIONS			121

	A.	Introduction		121

	B.	Projections		122

X.	RECOVERY ANALYSIS			123

XI.	CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN			124

	A.	Scope and Limitation		124

	B.	Certain U.S. Federal Income Tax Consequences to the Proponent Debtors		125

		1.	Cancellation of Indebtedness Income	126
		2.	Annual Section 382 Limitation on Use of NOLs and “Built-In” Losses and Deductions	127
		3.	Conversions of Certain Proponent Debtors into Limited Liability Companies and Election to Classify Crystal Ball as a Disregarded Entity	128
		4.	Alternative Minimum Tax	129
		5.	Applicable High-Yield Discount Obligations	129

	C.	Certain U.S. Federal Income Tax Consequences to Holders of Claims Against CFGI		130

		1.	Certain Consequences to Holders of Allowed General Unsecured Claims Against CFGI	130
		2.	Market Discount and Accrued Interest	132
		3.	Certain U.S. Federal Income Tax Consequences of Ownership and Disposition of A Notes and B Notes	133
		4.	Information Reporting and Backup Withholding	136

	D.	Treatment of the Disputed Claims Reserve		136

XII.	SECURITIES LAW MATTERS			137

	A.	Issuance and Resale of New Securities		137

	B.	Legends		139

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	C.	Book-Entry; Delivery and Form	139

	D.	Registration and Listing	141

	E.	Investment Company Act of 1940	141

XIII.	CONCLUSION		141

LIST OF EXHIBITS

Exhibit A   Joint Plan
Exhibit B   Disclosure Statement Order
Exhibit C   Projected Financial Information
Exhibit D   Recovery Analysis
Exhibit E   Liquidation Analysis
Exhibit F   Capmark Bank Credit Risk Observations (March 31, 2011)
Exhibit G   Plan Support Agreement
Exhibit H   Capmark Non-Bank Selected Portfolio Statistics (March 31, 2011)
Exhibit I    Reorganized CFGI Debt Securities Indenture

I.           INTRODUCTION

THE FOLLOWING STATEMENTS IN THIS ARTICLE I ARE QUALIFIED IN THEIR ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS CONTAINED IN THIS SECOND AMENDED DISCLOSURE STATEMENT AND THE PLAN AND THE EXHIBITS ATTACHED HERETO AND THERETO.

Pursuant to section 1125 of title 11 of the United States Code (the “Bankruptcy Code”), Capmark Financial Group Inc. (“CFGI”) and certain of its subsidiaries and affiliates, as proponent debtors and debtors in possession (collectively, the “Proponent Debtors”)1 in jointly administered cases under chapter 11 of the Bankruptcy Code (the “Chapter 11 Cases”), submit this second amended disclosure statement (the “Disclosure Statement”) to all holders of Claims2 against and Equity Interests in the Proponent Debtors in connection with (i) the solicitation of acceptances or rejections of the proposed Second Amended Joint Plan of Capmark Financial Group Inc. and Certain Affiliated Proponent Debtors Under Chapter 11 of the Bankruptcy Code (the “Plan”), dated July 8, 2011, and (ii) the hearing on confirmation of the Plan (the “Confirmation Hearing”) scheduled for August 19, 2011 at 12 p.m. (noon) (Eastern Daylight Time).  Of the 46 Capmark debtors that commenced Chapter 11 Cases under the Bankruptcy Code (collectively, the “Debtors” or “Debtors in Possession”),3 only the 14 Proponent Debtors are proponents of the proposed Plan.  The remaining 32 Debtors (the “Non-Proponent Debtors”)4 are not proponents of the Plan and filed a motion on May 17, 2011, to dismiss their Chapter 11 Cases.

1 The following 14 Proponent Debtors (with the last four (4) digits of each such Debtor’s federal tax identification number) are proponents of the Plan (defined herein):  Summit Crest Ventures, LLC (“SCV”) (5690); CFGI (2188); Capmark Capital Inc. (“CCI”) (6496) ; Capmark Finance Inc. (“CFI”) (3444); Commercial Equity Investments, Inc. (“CEI”) (4153); Mortgage Investments, LLC (“MIL”) (6319); Net Lease Acquisition LLC (“NLA”) (9658); SJM Cap, LLC (“SJM”) (0862); Capmark Affordable Equity Holdings Inc. (“CAEH”) (2379); Capmark REO Holding LLC (“CREO”) (3951); Capmark Affordable Properties Inc. (“CAP”) (3435); Capmark Affordable Equity Inc. (“CAE”) (2381); Capmark Investments LP (“CILP”) (7999); and Protech Holdings C, LLC (“Protech C”) (7929).  CFGI’s corporate headquarters is located at 116 Welsh Road, Horsham, Pennsylvania, 19044.  The addresses for all of the Debtors are available at the following World Wide Web address:  http://chapter11.epiqsystems.com/capmark.

2 Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Plan.

3 The Debtors in these Chapter 11 Cases include the Proponent Debtors and Non-Proponent Debtors.

4 The following 32 Non-Proponent Debtors (with the last four (4) digits of each such Debtor’s federal tax identification number) filed a motion to dismiss their Chapter 11 Cases:  Broadway Street Georgia I, LLC (9740); Broadway Street XVI, L.P. (7725); Broadway Street XVIII, L.P. (9799); Paramount Managing Member IX, LLC (5452); Paramount Managing Member XI, LLC (5455); Paramount Managing Member XV, LLC (4192); Paramount Managing Member AMBAC II, LLC (3934); Paramount Managing Member AMBAC III, LLC (3999); Paramount Managing Member AMBAC IV, LLC (0117); Paramount Managing Member AMBAC V, LLC (3366); Paramount Managing Member LLC (0184); Paramount Managing Member II, LLC (7457); Paramount Managing Member III, LLC (0196); Paramount Managing Member IV, LLC (0199); Paramount Managing Member V, LLC (0201); Paramount Managing Member VI, LLC (5857); Paramount Managing Member VII, LLC (5855); Paramount Managing Member VIII, LLC (5854); Paramount Managing Member XII, LLC (5457); Paramount Managing Member XVIII, LLC (3087); Paramount Managing Member XIV, LLC (4194); Paramount Managing Member XVI, LLC (4186); Paramount Northeastern Managing Member, LLC (3086); Paramount Managing Member XXIII, LLC (4754); Paramount Managing Member XXIV, LLC (3615); Paramount Managing Member 30, LLC (6824); Paramount Managing Member 31, LLC (6826); Paramount Managing Member 33, LLC (6831); Broadway Street California, L.P. (7722); Broadway Street 2001, L.P. (0187); Broadway Street XV, L.P. (7730); and Capmark Managing Member 4.5 LLC (8979).  On July 5, 2011, the Bankruptcy Court issued an Order dismissing the Chapter 11 Cases of Broadway Street Georgia I, LLC, Broadway Street XVI, L.P., Broadway Street XVIII, L.P., Paramount Managing Member IX, LLC, Paramount Managing Member XI, LLC, and Paramount Managing Member XV, LLC, and adjourned consideration of the motion to dismiss the Chapter 11 Cases of the remaining Non-Proponent Debtors.

To the extent any inconsistencies exist between this Disclosure Statement and the Plan, the Plan shall govern.

Attached as Exhibits to this Disclosure Statement are the following documents, each of which is incorporated herein in full:

•	The Plan (Exhibit A, together with all exhibits attached thereto);

•	Order of the Bankruptcy Court, dated July 8, 2011, approving this Disclosure Statement (the “Disclosure Statement Order”) (Exhibit B);

•	Projected Financial Information (Exhibit C);

•	Recovery Analysis (Exhibit D);

•	Liquidation Analysis (Exhibit E);

•	Capmark Bank Credit Risk Observations (March 31, 2011) (Exhibit F);

•	Plan Support Agreement (Exhibit G);

•	Capmark Non-Bank Selected Portfolio Statistics (March 31, 2011) (Exhibit H); and

•	Reorganized CFGI Debt Securities Indenture (Exhibit I).

On July 8, 2011, the Proponent Debtors filed the Plan and this Disclosure Statement with the Bankruptcy Court.  On July 8, 2011, after notice and a hearing, the Bankruptcy Court issued the Disclosure Statement Order, approving this Disclosure Statement as containing adequate information of a kind, and in sufficient detail, to enable a hypothetical investor typical of the holders of Claims against and Equity Interests in the Proponent Debtors to make an informed judgment about the Plan and in voting to accept or reject the Plan.  Approval of this disclosure statement does not, however, constitute a determination by the Bankruptcy Court as to the fairness or merits of the Plan.

On August 19, 2011, at 12 p.m. (noon) (Eastern Daylight Time), the Bankruptcy Court shall hold a hearing to consider whether to confirm the Plan (the “Confirmation Hearing”).  The Confirmation Hearing may be adjourned or continued from time to time.  Therefore, parties in interest should check the online docket at http://chapter11.epiqsystems.com/capmark to confirm the latest scheduled date and time of the Confirmation Hearing.

The Proponent Debtors are furnishing this Disclosure Statement as the proponents of the Plan pursuant to section 1125 of the Bankruptcy Code and in connection with the solicitation of votes (the “Solicitation”) to accept or reject the Plan, as it may be amended or supplemented from time to time in accordance with the Bankruptcy Code and the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”).

This Disclosure Statement describes certain aspects of the Plan, the Debtors’ and their non-debtor affiliates’ operations, their financial condition, including financial projections, as well as other related matters, including the treatment of holders of Claims against and Equity Interests in the Proponent Debtors.  The Disclosure Statement also describes certain potential federal income tax consequences to such holders, voting procedures, and the confirmation process.

A ballot for the acceptance or rejection of the Plan (a “Ballot”) is enclosed with the Disclosure Statement submitted to the holders of Claims that the Proponent Debtors believe are or may be entitled to vote to accept or reject the Plan.  The Ballot sets forth the deadlines, procedures, and instructions for voting to accept or reject the Plan.  In addition, detailed voting instructions accompany each Ballot.  Before voting, each holder of a Claim entitled to vote should read this Disclosure Statement (including the exhibits and documents incorporated herein by reference) and the instructions accompanying the Ballot.  These documents contain, among other things, important information concerning the classification of Claims and Equity Interests for voting purposes and tabulation of votes.  No solicitation of votes on the Plan may be made except pursuant to this Disclosure Statement, as the same may be amended, and section 1125 of the Bankruptcy Code.  In voting on the Plan, a holder of a Claim should not rely on any prior information relating to the Proponent Debtors, other than that contained, or incorporated by reference, in this Disclosure Statement, the Plan, and all exhibits hereto and thereto.

THE PLAN IS THE PRODUCT OF SUBSTANTIAL NEGOTIATIONS AMONG THE PROPONENT DEBTORS, THE OFFICIAL COMMITTEE OF UNSECURED CREDITORS (THE “COMMITTEE”), AND OTHER MATERIAL STAKEHOLDERS, INCLUDING AN AD HOC GROUP OF HOLDERS OF APPROXIMATELY $1.5 BILLION IN UNSECURED BANK DEBT IN AGGREGATE AMOUNT (THE “AD HOC UNSECURED LENDER GROUP”).  THE PROPONENT DEBTORS, THE COMMITTEE, AND THE AD HOC UNSECURED LENDER GROUP BELIEVE THE PLAN PRESENTS THE MOST ADVANTAGEOUS OUTCOME FOR ALL CREDITORS OF THE PROPONENT DEBTORS AND, THEREFORE, CONFIRMATION OF THE PLAN IS IN THE BEST INTERESTS OF THE PROPONENT DEBTORS AND THEIR ESTATES.  THE PROPONENT DEBTORS, THE COMMITTEE, AND THE AD HOC UNSECURED LENDER GROUP RECOMMEND THAT YOU VOTE TO ACCEPT THE PLAN.

A.	Chapter 11: An Overview

The commencement of a chapter 11 case creates an estate comprised of all of the legal and equitable interests of the debtor as of the date of filing of the bankruptcy petition.  The Bankruptcy Code provides that the debtor may continue to operate its business and remain in possession of its property as a “debtor in possession.”

Chapter 11 is the principal business restructuring chapter of the Bankruptcy Code.  Under chapter 11, a debtor is authorized to restructure its business and financial obligations for the benefit of all economic parties in interest.  In addition to permitting the rehabilitation of a debtor, chapter 11 promotes fair treatment for similarly situated claims and similarly situated equity interests with respect to distributions to be made from a debtor’s bankruptcy estate.

The consummation of a chapter 11 plan is the principal objective of a chapter 11 case.  A chapter 11 plan sets forth the means for satisfying claims against and equity interests in a debtor.  Confirmation of a chapter 11 plan by the Bankruptcy Court binds the debtor, any issuer of securities under the plan, any person acquiring property under the plan, and any creditor or equity interest holder of a debtor.  Subject to certain limited exceptions, the order confirming a plan discharges a debtor from any debt that arose prior to the date of confirmation of the plan and substitutes therefor the obligations specified under the confirmed plan.

Holders of certain claims against and equity interests in a debtor are permitted to vote to accept or reject the plan.  Prior to soliciting acceptances of the proposed plan, however, section 1125 of the Bankruptcy Code requires a debtor to prepare a disclosure statement containing adequate information of a kind, and in sufficient detail, to enable a hypothetical investor typical of the holders of claims against and equity interests in the debtor to make an informed judgment about the plan and in voting to accept or reject the plan.  The Proponent Debtors are submitting this Disclosure Statement to holders of Claims against and Equity Interests in the Proponent Debtors to satisfy the requirements of section 1125 of the Bankruptcy Code.

The Plan proposed by the Proponent Debtors includes a separate chapter 11 plan for each of the Proponent Debtors.  If you have Claims against more than one Proponent Debtor and/or different types of Claims classified in different Classes against one Proponent Debtor, you are allowed to vote each Claim separately.

B.	Summary of Key Components of the Chapter 11 Plan

The Proponent Debtors submit that the Plan maximizes the value of each Proponent Debtor’s estate, and any alternative to confirmation of the Plan would result in significant delays, litigation, lost value, and additional costs.

The Proponent Debtors also believe the Plan’s contemplated restructuring is in the best interests of their Creditors.  If the Plan were not to be confirmed, the Proponent Debtors’ options would be to either file an alternate chapter 11 plan or liquidate under chapter 7 of the Bankruptcy Code.

The following overview summarizes certain key components of the Plan, and provides an explanation and example calculation of the Plan Distribution to holders of Allowed General Unsecured Claims.  The overview is qualified in its entirety by the full text of the Plan.

1.	Joint Plan

Of the 46 Debtors that commenced Chapter 11 Cases under the Bankruptcy Code, the 14 Proponent Debtors are proponents of the proposed joint Plan.  The remaining 32 Non-Proponent Debtors are special-purpose entities established solely to serve certain management and investment functions within the Debtors’ low-income housing tax credit (“LIHTC”) business.  Six of the Non-Proponent Debtors have resolved through settlements during the pendency of the Chapter 11 Cases the vast majority of their prepetition claims, almost entirely consisting of liabilities relating to their special-purpose functions in the LIHTC business.  These various settlements are described in greater detail in Section V.G below.  The other 26 Non-Proponent Debtors have similar claims asserted against them or have no claims asserted against them, and they have little or no assets to make distributions or to independently operate upon emergence from bankruptcy.  Accordingly, the Non-Proponent Debtors filed a motion seeking to dismiss their Chapter 11 Cases and, upon approval of the Bankruptcy Court, pursuant to sections 105(a), 305(a)(1), and 1112(b) of the Bankruptcy Code, the Chapter 11 Cases filed by each of the Non-Proponent Debtors shall be dismissed.  On July 5, 2011, the Bankruptcy Court issued an Order dismissing the Chapter 11 Cases of the six Non-Proponent Debtors who have resolved their claims through settlement and adjourned consideration of the motion to dismiss the Chapter 11 Cases of the remaining Non-Proponent Debtors.  See Section V.I for a discussion of the motion to dismiss.  The Debtors hope to achieve settlements that will resolve the claims asserted against the 26 Non-Proponent Debtors that have not settled their claims and whose Chapter 11 Cases the Debtors anticipate will be dismissed.

Although styled as a “joint plan,” the Plan does not seek the substantive consolidation of the reorganizing Proponent Debtors’ Estates.  The Plan consists of 14 separate chapter 11 plans – one Plan for each of the Proponent Debtors that will emerge as a reorganized entity.  Any reference herein to the “Plan” shall be a reference to the separate Plan of each Proponent Debtor, as the context requires.  The votes to accept or reject a Plan by holders of Claims against a particular Proponent Debtor shall be tabulated as votes to accept or reject such Proponent Debtor’s separate Plan.  Distributions under a Proponent Debtor’s Plan will be made to the holders of Claims and in the Classes identified in such Proponent Debtor’s Plan, based upon the asset values in that Proponent Debtor’s Estate.  Except as otherwise provided in the Plan, a Claim against multiple Proponent Debtors, to the extent Allowed in each respective Proponent Debtor’s case, shall be treated as a separate Claim against each Proponent Debtor’s Estate for all purposes (including, but not limited to, voting and Distributions).

2.	Treatment of Allowed General Unsecured Claims

On the Effective Date, or as soon as reasonably practicable thereafter, the existing common stock of CFGI will be cancelled and extinguished, and Reorganized CFGI will issue new secured debt securities (the “Reorganized CFGI Debt Securities”) and common stock (the “Reorganized CFGI Common Stock”).  Each holder of an Allowed General Unsecured Claim asserted against a particular Proponent Debtor will be entitled to a pro rata share (a “Pro Rata Share”) of the value of such Proponent Debtor’s unencumbered assets available for distribution under such Proponent Debtor’s Plan (the “Allocable Distribution Value”) and, on account of such Allowed General Unsecured Claim, will receive from Reorganized CFGI a Proportionate Enterprise Share of a combination of Cash (the “Cash Distribution”), Reorganized CFGI Debt Securities, and Reorganized CFGI Common Stock equal to such holder’s Allocable Distribution Value.

Below is an example of the application of the Plan to a hypothetical Allowed General Unsecured Claim.  This example is provided for illustrative purposes only.

Distribution to a Holder of an Allowed General Unsecured Claim

Plan Definitions

Pro Rata Share:

Allowed General Unsecured Claim (or Debtor Intercompany Claim) in Debtor A’s Case

All Allowed General Unsecured and Debtor Intercompany Claims in Debtor A’s Case5

Allocable Distribution Value:

Pro Rata Share	X	Debtor A’s Distributable Value to General Unsecured Claims and Debtor Intercompany Claims6

5 For purposes of calculating the Effective Date Distribution, Disputed General Unsecured Claims will be included in this denominator and the allocated distribution upon such Disputed Claims will be deposited in the Disputed Claims Reserve.  After all Disputed Claims are resolved a true-up of the denominator will be undertaken such that the Pro Rata Share calculation will meet the above formula.  At CFGI, the denominator will also include Junior Unsecured Subordinated Debenture Claims and Junior Unsecured Subordinated Debenture Guaranty Claims, the recovery of which will be re-allocated to the holders of the Unsecured Loans, Unsecured Notes, and certain other General Unsecured Claims pursuant to a subordination agreement.

6 Distributable Value to General Unsecured Claims and Debtor Intercompany Claims is defined as the estimated value of assets, including the recovery on intercompany receivables held by a particular debtor, after accounting for Administrative Expense Claims (including post-petition Debtor Intercompany Claims), Priority Tax Claims, Non- Tax Priority Claims, Secured Claims, and Convenience Class Claims.  At CFGI this value will also be available to Junior Unsecured Subordinated Debenture Claims and Junior Unsecured Subordinated Debenture Guaranty Claims, the recovery of which will be re-allocated to the holders of the Unsecured Loans, Unsecured Notes, and certain other General Unsecured Claims pursuant to a subordination agreement.

Proportionate Enterprise Share:

Holder of General Unsecured Claim’s Allocable Distribution Value

Allocable Distribution Values of all Holders of General Unsecured Claims in All Proponent Debtor Cases7

Effective Date Distribution:

7 The denominator includes the value distributable to Junior Unsecured Subordinated Debenture Claims and Junior Unsecured Subordinated Debenture Guaranty Claims, the recovery of which will be re-allocated to the holders of the Unsecured Loans, Unsecured Notes, and certain other General Unsecured Claims pursuant to a subordination agreement.

Example Recovery Calculation

1.	Claimholder 1 has Allowed General Unsecured Claim in Debtor A’s case of $1 million.

2.	All Allowed General Unsecured Claims and Debtor Intercompany Claims in Debtor A’s case equal $100 million.

3.	Claimholder 1’s Pro Rata Share in Debtor A’s case is 1% (1 ÷ 100).

4.	Debtor A’s Distributable Value to General Unsecured Claims and Debtor Intercompany Claims is $50 million.

5.	Claimholder 1’s Allocable Distribution Value in Debtor A’s case is $500,000 (1% X $50 million).

6.	All Allocable Distribution Values to General Unsecured Claims in all Debtor cases equals $3,983.9 million.

7.	Claimholder 1’s Proportionate Enterprise Share is 0.01255% ($500,000 ÷ $3,983.9 million).

8.	Effective Date Distribution to General Unsecured Claims consists of: (i) $900 million Cash Distribution; (ii) $1.25 billion Reorganized CFGI Debt Securities; and (iii) Reorganized CFGI Common Stock.

9.
Claimholder 1’s Effective Date Distribution consists of:  (i) $112,955 of cash (0.01255% X $900 million Cash Distribution); (ii) $156,883 of Reorganized CFGI Debt Securities (0.01255% X $1.25 billion Reorganized CFGI Debt Securities); and (iii) $230,162 of Reorganized CFGI Common Stock (0.01255% X the implied value of Reorganized CFGI Common Stock available to General Unsecured Claims of $1.83 billion).

10.
The Effective Date Distribution in 9 above shows that each Claimholder of an Allowed General Unsecured Claim will receive a Distribution comprised of (i) 22.6131% of cash; (ii) 31.4070% of Reorganized CFGI Debt Securities; and (iii) 45.9799% of Reorganized CFGI Common Stock.

3.	Summary of Terms of Reorganized CFGI Debt Securities and Reorganized CFGI Common Stock

a.	Reorganized CFGI Debt Securities

Reorganized CFGI will issue to holders of General Unsecured Claims, in accordance with the provisions of the Plan, the Reorganized CFGI Debt Securities, which will consist of two series of notes in the aggregate principal amount of $1.25 billion.  The Reorganized CFGI Debt Securities will consist of $750 million Series A Notes (the “A Notes”) and $500 million Series B Notes (the “B Notes,” and together with the A Notes, the “Notes”).  Reorganized CFI and certain other material non-Bank domestic subsidiaries (together with Reorganized CFGI, the “New Debt Securities Obligors”) will guarantee the Notes.  The A Notes will have a term of three years and the B Notes will have a term of four years with two one year extensions at Reorganized CFGI’s option.

The Notes will be secured by a first priority pledge (subject to permitted liens, such as statutory liens, landlord liens, and liens to secure leases, and liens permitted in connection with real estate owned (“REO”) property investments), security interest and lien on certain specific loan assets, financial assets (including intercompany loans), equity interests (excluding the capital stock of Capmark Bank), and investments owned by the New Debt Securities Obligors; provided, however, that (i) only two-thirds of the stock of any foreign subsidiary shall be pledged; (ii) all liens shall be subject to contractual and legal restrictions; and (iii) with respect to REO property, the lien shall be in the form of a pledge of the equity interests owned by an Obligor in the owner of the REO property.

A form of the agreement that will govern the Reorganized CFGI Debt Securities, the Reorganized CFGI Debt Securities Indenture, is attached to this Disclosure Statement as Exhibit I.  A preliminary list of Initial Guarantors (as defined in the form of Reorganized CFGI Debt Securities Indenture) will be posted on CFGI’s website (www.capmark.com) and on the website of the Committee (capmarkcommittee.net).

b.	Reorganized CFGI Common Stock

On the Effective Date, Reorganized CFGI shall issue, in accordance with the provisions of the Plan, 100 million shares of Reorganized CFGI Common Stock, par value $0.001 per share, for distribution to the holders of General Unsecured Claims and for distribution pursuant to the Executive Officer Employment Agreements (as discussed in Section VI.H.6.c, below).

All Reorganized CFGI Common Stock issued by Reorganized CFGI pursuant to the provisions of the Plan shall be duly authorized and validly issued, fully paid and nonassessable.

Each holder of Reorganized CFGI Common Stock will be entitled to one vote per outstanding share with respect to the election of directors and on all other matters submitted to the vote of the stockholders.

The holders of Reorganized CFGI Common Stock will be entitled to receive dividends as may be declared from time to time by the Board of Directors of Reorganized CFGI out of funds legally available for dividend payments.  In the event of liquidation, dissolution or winding up, after full payment of all liabilities, the holders of Reorganized CFGI Common Stock will be entitled to share ratably in any distributions of any remaining assets or the proceeds thereof.  The Reorganized CFGI Common Stock will have no preemptive or conversion rights or other subscription rights.

c.	Exemption from Registration and DTC Holdings

As discussed in Section XII.A, pursuant to Bankruptcy Code section 1145, the Reorganized CFGI Common Stock and Reorganized CFGI Debt Securities shall be exempt from registration under applicable securities laws, including without limitation, Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any other applicable non-bankruptcy laws or regulations.

The Reorganized CFGI Common Stock and Reorganized CFGI Debt Securities will be non-certificated and may be owned or transferred only in book-entry form through the Depository Trust Company (the “DTC”).  Reorganized CFGI does not intend to list the Reorganized CFGI Common Stock or Reorganized CFGI Debt Securities on a securities exchange, and Reorganized CFGI will not participate in making a market (or facilitate making a market) in any such securities.

C.	Holders of Claims Entitled to Vote on the Plan

Pursuant to provisions of the Bankruptcy Code, only holders of allowed claims or equity interests in classes of claims or equity interests that are impaired and are not deemed to have rejected a proposed chapter 11 plan are entitled to vote to accept or reject a proposed plan.  Classes of claims or equity interests in which the holders of claims or equity interests in such classes are unimpaired under the plan are presumed to have accepted the plan and are not entitled to vote to accept or reject the plan.  Classes of claims or equity interests in which the holders of claims or equity interests in such classes will receive no recovery under the plan are deemed to have rejected the plan and are also not entitled to vote to accept or reject the plan.

Holders of Claims and Equity Interests in the following Classes are unimpaired under the Plan:  CFGI Class 1, GD Class 1, and AD Class 1 (Non-Tax Priority Claims); CFGI Class 2, GD Class 2, and AD Class 2 (Secured Claims); CFGI Class 4, GD Class 4, and AD Class 4 (Convenience Claims); GD Class 6, AD Class 6, and Protech C Class 2 (Equity Interests); and Protech C Class 1 (General Unsecured Claims).  Accordingly, holders of Claims and Equity Interests in those Classes are conclusively presumed to have accepted the Plan and are not entitled to vote.

Holders of Claims in the following Classes are impaired under the Plan and, to the extent Claims in such Classes are Allowed Claims, the holders of such Claims will receive distributions under the Plan:  CFGI Class 3A, GD Class 3, and AD Class 3 (General Unsecured Claims); CFGI Class 3B (Junior Unsecured Subordinated Debenture Claims); CFGI Class 3C (Junior Unsecured Subordinated Debenture Guaranty Claims); and CFGI Class 5A, GD Class 5A, and AD Class 5A (Debtor Intercompany Claims).  Accordingly, holders of Claims in those Classes are entitled to vote to accept or reject the Plan.

Holders of Claims and Equity Interests in the following Classes are impaired under the Plan and shall neither receive nor retain any property under the Plan in respect of such Claims and Equity Interests:  CFGI Class 5B, GD Class 5B, and AD Class 5B (Affiliate Intercompany Claims); and CFGI Class 6 (Equity Interests).  Accordingly, holders of Claims and Equity Interests in such Classes are conclusively deemed to reject the Plan and are not entitled to vote to accept or reject the Plan.

Section 1126 of the Bankruptcy Code defines “acceptance” of a plan by a class of claims as acceptance by creditors in that class holding at least two-thirds in dollar amount and more than one-half in number of the claims voted for acceptance or rejection of the plan.  Thus, acceptance of the Plan by Claims in CFGI Class 3A, GD Class 3, AD Class 3, CFGI Class 3B, CFGI Class 3C, CFGI Class 5A, GD Class 5A, and AD Class 5A will occur only if at least two-thirds in dollar amount and a majority in number of the holders of Claims in each such Class that cast their Ballots vote in favor of acceptance of the Plan.  As noted above, Claims and Equity Interests in CFGI Class 5B, GD Class 5B, AD Class 5B, and CFGI Class 6 are conclusively deemed to have rejected the Plan and Claims and Equity Interests in CFGI Class 1, GD Class 1, AD Class 1, CFGI Class 2, GD Class 2, AD Class 2, CFGI Class 4, GD Class 4, AD Class 4, GD Class 6, AD Class 6, Protech C Class 1, and Protech C Class 2 are conclusively presumed to have accepted the Plan.  A vote may be disregarded if the Bankruptcy Court determines, after notice and a hearing, that such acceptance or rejection was not solicited or procured in good faith or in accordance with the applicable provisions of the Bankruptcy Code.

It is important that holders of Claims in CFGI Class 3A, GD Class 3, AD Class 3, CFGI Class 3B, CFGI Class 3C, CFGI Class 5A, GD Class 5A, and AD Class 5A exercise their right to vote to accept or reject the Plan.  Even if you do not vote to accept the Plan, you may be bound by it if it is accepted by the requisite holders of Claims in the same Class as your Claim.  The amount and number of votes required for acceptance or rejection of the Plan by a Class are computed on the basis of Claims actually voting to accept or reject the Plan.  There are no quorum requirements with respect to the number of Claims in a Class that actually vote.  Refer to Section VI.F.1 for further information.

If one or more Classes of Claims entitled to vote on the Plan reject the Plan, the Proponent Debtors reserve the right to amend the Plan and/or request confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code.  If at least one impaired class of claims has accepted a chapter 11 plan (without counting the votes of insiders), section 1129(b) of the Bankruptcy Code permits the confirmation of the plan under certain conditions notwithstanding the rejection of the plan by one or more other impaired classes of claims or equity interests.  Under that section, a plan may be confirmed by a bankruptcy court if the plan does not “discriminate unfairly” and is “fair and equitable” with respect to each rejecting class.  Refer to Section VI.D for further information.

If a Class of Claims entitled to vote does not vote to accept the Plan, the determination whether to request confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code will be announced prior to or at the Confirmation Hearing.

D.	Submitting a Ballot

Pursuant to the Disclosure Statement Order, the Bankruptcy Court set July 5, 2011 as the Voting Record Date for voting on the Plan.  Accordingly, only holders of record as of July 5, 2011 otherwise entitled to vote under the Plan will receive a Ballot or Ballots and may vote on the Plan.  To determine whether you are entitled to vote on the Plan, refer to the Table in Section II.C.1 below.

If you are entitled to vote, you should carefully review this Disclosure Statement, including the attached exhibits and the instructions accompanying the Ballot(s).  Then, indicate your acceptance or rejection of the Plan by voting for or against the Plan on the enclosed Ballot or Ballots and return the Ballot(s) in the postage-paid envelope provided.  If you hold Claims in more than one Class and you are entitled to vote Claims in more than one Class, you will receive separate Ballots, each of which must be used for the appropriate Class of Claims against the appropriate Proponent Debtor.  Refer to Exhibit B for further information.

Please vote and return your Ballot(s) to:

In re Capmark Financial Group Inc., et al., Ballot Processing
c/o Epiq Bankruptcy Solutions LLC
757 Third Avenue
New York, New York 10017
Attn:  Capmark Financial Group Inc.

TO BE COUNTED, YOUR BALLOT(S) INDICATING ACCEPTANCE OR REJECTION OF THE PLAN MUST BE RECEIVED BY NO LATER THAN AUGUST 9, 2011, AT 4 P.M. (EASTERN DAYLIGHT TIME).  YOUR BALLOT(S) WILL NOT BE COUNTED IF RECEIVED AFTER THIS DEADLINE.  ANY EXECUTED BALLOT RECEIVED THAT DOES NOT INDICATE EITHER AN ACCEPTANCE OR A REJECTION OF THE PLAN WILL NOT BE COUNTED.

If the return envelope provided with your Ballot is addressed to your bank or brokerage firm, please allow sufficient time for that firm to process your vote on a Master Ballot before the voting deadline on August 9, 2011, at 4 p.m. (Eastern Daylight Time).

Any Claim in an Impaired Class as to which an objection or request for estimation is pending or that is listed on the Schedules as unliquidated, disputed, or contingent is not entitled to vote unless the holder of such Claim has obtained an order of the Bankruptcy Court temporarily allowing such Claim for the purpose of voting on the Plan, to the extent, if any, temporary allowance under the Bankruptcy Rules does not impermissibly conflict with the Bankruptcy Code.  The Proponent Debtors reserve the right to assert that the temporary allowance of any Claim impermissibly conflicts with the Bankruptcy Code.

If you are a holder of a Claim entitled to vote on the Plan and you did not receive a Ballot, received a damaged Ballot, or lost your Ballot, or if you have any questions concerning the Disclosure Statement, the Plan, or the procedures for voting on the Plan, please call or contact Epiq Bankruptcy Solutions LLC at (866) 258-8898 or their website:

http://chapter11.epiqsystems.com/capmark.

DO NOT RETURN ANY DOCUMENTS WITH YOUR BALLOT(S).

THE PROPONENT DEBTORS, THE COMMITTEE, AND THE AD HOC UNSECURED LENDER GROUP BELIEVE ACCEPTANCE OF THE PLAN IS IN THE BEST INTERESTS OF EACH AND EVERY CLASS OF CREDITORS.  THE PROPONENT DEBTORS, THE COMMITTEE, AND THE AD HOC UNSECURED LENDER GROUP URGE ALL HOLDERS OF IMPAIRED CLAIMS ENTITLED TO VOTE ON THE PLAN TO ACCEPT THE PLAN.

E.	Confirmation Hearing

Pursuant to section 1128 of the Bankruptcy Code, the Bankruptcy Court has scheduled the Confirmation Hearing on August 19, 2011, at 12 p.m. (noon) (Eastern Daylight Time), in the United States Bankruptcy Court for the District of Delaware, 824 North Market St., 5th Floor, Courtroom 6, Wilmington, Delaware 19801, before The Honorable Christopher S. Sontchi, United States Bankruptcy Judge.  The Confirmation Hearing may be adjourned from time to time without notice except as given at the Confirmation Hearing or at any subsequent adjourned Confirmation Hearing.

The Bankruptcy Court has ordered that objections, if any, to confirmation of the Plan be filed and served on or before August 9, 2011, at 4 p.m. (Eastern Daylight Time).

II.           OVERVIEW OF CLAIMS AND EQUITY INTERESTS TREATED UNDER THE PLAN

A.	No Double Payment of Claims

To the extent that a Claim is Allowed against more than one Proponent Debtor, there shall be only a single recovery (i.e., up to the full amount of such Claim) on account of such Allowed Claim.  The holder of an Allowed Claim against more than one Proponent Debtor, however, may recover distributions from all such Proponent Debtors that are co-obligors on the Claim until the holder has received payment in full on its Allowed Claim.  No holder of an Allowed Claim will be entitled to receive more than payment in full of its Allowed Claim and such Claim shall be administered and treated in the manner provided by the Plan only until payment in full is made on such Allowed Claim.

B.	Treatment of Unclassified Claims under the Plan

1.	Administrative Expense Claims

Except to the extent that a holder of an Allowed Administrative Expense Claim agrees to a less favorable treatment with the applicable Proponent Debtor against whom such Claim is Allowed, each holder of an Allowed Administrative Expense Claim shall receive Cash in an amount equal to such Allowed Administrative Expense Claim on the later of the Effective Date and the date on which such Administrative Expense Claim becomes an Allowed Administrative Expense Claim, or as soon thereafter as is reasonably practicable; provided, however, that Allowed Administrative Expense Claims representing liabilities incurred in the ordinary course of business by the applicable Proponent Debtor shall be paid in full and performed by the applicable Reorganized Debtor in the ordinary course of business in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing, or other documents relating to such transactions; and provided further, however, that notwithstanding Section 2.2 of the Plan, the Indenture Trustee Claims and Agent Claims shall be paid solely pursuant to Sections 13.6 and 13.7 of the Plan, as applicable, and the Ad Hoc Unsecured Lender Group Fees shall be paid solely pursuant to section 13.9 of the Plan.

2.	Professional Compensation and Reimbursement Claims

All holders of a Claim for an award by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Effective Date pursuant to sections 503(b)(2), 503(b)(3), 503(b)(4), or 503(b)(5) of the Bankruptcy Code shall (i) file their respective final applications for allowances of compensation for services rendered and reimbursement of expenses incurred through the Effective Date by a date no later than the date that is 90 days after the Effective Date or by such other date as may be fixed by the Bankruptcy Court, and (ii) if granted such an award by the Bankruptcy Court, be paid in full in such amounts as are Allowed by the Bankruptcy Court to the extent not previously paid by prior order of the Bankruptcy Court (a) on the date on which such Administrative Expense Claim becomes an Allowed Administrative Expense Claim, or as soon thereafter as is reasonably practicable, or (b) upon such other terms as may be mutually agreed upon between such holder of an Administrative Expense Claim and the Reorganized Debtors.

3.	Priority Tax Claims

Except to the extent that a holder of an Allowed Priority Tax Claim has been paid by the applicable Proponent Debtor subject to such Claim prior to the Effective Date or agrees to a different treatment, each holder of an Allowed Priority Tax Claim shall receive, at the sole option of the applicable Proponent Debtor and in full and complete satisfaction of any and all liability attributable to such Priority Tax Claim on the latest of (i) the Effective Date, (ii) the date on which such Priority Tax Claim becomes an Allowed Priority Tax Claim, and (iii) the date such Allowed Priority Tax Claim is payable under applicable non-bankruptcy law, or as soon thereafter as is reasonably practicable, (a) Cash in an amount equal to such Allowed Priority Tax Claim, (b) a transferable note that provides for regular installment Cash payments in an amount equal to the total value of such Allowed Priority Tax Claim together with interest at LIBOR plus one percent, over a period ending not later than five years after the applicable Commencement Date, or (c) any combination of Cash and a note, on the terms provided in subsections (a) and (b) hereof, in an aggregate Cash and note principal amount equal to such Allowed Priority Tax Claim; provided, that the Proponent Debtors reserve the right to prepay any such note in part or in whole at any time without premium or penalty; and provided, further, that no holder of an Allowed Priority Tax Claim shall be entitled to any payments on account of any pre-Effective Date interest accrued on or penalty arising after the Commencement Date with respect to or in connection with such Allowed Priority Tax Claim.

C.	Distributions to and Treatment of Classified Claims and Equity Interests under the Plan

1.	Table Summarizing Classification and Treatment of Claims and Equity Interests for Each Proponent Debtor

The following table summarizes the treatment of, and estimated recovery on, Allowed Claims and Equity Interests under the Plan, and identifies those Classes entitled to vote on the Plan based on the rules set forth in the Bankruptcy Code.  The summary information reflected in the table is qualified in its entirety by reference to the full text of the Plan.  The Plan should be consulted for additional information regarding the distributions thereunder to holders of Claims.

The recovery estimates set forth below are preliminary and are generally based upon information available to the Proponent Debtors as of March 31, 2011.  The estimated recoveries are based on the Recovery Analysis attached to this Disclosure Statement as Exhibit D.  The preliminary value of assets and amount of Claims used to calculate the estimated recoveries may be significantly different than the ultimate values collected and the aggregate amount of Allowed Claims.  Moreover, the recovery estimates are based on certain assumptions.  Therefore, the actual Distributions under the Plan may be substantially higher or lower than the estimated recoveries set forth below.8  See Section VII.C for a discussion of variances from estimates and projections in this Disclosure Statement, Section X for an overview of the Recovery Analysis, and Exhibit D for a discussion of certain specific assumptions relating to the Recovery Analysis.

Holders of General Unsecured Claims arising under the Unsecured Loans (which include the Senior Unsecured Credit Facility, Unsecured Bridge Loan and the Japanese Unsecured Guaranty) and Unsecured Notes should refer to Section II.C.2, which immediately follows the table below, for a discussion of the estimated aggregate recoveries these Claims will receive under the Plan by result of recoveries on these Claims from CFGI and the Guarantors Debtors.

The Disbursing Agent shall make a payment on account of a Disputed Claim only after, and to the extent that, such Disputed Claim becomes an Allowed Claim.  All payments to be made in Cash under the Plan shall be made, at the election of the Proponent Debtors (or their designated Disbursing Agent), by check or automated clearing house transfer.

SUMMARY CHART OF CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY INTERESTS UNDER THE PLAN FOR EACH PROPONENT DEBTOR

CLASS	TREATMENT	ENTITLED TO VOTE	ESTIMATED AMOUNT OF ALLOWED CLAIMS	ESTIMATED RECOVERY
CFGI PLAN
CFGI Class 1 – Non-Tax Priority Claims	Unimpaired	No (presumed to accept)	$0	0%

8 The estimated recoveries set forth in the table represent the estimated recovery of each Class under the Plan.  To the extent a Creditor is entitled to satisfy all or a portion of such Creditor’s Claim through setoff, offset, or recoupment, such Creditor’s recovery may be higher than reflected herein.

CLASS	TREATMENT	ENTITLED TO VOTE	ESTIMATED AMOUNT OF ALLOWED CLAIMS	ESTIMATED RECOVERY
CFGI Class 2 – Secured Claims	Unimpaired	No (presumed to accept)	$97,000	100%
CFGI Class 3A – General Unsecured Claims	Impaired	Yes	$7,022,500,000	21.7%9
CFGI Class 3B – Junior Unsecured Subordinated Debenture Claims	Impaired	Yes	$266,400,000	0% (pursuant to subordination agreement)10
CFGI Class 3C – Junior Unsecured Subordinated Debenture Guaranty Claims	Impaired	Yes	$0	0%
CFGI Class 4 – Convenience Claims	Unimpaired	No (presumed to accept)	$963,570	100%
CFGI Class 5A – Debtor Intercompany Claims	Impaired	Yes	$217,800,000	20.9%
CFGI Class 5B – Affiliate Intercompany Claims	Impaired	No (deemed to reject)	$0	0%
CFGI Class 6 – Equity Interests	Impaired	No (deemed to reject)	n/a	n/a
GUARANTOR DEBTOR PLANS (GD PLANS)
CAEHI PLAN
GD Class 1 – Non-Tax Priority Claims	Unimpaired	No (presumed to accept)	$0	n/a

9 Distributions to CFGI Class 3A Claims include Distributions to which holders of Claims in CFGI Class 3B would otherwise be entitled but for contractual subordination provisions in the indenture governing the Junior Unsecured Subordinated Debentures.  See infra n.10.  Redistributions of CFGI Class 3B Claim recoveries will be made to substantially all, but not all, CFGI Class 3A Claim holders.  CFGI Class 3B Claims are not subordinated to any Claims in CFGI Class 3A that are (i) trade payables or (ii) contractually subordinated to the Junior Unsecured Subordinated Debentures.  The Debtors believe the substantial majority of trade payables will be in CFGI Class 4 (Convenience Claims) and are not aware of any other CFGI Class 3A Claims that are subordinated to the Junior Unsecured Subordinated Debentures.

10 Pursuant to the Plan, Distributions that would otherwise be payable to each holder of an Allowed CFGI Class 3B Claim shall instead be distributed by the Disbursing Agent to the holders of Claims in CFGI Class 3A arising under the Unsecured Loans and Unsecured Notes, and to such other holders of CFGI Class 3A General Unsecured Claims as are contractually entitled to priority in payment under the indenture governing the Junior Unsecured Subordinated Debentures, until such holders have been paid in full.  See Section III.F.2.d for a description of the Junior Unsecured Subordinated Debentures, including the subordination provisions of the applicable indenture.

CLASS	TREATMENT	ENTITLED TO VOTE	ESTIMATED AMOUNT OF ALLOWED CLAIMS	ESTIMATED RECOVERY
GD Class 2 – Secured Claims	Unimpaired	No (presumed to accept)	$14,500,000	100%
GD Class 3 – General Unsecured Claims	Impaired	Yes	$6,972,400,000	0.3%
GD Class 4 – Convenience Claims	Unimpaired	No (presumed to accept)	$5,200	100%
GD Class 5A – Debtor Intercompany Claims	Impaired	Yes	$89,000,000	0.3%
GD Class 5B – Affiliate Intercompany Claims	Impaired	No (deemed to reject)	$0	0%
GD Class 6 – Equity Interests	Unimpaired	No (presumed to accept)	n/a	n/a
CEII PLAN
GD Class 1 – Non-Tax Priority Claims	Unimpaired	No (presumed to accept)	$0	n/a
GD Class 2 – Secured Claims	Unimpaired	No (presumed to accept)	$7,900	100%
GD Class 3 – General Unsecured Claims	Impaired	Yes	$6,956,400,000	1.7%
GD Class 4 – Convenience Claims	Unimpaired	No (presumed to accept)	$4,500	100%
GD Class 5A – Debtor Intercompany Claims	Impaired	Yes	$246,600,000	1.7%
GD Class 5B – Affiliate Intercompany Claims	Impaired	No (deemed to reject)	$0	0%
GD Class 6 – Equity Interests	Unimpaired	No (presumed to accept)	n/a	n/a
CCI PLAN
GD Class 1 – Non-Tax Priority Claims	Unimpaired	No (presumed to accept)	$0	n/a
GD Class 2 – Secured Claims	Unimpaired	No (presumed to accept)	$0	n/a

CLASS	TREATMENT	ENTITLED TO VOTE	ESTIMATED AMOUNT OF ALLOWED CLAIMS	ESTIMATED RECOVERY
GD Class 3 – General Unsecured Claims	Impaired	Yes	$6,965,400,000	3.4%
GD Class 4 – Convenience Claims	Unimpaired	No (presumed to accept)	$101,400	100%
GD Class 5A – Debtor Intercompany Claims	Impaired	Yes	$872,600,000	3.4%
GD Class 5B – Affiliate Intercompany Claims	Impaired	No (deemed to reject)	$0	0%
GD Class 6 – Equity Interests	Unimpaired	No (presumed to accept)	n/a	n/a
NLA PLAN
GD Class 1 – Non-Tax Priority Claims	Unimpaired	No (presumed to accept)	$0	n/a
GD Class 2 – Secured Claims	Unimpaired	No (presumed to accept)	$0	n/a
GD Class 3 – General Unsecured Claims	Impaired	Yes	$6,956,400,000.0135%
GD Class 4 – Convenience Claims	Unimpaired	No (presumed to accept)	$0	n/a
GD Class 5A – Debtor Intercompany Claims	Impaired	Yes	$0	n/a
GD Class 5B – Affiliate Intercompany Claims	Impaired	No (deemed to reject)	$0	0%
GD Class 6 – Equity Interests	Unimpaired	No (presumed to accept)	n/a	n/a
CFI PLAN
GD Class 1 – Non-Tax Priority Claims	Unimpaired	No (presumed to accept)	$16,000	100%
GD Class 2 – Secured Claims	Unimpaired	No (presumed to accept)	$200,000	100%
GD Class 3 – General Unsecured Claims	Impaired	Yes	$7,000,000,000	25.9%

CLASS	TREATMENT	ENTITLED TO VOTE	ESTIMATED AMOUNT OF ALLOWED CLAIMS	ESTIMATED RECOVERY
GD Class 4 – Convenience Claims	Unimpaired	No (presumed to accept)	$1,300,000	100%
GD Class 5A – Debtor Intercompany Claims	Impaired	Yes	$5,021,500,000	25.9%
GD Class 5B – Affiliate Intercompany Claims	Impaired	No (deemed to reject)	$0	0%
GD Class 6 – Equity Interests	Unimpaired	No (presumed to accept)	n/a	n/a
CILP PLAN
GD Class 1 – Non-Tax Priority Claims	Unimpaired	No (presumed to accept)	$0	n/a
GD Class 2 – Secured Claims	Unimpaired	No (presumed to accept)	$1,600	100%
GD Class 3 – General Unsecured Claims	Impaired	Yes	$6,957,000,000	0.9%
GD Class 4 – Convenience Claims	Unimpaired	No (presumed to accept)	$1,900	100%
GD Class 5A – Debtor Intercompany Claims	Impaired	Yes	$700,000	0.9%
GD Class 5B – Affiliate Intercompany Claims	Impaired	No (deemed to reject)	$0	0%
GD Class 6 – Equity Interests	Unimpaired	No (presumed to accept)	n/a	n/a
MIL PLAN
GD Class 1 – Non-Tax Priority Claims	Unimpaired	No (presumed to accept)	$0	n/a
GD Class 2 – Secured Claims	Unimpaired	No (presumed to accept)	$0	n/a
GD Class 3 – General Unsecured Claims	Impaired	Yes	$6,956,400,000	0.1%
GD Class 4 – Convenience Claims	Unimpaired	No (presumed to accept)	$0	n/a

CLASS	TREATMENT	ENTITLED TO VOTE	ESTIMATED AMOUNT OF ALLOWED CLAIMS	ESTIMATED RECOVERY
GD Class 5A – Debtor Intercompany Claims	Impaired	Yes	$6,600,000	0.1%
GD Class 5B – Affiliate Intercompany Claims	Impaired	No (deemed to reject)	$0	0%
GD Class 6 – Equity Interests	Unimpaired	No (presumed to accept)	n/a	n/a
CREO PLAN
GD Class 1 – Non-Tax Priority Claims	Unimpaired	No (presumed to accept)	$0	n/a
GD Class 2 – Secured Claims	Unimpaired	No (presumed to accept)	$0	n/a
GD Class 3 – General Unsecured Claims	Impaired	Yes	$6,956,400,000	0.6%
GD Class 4 – Convenience Claims	Unimpaired	No (presumed to accept)	$0	n/a
GD Class 5A – Debtor Intercompany Claims	Impaired	Yes	$5,500,000	0.6%
GD Class 5B – Affiliate Intercompany Claims	Impaired	No (deemed to reject)	$0	0%
GD Class 6 – Equity Interests	Unimpaired	No (presumed to accept)	n/a	n/a
SCV PLAN
GD Class 1 – Non-Tax Priority Claims	Unimpaired	No (presumed to accept)	$0	n/a
GD Class 2 – Secured Claims	Unimpaired	No (presumed to accept)	$0	n/a
GD Class 3 – General Unsecured Claims	Impaired	Yes	$6,956,400,000	0.1%
GD Class 4 – Convenience Claims	Unimpaired	No (presumed to accept)	$41,300	100%
GD Class 5A – Debtor Intercompany Claims	Impaired	Yes	$17,100,000	0.1%

CLASS	TREATMENT	ENTITLED TO VOTE	ESTIMATED AMOUNT OF ALLOWED CLAIMS	ESTIMATED RECOVERY
GD Class 5B – Affiliate Intercompany Claims	Impaired	No (deemed to reject)	$0	0%
GD Class 6 – Equity Interests	Unimpaired	No (presumed to accept)	n/a	n/a
SJM PLAN
GD Class 1 – Non-Tax Priority Claims	Unimpaired	No (presumed to accept)	$0	n/a
GD Class 2 – Secured Claims	Unimpaired	No (presumed to accept)	$0	n/a
GD Class 3 – General Unsecured Claims	Impaired	Yes	$6,956,400,000	2.1%
GD Class 4 – Convenience Claims	Unimpaired	No (presumed to accept)	$0	n/a
GD Class 5A – Debtor Intercompany Claims	Impaired	Yes	$91,100,000	2.1%
GD Class 5B – Affiliate Intercompany Claims	Impaired	No (deemed to reject)	$0	0%
GD Class 6 – Equity Interests	Unimpaired	No (presumed to accept)	n/a	n/a
AFFORDABLE DEBTOR PLANS (AD PLANS)
CAP PLAN
AD Class 1 – Non-Tax Priority Claims	Unimpaired	No (presumed to accept)	$0	n/a
AD Class 2 – Secured Claims	Unimpaired	No (presumed to accept)	$27,000,000	100%
AD Class 3 – General Unsecured Claims	Impaired	Yes	$43,200,000	10.9%
AD Class 4 – Convenience Claims	Unimpaired	No (presumed to accept)	$28,000	100%
AD Class 5A – Debtor Intercompany Claims	Impaired	Yes	$39,800,000	10.9%

CLASS	TREATMENT	ENTITLED TO VOTE	ESTIMATED AMOUNT OF ALLOWED CLAIMS	ESTIMATED RECOVERY
AD Class 5B – Affiliate Intercompany Claims	Impaired	No (deemed to reject)	$0	0%
AD Class 6 – Equity Interests	Unimpaired	No (presumed to accept)	n/a	n/a
CAEI PLAN
AD Class 1 – Non-Tax Priority Claims	Unimpaired	No (presumed to accept)	$0	n/a
AD Class 2 – Secured Claims	Unimpaired	No (presumed to accept)	$0	n/a
AD Class 3 – General Unsecured Claims	Impaired	Yes	$0	0%
AD Class 4 – Convenience Claims	Unimpaired	No (presumed to accept)	$200,000	100%
AD Class 5A – Debtor Intercompany Claims	Impaired	Yes	$862,300,000	10.9%
AD Class 5B – Affiliate Intercompany Claims	Impaired	No (deemed to reject)	$0	0%
AD Class 6 – Equity Interests	Unimpaired	No (presumed to accept)	n/a	n/a
PROTECH C PLAN
Protech C Class 1 – General Unsecured Claims	Unimpaired	No (presumed to accept)	$0	0.0%11
Protech C Class 2 – Equity Interests	Unimpaired	No (presumed to accept)	n/a	n/a

11 The Proponent Debtors estimate the Claims asserted against Protech C have no Allowed amounts.  These Claims all arise from litigation commenced against Protech C under certain prepetition contracts.  See Section IV.E.3 below, entitled “Livermore Project Litigation,” for a description of the litigation giving rise to the Claims against Protech C.  Under the Protech C Plan, Protech C intends to assume each of the prepetition contracts at issue in the litigation and cure any monetary defaults, if any, pursuant to section 365 of the Bankruptcy Code.  Upon the assumption and cure of the contracts, the holders of the Claims against Protech C will be rendered unimpaired pursuant to section 1124 of the Bankruptcy Code because their legal, equitable and contractual rights will be unaltered by the Plan.

2.	Aggregate Estimated Recoveries of Holders of General Unsecured Claims Arising under the Unsecured Loans and Unsecured Notes

Holders of Allowed General Unsecured Claims arising under the Unsecured Loans (which include the Senior Unsecured Credit Facility, Unsecured Bridge Loan and the Japanese Unsecured Guaranty) and Unsecured Notes will receive higher recoveries under the Plan on an aggregate basis than holders of General Unsecured Claims against any single Proponent Debtor because such Claim holders hold separate Claims against CFGI under the CFGI Plan and against each Guarantor Debtor under the Guarantor Debtor Plans.  In addition, under the CFGI Plan, holders of Claims arising under the Unsecured Loans and Unsecured Notes are also entitled to Distributions that would otherwise be payable to holders of Allowed CFGI Class 3B Claims (Junior Unsecured Subordinated Debentures Claims) because of the subordination provisions in the indenture governing the Junior Unsecured Subordinated Debentures.12

As a result, holders of Allowed General Unsecured Claims arising under the Unsecured Loans and Unsecured Notes will receive an estimated recovery of 56.8% in the aggregate.  The table below summarizes these aggregate recoveries.

ESTIMATED TOTAL CLAIM RECOVERY FOR UNSECURED LOANS AND UNSECURED NOTES

		Allowed Unsecured Loans		Estimated Recovery(a)
Case ID	Entity Name	And Unsecured Notes Claims		%		Amount
	Guarantor Debtor
2188	Capmark Financial Group Inc.	$6,956.4		20.9%		$1,456.3
3444	Capmark Finance Inc.	6,956.4		25.9%		1,799.2
6496	Capmark Capital Inc.	6,956.4		3.4%		236.3
4153	Commercial Equity Investments, Inc.	6,956.4		1.7%		115.9
6319	Mortgage Investments, LLC	6,956.4		0.1%		5.7
9658	Net Lease Acquisition LLC	6,956.4		0.0%		0.9
0862	SJM Cap, LLC	6,956.4		2.1%		144.1
2379	Capmark Affordable Equity Holdings, Inc.	6,956.4		0.3%		24.1
3951	Capmark REO Holding LLC	6,956.4		0.6%		44.3
7999	Capmark Investments LP	6,956.4		0.9%		61.6
5690	Summit Crest Ventures, LLC	6,956.4		0.1%		9.6
	Total Before Reallocation of Junior Unsecured Subordinated Debenture Recovery	$6,956.4	(b)	56.0%		$3,897.9
	Plus: Junior Unsecured Subordinated Debenture Recovery			0.8	%(c)	$55.8
	Final Estimated Recovery	$6,956.4		56.8%		$3,953.7

(a)	Estimated recoveries exclude the value of estimated cash payments to be received pursuant to the Crystal Ball Settlement Agreement.
(b)	Removes duplicate Allowed Unsecured Loans and Unsecured Notes Claims asserted against various Proponent Debtors.
(c)
Represents additional recovery percentage that accrues to Allowed Unsecured Loans and Unsecured Notes Claims as a result of the re-allocation of the Junior Unsecured Subordinated Debentures’ estimated recovery.

III.           DESCRIPTION AND HISTORY OF CAPMARK’S BUSINESSES

A.	Pre-Bankruptcy Business

The Debtors, together with their non-debtor subsidiaries and affiliates (collectively, “Capmark”), began their commercial real estate finance operations in 1994 with the separation of GMAC Mortgage LLC’s residential and commercial real estate financing operations.  CFGI, then known as GMAC Commercial Holding Corp., was an indirect wholly-owned subsidiary of GMAC LLC, formerly known as General Motors Acceptance Corporation (“GMAC”).  On March 23, 2006, GMAC sold a controlling interest in GMAC Commercial Holding Corp. to GMACCH Investor LLC, an investor entity owned by affiliates of four sponsor investors (the “Sponsors”).  Thereafter, GMAC Commercial Holding Corp. changed its name to CFGI.

12 Holders of General Unsecured Claims arising under the Unsecured Loans and Unsecured Notes shall also separately receive a pro rata payment of Cash on the Effective Date, or as soon as reasonably practicable thereafter, pursuant to the Crystal Ball Settlement Agreement.  See Section VI.E.4.

In the years prior to the filing of the Chapter 11 Cases, Capmark was a commercial real estate finance company that operated in three core business lines:  commercial real estate lending and mortgage banking; commercial real estate investments and funds management; and commercial real estate loan servicing.  Through Capmark’s operating subsidiaries, it conducted operations in North America, Asia, and Europe.  For management reporting purposes, Capmark reported its business through six segments organized by geography and type of business:  (i) North America Lending and Mortgage Banking; (ii) North American Servicing; (iii) Investments and Funds Management; (iv) Low Income Housing Tax Credit Operations; (v) Asian Operations; and (vi) European Operations.

1.	North American Lending and Mortgage Banking

Prior to the sale of Capmark’s North American commercial mortgage banking and loan servicing businesses (collectively, the “MSB Business”) to Berkadia Commercial Mortgage LLC (“Berkadia”), Capmark operated a commercial real estate lending and mortgage banking platform in North America.  See Section V.E.1 for a discussion of the sale of the MSB Business.  The platform provided financial products, including permanent loans, interim and bridge loans, mezzanine loans, construction loans, and secured and unsecured lines of credit, used by real estate owners and developers in financing most types of commercial property.  Capmark also maintained certain specialized lending groups providing, among other things, military housing financing, LIHTC financing and syndication, and sponsorship and financing of new markets tax credits (“NMTC”) investment funds.

In each of 2006 and 2007, Capmark originated approximately $25 billion of commercial mortgage loans, covering a wide spectrum of commercial property types in major U.S. markets.  The loans were originated primarily through CFI and non-debtor Capmark Bank, a Utah state chartered industrial loan corporation and wholly owned subsidiary of CFGI (“Capmark Bank”).  Capmark Bank is regulated by the Federal Deposit Insurance Corporation (“FDIC”) and the Utah Department of Financial Institutions (the “UDFI”) and headquartered in Midvale, Utah.  Capmark Bank also held certain servicing escrow deposits that were managed by CFI as part of the servicing business transferred to Berkadia in the sale of the MSB Business.  Prior to the issuance of the C&D Orders, as defined and discussed in Section III.C.3 below, Capmark Bank historically accepted deposits from the Federal Home Loan Bank secured by its loan portfolio, and issued callable and non-callable brokered certificates of deposit (“Brokered CDs”), which were the bank’s main source of liquidity.13  As a consequence of the C&D Orders, Capmark Bank is currently prohibited from issuing Brokered CDs absent approval from the FDIC.  However, Capmark Bank has access to other sources of liquidity, including an ability to issue certificates of deposit that are not obtained through a deposit broker.

13 CFGI previously owned Escrow Bank USA, another industrial bank chartered by the State of Utah (“Escrow Bank”).  The focus of Escrow Bank’s operations included accepting trust deposits of principal, interest, escrow, and reserve balances that borrowers maintained in custodial accounts.  In June 2008, Escrow Bank ceased its trust operations and, as a result, it was dissolved and its deposit insurance was terminated effective June 30, 2009.

Prior to the upheaval in the credit markets, Capmark reduced the principal risk associated with its North American lending activities by monetizing a significant portion of its originated loans through securitization, syndication, participation, third-party financing, and other sales.  These monetization mechanisms became no longer feasible given the economic environment leading up to and continuing through the Commencement Date.  Beginning in late 2007, Capmark focused its efforts on allocating capital effectively and preserving its liquidity position by reducing its proprietary originations and focusing on originating commercial mortgage loans for sale to third parties.  These third party loan origination activities primarily consisted of programs with government-sponsored enterprises (collectively, the “GSEs”), including the Federal National Mortgage Association (“Fannie Mae”) and the Federal Home Loan Mortgage Corporation (“Freddie Mac”), as well as funding U.S. Department of Housing and Urban Development (“HUD”)-insured multifamily mortgage loans through the pre-sale of mortgage-backed securities under programs sponsored by the Government National Mortgage Association (“Ginnie Mae”), which securities were issued by subsidiaries of Capmark.  In addition, a substantial amount of loans were originated through Capmark Bank due to its access to available funding sources.  As a result of the market conditions and Capmark’s focus on third party origination efforts, Capmark’s proprietary originations for 2008 were reduced to approximately $2 billion.

Additionally, Debtor CCI owned all of the capital stock of a non-debtor subsidiary, Capmark Securities Inc. (“CSI”), a fixed-income general securities broker-dealer registered with the SEC under the Exchange Act and a member of the Financial Industry Regulatory Authority (“FINRA”).  CSI was established primarily to engage in regulated business activities for transactions generated by affiliates and such affiliates generated substantially all of CSI’s business.  In July 2010, CCI’s ownership interest in CSI was sold through a Bankruptcy Court-approved sale.  See Section V.E.8 for a discussion of the sale.

As of the Commencement Date, the Debtors owned approximately 275 commercial mortgage loans with an aggregate outstanding principal balance of approximately $2.4 billion.  With respect to many of these loans, Capmark acted as agent for itself and other financial institutions, including, but not limited to, Capmark Bank, as co-lenders or participants.  These loans were secured by various types of commercial real estate and ranged in size from less than $1 million to $84 million.  The mortgage banking platform, including the GSE loan portfolio, was part of the sale of the MSB Business in December 2009.

As of the Commencement Date, and prior to the sale of the MSB Business, the North American lending and mortgage banking platform employed approximately 380 people.  Approximately 200 of the employees in the platform transferred to Berkadia as part of the sale.

2.	North American Servicing

Prior to the sale of Capmark’s MSB Business, Capmark operated a North American loan servicing business, which included acting as a master, primary, and special servicer of pools of commercial real estate loans that Capmark or third parties securitized.  Capmark also acted as a primary servicer of commercial real estate loans it originated as a proprietary or correspondent lender, and commercial real estate loans originated by third parties but outsourced for servicing.  When Capmark retained or acquired a subordinated residual interest in a securitization transaction, it also acted as the special servicer for the securitized pool of loans.  In addition to originating and acquiring loan servicing rights, Capmark also serviced loans under contracts with customers under the customer’s brand name, or “private label services.”  Generally, these customers included insurance companies, banks, and financial institutions who sought to take advantage of Capmark’s servicing experience and economies of scale.

Capmark had substantial servicing relationships with the GSEs, the Federal Housing Administration, and HUD, was the sole back-up servicer for both Fannie Mae and Freddie Mac, and was Freddie Mac’s sole back-up asset manager.  Historically, Capmark was a top-tier rated servicer by Fitch Ratings, Standard & Poor’s, and DBRS, although its servicer ratings declined in the year leading up to the Commencement Date as a result of the prevailing economic environment.

Capmark conducted its North American servicing business, including its primary and master servicing activities, through central processing centers located in Horsham, Pennsylvania, Hyderabad, India, and North American regional client relations offices.  Special servicing activities were carried out in North American regional offices.  As of the Commencement Date and prior to the sale of the MSB Business to Berkadia, the North American servicing platform employed approximately 750 people.

3.	Investments and Funds Management

Capmark also operated an investment and funds management business through Debtor CILP.  CILP is an investment advisory firm that was registered with the Securities and Exchange Commission (the “SEC”) from 2000 until it withdrew its registration in May 2010.  CILP sponsored and provided institutional investment management services with respect to real estate debt and equity funds.  CILP also managed Capmark’s proprietary real estate debt and equity investments.  As of September 30, 2009, CILP had more than $3.49 billion in assets under management.  As of the Commencement Date, CILP provided investment management services to 18 privately-offered commingled pooled funds, other separate accounts, and to CILP’s affiliates.

CILP managed a range of investment opportunities, including debt and real estate equity investments such as mortgage loans and securities, mezzanine loans, commercial mortgage-backed securities, residential mortgage-backed securities, REIT securities, and synthetic financial products.  The investment structures used for these investments included commingled investment funds and collateralized debt obligations (“CDOs”), direct investments with Capmark’s own capital, and joint ventures and other similar arrangements.

4.	North American Affordable Housing (LIHTC)

Capmark’s North American Affordable Housing business historically sponsored LIHTC funds in which investors acquired limited partnership interests in an upper-tier investment partnership, which in turn invested as a limited partner in one or more lower-tier partnerships that own multifamily rental housing properties intended to qualify for LIHTCs pursuant to section 42 of the Internal Revenue Code.  LIHTC funds enable investors to benefit from tax credits and tax losses from the lower-tier partnerships in which the funds invested.  In connection with many of the LIHTC funds sponsored by the Debtors, the Debtors provided long-term guaranties intended to preserve an expected yield for the fund investors.  In addition, the Debtors often paid third parties to provide credit enhancement to these transactions in the form of a direct guaranty to the investors.  The Debtors provided many of the third-party guarantors with a reimbursement guaranty for any amounts the third parties were required to pay under their guaranties.  For these funds, referred to as “guaranteed LIHTC funds,” if the yield for investors falls below the guaranteed level, the Debtors or the third-party credit enhancement guarantor would be required to make a payment to the affected investors equal to the difference between the actual yield and the guaranteed yield.  In some cases, certain Debtors posted collateral to secure certain of the direct guaranties to the investors and reimbursement guaranties to third-party credit enhancers.

The yield on a fund investment could fall below the guaranteed level for a number of reasons, including if anticipated tax benefits are not achieved or tax benefits previously realized by investors become subject to recapture.  The loss of tax benefits could result under applicable tax laws if, among other things, the property is not occupied by a minimum percentage of residents whose income falls below specified levels, the level of rent charged to certain residents exceeds certain limits, or the fund’s investment in the property is terminated through a sale or foreclosure of the property.

Various Debtors participate in the North American Affordable Housing business, including Debtor CCI, which owns Debtor CAEH, which, in turn, owns Debtor CAEI.  The Debtor operating entities in this segment also include certain managing member entities (the “LIHTC Manager Debtors”), which, with CCI, CAEH, and CAEI (collectively, the “Affordable Equity Entities”), manage LIHTC funds on behalf of third-party investors as well as certain debt and equity assets related to the Affordable Housing businesses owned by the Affordable Equity Entities.

Prior to the Commencement Date, the Affordable Equity Entities had ceased originating, aggregating, and selling LIHTC equity investments, focusing instead on the management of the existing funds.  As of September 30, 2009, the Affordable Equity Entity-managed LIHTC funds had over $2.4 billion of invested and committed capital, $1.9 billion of which was in guaranteed funds.  See Section V.G, below, for a discussion of certain settlements and platform dispositions mitigating the Debtors’ potential liabilities arising in connection with the LIHTC business.

5.	New Markets Tax Credits (NMTC)

The Debtors also managed leveraged NMTC funds the Debtors and third parties sponsored.  Like the LIHTC transactions, the NMTC transactions are tax-driven investment transactions structured pursuant to the Internal Revenue Code that offer tax credits to financial participants in exchange for making investments in low-income communities.  See 26 U.S.C. § 45D.  The leveraged fund structure allowed the Debtors to leverage and monetize the value of the tax credits available to a community development entity, or “CDE,” which first qualified for tax credit allocations under the federal NMTC program.  The leveraged fund was the direct equity owner of the CDE, and was capitalized with a loan from Capmark and investments from the tax credit investors.  The proceeds from the loans and investments were then contributed by the leveraged fund to the CDE, which in turn utilized the funds to make qualified low-income community investments.

Under the NMTC transactions, the NMTC equity investors do not rely on performance of the underlying properties to achieve an expected rate of return of tax benefits.  Instead, the NMTC equity investors receive tax credits so long as certain NMTC program compliance requirements are met during a seven-year compliance period.  The requirements include that no less than 85% of an investment in a CDE be deployed to make low income community investments during the compliance period.  Failure to meet the program requirements during the seven-year compliance period constitutes a “recapture event.”  In the event of recapture, the NMTC equity investor is liable to the IRS for all tax credits previously claimed and interest and penalties on the underpaid taxes from the year in which the credit was claimed.

In addition to the NMTC-related sponsorship and lending activities Capmark carried out through the North American Lending and Mortgage Banking business segment, Debtors CCI and CFI historically had several management obligations in the platform.  These obligations effectively required the Debtors to manage the day-to-day operations of the leveraged funds and CDEs and to service the CDEs’ lower-tier investments.  These obligations were complementary to Debtors CCI’s and CFI’s ownership of the loans made to the leveraged funds, as CCI’s and CFI’s ability to service the CDEs’ qualified low income community investments also allowed them to ensure a better return on the fund loans.

The main liabilities of CCI and CFI in the NMTC business included indemnity obligations to the tax credit investors in the event a recapture event occurred as a result of CDE non-compliance.  This indemnity took the form of an obligation to make mandatory loans to the leveraged funds for the investors’ benefit if a recapture event occurred.  CFGI, in turn, guaranteed this obligation.

As discussed in Section V.H below, in February 2011, the Debtors entered into an asset purchase agreement with U.S. Bank, N.A. and several of its affiliates (“U.S. Bank”), pursuant to which U.S. Bank, the largest tax credit investor in the NMTC platform, agreed to purchase loans held by the Debtors in certain leveraged funds within the NMTC transactions.  The sale of the loans was part of a broader settlement that resolved the contingent indemnity liabilities of the Debtors in the NMTC transactions and allowed for transfer and transition of the Debtors’ management rights and obligations in the transactions to new entities that are owned by the Debtors’ NMTC senior management team who left Capmark following closing of the these transactions.  The Debtors have retained control of asset management and loan servicing relating to leveraged fund loans that will not be immediately monetized following closing of the sale.  As part of the settlement, U.S. Bank and the other NMTC equity investors in the platform released the Debtors from all claims relating to the Debtors’ indemnification obligations under the various fund agreements and related guaranties.  On March 17, 2011, the Bankruptcy Court entered an order approving the NMTC-related transfers and settlement, and the related transactions and settlement were consummated thereafter.  See Section V.H below.

6.	Asian Operations

Capmark’s Asian Operations historically carried out commercial real estate investment and finance activities in Japan, Taiwan, the Philippines, and China.  The Asian Operations included real estate equity investments, acquisitions of non-performing commercial and residential real estate loan portfolios (“NPLs”), and origination and servicing of commercial real estate loans.  In 2008, Capmark curtailed its Asian lending and investing activities, focusing its efforts instead on managing existing loan, NPL, investment, and fee-for-services businesses.  In December 2009, Debtor CFI sold its wholly-owned Japanese servicing subsidiary, as described in more detail in Section V.E.4 below.

Debtors CFGI, SJM, SCV, and CFI, directly and indirectly, own the non-debtor entities that operate the Asian Operations business segment.

7.	European Operations

Until June 2009, Capmark operated its European Operations segment from offices in Ireland, the United Kingdom, and Germany.  The segment engaged in lending, real estate equity investments, and loan servicing.  In support of this business, CFGI maintained an indirect, wholly-owned banking subsidiary, Capmark Bank Europe plc, an Irish bank with lending authority throughout Europe.  Capmark Bank Europe plc ceased its banking activities and surrendered its banking license in 2009.  Capmark’s European servicing operations included a substantial primary, master, and special servicing portfolio.  In 2008, Capmark curtailed lending and investing activities in Europe and focused its efforts on managing the existing loan, investment, and fee-for-services businesses.

In June 2009, Capmark sold its European servicing operations to The Capita Group plc (“Capita”).  The sale included Capmark’s European loan servicing, administration, asset management administration, and CMBS administration services.  Following the consummation of the sale to Capita, the remaining material interests in the European Operations segment consist of subordinate positions in the loan portfolio originated by Capmark Management plc (formerly Capmark Bank Europe plc) and indirect equity investments held through a non-debtor subsidiary of CFGI.

B.	Reorganized Debtors’ Business

Capmark has developed a post-confirmation business plan with the intention of managing the Proponent Debtors’ businesses and assets in a manner that maximizes their value (including their interests in their non-debtor subsidiaries) for the benefit of all of the Proponent Debtors’ creditors.  For purposes of this Disclosure Statement, Capmark describes its businesses as (i) North American Asset Management, (ii) Capmark Bank, (iii) Asia, (iv) North American Affordable Housing, (v) North American Investments, and (vi) Europe.

The Proponent Debtors expect to achieve their business plan through the implementation of numerous tactical and strategic initiatives, a number of which are already underway, including the following:

(a)
The Debtors have made targeted changes in the senior management of the enterprise and made other changes within their employment and business group ranks with a view towards achieving Capmark’s main ongoing objective of maximizing the value of its existing assets, including the elimination of positions that are not needed to implement the business plan.

(b)
The Debtors have sold or are in the process of selling certain business platforms, including the MSB Business, the European and Japan servicing businesses, the real estate equity and debt investment management businesses, and the military housing business, which platforms are not part of the business plan.

(c)
The Debtors have organized the personnel in each key business area so as to provide the necessary support for the post-confirmation business plan.  In addition, the Debtors have engaged independent brokers, appraisers, attorneys, and other professionals with specific expertise in the types of assets, markets, and processes that are relevant to the collection, sale, workout, or other activities involved in realizing value from the Debtors’ portfolio assets.

(d)
The Debtors continue to conduct detailed, periodic reviews of each business unit’s portfolio with senior management.  Any material asset dispositions are subject to approval by senior management.  In addition, senior management has been involved and is expected to continue to be involved directly in the negotiation and consummation of sales of platforms or pools of assets.

(e)	The Debtors have established specific guidelines and approval processes for transactions that modify or otherwise restructure their assets.

(f)
The Debtors have achieved significant reductions in operating expenses.  In addition to the elimination of personnel not required to carry out the business plan and costs, certain other organizational changes and reductions have been made.  The Debtors plan to continue to manage operating expenses to a level commensurate with the size and complexity of its business over time.

Significant risks are inherent in the Debtors’ ability to successfully accomplish their business plan.  All holders of Claims and Equity Interests should carefully read and consider fully the “Important Information” Section at the front of this Disclosure Statement and Section VII, “Risk Factors and Other Factors to be Considered.”

1.	North American Asset Management

Capmark’s North American Asset Management operations are responsible for the management of the North American commercial mortgage loan and REO portfolio (excluding assets owned by Capmark Bank).  As of March 31, 2011, the portfolio was comprised of  117 assets, including 48 performing assets and 69 non-performing assets (including non-performing loans and properties obtained through foreclosure or other workout processes).  This loan and REO portfolio is comprised of and secured by assets in the office, multifamily, hospitality, retail, health care, mixed-use, and industrial property categories located throughout the United States.  Some of these assets include the ownership of land.

The Debtors are focused on maximizing the value of these assets for the benefit of holders of debt and equity interests in the Reorganized Debtors.  The asset management team utilizes all of the normal collection and workout strategies employed by commercial real estate lenders, including full and partial loan payoffs, discounted payoffs, loan sales, foreclosures, deeds-in-lieu of foreclosure, loan extensions and other modifications, and other methods.  To maximize value, the Debtors may advance additional money to a borrower or invest money to improve a property received in a workout to maintain or enhance the property value.

In April 2010, Capmark transferred 111 employees from CFI to Capmark Bank, including 86 employees engaged in asset management activities.  In connection with that transfer, CFI and Capmark Bank entered into an affiliate services agreement under which Capmark Bank and CFI provide certain services to each other.  Among other things, the agreement provides for Capmark Bank to provide asset management services to CFI with respect to its loans and REO assets in the hospitality and health care sectors.  As of December 31, 2010, approximately 30% of the assets in the North American Asset Management operations were managed by Capmark Bank personnel.

As of May 1, 2011, the North American Asset Management Group had 17 employees, located primarily in the Debtors’ New York City office.

As of June 30, 2011, the aggregate fair value of the assets in the North America Asset Management business unit are estimated to be $922.8 million, excluding cash and cash equivalents, of which approximately (i) $398.3 million are comprised of performing mortgage loans, (ii) $499.6 million are comprised of non-performing mortgage loans and real estate owned, and (iii) $24.9 million are comprised of accrued interest receivable on performing loans and deferred interest receivable (also referred to as accrued success fees) on NMTC loans.  These June 30, 2011 fair value amounts consider the 2011 second quarter forecasted monetization of $25 million of performing loans and $53.4 million of non-performing assets.  In estimating the fair values of the assets within this business unit at June 30, 2011, Capmark took into account a number of factors, including, but not limited, to projected cash flows from the assets discounted at rates ranging from 3.75% to 20.25% per annum.  Certain credit statistics related to the North America Asset Management assets are included in Exhibit H attached hereto.

2.	Capmark Bank

Since the Commencement Date, Capmark Bank has been focused on managing its existing portfolio to maximize the recovery of value from its assets and generate cash to repay funding liabilities as they mature.

As of May 1, 2011, Capmark Bank had 124 employees.  Capmark Bank’s headquarters is located in Midvale, Utah and it maintains eight offices in the United States.

As of March 31, 2011, Capmark Bank’s loan and real estate portfolio was comprised of 361 loans and REO, of which 259 were performing and 102 were non-performing.  Capmark Bank held $2.7 billion of cash, cash equivalents and short term investments as of March 31, 2011, and had $6.3 billion of liabilities, consisting primarily of $5.3 billion of deposits and $0.86 billion of Federal Home Loan Bank advances.

For a discussion of regulatory matters relating to Capmark Bank, see Section III.C.  See Exhibit F for certain credit information relating to the Capmark Bank loan portfolio as of March 31, 2011.

3.	Asia

Capmark’s Asia operations are conducted through certain non-debtor subsidiaries that currently manage a portfolio of real estate investments located in Japan.  The majority of these assets are comprised of equity investments in commercial properties of various types, including office, multifamily, retail, commercial land, and hospitality properties.  The Asia portfolio also includes a small number of commercial real estate loans and NPLs.  In 2010, Capmark engaged Asia Pacific Land (Japan) Limited, an independent asset management firm, to manage a substantial portion of the Asian equity assets.

In accordance with the terms of a settlement agreement with the Japanese Lenders approved by the Bankruptcy Court, as discussed in Section V.F.4 below, the excess cash flow (as defined in the settlement agreement) of Capmark Japan KK and Capmark Funding Japan KK (collectively, the “Japanese Borrowers”) from the monetization of the assets of certain non-debtor Japanese subsidiaries is applied to the repayment of loans held by the Japanese Lenders (defined below) and the Intercompany Lenders (defined below) pro rata in proportion to each group’s claim against the Japanese Borrowers.  The repayment will be made out of cash flow generated by the non-debtor Japanese subsidiaries after payment of certain items, including operating expenses and working capital reserves.

As of May 1, 2011, the non-debtor Japanese subsidiaries had 22 employees located in Tokyo, Japan.  For a discussion of the effects of recent events in Japan on Capmark’s Asia operations, see Section VII.D.9.

As of June 30, 2011, the projected aggregate fair value of the assets in the Asia business unit are estimated to be $318 million, excluding cash and cash equivalents, of which approximately (i) $217.4 million are comprised of real estate equity investments, (ii) $12.6 million are comprised of mortgage loans held for sale, and (iii) $88 million are principally comprised of mortgage loans that have been deemed to be in-substantive foreclosures for accounting purposes and are classified as REO.  In estimating the fair values of the Asia assets at June 30, 2011, Capmark took into account a number of factors, including, but not limited to, projected cash flows from the assets discounted at rates ranging from 10.0% to 15.0% per annum.  The principal amount outstanding under the Japanese Loans at June 30, 2011 is shown at its projected fair value of $79.8 million, which is the present value of estimated future payments on such loans discounted at 11.3%.

4.	North American Affordable Housing

Anticipating that LIHTC claims analyses and resolutions would be an important issue in the Chapter 11 Cases, in October 2009 the Debtors, through their counsel, engaged Duff & Phelps, LLC (“D&P”) to analyze Capmark’s potential liabilities associated with the LIHTC business and potential claims associated therewith.  D&P has also been retained to perform certain other valuation analyses and services in these Chapter 11 Cases.  D&P analyzed the contingent and unliquidated claims against Debtors relating to the LIHTC platform.

The Debtors have been engaged in efforts to wind down the LIHTC operations by transferring management of non-guaranteed funds while settling the contingent claims of the credit enhancement parties or guarantee beneficiaries of guaranteed funds.  Under certain settlement agreements approved by the Bankruptcy Court and entered into by the Debtors with third party credit enhancement parties, the liabilities of the Debtors under the guarantees issued to those parties were terminated and certain newly formed non-debtor subsidiaries of the Debtors assumed Debtors’ obligations under the various guarantees and Debtors’ potential obligations arising from LIHTC fund management (the “LIHTC Newcos”).  See Section V.G.2 below for a description of the settlement agreements with Merrill Lynch (as defined below) and Morgan Stanley related to their credit enhancement of Capmark-sponsored LIHTC funds.  The LIHTC Newcos were capitalized primarily by the assets that were previously pledged as collateral to the third parties providing credit enhancement.  The Debtors own the equity of the LIHTC Newcos but have no liability on the guarantees issued by those entities.  The Debtors have the right to sell the equity of the LIHTC Newcos in the future and intend to recover value from the equity in the LIHTC Newcos either through distributions of cash dividends by such entities in the future or sale of their equity interests in such entities.  Other pledged assets will remain subject to liens of credit enhancement counterparties until Capmark’s obligations to those parties are settled or resolved by the Bankruptcy Court.  The unencumbered assets will be monetized over time.

The Debtors are continuing to negotiate settlements of the remaining secured and unsecured guaranty claims of certain counterparties in relation to guaranteed LIHTC funds but there can be no assurance that any such settlements will be achieved.  In the event settlements are not reached with counterparties relating to the remaining contingent LIHTC guarantee claims prior to Effective Date, such claims will be resolved in accordance with the applicable provisions of the Bankruptcy Code and the Plan.

The Debtors intend to delegate responsibility for the management of certain of the Debtors’ LIHTC funds to a third-party manager.  See Section V.G.3 for a description of the proposed transaction with a third-party manager.

As of May 1, 2011, the North American Affordable Equity business unit had 38 employees primarily located in the Debtors’ Denver, Colorado office.

As of June 30, 2011, the aggregate fair value of the assets in the Affordable Housing business unit are estimated to be $93.9 million, excluding cash and cash equivalents, of which approximately (i) $24.7 million are comprised of LIHTC equity investments, (ii) $31.1 million are comprised of equity interests in LIHTC Newco subsidiaries formed in connection with the settlements with Merrill Lynch and Morgan Stanley, and (iii) $38.1 million of other assets related to the affordable housing operations, including debt and equity interests in LIHTC projects and the estimated net recoverable value from collateral securing LIHTC fund guarantees.  In estimating the fair values of the Affordable Housing assets at June 30, 2011, Capmark took into account a number of factors, including, but not limited to, projected cash flows from the assets discounted at rates ranging from 10.0% to 20.0% per annum.

5.	North American Investments

In March 2010, the Debtors sold their real estate equity investment management business to TRECAP Partners LLC (“TRECAP”) and entered into a management agreement with TRECAP pursuant to which TRECAP acts as investment manager for Capmark’s remaining proprietary real estate equity investments.  See Section V.E.5 for a discussion of the transaction.  Following the sale of the real estate equity fund management business to TRECAP in March 2010, the Debtors withdrew CILP’s registration as an investment adviser with the SEC.

In July 2009, CILP sold the management contracts for various Capmark-sponsored CDOs to Ventras Capital Advisors LLC.

In May 2011, following a Bankruptcy Court-approved bidding and auction process, the Debtors sold their interests in the general partner of Capmark Structured Real Estate Partners, L.P. (the “Debt Fund”), a real estate debt investment fund, and assigned the management contracts for the Debt Fund, to the successful bidder for the assets.  See Section V.E.10 for a description of the sale of the Debt Fund.

The Debtors’ remaining North American Investments business consists of the management of Capmark’s remaining real estate equity and debt investments.  These investments consist primarily of partnership interests in the funds formerly managed by CILP and North American and European equity investments.  Capmark has ceased making any new investments as part of this business line, but continues to fund any existing obligations, such as capital commitments.

As of May 1, 2011, the North American Investments operation had four employees, all of whom were located in the Debtors’ Horsham, Pennsylvania office.

As of June 30, 2011, the aggregate fair value of the assets in the North American Investments business unit are estimated to be $208.1 million, excluding cash and cash equivalents, of which approximately (i) $184.6 million are comprised of limited partnership interests in real estate investment funds, (ii) $22.8 million are comprised of limited partnership interests in the Debt Fund (as described and defined above), and (iii) $0.7 million are comprised of accounts receivable.  In estimating the fair values of these assets at June 30, 2011, Capmark took into account a number of factors, including, but not limited to, the fair values of the limited partnership interests in investment funds based on valuation information provided by the fund managers.

6.	Europe

Capmark continues to manage its European assets, which consist primarily of certain commercial real estate loans, B notes, real estate, interest-only strips, interest rate swaps, and commercial mortgage-backed securities.  Capmark no longer maintains any offices or personnel in Europe.

As of June 30, 2011, the aggregate fair value of the assets in the European business unit are estimated to be $107.9 million, excluding cash and cash equivalents, of which approximately (i) $67.3 million are comprised of first mortgage loans, (ii) $19.0 million are comprised of B notes or other subordinate mortgage loan interests, and (iii) $21.6 million are comprised of securities, swap contracts, and non-performing loans.  In estimating the fair values of these assets at June 30, 2011, Capmark took into account a number of factors, including, but not limited to, projected cash flows from the assets discounted at rates ranging from 5.0% to 20.0% per annum.

7.	New Business Opportunities

As described above, the Reorganized Debtors’ business plan is primarily focused on the management of their existing assets and businesses with a view to maximizing their value.  In connection with these activities, the Debtors may, among other things, advance additional funds to existing borrowers, extend or modify existing loans, or make investments in properties that are currently owned or may be acquired in the future.  Although the Debtors are not currently pursuing new business opportunities, the Reorganized Debtors and their non-debtor subsidiaries will be staffed with personnel having significant expertise in the origination, collection, workout, or disposition of difficult commercial real estate loans and other investments involving the types of assets and platforms in which the Debtors have previously been historically engaged.  It is possible that the Reorganized Debtors and their subsidiaries, including Capmark Bank, will engage in new business activities within their areas of expertise, including, but not limited to, providing asset management or other services to third parties involving commercial real estate-related assets.  The Reorganized Debtors and their non-debtor subsidiaries may also make new investments in, or make loans secured by, commercial real estate related assets, either on a stand-alone basis or pursuant to joint arrangements with third parties where such investments or loans represent attractive risk-adjusted return opportunities.  These potential new business opportunities increase the Reorganized Debtors’ ability to retain its experienced employees.

C.	Regulatory Matters

Capmark Bank, a wholly owned subsidiary of CFGI, is jointly regulated by the FDIC and the UDFI (together, the “Bank Regulators”).  The Bank Regulators impose strict restrictions on Capmark Bank’s operations, including capital maintenance obligations.

1.	Overview

Capmark Bank must file reports with the Bank Regulators concerning its activities and financial condition in addition to obtaining regulatory approvals prior to changing its approved business plan.  Periodic examinations are conducted by the Bank Regulators to evaluate Capmark Bank’s safety and soundness and compliance with various regulatory requirements.  The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes.

The Bank Regulators have enforcement authority over Capmark Bank’s operations, which includes, among other things, the ability to assess civil money penalties, issue cease-and-desist or removal orders, and initiate injunctive actions.  In general, these enforcement actions may be initiated for violations of laws and regulations, breaches of fiduciary duty, and unsafe or unsound practices.

The Bank Regulators have adopted guidelines establishing safety and soundness standards on such matters as loan underwriting and documentation, asset quality, earnings, internal controls and audit systems, interest rate risk exposure, and compensation.

Capmark Bank is subject to regulations with respect to its ability to make distributions of capital, including dividends.  Capmark Bank is prohibited from paying dividends without consent from the Bank Regulators.

Capmark Bank’s authority to engage in transactions with “affiliates” is limited by Sections 23A and 23B of the Federal Reserve Act as implemented by the Federal Reserve Board’s Regulation W.  The term “affiliates” for these purposes generally means any company that controls or is under common control with an institution, and includes CFGI as it relates to Capmark Bank.  In general, transactions with affiliates must be on terms that are as favorable to the institution as comparable transactions with non-affiliates.  In addition, specified types of transactions are restricted to an aggregate percentage of the institution’s capital.  Collateral in specified amounts must be provided by affiliates to receive extensions of credit from the institution.  Federally-insured banks are subject, with certain exceptions, to restrictions on extensions of credit to their parent holding companies or other affiliates, on investments in the stock or other securities of affiliates and on the taking of such stock or securities as collateral from any borrower.  In addition, these institutions are prohibited from engaging in specified tying arrangements in connection with any extension of credit or the providing of any property or service.

The Gramm-Leach-Bliley Financial Services Modernization Act of 1999 (“GLBA”) modernized the financial services industry by establishing a comprehensive framework to permit affiliations among commercial banks, insurance companies, securities firms and other financial service providers.  Capmark Bank is subject to regulations implementing the privacy protection provisions of the GLBA.

Capmark Bank must identify its customers, monitor and report suspicious transactions, and respond to requests for information by federal banking regulatory authorities and law enforcement agencies.  Capmark Bank is required to implement appropriate policies and procedures relating to anti-money laundering matters, including compliance with applicable regulations, suspicious activities, currency transaction reporting, and customer due diligence.

Capmark Bank is subject to many other federal and state statutes and regulations, such as the Equal Credit Opportunity Act, the Truth in Savings Act, the Fair Credit Reporting Act, the Fair Housing Act, the National Flood Insurance Act, and various federal and state privacy protection laws.  These laws, rules and regulations, among other things, impose licensing obligations, limit the interest rates and fees that can be charged, limit the total loans that can be extended to any person, mandate disclosures and notices to customers, mandate the collection and reporting of certain data regarding customers, regulate marketing practices, and require the safeguarding of non-public information of customers.

2.	FDIC Capital Rules

Capmark Bank has deposits that are eligible for insurance by the FDIC in accordance with FDIC rules.  Regulatory restrictions require that the Debtors’ U.S. banking subsidiaries comply with capital rules of the FDIC.  The Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) requires the federal regulators to take prompt corrective action against any undercapitalized institution.  FDICIA establishes five capital categories:  well-capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized.  As described in Sections III.C.3 and 4 below, Capmark Bank is only considered “adequately capitalized,” notwithstanding that Capmark Bank had a Tier 1 leverage ratio of 20.25% as of March 31, 2011, as compared to the FDIC’s minimum Tier 1 leverage ratio of 5% for a bank to be considered “well-capitalized.”

3.	Cease and Desist Orders

On October 2, 2009, Capmark Bank consented to cease and desist orders (the “C&D Orders”) with the FDIC and the UDFI requiring Capmark Bank to, inter alia, (i) maintain a Tier 1 capital to total assets ratio of at least 8% and a ratio of qualifying total capital to risk-weighted assets ratio of at least 10%, (ii) submit a capital plan acceptable to the Regional Director of the FDIC’s New York Regional Office and UDFI and a contingency plan within 45 days of the C&D Orders, and (iii) not extend credit to the Debtors or issue dividends without the prior written consent of the FDIC and the UDFI.  The inclusion of a minimum capital requirement in the C&D Orders requires Capmark Bank to obtain approval from the Bank Regulators prior to issuing new brokered certificates of deposit.  As required by the C&D Orders, Capmark Bank submitted a capital plan to the Bank Regulators in the fourth quarter of 2009.  Capmark Bank has been and remains in compliance with the requirements of the C&D Orders, which remain in effect.

4.	Capital Maintenance Agreement

In connection with the sale of CFGI to the Sponsors, CFGI and Capmark Bank entered into a capital maintenance agreement (the “Capital Maintenance Agreement,” or “CMA”) with the FDIC requiring CFGI to contribute cash or other assets acceptable to the FDIC to Capmark Bank if it falls below “well-capitalized” status or its Tier 1 leverage ratio falls below 8%.

As of the Commencement Date, pursuant to section 365(o) of the Bankruptcy Code, CFGI is deemed to have assumed its commitments to the FDIC under the CMA to maintain the capital level of Capmark Bank.  Any damages arising from any breach of that commitment are entitled to priority under section 507 of the Bankruptcy Code.

Following negotiations with the FDIC and the Committee after the Commencement Date, the Debtors sought and received authorization from the Bankruptcy Court to capitalize Capmark Bank with (i) $400 million in cash by December 31, 2009 and (ii) an additional $250 million by June 30, 2010, in a form satisfactory to the FDIC, if so demanded by the FDIC.  By order of the Bankruptcy Court dated December 23, 2009, the $650 million total capital contribution was deemed to satisfy fully any claim the FDIC may assert against CFGI and its affiliates in the Chapter 11 Cases pursuant to sections 365(o) and 507(a)(9) of the Bankruptcy Code, and otherwise [Docket No. 529].  Capital contributions of $400 million and $250 million were made to Capmark Bank on or before December 31, 2009, and June 30, 2010, respectively, in compliance with the agreement with the FDIC and the December 23, 2009, Bankruptcy Court order.

As of March 31, 2011, Capmark Bank had stockholders’ equity of $1.7 billion.  The following table summarizes the FDIC’s well-capitalized ratio requirements and Capmark Bank’s regulatory capital ratios as of March 31, 2011.  Since Capmark Bank is subject to the C&D Orders, it is deemed to be “adequately capitalized.”

Ratio	Minimum Percentage to be Well-Capitalized		Capmark Bank
Tier 1 leverage ratio	5.0	%14	20.25.	%
Tier 1 risk-based capital ratio	6.0		30.44
Total risk-based capital ratio	10.0		31.72.

5.	Other

The UDFI conducts a holding company supervision program intended to assess the degree to which the holding company serves as a source of financial and managerial strength to its Utah banks.  The UDFI indicated that it intends to conduct periodic on-site source of strength assessments and will evaluate financial strength (including capital, earnings, and liquidity), the risks of the holding company organizational structure and risk management practices.  The supervisory program supplements the existing examination activities of the UDFI and the FDIC.  See Section VII.D.13 for further information.

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), an initiative directed at the financial services industry, was signed into law by President Obama on July 21, 2010.  The Dodd-Frank Act represents a comprehensive overhaul of the financial services industry within the United States, establishes the new federal Bureau of Consumer Financial Protection (the “BCFP”), and will require the BCFP and other federal agencies, including the SEC, to undertake assessments and rulemaking.

14 The FDIC’s minimum Tier 1 leverage ratio for a bank to remain well-capitalized is 5%.  However, as noted above, in the C&D Orders Capmark Bank agreed to a Tier 1 leverage ratio of not less than 8%.

Under Section 616 of the Dodd-Frank Act, each company that directly or indirectly controls an industrial loan company such as Capmark Bank must serve as a “source of strength” for the bank.  “Source of strength” means the ability to provide financial assistance to the bank in the event of financial distress.  The federal banking agencies are required to issue regulations to carry out the purposes of Section 616 by July 21, 2011.

Under applicable federal and state laws and regulations, no person can acquire control of Capmark Bank without obtaining approval of the FDIC and the UDFI.  In addition, under Section 603(a)(3) of the Dodd-Frank Act, the FDIC must disapprove a change in control of an industrial bank if the change in control would result in direct or indirect control of the industrial bank by a commercial firm.  It is each Claim holder’s responsibility to seek appropriate advice to ascertain whether there may be any regulatory or other restrictions on their acquisition of all or part of the distribution of the Reorganized CFGI Common Stock to be issued under the Plan and to inform the Debtors of any such restrictions.

D.	Employees

As of the Commencement Date, Capmark employed approximately 1,000 employees, in 37 offices worldwide.  As of May 1, 2011, Capmark employed approximately 309 employees, in 25 offices, of which 159 are employees of the Debtors working in ten offices.

E.	Publicly Available Information

Certain historical financial and other information about Capmark can be found in, among other publicly available sources, (i) the Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed by CFGI with the SEC on April 28, 2009, (ii) the Quarterly Report on Form 10-Q for the period ended March 31, 2009, filed by CFGI with the SEC on May 15, 2009, and (iii) the Quarterly Report for the period ended June 30, 2009, released on September 2, 2009, available at www.capmark.com.  Documents filed by CFGI with the SEC may be read at and copied from the SEC’s Public Reading Room located at 450 Fifth Street, N.W., Washington D.C. 20549.  Information on the operation of the Public Reading Room may be obtained by calling the SEC at 1-800-SEC-0300.  The SEC also maintains an Internet site (www.sec.gov) through which reports and other information regarding CFGI and its subsidiaries may be accessed.  Prior to the Commencement Date, in August 2009, CFGI ceased making voluntary reports to the SEC and instead posted certain information at its website.

Certain financial information about Capmark Bank can be found in Capmark Bank’s periodic Reports of Condition and Income (“Call Report”) filed with the FDIC.  The Federal Financial Institutions Examination Council maintains an internet site (https://cdr/ffiec/gov/public/) through which Capmark Bank’s Call Reports can be accessed.

The Debtors’ monthly operating reports are available on the Bankruptcy Court’s Electronic Case Filing System which can be found at www.deb.uscourts.gov, the official website for the Bankruptcy Court.15  See Section VII for important information that should be considered when reviewing CFGI’s financial information.

15 The Debtors’ monthly operating reports are also available at http://chapter11.epiqsystems.com/capmark.

F.	Prepetition Capital Structure

1.	Secured Term Loan Facility

CFGI, as borrower, was a party to a $1.5 billion Term Loan Credit and Guaranty Agreement, dated as of May 29, 2009 (as amended, modified, and supplemented from time to time through and including the Commencement Date, the “Secured Term Loan Facility”), with Citicorp North America, Inc., as administrative agent, and the other lenders party thereto.  The Secured Term Loan Facility was guaranteed by limited guarantees of ten of the Proponent Debtors (the “Guarantor Debtors”) and one non-debtor guarantor.16  The liability of each Guarantor was limited to the maximum amount as would not result in the guarantee constituting a fraudulent transfer or conveyance and the liability of each Guarantor for the intercompany claims of CFGI and the other Guarantors was subordinated to the liability of each Guarantor under the Secured Term Loan Facility until the Secured Term Facility was paid in full.  The Secured Term Loan Facility was secured by a first priority pledge and security interest on all of CFGI’s, the Guarantors’, and their subsidiaries’ United States and Canadian mortgage loan assets and foreclosed real estate and proceeds thereof, but excluding mortgage servicing rights, certain assets pledged to Capmark Bank, loans originated by Capmark Bank and CFI for the GSEs, FHA, and HUD, and certain other excluded assets.17  The Secured Term Loan Facility also specifically provided that Capmark Bank and certain other subsidiaries were not required to pledge their assets.

Proceeds from the Secured Term Loan Facility, along with $75 million in cash, were used to refinance a portion of the Unsecured Bridge Loan and Senior Unsecured Credit Facility (each as described below).  The maturity date of the Secured Term Loan Facility was March 23, 2011, but such maturity was accelerated by the filing of the Chapter 11 Cases.

As discussed in Section V.F.3 below, certain disputes regarding the claims of the secured lenders under the Secured Term Loan Facility, including the potential avoidability of the liens granted to the secured lenders thereunder, have been settled and resolved pursuant to a settlement approved by the Bankruptcy Court.  Pursuant to the settlement, all claims of the secured lenders under the Secured Term Loan Facility have now been satisfied in full; provided, however, that each of the Goldman Lenders and their affiliates have preserved (and the Plan preserves) their rights to claim for certain fees and expenses provided for thereunder.  Both the settlement and the Plan preserve for potential prosecution by the Reorganized Debtors claims the Debtors’ Estates may assert under Bankruptcy Code section 547 against certain secured lenders that are purported insiders of the Debtors, subject in all events to the order of the Bankruptcy Court dated May 24, 2011 [Docket No. 2990], which provides in part that:  (i) ”as it relates to the Goldman Lenders and any of their affiliates, the Standing Motion hereby is and shall be deemed withdrawn by the Committee, with prejudice, to the Committee[,]” (ii) ”the right of the Goldman Lenders and any of their affiliates to assert that none of the Committee, the Debtors, the reorganized Debtors, nor any other party or any party purporting to succeed or actually succeeding to the rights of the Committee or the Debtors shall have standing to prosecute the Preference Claim[s], e.g., solely by example, to argue that the Debtors or Reorganized Debtors are the alter ego of or de facto successor to the Committee, is expressly reserved[,]” and (iii) ”the Court retains jurisdiction … (2) to hear and to determine any and all motions, adversary proceedings, applications, causes of action or other contested or litigated matters concerning or relating to the Preference Claims (to the extent ever brought)[.]”  See Section V.F.3 below.

16 The Guarantor Debtors were:  CFI, CCI, CEI, MIL, NLA, SJM, CAEH, CREO, SCV, and CILP.  The non-debtor guarantor is Crystal Ball Holding of Bermuda Limited (“Crystal Ball”).  Together, the Guarantor Debtors and the non-debtor guarantor are referred to herein as the “Guarantors.”

17 CREO was formed to own the equity interest in all of the special purpose entities that hold title to any real estate acquired in a work out of a commercial mortgage loan that served as collateral for the Secured Term Loan Facility.

2.	Unsecured Debt

a.	Unsecured Bridge Loan

CFGI, as borrower, is party to a $5.25 billion Bridge Loan Agreement, dated as of March 23, 2006 (as amended, modified, and supplemented from time to time through and including the Commencement Date, the “Unsecured Bridge Loan”), with Citicorp North America, Inc., as administrative agent, and the other lenders party thereto.  The Unsecured Bridge Loan is guaranteed by limited guarantees of the Guarantors.  The liability of each Guarantor is limited to the maximum amount as will not result in the guarantee constituting a fraudulent transfer or conveyance.  The proceeds of the Unsecured Bridge Loan were used to refinance prior indebtedness and for general corporate purposes.

The Unsecured Bridge Loan was originally scheduled to mature and become payable in full on March 23, 2009, but CFGI entered into several amendments to extend the maturity date while the parties to the Unsecured Bridge Loan and the Senior Unsecured Credit Facility (as defined below) negotiated a broader restructuring of the obligations under both facilities.  During this time period, CFGI also repaid an aggregate of $8.2 million to certain lenders under the Unsecured Bridge Loan that did not agree to the extensions and the extending lenders under the Unsecured Bridge Loan agreed to waive any event of default and forebear from exercising any rights and remedies relating to CFGI’s failure to pay any other amounts due on the original maturity date.  One holder of approximately $48 million principal amount of the Unsecured Bridge Loan that did not extend the maturity date on the obligations owed to it and was not repaid filed a complaint in New York state court seeking, among other remedies, collection on the debt.  The parties settled the lawsuit and the plaintiff holder agreed to join the group of extending lenders.

As discussed above, on May 29, 2009, the parties to the Unsecured Bridge Loan and the Senior Unsecured Credit Facility reached agreement on a restructuring of CFGI’s and the Guarantors’ indebtedness, pursuant to which certain proceeds from the Secured Term Loan Facility were used to repay a portion of the principal amount outstanding under the Unsecured Bridge Loan.  At that time, CFGI and the other parties to the Unsecured Bridge Loan also entered into certain amendments to the Unsecured Bridge Loan, which extended the maturity date of the Unsecured Bridge Loan to March 23, 2011 and conformed certain financial covenants in the Unsecured Bridge Loan to those in the Secured Term Loan Facility.  By stipulation approved pursuant to an order dated May 20, 2011, the allowed amount of the Unsecured Bridge Loan Claim is $234,639,337, inclusive of principal, prepetition interest, and prepetition fees.  The stipulated amount of the Unsecured Bridge Loan Claim does not include postpetition fees and expenses incurred by the Agent, which are addressed in section 13.7 of the Plan.  The commencement of the Chapter 11 Cases accelerated the maturity of the Unsecured Bridge Loan.

b.	Senior Unsecured Credit Facility

CFGI, as borrower, and CFI, SJM, and certain non-debtors, as designated borrowers (the “Designated Borrowers,” and, together with CFGI, the “Borrowers”), are parties to a Credit Agreement, dated as of March 23, 2006 (as amended, modified, and supplemented from time to time through and including the Commencement Date, the “Senior Unsecured Credit Facility”), with Citibank, N.A., as administrative agent, and the other lenders party thereto.  The Senior Unsecured Credit Facility was comprised of (i) a $2.75 billion revolving credit facility (the “Revolver”), and (ii) a $2.75 billion term loan (the “Term Loan”), both of which were divided into several U.S. and foreign-denominated sub-facilities (including Euros, Pounds Sterling, Japanese Yen, and U.S. and Canadian dollars).  CFGI is liable for its own borrowings and is a guarantor of the borrowings of each Designated Borrower.  The liability of each Designated Borrower under the Senior Unsecured Credit Facility is limited to its outstanding borrowings under the Senior Unsecured Credit Facility, except for CFI and SJM, each of which are Guarantors of all obligations under the facility as described below.  The Senior Unsecured Credit Facility is guaranteed by limited guarantees of all the Guarantors.  The liability of each Guarantor is limited to the maximum amount as will not result in the guarantee constituting a fraudulent transfer or conveyance.  The proceeds of the Senior Unsecured Credit Facility were used to refinance prior indebtedness and to fund subsequent investments and operating activities.

As described above, on May 29, 2009, certain proceeds from the Secured Term Loan Facility were used to repay a portion of the principal amount outstanding under the Senior Unsecured Credit Facility.  At that time, CFGI and the other parties to the Senior Unsecured Credit Facility also entered into certain amendments to the Senior Unsecured Credit Facility, which conformed certain financial covenants in the Senior Unsecured Credit Facility to those in the Secured Term Loan Facility.  In addition, the Senior Unsecured Credit Facility was amended to terminate the revolving nature of the Revolver and all remaining amounts outstanding were converted to term loans.  By its terms, principal outstanding under the Senior Unsecured Credit Facility matured on March 23, 2011, but the commencement of the Chapter 11 Cases accelerated the maturity.

By stipulation approved pursuant to an order dated May 20, 2011, the allowed amount of the Senior Unsecured Credit Facility Claim is $3,935,110,607, inclusive of principal, prepetition interest, and prepetition fees.  The stipulated amount of the Senior Unsecured Credit Facility Claim does not include amounts outstanding under the Japanese Yen sub-facilities of the Senior Unsecured Credit Facility or postpetition fees and expenses incurred by the Agent, which are addressed in section 13.7 of the Plan.  As discussed below, the claims of certain lenders against Debtors that are guarantors under the Japanese Yen sub-facilities have been settled pursuant to a settlement agreement approved by the Bankruptcy Court.  See Section V.F.4.

c.	Senior Unsecured Three, Five, and Ten Year Notes

Pursuant to the Indenture, dated as of May 10, 2007, between CFGI, as issuer, Deutsche Bank Trust Company Americas (“DBTCA”), as indenture trustee,18 and certain Debtor and non-debtor guarantors named therein, CFGI issued approximately $850 million of senior unsecured floating rate notes maturing on May 10, 2010 (the “Senior Unsecured Floating Rate Notes”).  The Senior Unsecured Floating Rate Notes bear interest at variable rates which reset for each interest period based on three month LIBOR plus 0.650%, payable quarterly on February 10, May 10, August 10, and November 10 of each year.  The Senior Unsecured Floating Rate Notes are guaranteed by limited guarantees of each of the Guarantors.

Pursuant to the Indenture, dated as of May 10, 2007, between CFGI, as issuer, DBTCA, as indenture trustee, and certain Debtor and non-debtor guarantors named therein, CFGI also issued approximately $1.2 billion of senior unsecured notes, which bear interest at the rate of 5.875% per annum and mature on May 10, 2012 (the “Senior Unsecured 5.875% Notes”).  Interest on the Senior Unsecured 5.875% Notes is payable semi-annually on May 10 and November 10 of each year.  The Senior Unsecured 5.875% Notes are guaranteed by limited guarantees of each of the Guarantors.

Pursuant to the Indenture, dated as of May 10, 2007, between CFGI, as issuer, DBTCA, as indenture trustee, and certain Debtor and non-debtor guarantors named therein, CFGI also issued approximately $500 million of senior unsecured notes, which bear interest at the rate of 6.300% per annum and mature on May 10, 2017 (the “Senior Unsecured 6.300% Notes”).  Interest on the Senior Unsecured 6.300% Notes is payable semi-annually on May 10 and November 10 of each year.  The Senior Unsecured 6.300% Notes are guaranteed by limited guarantees of each of the Guarantors.

18 Wilmington Trust FSB subsequently succeeded DBTCA as Indenture Trustee under each of the Unsecured Note Indentures.

The Senior Unsecured Floating Rate Notes, Senior Unsecured 5.875% Notes, and Senior Unsecured 6.300% Notes are collectively referred to herein as the “Unsecured Notes.”  The liability of each Guarantor under the Unsecured Notes is limited to the maximum amount as will not result in the guarantee constituting a fraudulent transfer or conveyance.

On April 30, 2008, CFGI completed an exchange offer for the outstanding Unsecured Notes and cancelled the Unsecured Notes issued under each of the Indentures dated as of May 10, 2007, in exchange for the issuance of substantially similar publicly registered Unsecured Notes.  As CFGI’s debt ratings were downgraded by Moody’s Investors Service, Standard & Poor’s, and Fitch Ratings in late 2008 and 2009, the interest rates payable on the Unsecured Notes were adjusted upwards.

The Unsecured Notes are senior unsecured obligations and rank equally with all of CFGI’s and the Guarantors’ senior unsecured indebtedness and are senior to any subordinated indebtedness.  A portion of the net proceeds of the issuance of the Unsecured Notes was used to repay approximately $2 billion due under the Unsecured Bridge Loan and the remainder was used for general corporate purposes.

By stipulation approved pursuant to an order dated May 31, 2011, the Debtors and the Indenture Trustee for the Unsecured Notes agreed the allowed amounts of the Unsecured Notes, inclusive of principal, prepetition interest, and prepetition fees, are (i) $641,712,529 under the Senior Unsecured Floating Rate Notes, (ii) $1,243,333,593 under the Senior Unsecured 5.875% Notes, and (iii) $519,041,926 under the Senior Unsecured 6.300% Notes.  These amounts do not include postpetition fees and expenses incurred by the Indenture Trustee, which are addressed in section 13.7 of the Plan.  The commencement of the Chapter 11 Cases accelerated the maturity of the Unsecured Notes.

d.	Junior Unsecured Subordinated Debentures

On March 23, 2006, CFGI issued $250 million of Junior Unsecured Subordinated Debentures (the “Debentures”) to Capmark Trust, a Delaware statutory trust, under an Indenture among CFGI, as issuer, Law Debenture Trust Company of New York, as trustee (the “Debenture Trustee”), and DBTCA, as agent.  Interest accrues and is payable on the Debentures on a quarterly basis at an annual rate equal to three-month LIBOR plus an applicable margin.

The indebtedness evidenced by the Debentures is subordinate and junior to the prior payment in full of all CFGI’s senior debt.  Senior debt is defined in the indenture for the Debentures to include  (i) indebtedness of CFGI for borrowed money; (ii) indebtedness of CFGI evidenced by securities, bonds, notes or debentures; (iii) all capital lease obligations; (iv) all obligations of CFGI issued or assumed as the deferred purchase price of property, all of CFGI’s conditional sale obligations and CFGI’s obligations under any title retention agreement; (v) all of the obligations of CFGI for reimbursement with respect to any letter of credit, banker’s acceptance, security purchase facility or similar credit transaction; (vi) all obligations of CFGI for reimbursement, indemnification, credit support or other payment with respect to any loss sharing, guaranteed yield, put, redemption right or other contingent payment obligation; (vii) all obligations of the type referred to in clauses (i) through (vi) of other persons the payment of which CFGI is responsible or liable as obligor, guarantor or otherwise; and (viii) all obligations of the type referred to in clauses (i) through (vii) of another person secured by any lien on any property or assets of CFGI; provided, however, that senior debt does not include:  (i) any debt as to which, in the instrument creating or evidencing the same or the assumption or guarantee thereof, it is expressly provided that such debt shall not be senior in right of payment to the Debentures or expressly provided that such debt is pari passu or junior to the Debentures; (ii) any such indebtedness in the form of trade accounts payable; and (iii) any such indebtedness of CFGI to any of its subsidiaries.

The Debentures were scheduled to mature on March 23, 2046.  As of the Commencement Date, the entire principal amount of $250 million was outstanding under the Junior Unsecured Subordinated Debentures, plus accrued and unpaid interest.  The Debentures currently have an outstanding principal balance of $266,359,591, inclusive of principal and interest.  The commencement of the Chapter 11 Cases accelerated the maturity of the Debentures.  The Debentures are contractually subordinated in priority of payment to the Claims against CFGI other than (i) intercompany obligations, (ii) trade payables, and (iii) claims that are contractually subordinated to the Debentures.

Contemporaneously with the issuance of the Debentures, CFGI and Capmark Trust entered into a purchase agreement with GMAC under which GMAC purchased $250 million in aggregate liquidation amount of floating rate trust preferred securities issued by Capmark Trust in exchange for the reduction of an equivalent amount of indebtedness that CFGI owed GMAC at the time.  CFGI and the Debenture Trustee also entered into a guaranty agreement whereby CFGI guaranteed the payment of any unpaid distributions on the Debentures (whether by direct payment by CFGI or by causing Capmark Trust to make payment to the Debenture Trustee) but only to the extent Capmark Trust has sufficient funds available to make such distributions.

3.	Intercompany Obligations

As of the Commencement Date, Capmark utilized an integrated cash management and intercompany payables and receivables system.  As part of this cash management system, CFGI, CFI, and other affiliates had, over the course of many years, advanced cash to their affiliates to fund their operations and business platforms.  These intercompany advances were recorded and maintained as bookkeeping entries in the general ledger system of Capmark’s integrated cash management system.

As of the Commencement Date, certain of the Proponent Debtors owed CFGI approximately $4.9 billion in prepetition intercompany debt obligations, which Claims are classified and treated under the Plan.  Certain other intercompany amounts were owed by Proponent Debtors to other Proponent Debtors, Non-Proponent Debtors and non-debtor Affiliates, which Claims are also classified and treated under the Plan.  Specifically, Claims by Proponent Debtors against other Proponent Debtors are classified and treated as Debtor Intercompany Claims under the Plan.  Claims by Non-Proponent Debtors and non-debtor Affiliates against Proponent Debtors are classified and treated as Affiliate Intercompany Claims under the Plan.

4.	Other Debts and Contingent Obligations

As part of their businesses, the Debtors have also incurred certain other substantial debt obligations, some of which are contingent or unliquidated.  For example, as discussed in Section III.A.4 above, the Affordable Equity Entities manage LIHTC fund equity investments on behalf of third-party investors.  The LIHTC funds generate a return or yield to the investors which are expected to be derived from tax credits flowing from the underlying properties.  In most cases CFGI and certain other Debtors executed guaranties to third party credit enhancers that have directly guaranteed a specified yield to investors in the LIHTC funds.  In certain instances, the Debtors also directly guaranteed the yield to LIHTC investors.  Certain of the obligations of the Debtors to reimburse the credit enhancement parties or under the Debtors’ direct guarantee of yield to investors are secured by pledges of collateral.  As of September 30, 2009, the maximum potential exposure under such reimbursement obligations and guarantees was approximately $1.5 billion.  The Debtors believe it is likely that any such contingent exposure in excess of the posted collateral security is nominal and in some instances they believe their liability will be less than the value of the posted collateral.  The Debtors have negotiated with several institutions that provided LIHTC credit enhancements and investments, such as Merrill Lynch and Morgan Stanley, to resolve their claims.  See Section V.G below for a discussion of the negotiations with the credit enhancer parties and the resolution of their claims.

Certain of the Debtors have similar repurchase, indemnification, and loan obligations under the NMTC transactions they sponsor and manage.  The Debtors have resolved all substantial claims relating to the NMTC business platform, as discussed below.  See Section V.G below.

CFI historically utilized various derivative instruments in connection with their risk management and investment activities.  CFI used these instruments to attempt to minimize market risk volatility associated with interest rate and foreign currency risks and match interest rate characteristics of interest-bearing liabilities with interest-earning assets.  Currently, the Debtors have no outstanding and unsettled derivative instruments that could lead to increased claims against the Debtors.  The Debtors hold a claim against one counterparty under a derivative instrument and may be able to recover some or all of the amounts owing under this derivative instrument.  The Debtors may also contest the claims of derivatives counterparties that have already purported to terminate and settle their claims against the Debtors.

5.	Equity

As of the Commencement Date, CFGI had 412,900,918 shares of common stock outstanding.  As discussed above, a controlling majority (75.4%) of the shares of CFGI common stock are owned by GMACCH Investor LLC, an investment entity owned by the Sponsors.  The remainder of CFGI’s common stock is owned by GMAC Mortgage Group LLC (21.3%), current and former employees and directors (collectively, 3.3%), and Shay Ventures LLC (0.02%).  The Debtors (other than CFGI) are all direct or indirect wholly-owed subsidiaries of CFGI.

IV.           EVENTS LEADING TO THE COMMENCEMENT OF THE CHAPTER 11 CASES

A.	Effects of the Global Financial Crisis on Capmark’s Businesses

The unprecedented conditions in domestic and international financial markets occasioned by the global financial crisis presented particularly difficult challenges for CFGI and similarly situated finance companies.  Beginning in the second half of 2007, credit markets froze and ceased to generate liquidity as lending institutions severely tightened lending standards and restricted access to credit.  These market dislocations significantly worsened during 2008 and continued unabated into 2009.  Global markets experienced widening credit spreads, deleveraging, and volatility, resulting in reduced asset values to a wide variety of assets, including commercial real estate assets.  The U.S. structured credit markets – a core component of CFGI’s businesses – remained severely limited with respect to new issuances, including the CMBS and CDO markets, which effectively ceased functioning.  As property values deteriorated and borrowers’ resources were strained, delinquency and default rates on commercial mortgage loans increased.

These difficult market conditions had a particularly negative effect on CFGI’s three core businesses.  The general lack of liquidity in the debt markets severely decreased the availability of financing and significantly increased Capmark’s average cost of capital, to the extent capital was available at all.  In response to the decrease in availability and increase in cost of capital, Capmark significantly decreased its proprietary lending activities, which negatively impacted the growth of its loan and servicing portfolios.

The scarcity of liquidity in the markets also made it difficult for commercial real estate borrowers to obtain replacement financing.  The unavailability of financing for commercial real estate materially and adversely affected the value of commercial real estate assets, which in turn adversely affected the credit quality and increased the duration of Capmark’s loan portfolios.  Moreover, corresponding economic conditions, such as lower occupancy rates, declines in rental income rates, and tenant bankruptcies, further depressed commercial property values.

Adverse real estate market conditions also caused a decline in performance by the investment funds Capmark managed.  The deterioration in fund performance resulted in a decline in performance based-fees as well as losses on CFGI’s own investments as a limited partner in the funds.

Since July of 2007, and particularly beginning in the fourth quarter of 2008, these conditions led to significant increases in the number of non-performing loans held by Capmark, as well as increased credit provisions, impairments and declines in the fair value of loans, real estate investments, and securities.

B.	Efforts to Address the Global Financial Crisis

To address the global financial crisis, Capmark focused its efforts on allocating capital efficiently and stabilizing its liquidity position in each of the geographic regions in which it operated.  As part of these efforts, in the fourth quarter of 2007, Capmark began curtailing its European lending activities and, in April 2008, sold a large portion of its European loan portfolio.  In 2009, Capmark closed its European bank, Capmark Bank Europe plc, and sold a substantial portion of its European loan servicing, administration, asset management administration, and CMBS administration services to Capita.  In addition, Capmark reduced its Asian proprietary lending and investing activities.  In Asia and Europe, Capmark focused on managing and monetizing existing loan and investment portfolios, managing fee-for-services businesses, and selling business platforms.  Staffing levels were reduced to correspond with the decreased level of activities in Europe and Asia.  In light of the difficult market conditions, Capmark also substantially reduced, and later ceased, proprietary loan originations in North America.

In December 2008, CFGI applied with the Board of Governors of the Federal Reserve System to become a bank holding company.  After communications with the staff of the Federal Reserve regarding qualification requirements and in light of recent operating results and other priorities, CFGI withdrew its application on February 26, 2009.

C.	Downgrades of the Debtors’ Debt and Servicer Ratings

Despite these efforts, the value of Capmark’s assets and businesses continued to deteriorate as a result of the harsh economic conditions resulting from the global financial crisis.  In late February 2009, Fitch Ratings downgraded CFGI’s debt rating and placed CFGI on negative watch based on significant valuation adjustments CFGI was expected to incur during the fourth quarter of 2008 due to mark-to-market provisions and impairments.  Fitch Ratings indicated concern that such anticipated losses could place CFGI in violation of the leverage ratio covenants in the Senior Unsecured Credit Facility and Unsecured Bridge Loan and, further, that CFGI’s auditors might express doubt about the company’s ability to continue as a “going concern” in its forthcoming audit opinion.  For similar reasons, S&P and Moody’s reduced CFGI’s long-term senior unsecured debt ratings to below investment grade during the first quarter of 2009.  In early March 2009, Fitch Ratings downgraded CFI’s primary, master, and special servicer ratings and placed the servicer ratings on further negative watch because of concerns regarding CFI’s ability to maintain its servicing platform, including its ability to perform the advancing obligations of the master servicer.  Any further servicer rating downgrade could have triggered termination of servicing contracts and necessitated an immediate transfer of CFI’s servicing rights and platform.  In early September 2009, Moody’s, Fitch, and Standard & Poor’s again downgraded CFGI’s credit ratings, citing the possible sale of the North American mortgage and servicing operations, continued asset quality impairment, and a looming FDIC-mandated capital infusion into Capmark Bank.

D.	Prepetition Restructuring Negotiations and Filing of these Chapter 11 Cases

At the end of 2008 and the beginning of 2009, Capmark also focused on out-of-court restructuring negotiations with certain of its creditor constituencies to address the pending maturity of $833 million under the Unsecured Bridge Loan, due March 23, 2009.  Full payment of the amount maturing under the Unsecured Bridge Loan was projected to cause a cash shortfall that would have left Capmark with insufficient liquidity to fund its business operations over the next year.  However, under the terms of the Indentures relating to the Unsecured Notes as well as the Senior Unsecured Credit Facility, the failure to pay the Unsecured Bridge Loan would have caused a cross default.  Accordingly, the prospective payment default on the Unsecured Bridge Loan would have resulted in a cross default on $7.8 billion of additional debt.

Capmark, together with its financial and legal advisers, conducted negotiations with the lender parties to the Unsecured Bridge Loan and Senior Unsecured Credit Facility, during which time the parties agreed to various extensions of the maturity date under the Unsecured Bridge Loan.  Capmark paid fees to the extending lenders, and the lenders waived defaults under the Senior Unsecured Credit Facility in exchange for the extensions of the maturity date on the Unsecured Bridge Loan and certain covenant relief under both facilities, including waivers of the requirements that Capmark deliver financial statements and comply with the leverage ratio covenant for the quarters ending December 31, 2008, and March 31, 2009.

Before negotiations concluded, on April 24, 2009, CFGI filed its annual report on Form 10-K with the SEC for the year ending December 31, 2008, in which the Capmark group reported a consolidated net loss of $1.1 billion for the quarter ending December 31, 2008, and a consolidated net loss of $1.4 billion for the full year 2008.  Capmark reported that the severity of these losses caused it to be out of compliance with the leverage ratio covenants in the Senior Unsecured Credit Facility and Unsecured Bridge Loan as of December 31, 2008.  As a result of Capmark’s net losses and breach of the financial covenants, Capmark’s auditors concluded substantial doubt existed as to Capmark’s ability to continue as a going concern.

After several rounds of substantial negotiations with its bank lenders, on May 8, 2009, CFGI obtained a term sheet commitment from certain of its lenders to provide new funding under the Secured Term Loan Facility, an extension of the maturity date of the Unsecured Bridge Loan, and waivers of the leverage ratio covenants in the Senior Unsecured Credit Facility and Unsecured Bridge Loan.  On May 29, 2009, CFGI formally entered into the Secured Term Loan Facility and amended the Senior Unsecured Credit Facility and Unsecured Bridge Loan to conform certain financial covenants in the Senior Unsecured Credit Facility and Unsecured Bridge Loan to those in the Secured Term Loan Facility.  As described above, the proceeds of the Secured Term Loan Facility, together with $75 million of cash from CFGI, were used to pay down a portion of the Unsecured Bridge Loan and the Senior Unsecured Credit Facility and the lenders under the Secured Term Loan Facility were granted security interests in CFGI’s and the Guarantors’ North American mortgage loan assets.

Thereafter, Capmark engaged in further negotiations in an attempt to achieve a global restructuring of its obligations with all major creditor constituencies.  During the period between entry into the Secured Term Loan Facility and October 25, 2009, the Commencement Date of the First Filed Debtors (as discussed below), Capmark met regularly with holders of substantial portions of debt under the Unsecured Bridge Loan, the Senior Unsecured Credit Facility, and the Secured Term Loan Facility, to discuss the terms of a potential global restructuring of Capmark’s liabilities.  Capmark also held discussions with substantial holders of the Unsecured Notes.  Certain of the noteholders formed an ad hoc group (the “Bondholders’ Group”) to discuss and negotiate a potential restructuring with the Debtors.  At that time, the Bondholders’ Group represented approximately 35% of the noteholders, by principal amount.

While trying to broker a global restructuring, Capmark received indications from the GSEs and other private label servicing counterparties that absent a deal in the near term for the transfer of the North American servicing business to an approved servicer, those parties might take actions to terminate CFI’s servicing rights.  Given the significant value of the servicing rights, in July 2009 Capmark commenced a substantial marketing effort to procure bidders and maximize net proceeds for the sale of the North American servicing business before any counterparty servicing agreement terminations might occur.  In connection with their efforts to negotiate with servicing counterparties and sell the North American servicing business, the Debtors engaged Lazard Frères & Co. LLC (“Lazard”) and Beekman Advisors, Inc.  As a result of the marketing efforts of Capmark and its advisors, on September 2, 2009, CFGI, CFI, and CCI (collectively, the “Sellers”) entered into an Asset Put Agreement (the “APA”) with Berkadia.  Berkadia, which is owned by Berkshire Hathaway Inc. and Leucadia National Corporation, was formed specifically for the purpose of acquiring the North American servicing business.

The APA provided for a put option (the “Put Option”) whereby the Sellers were entitled to sell to Berkadia all assets used in, or primarily related to, the Sellers’ MSB Business, including the North American servicing business.  The Sellers paid Berkadia $40 million in cash for the Put Option.  The Put Option was set to expire if not executed within 60 days of entry into the APA.  In the event a chapter 11 case was commenced, that period could be extended by an additional 60 days.

As discussed in Section V.E.1 below, the Sellers exercised the Put Option following the Commencement Date, leading to an auction and ultimate sale of the MSB Business to Berkadia on December 11, 2009, for a purchase price of approximately $874 million, subject to certain specified adjustments.  The sale was approved by the Bankruptcy Court on November 24, 2009.

E.	Certain Prepetition Litigation

Capmark is subject to potential liability under various laws and government regulations.  Other than as described below, the potential liability arising from pending litigation is not expected to have a material adverse effect on the Reorganized Debtors’ financial condition.  However, due to the inherent uncertainty in litigation and since the ultimate resolution of the Reorganized Debtors’ litigation, claims, and other legal proceedings are influenced by factors outside their control, it is reasonably possible that actual results may differ from expected results.

1.	False Claims Act Litigation

On June 9, 2009, the United States Department of Justice (the “DOJ”) filed a civil law suit against CFI in the United States District Court for the Central District of California, Western Division.  The suit claims CFI violated Federal law when it sought payments of insurance from HUD on two HUD-insured commercial multi-family mortgage loans originated by CFI (then known as GMAC Commercial Mortgage Corporation) in 2000 and 2002.  The DOJ alleges CFI misrepresented and failed to disclose certain facts during the origination of the two loans, and such actions, together with the claim for HUD insurance payments, violate the False Claims Act (31 U.S.C. §§ 3729-3733).  The DOJ claims HUD was damaged by paying more than $25 million in insurance claims and seeks treble damages.  CFI has filed an answer denying liability.  Discovery is underway, and a jury trial is presently scheduled for November 2011.

2.	Noteholders’ Complaint Against DBTCA and Related Actions

In May 2009, in connection with the execution of the Secured Term Loan Facility, Capmark requested DBTCA, as indenture trustee, execute three supplemental indentures (the “Supplemental Indentures”) relating to the Unsecured Notes for the purpose of amending each Indenture to cure an ambiguity, omission, defect, or inconsistency therein created by the inadvertent omission of words in one of the exceptions to the negative covenants relating to the granting of liens on assets.  Each amendment was made to conform the respective Indenture to the clear and unambiguous intent of the parties, as indicated in both the language and context of the amended provision and as expressed in the offering circular pursuant to which the Unsecured Notes were issued.  DBTCA thereafter executed each of the Supplemental Indentures on or about May 20, 2009, in reliance on officers’ certificates and opinions of counsel to the effect that each Supplemental Indenture was authorized under, and complied with the terms of, each respective Indenture.

On or about October 1, 2009, the purported holders of approximately $800 million in aggregate face value of the Unsecured Notes (the “Noteholder Plaintiffs”) filed an action against DBTCA in the Supreme Court of the State of New York, County of New York, Case Number 09-603025 (the “Noteholder Action”), asserting claims for breach of contract, violation of the Trust Indenture Act, breach of fiduciary duty, and negligence on the part of DBTCA in connection with the issuance of the Supplemental Indentures.  On or about November 9, 2009, the Noteholder Plaintiffs served and filed an amended complaint in the Noteholder Action.

On October 16, 2009, DBTCA filed an answer to the original complaint.  DBTCA also filed a third-party complaint (the “Third Party Action”) against CFGI and the Guarantors, seeking contribution and indemnity for all damages, costs, and expenses DBTCA incurs as a result of the claims asserted by the Noteholder Plaintiffs.

Pursuant to section 362(a)(1) of the Bankruptcy Code, the Third Party Action was automatically stayed against all the Debtor parties on the Commencement Date.  On November 23, 2009, DBTCA timely removed the Noteholder Action to the United States District Court for the Southern District of New York (the “New York District Court”).  The Noteholder Plaintiffs did not contest removal.

On October 1, 2010, DBTCA filed a motion to dismiss the Noteholder Action (the “DBTCA Motion to Dismiss”) on the grounds that the complaint failed to plead facts sufficient to support the requested relief.  The Noteholder Plaintiffs filed their opposition to the DBTCA Motion to Dismiss on October 22, 2010, and DBTCA filed its reply November 3, 2010.  After oral argument, the New York District Court issued an order dated November 24, 2010, granting DBTCA’s Motion to Dismiss, and judgment was subsequently entered by the clerk of the court on November 29, 2010, dismissing the case and the matter was closed.19

3.	Livermore Project Litigation

Debtor Protech C is (i) a limited partner in Livermore Senior Living Associates, L.P. (the “Livermore Project Partnership”), and (ii) the investment manager with a 51% ownership interest in Livermore Senior Housing Associates, LLC (the “Livermore General Partner”), the general partner of the Livermore Project Partnership.  The Livermore Project Partnership’s sole asset is Heritage Estates Senior Apartments, a 250-unit senior citizen housing project constructed in 2004 in downtown Livermore, California.

19 As discussed in more detail below, on January 5, 2010, the Debtors commenced an adversary proceeding seeking to stay or enjoin the Noteholder Action.  Following dismissal of the Noteholder Action, the parties stipulated to the voluntary dismissal of the adversary proceeding.

On May 25, 2010, Callahan Livermore Senior Housing L.P. and BT Livermore Associates L.P., the other limited partners in the Livermore Project Partnership, filed a complaint in the California Superior Court of Alameda County against Protech C alleging claims for (i) breach of contract, (ii) breach of the covenant of good faith and fair dealing, and (iii) promissory fraud.  The plaintiffs allege that Protech C has failed to perform its duties and responsibilities under several agreements relating to the Livermore Project Partnership, which has purportedly forced the other partners of the Livermore Project Partnership to spend time and resources performing those functions, for which the other members claim they should be compensated.  The plaintiffs seek damages totaling approximately $3.4 million.  Protech C has answered the complaint denying all liability and averring that any breaches under the operative agreements have been subsequently cured.  The litigation was automatically stayed upon the commencement of Protech C’s Chapter 11 Case.

4.	Belmont Litigation

In December 2007, certain plaintiffs filed a complaint against several Capmark entities in the United States District Court for the Eastern District of New York.  The case is captioned Chord Associates LLC et al. v. Protech 2003-D, LLC et al., No. 07-cv-5138 (E.D.N.Y.).

The subject matter of the action is the development and financing of a low-income housing tax credit project for senior citizens located in Long Island, New York, which is known as Belmont Villas (the “BV Project”).  The beneficial owner of the project is Belmont Villas LLC (“Belmont Villas”), which is not a party to the action.  The case essentially involves disputed facts concerning responsibility for cost overruns and delays in the construction phase of the BV Project and the collapse of the BV Project’s financing.

The plaintiffs include an individual developer and three companies for which the developer is the sole shareholder and only employee.  These companies include Chord Associates LLC, which was formed to be the managing member of Belmont Villas, and two other entities formed for purposes relating solely to the BV Project.  The Capmark defendants include three non-debtor affiliates formed for purposes relating solely to the BV Project and Debtors CAEHI, CFI and CCI (collectively, the “BV Capmark Defendants”).

The plaintiffs assert claims in an unspecified amount for breach of contract, negligence, fraud, and defamation, as well as a number of mortgage fraud and lender liability claims.  The BV Capmark Defendants have asserted counterclaims seeking a declaratory judgment that certain acts the BV Capmark Defendants undertook were lawful and damages claims against the plaintiffs for breach of contract, breach of fiduciary duties, and liability for certain guarantees.  The BV Capmark Defendants have also asserted counterclaims for fraud and diversion of funds against an additional individual as a counterclaim defendant.  The counterclaim defendant has in turn asserted claims against the BV Capmark Defendants for, among other things, defamation.

The district court has denied plaintiffs’ motion for a preliminary injunction and motions for summary judgment as premature.  The district court has also dismissed the counterclaim defendant’s defamation claim.  There are several pending substantive motions before the district court.  Discovery is ongoing but currently inactive pending decisions on various discovery motions by the magistrate judge.

V.           DEBTORS’ CHAPTER 11 CASES

After carefully reviewing and exploring their alternatives and after implementing numerous cost-saving strategies, the Debtors concluded an orderly reorganization of their debts under chapter 11 was the best of all available strategic options to maximize value for their creditors, shareholders, and other parties in interest.

On October 25, 2009, each of the Debtors except CILP and Protech C (collectively, the “First Filed Debtors”) commenced voluntary cases for relief under chapter 11 of the Bankruptcy Code.  Shortly after the filing date, the Bankruptcy Court approved certain orders designed to minimize the disruption of the Debtors’ business operations and to facilitate their Chapter 11 Cases.  On January 15, 2010, CILP commenced its voluntary case under chapter 11 of the Bankruptcy Code.  Thereafter, on July 29, 2010, Protech C commenced a voluntary case under chapter 11.

A.	First Day Orders and Other Postpetition Orders

1.	Case Administration Orders

Upon the commencement of these Chapter 11 Cases, the Bankruptcy Court issued certain orders with respect to the administration of these Chapter 11 Cases.  These orders:  (i) directed joint administration of the Chapter 11 Cases of the First Filed Debtors; (ii) established interim compensation procedures for professionals; (iii) granted an extension of the time to file the Debtors’ schedules and statements; and (iv) approved notice procedures and authorized the Debtors or their agent, Epiq Bankruptcy Solutions, LLC, to act as agent for the clerk of the Bankruptcy Court in noticing all matters customarily noticed by the clerk pursuant to the Bankruptcy Code.

On January 19, 2010, the Bankruptcy Court issued an order directing the joint administration of CILP’s Chapter 11 Case with the jointly administered cases of the First Filed Debtors.  On February 19, 2010, the Bankruptcy Court issued a final order directing that certain orders in the First Filed Debtors’ Chapter 11 Cases be made applicable to CILP in its Chapter 11 Case.  On August 16, 2010, the Bankruptcy Court issued a final order directing that certain orders in the First Filed Debtors’ and CILP’s Chapter 11 Cases be made applicable to Protech C in its Chapter 11 Case and an order directing the joint administration of Protech C’s Chapter 11 Case with the jointly administered cases of the other Debtors, respectively.

2.	Business Operations

The Bankruptcy Court authorized the Debtors to:  (i) maintain the existing cash management system; (ii) maintain existing bank accounts; (iii) maintain existing investment practices with financial institutions; (iv) maintain existing business forms; (v) provide adequate assurance to utility companies and establish procedures for determining requests for additional adequate assurance; (vi) employ professionals used in the ordinary course of business; (vii) continue existing insurance programs and pay all related obligations; (viii) pay certain prepetition property, sales, and use tax obligations, and other governmental assessments of franchise and business license fees, including penalties and interest thereon; and (ix) continue operation of their businesses in the ordinary course, including authorization to pay prepetition obligations attendant to the businesses, including certain escrow account fees, customer deposit programs and servicing interest payments.

The Debtors also sought and obtained an order confirming they could continue the operations of the MSB Business in the ordinary course.  Thereafter, at the request of Fannie Mae, and because the Debtors wished to continue to sell qualified loans originated by CFI to the GSEs, the Debtors requested the Bankruptcy Court to modify the order and grant an administrative expense claim to the GSE purchasers of CFI-originated loans, in connection with any claims related to loans that were transferred postpetition.  The Bankruptcy Court granted the final order on November 24, 2009.

3.	Cash Collateral Order

Soon after the Commencement Date, the Debtors filed a motion seeking to use cash collateral (the “Cash Collateral”) of the prepetition secured lenders under the Secured Term Loan Facility during the Chapter 11 Cases.  The motion was approved on an interim basis by an order issued by the Bankruptcy Court on October 29, 2009.  Pursuant to two further orders dated November 24 and December 10, 2009, the Debtors’ interim authority to use Cash Collateral was extended while the Debtors continued to negotiate the terms of a final order with the secured lenders.  Finally, on December 22, 2009, the Bankruptcy Court issued a final order (the “Cash Collateral Order”) approving the Debtors’ use of the Cash Collateral [Docket No. 517].

Pursuant to the Cash Collateral Order, the Debtors were granted authority to use the Cash Collateral for certain specific uses and subject to certain use and amount limitations for a specified term set forth in the Cash Collateral Order.  As adequate protection for the diminution in value of the secured lenders’ prepetition collateral, including the Cash Collateral, the secured lenders were granted postpetition liens in (i) the Cash Collateral, (ii) all the prepetition collateral and any proceeds thereof and (iii) certain postpetition intercompany claims, in each case limited to the diminution in value of the secured lenders’ prepetition collateral.  As further adequate protection, the secured lenders also received certain adequate protection payments, including the payment of certain expenses and monthly interest and principal payments, subject to the secured lenders making certain certifications and the right of the Committee to seek termination of such payments.  The Cash Collateral Order further reserved the rights of the Debtors, the Committee and third parties to seek to avoid, object to or otherwise challenge the secured lenders’ security interests or the obligations of the Debtors under the Secured Term Loan Facility.

On August 10, 2010, the Committee filed a motion for leave, standing, and authority to prosecute various claims and causes of action on behalf of the Debtors’ Estates against the agents and secured lenders under the Secured Term Loan Facility, including claims seeking the avoidance of the secured lenders’ liens.  See Section V.F.2 for a discussion of the Committee’s standing motion.  Concurrently therewith, the Committee also filed a motion, pursuant to the terms of the Cash Collateral Order, seeking termination of continued payments of principal to the secured lenders once such payments reached $400 million in the aggregate (the “Payment Termination Motion”).

As discussed in greater detail in Section V.F.3 below, the Debtors thereafter filed the Secured Lender Settlement Motion (defined below) seeking Bankruptcy Court approval of a settlement reached with the secured lenders.  The hearings on the Secured Lender Settlement Motion, the Derivative Standing Motion, and the Payment Termination Motion were consolidated and the Committee withdrew its Payment Termination Motion, without prejudice, at the conclusion of the hearings.  The Bankruptcy Court ultimately approved the Debtors’ settlement with their secured lenders and authorized modifications to the Cash Collateral Order to permit use of Cash Collateral to make payments as required by the terms of the settlement.

4.	Claims Process and Bar Date

a.	Schedules and Statements

On December 24, 2009, each of the Debtors except CILP and Protech C filed with the Bankruptcy Court its statement of financial affairs, schedule of assets and liabilities, schedule of executory contracts and unexpired leases, and schedule of equity security holders.  CILP filed its statement of financial affairs, schedule of assets and liabilities, schedule of executory contracts and unexpired leases, and schedule of equity security holders on February 22, 2010.  Protech C filed its statement of financial affairs, schedule of assets and liabilities, schedule of executory contracts and unexpired leases, and schedule of equity security holders on September 14, 2010.

On January 6, 2011, certain of the Debtors filed amended statements of financial affairs and amended schedules of assets and liabilities.

b.	Bar Date

On February 19, 2010, the Bankruptcy Court issued an order (the “Bar Date Order”) pursuant to Bankruptcy Rule 3003(c)(3) fixing April 23, 2010 (the “Bar Date”), as the date by which all proofs of Claim against the First Filed Debtors and CILP must be filed other than certain excluded Claims as set forth in the Bar Date Order to which the Bar Date does not apply.  On September 14, 2010, the Bankruptcy Court issued an order (the “Protech C Bar Date Order”) fixing October 25, 2010 (the “Protech C Bar Date”), as the date by which all proofs of Claim against and Equity Interests in Protech C must be filed other than certain excluded Claims as set forth in the Protech C Bar Date Order to which the Protech C Bar Date does not apply.

5.	Executory Contracts and Unexpired Leases

As part of their efforts to reduce operating expenses, the Debtors engaged in a lengthy analysis of their unexpired nonresidential real property office facility leases and executory contracts.  Before the Commencement Date, the Debtors determined that five properties relating to nonresidential office leases were vacant and would not be of use during the Chapter 11 Cases as the properties were no longer integral to the Debtors’ business operations.  On November 24, 2009, the Bankruptcy Court issued an order authorizing rejection of these five unexpired office facility leases, nunc pro tunc to the Commencement Date.

Section 365(d)(4)(A) provides that unexpired leases of nonresidential real property under which a debtor is the lessee are deemed rejected if not assumed by the debtor by the earlier of (a) 120 days from the petition date (subject to extension of up to 90 additional days for cause), or (b) the date of entry of the confirmation order.  On January 19, 2010, the Bankruptcy Court issued an order, pursuant to section 365(d)(4)(B)(i) of the Bankruptcy Code, extending the deadline by which the First Filed Debtors must assume or reject unexpired leases for nonresidential real property for 90 days, through and including May 24, 2010.

On February 19, 2010, the Bankruptcy Court issued an order authorizing rejection of three unexpired nonresidential office facility leases and one stadium suite license.  On March 2, 2010, the Bankruptcy Court issued an order authorizing rejection of two additional nonresidential office facility leases.  On March 19, 2010, the Bankruptcy Court issued an order authorizing the rejection of approximately 100 unexpired nonresidential real property leases and executory equipment contracts.  On April 5, 2010, the Bankruptcy Court issued an order authorizing the rejection of eight additional nonresidential office facility leases.  On May 4, 2010, the Bankruptcy Court issued an order authorizing the assumption of certain of the Debtors’ remaining unexpired nonresidential office facility leases.

The Debtors did not seek a further extension of the time period to assume or reject nonresidential real property leases, and neither CILP nor Protech C has entered into any leases of nonresidential real property.  As a result, all nonresidential real property leases which were not assumed on or before May 24, 2010, have been deemed rejected.

During the Chapter 11 Cases, the Bankruptcy Court issued other orders authorizing the rejection or assumption of various other unexpired personal property leases and executory contracts.  In addition, the Bankruptcy Court has authorized the Debtors to assume and assign executory contracts pursuant to orders approving various sales by the Debtors pursuant to sections 363 and 365 of the Bankruptcy Code.

6.	Employee Matters

a.	Wages, Compensation, and Employee Benefits

As of the Commencement Date, the Debtors employed over 1,000 individuals in 37 domestic offices.  Prior to the Commencement Date and in the ordinary course of their business, the Debtors established for their workforce employee plans, policies, and programs including:  (i) medical insurance, dental insurance, vision insurance, life and accidental death and dismemberment insurance, supplemental life insurance, and long- and short-term disability insurance; (ii) vacation and holiday plans; (iii) retirement and savings plans; (iv) flexible spending and health savings accounts; (v) legal assistance programs; (vi) qualified transportation benefits; (vii) tuition reimbursement programs; (viii) automobile and homeowner’s insurance; and (ix) a pet insurance plan.

On November 24, 2009, the Bankruptcy Court issued a final order (the “Wages Order”) authorizing the Debtors to:  (i) pay prepetition wages, compensation, and employee benefits, business expenses, and contributions to, and under, employee benefit plans, (ii) pay prepetition payroll taxes, services, and benefits providers, and (iii) authorize financial institutions to issue postpetition checks or to effect postpetition transfer requests in replacement of any checks or funds transfers relating to such obligations.

b.	Severance Plan, Bonus Plan, and Performance Incentive Plan

Pursuant to the Wages Order, the Bankruptcy Court also approved the continuation of the Debtors’ severance plan for non-insider employees and continuation of scheduled payments under the Debtors’ bonus plan for bonuses that had been awarded to certain non-insider employees before the Commencement Date, pending a later determination of each employee’s insider or non-insider status.  On December 23, 2009, the Bankruptcy Court issued an order determining which of the First Filed Debtors’ employees are insiders and approving payments of prepetition amounts outstanding to non-insider employees of the First Filed Debtors under the severance plan and 2008 and 2009 discretionary bonus plans for non-insider employees.  On January 19, 2010, the Bankruptcy Court approved the Debtors’ continuation of the severance plan for insider employees of the First Filed Debtors.  On March 1, 2010, the Bankruptcy Court approved payments of prepetition amounts to non-insider employees of CILP under the severance plan and 2008 and 2009 discretionary bonus plans for non-insider employees.

On March 9, 2010, following substantial discussions between the Committee and the Debtors, the Bankruptcy Court approved (i) the Debtors’ performance incentive plan for insider employees (the “Performance Incentive Plan”), other than those insider employees who are also members of the Debtors’ Executive Committee (the “Executive Committee Members”), and (ii) the post-Commencement Date award and payment of bonuses to non-insider employees under the 2009 and 2010 discretionary bonus plans for non-insider employees.  Under the Performance Incentive Plan, the Debtors are authorized to make payments to insider employees upon achievement of certain objective measures or milestones designed to ensure maximum recoveries to creditors.

On May 4, 2010, following further discussions between the Committee and the Debtors, the Bankruptcy Court approved the Debtors’ Performance Incentive Plan for the Executive Committee Members, authorizing the Debtors to make all payments to the Executive Committee Members pursuant to the Performance Incentive Plan if, as, and when such amounts come due in accordance with the approved terms of the Performance Incentive Plan for the Executive Committee Members.

Since the approval of the Performance Incentive Plan, the Bankruptcy Court has authorized certain amendments to the Performance Incentive Plan and granted certain additional approvals related to such plan.  In previous motions seeking amendments to the Performance Incentive Plan, the Debtors have reserved their rights to seek further amendments to the Performance Incentive Plan, and the Debtors may seek approval of further amendments before confirmation of the Plan.

7.	Retention of Professionals

The Bankruptcy Court authorized the retention of the following Debtors’ professionals:  (i) Dewey & LeBoeuf LLP, as counsel; (ii) Richards, Layton & Finger, P.A., as local counsel; (iii) Lazard Frères & Co. LLC, as investment banker and financial advisor; (iv) Bryan Cave LLP, as special counsel; (v) Beekman Advisors Inc., as strategic advisor; (vi) Deloitte & Touche LLP, as audit and accounting services provider; (vii) KPMG LLP, as tax and accounting advisor; (viii) Reed Smith LLP, as special counsel; (ix) Messana Rosner & Stern LLP, as special Delaware counsel; (x) Johnson Associates Inc., as compensation consultants; (xi) Duff & Phelps, LLC, as dispute consulting and forensic advisory services provider; (xii) Deloitte Tax LLP, as tax advisor; (xiii) Paul, Hastings, Janofsky & Walker LLP, as special counsel; and (xiv) Morgan, Lewis & Bockius LLP, as special counsel.  In addition, the Bankruptcy Court issued an order (a) authorizing the Debtors’ employment of Loughlin Meghji + Company, as crisis managers, and (b) designating Mohsin Y. Meghji as Chief Restructuring Officer of the Debtors.

The Bankruptcy Court issued an order on December 3, 2009, authorizing the Debtors to retain ordinary course professionals, subject to certain retention procedures.  The Debtors have retained numerous ordinary course professionals pursuant to this order.

8.	Notice Procedures for Transfers of Certain Equity and Debt Securities

On November 24, 2009, upon a motion by the Debtors, the Bankruptcy Court issued an order approving the establishment of notice and hearing procedures for ownership, acquisition, and disposition of beneficial interests in equity securities of CFGI.  The notice and hearing procedures were established to protect and preserve the value of the Debtors’ net operating losses and other tax attributes, including tax credits and the tax basis of certain of the Debtors’ assets.

On April 8, 2010, the Bankruptcy Court issued an order requested by the Committee permitting the members of the Committee to trade debt securities of the Debtors upon establishing an ethical wall and related blocking procedures in their respective institutions.

9.	Exclusivity

Pursuant to sections 1121(b) and 1121(c)(3) of the Bankruptcy Code, the initial period during which Capmark held the exclusive right to file a chapter 11 plan was set to expire on February 22, 2010, and the period during which Capmark could solicit votes in favor of such plan was set to expire on March 24, 2010 (together, the “Exclusive Periods”).  On January 22, 2010, the Debtors filed a motion in the Bankruptcy Court to extend the Exclusive Periods.  The extension was granted, and the Bankruptcy Court’s order extended the Debtors’ Exclusive Periods through and including September 30, 2010, and November 30, 2010, respectively.

Thereafter, on August 25, 2010, the Debtors filed a second motion in the Bankruptcy Court to further extend the Debtors’ Exclusive Periods through and including December 31, 2010, and March 1, 2011, respectively, which extension was granted.  On December 22, 2010, the Debtors filed a third motion to extend the Debtors’ Exclusive Periods through March 31, 2011, and May 31, 2011, respectively, which extension was granted.  Finally, on March 28, 2011, the Debtors filed in the Bankruptcy Court a fourth motion to further extend the Debtors’ Exclusive Periods, through and including April 25, 2011, and June 25, 2011, respectively.  Pursuant to Rule 9006-2 of the Local Rules of Bankruptcy Practice and Procedure of the Bankruptcy Court, the Debtors’ filing of the fourth motion to extend the Exclusive Periods automatically extended the Exclusive Periods until the Bankruptcy Court acts on the motion.  As a result, the filing of the Debtors’ fourth motion to extend the Exclusive Periods automatically extended the Debtors’ exclusivity for filing the Plan through and including April 25, 2011.  Thereafter, on April 18, 2011, the Bankruptcy Court issued a fourth and final order extending the Exclusive Periods through and including April 25, 2011, and June 25, 2011, respectively.

10.	De Minimis Asset Sales

On March 19, 2010, the Bankruptcy Court issued an order approving certain procedures proposed by the Debtors to effectuate the sale and abandonment of certain assets of de minimis value.

11.	Fee Examiner

On March 24, 2010, the Bankruptcy Court approved the appointment of Direct Fee Review LLC (“DFR”) as the fee examiner for the Chapter 11 Cases.  DFR is responsible for reviewing all interim fee applications and filing with the Bankruptcy Court a final report containing its conclusions regarding whether the requested fees and expenses requested by each of the professionals retained in these cases meet the applicable standards of section 330 of the Bankruptcy Code and Local Rule 2016-2.

12.	Loan Settlement Procedures

On April 19, 2010, the Bankruptcy Court issued an order authorizing the Debtors to restructure, sell, or settle certain loans in the ordinary course, subject to certain specified procedures agreed to between the Debtors, the Committee, and other creditor constituencies.

13.	IRS Form 870 Relating to Prepetition Audit

On March 14, 2011, the Bankruptcy Court entered an order authorizing CFGI to sign an Internal Revenue Service (the “IRS”) Form 870, which reflects CFGI’s agreement to certain adjustments to the prepetition taxable income of CFGI as common parent of the Capmark Consolidated Group (as defined below), an affiliated group of Debtor and non-debtor Affiliates that file a single consolidated U.S. federal income tax return.  See Section XI.B below.  The IRS had commenced an audit of the Capmark Consolidated Group as a result of Capmark’s carry back of net operating losses (the “NOLs”) incurred in 2008 to offset income generated in the 2006 and 2007 tax years.  The carry back of the NOLs resulted in a prepetition refund to the Capmark Consolidated Group.  The final adjustments in income resulting from the audit, as set forth in the Form 870, do not change the prepetition tax liabilities of the Debtors or the refund obligations of the IRS.  Instead, the IRS and the Capmark Consolidated Group owe each other interest on the income adjustments, which, following offset, results in a net interest obligation due from the IRS to the Capmark Consolidated Group.

B.	Appointment of Official Committee of Unsecured Creditors

1.	Appointment

On November 2, 2009, the acting United States Trustee for the District of Delaware, Region 3 (the “U.S. Trustee”), pursuant to her authority under section 1102 of the Bankruptcy Code, appointed the Committee in these Chapter 11 Cases.

2.	Composition

The Committee currently consists of the following members:

JPMorgan Chase Bank, N.A. Attn: William A. Austin 277 Park Avenue, 8th Floor New York, NY 10172-0003 Tel: (212) 622-4507	The Varde Fund IX, L.P. Attn: John Sinna 8500 Normandale Lake Boulevard Minneapolis, MN 55437 Tel: (952) 374-6993 Fax: (952) 893-9613

Wilmington Trust FSB, as Indenture Trustee for the Unsecured Notes Attn: Adam Berman and Daniel Fisher 166 Mercer Street, Suite 2-R New York, NY 10012-3249 Tel: (212) 941-4415 Fax: (212) 343-1079	Law Debenture Trust Company of New York, as Indenture Trustee Attn: Anthony A. Bocchino, Jr., 400 Madison Avenue, 4th Floor New York, NY 10017 Tel: (646) 747-1255 Fax: (212) 750-1361

3.	Retention of Professionals

The Bankruptcy Court has authorized the Committee to retain the following professionals:  (i) Kramer Levin Naftalis and Frankel, LLP, as counsel; (ii) Bayard, P.A., as local counsel; (iii) Kasowitz, Benson, Torres & Friedman LLP, as special litigation counsel; (iv) Houlihan Lokey Howard & Zukin Capital, Inc., as financial advisors and investment bankers; (v) Alvarez and Marsal North America, LLC, as financial advisors; (vi) JR Myriad LLC, as commercial real estate advisors; and (vii) Wilmer Cutler Pickering Hale & Dorr LLP, as special regulatory counsel.

C.	Ad Hoc Unsecured Lender Group

As noted, the Plan is the product of substantial negotiations among the Proponent Debtors, the Committee, and the Ad Hoc Unsecured Lender Group.  The Ad Hoc Unsecured Lender Group comprises holders of approximately $1.5 billion in claims arising under the Unsecured Loans.  In addition to their extensive discussions with the Committee, the Proponent Debtors have conferred with the Ad Hoc Unsecured Lender Group and its attorneys regarding the terms of the Plan on a regular basis, throughout the Chapter 11 Cases.

D.	CFGI’s Deemed Assumption of Its Capital Maintenance Obligations to the FDIC Pursuant to Section 365(o) of the Bankruptcy Code

As discussed above, before the commencement of these Chapter 11 Cases, CFGI entered into the Capital Maintenance Agreement or CMA with the FDIC requiring CFGI to contribute cash or other assets acceptable to the FDIC to Capmark Bank if it fell below “well capitalized” status or its Tier 1 leverage ratio fell below 8 percent.  Pursuant to section 365(o) of the Bankruptcy Code, the CMA is an executory contract and CFGI, as a chapter 11 debtor, is deemed to have assumed the CMA.  Damages arising from any breach of the CMA during the pendency of the CFGI chapter 11 case, are entitled to priority claim status under section 507(a)(9) of the Bankruptcy Code.

On December 23, 2009, the Bankruptcy Court issued an order authorizing the Debtors to satisfy all claims of the FDIC under Bankruptcy Code sections 365(o), 507(a)(9), and otherwise by (i) capitalizing Capmark Bank with $400 million in cash on or before December 31, 2009, and (ii) segregating on or before the earlier of confirmation of a chapter 11 plan for CFGI or June 30, 2010, an additional $250 million at an account at Capmark Bank to be potentially transferred to Capmark Bank in a form satisfactory to the FDIC, on subsequent demand by the FDIC.  By the same order of the Bankruptcy Court, the $650 million total capital contribution was deemed to satisfy fully any claim the FDIC may assert against CFGI and its affiliates during the Chapter 11 Cases pursuant to the CMA or otherwise.  The $400 million and $250 million cash contributions were made to Capmark Bank on or before December 31, 2009 and June 30, 2010, respectively.

E.	Motions to Sell Servicing Business and Other Business Platforms

1.	Postpetition Exercise of the Put Option and Sale of the MSB Business to Berkadia

On the Commencement Date, the Debtors filed a motion seeking an order approving certain proposed bidding procedures for the sale of the MSB Business and scheduling a sale hearing to approve CFGI, CFI, and CCI’s exercise of their Put Option with Berkadia, the stalking horse bidder, or the sale to another successful bidder.  After a court-approved bidding process, Berkadia and Midland Loan Services, Inc. participated in an auction that took place on November 23, 2009.  The auction lasted a full day, with Berkadia emerging as the successful bidder, offering a purchase price of approximately $874 million, subject to certain specified adjustments.  On November 24, 2009, the Bankruptcy Court issued an order authorizing the sale of the MSB Business to Berkadia.  The sale was consummated on December 11, 2009.

2.	Sale of the Military Housing Business

Prior to the Commencement Date, Debtors CFI and CCI engaged in the business of, among other things, arranging and providing financing for United States government public-private venture related projects, including the privatization of military housing and the origination and servicing of loans relating thereto (the “Military Housing Business”).

On October 16, 2009, Capmark and Jefferies Mortgage Finance Inc. (“Jefferies”) entered into a purchase agreement pursuant to which Capmark agreed to sell the Military Housing Business to Jefferies for $9 million, subject to certain adjustments.  Although bidding procedures were approved by the Bankruptcy Court for the proposed sale, no interested bidders other than Jeffries expressed a viable interest in the business assets.  As a result, the Debtors were granted authority under the bidding procedures order to seek approval of the proposed sale to Jefferies.  By order of the Bankruptcy Court, dated December 10, 2009, the Debtors were authorized to sell the Military Housing Business to Jefferies and the Debtors closed the sale shortly thereafter.

3.	Transfer of Military Housing Unfunded Loan Commitment

On November 24, 2009, the Bankruptcy Court issued an order (i) approving CFI’s assignment and transfer to JP Morgan Chase Bank, N.A., of a $50 million unfunded loan commitment (the “Unfunded Loan Commitment”) originally made to Nellis Air Force Base Properties, LLC, and (ii) providing assurance that such assignment and transfer was valid and final.  As consideration for the transfer, JP Morgan Chase assumed all ongoing obligations related to the Unfunded Loan Commitment.  Although the Unfunded Loan Commitment was part of the Debtors’ Military Housing Business, it was not among the assets and liabilities sold and transferred in the Military Housing Business sale.  Given that the Debtors were disposing of the underlying business platform, the Debtors would not be able to fulfill the obligations with respect to the Unfunded Loan Commitment, which, absent the sale to JP Morgan Chase, would have resulted in default and breach, giving the borrower a basis for submitting a substantial claim against the Debtors’ Estates.

4.	Sale of the Debtors’ Equity Interest in Premier Asset Management Company

Following a full bidding and auction process, by order of the Bankruptcy Court, dated December 18, 2009, Debtor CFI was authorized to sell its 100% equity interest in Premier Asset Management Company (“Premier”) to Euroheart Investments S.a.r.l. and Kamoulox Investments S.a.r.l., affiliates of Elliott Associates, LP and Elliott International, LP, pursuant to a sale agreement, dated December 17, 2009.  The purchase price was 3.4 billion Yen (approximately $37.6 million as of the closing on December 18, 2009).

Prior to the sale, Premier was a wholly owned subsidiary of CFI and was the first licensed real estate loan servicer in Japan.  Premier is one of the largest loan servicing companies specializing in CMBS in Japan, offering a full product-line of servicing capabilities, including master, primary, and special servicing.  Prior to the Commencement Date, Premier serviced mortgage loans with an aggregate outstanding unpaid principal balance of approximately $18 billion.

Aside from purchase price consideration, the sale also benefited the Estates by permitting the Debtors to realize a return of other assets.  Premier and CFI, as co-guarantor of Premier’s servicing obligations (CFI is co-guarantor with CFGI and certain of CFI’s subsidiaries), were required to fund certain servicer advance reserve accounts as a result of credit rating downgrades.  Through the sale, CFI funds held in these reserve accounts were released to CFI, and through certain other related transfers, the total amount realized or returned to CFI pursuant to the sale was approximately $87.2 million.

5.	Sale of the Real Estate Equity Investment Advisory Group (REEG) Business Assets

The REEG Business was comprised of general partner and limited liability company interests and management agreements in four commingled commercial real estate equity funds, and incentive agreements connected to three of the four commingled funds that provided REEG Business employees with co-investments in the funds in a tax efficient manner.

By order of the Bankruptcy Court dated March 4, 2010, Debtor CILP was authorized to sell the REEG Business to TRECAP.  The purchase price was approximately $19.2 million.  The Debtors obtained approval of bidding procedures for the sale of the REEG Business through an auction process, but no qualifying bids were received other than TRECAP’s offer and the Debtors closed the sale shortly thereafter.

6.	Sale of the Debtors’ Mexican Assets

Debtors CFGI, CFI, and a non-debtor Mexican affiliate historically invested in Mexican non-performing loans.  As a result of complexities, difficulties, and risks surrounding these assets, in late 2007 Capmark determined it would no longer invest in the Mexican market and began the process of winding down their investments in the Mexican non-performing loan market.  Capmark decided to run off these investments and/or attempt to sell them on a stand-alone basis.  As part of this process, Capmark also sold the Mexican servicing platform associated with the assets to certain of its Mexican employees through a management buy-out.

To complete Capmark’s divestiture of the majority of its remaining Mexican assets, CFGI, CFI, and the non-debtor Mexican affiliate entered into a purchase agreement dated February 4, 2010 (the “Mexico Sale Agreement”), whereby TESEFA, S.A. de C.V. and Promecap S.A. de C.V., as buyers, agreed to purchase the Mexican Interests for a purchase price of MXN $224,605,492 (approximately USD $18.4 million at the time of closing).  Thereafter, the Bankruptcy Court approved bidding procedures for the sale of the Mexican assets, but no other bidders submitted qualifying bids.

By order of the Bankruptcy Court dated April 6, 2010, the Debtors were authorized to sell the Mexican assets to TESEFA, S.A. de C.V. and Promecap S.A. de C.V. pursuant to the Mexico Sale Agreement and the sale closed shortly after entry of the sale order.

7.	Sale of Georgetown Loan

CFI loaned funds to Georgetown Park Partners, LLC (“Georgetown”) in the original principal amount of $70.4 million (the “Georgetown Loan”).  The loan related to debt financing provided by CFI to Georgetown in connection with the latter’s ownership of the Georgetown Park shopping mall and office complex located in Washington D.C.  The property secures the borrower’s obligations arising under the Georgetown Loan.  The net principal balance of the loan in May 2010 was $68.3 million.  At the time the loan was in default and the property had been posted for foreclosure.

CFI entered into a purchase agreement (the “Georgetown Sale Agreement”) dated May 10, 2010 with Angelo Gordon Real Estate Inc. (“Angelo Gordon”).  Under the Georgetown Sale Agreement, Angelo Gordon agreed to purchase the Georgetown Loan, as well as the accompanying loan file, from CFI for a purchase price of $53 million as well as act as a “stalking horse” in an auction to seek higher or better offers for the Georgetown Loan.

Pursuant to release agreements relating to the Georgetown Sale Agreement, Georgetown, as borrower, Georgetown’s managing member, a guarantor to the Georgetown Loan, and certain other related parties agreed to release their claims against CFI and its affiliates relating to the Georgetown Loan.  The settlement terms also required Georgetown and its managing member to withdraw with prejudice their proofs of claim against the Debtors.  The parties contemplated the settlement (including the exchange of releases and the withdrawal of proofs of claim) would only be consummated in connection with the closing of the sale to Angelo Gordon, and might not be consummated in connection with the closing of the sale to another bidder following an auction.

Another party interested in acquiring the Georgetown Loan, EastBanc, Inc. (“EastBanc”), which also filed a lis pendens on the property securing the Georgetown Loan, filed an objection to the bidding procedures, asserting, among other things, that the settlement would chill bidding.  The Bankruptcy Court overruled the objection and approved the bidding procedures, pursuant to which the Debtors conducted an auction for the Georgetown Loan.

Following the auction, at which Angelo Gordon was determined to be the highest and/or otherwise best bidder at a purchase price of $61 million plus a credit of $1.84 million for its negotiated break-up fee and expense reimbursement, the Debtors sought approval of the sale to Angelo Gordon and the related settlement.  EastBanc filed a limited objection to the sale, arguing the order approving the sale should not be read to extinguish its interests in the underlying property.  Another bidder for the Georgetown Loan joined in EastBanc’s objection and requested the Bankruptcy Court re-open the auction for further bidding.  Further, TRECAP Commercial Realty Partners II, LP, and certain of its affiliates, filed an objection arguing certain aspects of the settlement were not properly authorized by Georgetown and its owners.

On June 29, 2010, following a hearing in which it overruled all objections to the sale, the Bankruptcy Court approved the sale of the Georgetown Loan to Angelo Gordon and the related settlement embodied in the exhibits to the Georgetown Sale Agreement.  On the same day, Georgetown and its managing member withdrew all proofs of claim filed relating to the Georgetown Loan.  The sale closed shortly after entry of the sale order.

8.	Sale of Shares in Broker-Dealer

On July 14, 2010, the Bankruptcy Court approved a private sale of CCI’s shares in CSI, its wholly-owned registered broker-dealer subsidiary, to MountainView Capital Holdings, LLC (“MountainView”) for a base purchase price of $250,000, subject to certain adjustments.  In connection with the sale transaction, CSI paid a dividend to CCI in the amount of $18.6 million, as a return of capital.  The Debtors sought a private sale of the shares in CSI because, inter alia, MountainView offered to purchase the shares for substantially more than the market value of similar broker-dealer shell entities and was a buyer that could close expeditiously with the requisite FINRA approvals.  Without assurances of an expeditious closing and a similar purchase price, the Debtors would have wound down CSI rather than pursuing a sale because of the ongoing expenses being incurred by the Estates to maintain CSI’s existence.

9.	Sale of Securities in Public Company

On March 14, 2011, the Bankruptcy Court issued an order authorizing CFI to sell equity securities in a company whose shares are traded on the New York Stock Exchange in open market transactions, brokers’ transactions, block trades, privately negotiated transactions or other similar transactions, in each case in customary market or arms’ length transactions at prices determined with reference to current trading prices of the public company, which transactions may include a sale or sales effected through a Rule 10b5-1 plan adopted pursuant to applicable securities laws.  Following entry of the order, CFI entered into a Rule 10b5-1 plan to sell the shares.

CFI thereafter sold the shares, resulting in aggregate sale proceeds of approximately $26 million.

10.	Debt Fund Sale

On March 15, 2011, the Debtors entered into a stalking horse purchase agreement to sell their direct and indirect equity interests in the general partner of the Debt Fund and assign the management contracts for the Debt Fund and its wholly-owned REIT fund subsidiary to PCCP Pool I, LLC (“PCCP”), an affiliate of Pacific Coast Capital Partners, LLC, for $7.55 million.  The Bankruptcy Court approved bidding procedures for a bidding and auction process for the sale of the Debt Fund assets following a hearing on April 4, 2011.  Consistent with the bidding procedures, the Debtors received several qualifying bids for the Debt Fund assets and held an auction on April 29, 2011.  Following the auction, the Debtors, in consultation with the Committee, selected NREF II Acquisitions, LLC (“Normandy”), an affiliate of Normandy Real Estate Partners, as the successful bidder, with a bid of $12.7 million.  PCCP was selected as a back-up bidder at its original offer of $7.55 million.  On May 18, 2011, after a hearing, the Bankruptcy Court issued an order approving the sale of the Debt Fund assets to Normandy, or PCCP if the sale to Normandy did not close and the Normandy sale agreement was terminated.  On May 23, 2011, the Debtors and Normandy closed the sale of the Debt Fund assets.

F.	Adversary Proceedings , Settlement with Secured Lenders, and Other Substantial Postpetition Legal Actions

1.	Debtors’ Adversary Proceeding Relating to the Noteholder Action Against DBTCA

On January 5, 2010, the Debtor parties named in the Third Party Action relating to the Noteholder Action filed an adversary proceeding against the Noteholder Plaintiffs, Capmark Financial Group Inc., et al., v. Gruss Global Investors Master Fund, Ltd., et al., Adversary Proceeding No. 10-50000 (CSS) (2010) (the “Noteholder Adversary Proceeding”), in which the Debtor parties sought two forms of relief.  First, the Debtors sought a declaration that, pursuant to section 362 of the Bankruptcy Code, the automatic stay applicable to claims against the Debtors precluded the Noteholder Plaintiffs from prosecuting their claims in the Noteholder Action against DBTCA, which, in light of DBTCA’s rights of indemnity against the Debtors, are de facto claims against the Debtors themselves.  Second, the Debtors sought, in the alternative, issuance of an injunction pursuant to section 105(a) of the Bankruptcy Code to preclude the Noteholder Plaintiffs from prosecuting their claims in the Noteholder Action against DBTCA.  The Debtor-Plaintiffs later filed their first amended complaint on May 14, 2010.  The Noteholder defendants filed their answer to the first amended complaint on June 1, 2010.

The Debtors commenced the Noteholder Adversary Proceeding because the claims in the Noteholder Action were inextricably linked to the Debtors’ Chapter 11 Cases.  The same allegations raised in the Noteholder Action have been asserted by both the Noteholder Plaintiffs and the successor Indenture Trustee for the Unsecured Notes on behalf of all Noteholders in proofs of claim filed against the Debtors in the Chapter 11 Cases.  Resolution of the claims asserted by the Noteholder Plaintiffs in the Noteholder Action would have, among other things, (i) significantly affected the administration of the Debtors’ Estates, (ii) required discovery of the officers and other key employees of the Debtors, (iii) increased the amount, and interfere with the Bankruptcy Court’s determination, of DBTCA’s contractual claims for indemnity from the Debtors, and (iv) created an undue risk of multiple litigation and inconsistent adjudications.  The relief sought in the Noteholder Adversary Proceeding was designed to ensure the Debtors would not be forced to waive the automatic stay and participate in the Noteholder Action to protect their interests and property of the Debtors’ Estates.

Following the dismissal of the Noteholder Action by the New York District Court on November 24, 2010, the parties filed a consensual stipulation voluntarily dismissing without prejudice the Noteholder Adversary Proceeding pursuant to Rule 41(a)(1)(A)(ii) of the Federal Rules of Civil Procedure, made applicable to adversary proceedings by Bankruptcy Rule 7041.  The Noteholder Adversary Proceeding was thereafter dismissed and the matter closed on January 12, 2011.

2.	Committee’s Motion for Derivative Standing and Authority to Commence an Action Seeking to Avoid the Liens Granted Under the Secured Term Loan Facility and Other Related Relief

On August 10, 2010, the Committee filed a motion for leave, standing, and authority to prosecute various claims and causes of action on behalf of the Debtors’ Estates against the agents and secured lenders under the Secured Term Loan Facility (the “Derivative Standing Motion”).  The Committee’s proposed complaint asserted claims for:  (i) avoiding and/or recovering the payments, obligations, guaranties, liens, and security interests that were granted in favor of the secured agent and/or lenders purportedly without reasonably equivalent consideration, and/or for the purported purpose of hindering, delaying, or defrauding the Debtors’ unsecured creditors, (ii) avoiding and/or recovering the payments, obligations, guaranties, liens, and security interests that were granted in favor of purported insiders of the Debtors, or affiliates of such purported insiders, namely certain affiliates of Goldman, Sachs & Co. (the “Goldman Lenders”) and Dune Real Estate Parallel Fund LP (the “Dune Lenders”) that are lenders under the Secured Term Loan Facility (collectively, the “Insider Lenders”), that were purportedly incurred or transferred during the statutory preference period (the “Insider Preference Claims”), and (iii) equitably subordinating the agent’s liens and claims to the claims of unsecured creditors (collectively, the “Derivative Claims”).

In the Derivative Standing Motion, the Committee argued the Debtors’ and secured lenders’ entry into the Secured Term Loan Facility supported a finding by the Bankruptcy Court that the Committee should be granted a qualified right to assert the Derivative Claims on behalf of the Debtors’ Estates pursuant to the standards set forth by the Third Circuit Court of Appeals.  See Official Comm. of Unsecured Creditors of Cybergenics Corp. ex rel. Cybergenics Corp. v. Chinery, 330 F.3d 548, 567 (3d Cir. 2003) (en banc).  In particular, the Committee argued (i) the Debtors had unjustifiably refused to pursue the Derivative Claims and had unjustifiably denied the Committee’s request to be granted standing consensually to pursue the claims, (ii) the Derivative Claims are colorable claims within the meaning of Cybergenics and its progeny, and (iii) the claims would benefit the unsecured creditors of the Debtors’ Estates by avoiding $1.5 billion of secured claims, which the Committee alleged were the result of fraudulent transfers.

On August 31, 2010, the Debtors filed an objection to the Derivative Standing Motion, arguing the Committee’s request for derivative standing should be denied because the Debtors had already reached a settlement with their secured lenders resolving substantially all of the Derivative Claims and, in any event, the Committee failed to satisfy the elements established in Cybergenics and its progeny justifying the grant of derivative standing.  The Debtors argued the Committee’s Derivative Standing Motion simply sought to recast time-barred preference claims as fraudulent transfer and equitable subordination claims, and the Committee failed to establish any of the Derivative Claims were colorable.  In addition, the Debtors argued the Committee failed to demonstrate the Debtors unjustifiably refused to prosecute legitimate claims against their secured lenders – an essential requirement for seeking derivative standing in the Third Circuit.

On October 6, 2010, the Committee filed a reply in further support of its Derivative Standing Motion in connection with its objection to the Secured Lender Settlement Motion (discussed below).

The hearing on the Derivative Standing Motion was consolidated with the hearing on the Debtors’ Secured Lender Settlement Motion and the Committee’s Payment Termination Motion.  Hearings were held on October 14, 15, 18, 19, and 26, 2010 to consider the motions.  On November 1, 2010, the Bankruptcy Court issued Amended Findings of Fact and Conclusions of Law, among other things, granting the Debtors’ Secured Lender Settlement Motion and ruling that the Committee’s Derivative Standing Motion was thereby rendered moot.  The Bankruptcy Court subsequently issued an order approving the Secured Lender Settlement Motion on November 3, 2010.

On November 12, 2010, the Committee filed a motion requesting the Bankruptcy Court reconsider, amend, and/or clarify its November 1, 2010 ruling (the “Reconsideration Motion”).  In the Reconsideration Motion, the Committee argued the Insider Preference Claims were expressly carved out of the Secured Lender Settlement (defined below) and excluded from any releases granted in connection with the Settlement (which preserved preference claims solely under Bankruptcy Code section 547).  Accordingly, the Committee sought an order from the Bankruptcy Court (i) clarifying that the Insider Preference Claims were not rendered moot by the Bankruptcy Court’s Amended Findings of Fact and Conclusions of Law, and (ii) granting the Committee derivative standing to pursue the Insider Preference Claims.  See Section V.F.3 for an update on the disposition of the Reconsideration Motion.

3.	Debtors’ Motion to Settle Secured Claims under the Secured Term Loan Facility

In August 2010, the Debtors reached an agreement with the majority of their secured lenders (the “Settling Lenders”) compromising and settling the Settling Lenders’ claims against the Debtors’ Estates (the “Secured Lender Settlement”).  As part of the Secured Lender Settlement, the Settling Lenders agreed to accept a nine percent reduction in the principal amount of their claim in exchange for payment no later than November 30, 2010.  The Secured Lender Settlement also resolved and released any and all potential avoidance actions the Debtors might have against the Settling Lenders to limit or eliminate the Settling Lenders’ claims against the Debtors’ Estates, including the Derivative Claims the Committee sought to pursue in its Derivative Standing Motion other than certain insider preference claims under Bankruptcy Code section 547, which were specifically carved out of the Secured Lender Settlement.  The Debtors also received releases from the Settling Lenders of any and all claims the Settling Lenders could bring against the Estates in their capacity as secured claimholders; provided, however, that each of the Goldman Lenders and their affiliates preserved (and the Plan so preserves), subject to all valid defenses, claims, and counterclaims not previously released or settled, their rights to claim for certain fees and expenses provided for under the Secured Term Loan Facility.  The Secured Lender Settlement provided that secured claimholders that were not part of the initial group of Settling Lenders could “opt out” of the Secured Lender Settlement by completing and returning to the Debtors a specialized “opt out” notice.  No secured claimholders executed “opt out” notices and, as a result, all secured claimholders became parties to the Secured Lender Settlement.

On September 3, 2010, the Debtors filed a motion pursuant to Bankruptcy Rule 9019 seeking authorization from the Bankruptcy Court to consummate the Secured Lender Settlement (the “Secured Lender Settlement Motion”).  In the Secured Lender Settlement Motion, the Debtors argued that the Secured Lender Settlement was “fair and equitable” and its consummation was in the best interests of the Debtors’ Estates and creditors.  The Secured Lender Settlement would yield up to $135 million in direct cash savings to the Estates based on the nine percent principal reduction of the Settling Lenders’ claims.  In addition, paying the claims by November 30, 2010, would save the Estates additional tens of millions of dollars in interest that would otherwise accrue on the $1.5 billion principal balance of the claims at the contractual rate of 4.25 percent per annum.  Moreover, the Secured Lender Settlement would avoid the need for costly litigation over the avoidance claims, which stood very little chance of success.

In connection with the Secured Lender Settlement Motion and the Derivative Standing Motion, the parties engaged in extensive discovery, exchanging nearly 48,000 documents (totaling over 400,000 pages) and taking 11 depositions, including the depositions of four expert witnesses.  On October 6, 2010, the Committee and the Ad Hoc Unsecured Lender Group (collectively, the “Objectors”) objected to the Secured Lender Settlement on multiple grounds.

On October 12, 2010, the Debtors filed their reply.  As noted in the previous section, hearings were held on October 14, 15, 18, 19, and 26, 2010 to consider the Debtors’ Secured Lender Settlement Motion and the Committee’s Derivative Standing and Payment Termination Motions.  The Bankruptcy Court heard testimony from six witnesses (including three experts) and oral argument from no fewer than six parties in connection with the various motions.  At the close of evidence, the Bankruptcy Court requested additional posthearing briefing from the parties as well as the submission of proposed findings of fact and conclusions of law.  Following these post-hearing submissions and oral argument (which was held on October 26, 2010), the Bankruptcy Court issued Amended Findings of Fact and Conclusions of Law on November 1, 2010, among other things, granting the Debtors’ Secured Lender Settlement Motion and ruling that the Committee’s Derivative Standing Motion was thereby rendered moot.  The Bankruptcy Court subsequently issued an order approving the Secured Lender Settlement Motion on November 3, 2010.  As required by the order approving the Secured Lender Settlement, on November 30, 2010, the Debtors made the final payments required by the Secured Lender Settlement, thereby satisfying all claims of the Settling Lenders under the Secured Term Loan Facility; provided, however, that each of the Goldman Lenders and their affiliates have preserved (and the Plan so preserves), subject to all valid defenses, claims, and counterclaims not previously released or settled, their rights to claim for certain fees and expenses provided for thereunder.

As noted above, on November 12, 2010, the Committee filed its Reconsideration Motion requesting the Bankruptcy Court reconsider, amend, and/or clarify the portion of its Amended Findings of Fact and Conclusions of Law dismissing as moot the Committee’s request for derivative standing to pursue the Insider Preference Claims.

On March 2, 2011, the Insider Lenders each filed an opposition to the Reconsideration Motion, arguing, among other things, that the Committee failed to meet its burden of establishing the existence of colorable claims against the Insider Lenders during the October hearings.  The Insider Lenders also argued that certain portions of the Amended Findings of Fact and Conclusions of Law issued by the Bankruptcy Court on November 1, 2010, made it impossible to sustain colorable Insider Preference Claims against such lenders.

On March 30, 2011, the Committee filed its reply to the Insider Lenders’ oppositions and on April 6, 2011, the Insider Lenders filed unopposed motions for leave to file sur-replies, which motions were granted on April 11, 2011.

A hearing was held on the Reconsideration Motion on April 11, 2011.  At the hearing the Committee announced it had reached a settlement of the Insider Preference Claims against the Dune Lenders for $300,000 cash and a waiver of the Dune Lenders’ right to a general unsecured claim against the Debtors’ estates for the returned preference.  The settlement was approved by the Bankruptcy Court pursuant to Bankruptcy Rule 9019 by an order issued on July 5, 2011.

Pursuant to an order issued on May 24, 2011, the Bankruptcy Court granted the Reconsideration Motion as to the remaining Insider Preference Claims against the Goldman Lenders for the limited purpose of clarifying that the Bankruptcy Court’s ruling in its Amended Findings of Fact and Conclusions of Law that the Committee’s Derivative Standing Motion is moot applies only to those claims that the Committee sought to pursue that were settled by the Secured Lender Settlement and does not apply to the Insider Preference Claims.  The order further provided, among other things, that as it relates to the Goldman Lenders and their affiliates, the Derivative Standing Motion was withdrawn by the Committee, with prejudice, to the Committee, and the Bankruptcy Court retains jurisdiction with respect to the Insider Preference Claims (to the extent ever brought).

4.	Settlement with Japanese Lenders

As discussed above, several of the Revolver and Term Loan sub-facilities under the Senior Unsecured Credit Facility were extended in foreign currency denominations, including Japanese Yen (the “Japanese Loans”).  The Japanese Loans were extended to non-debtors Capmark Japan KK (“Capmark Japan”) and Capmark Funding Japan KK (“Capmark Funding”), as Designated Borrowers (together, the “Japanese Borrowers”).  As noted above, CFGI guaranteed the obligations of all Designated Borrowers, including the Japanese Borrowers under the Japanese Loans (the “CFGI Japanese Guarantee”) and the Guarantors, in turn, guaranteed CFGI’s obligations under the Senior Unsecured Credit Facility, including the CFGI Japanese Guarantee (together with the CFGI Japanese Guarantee, the “Japanese Guarantee”).  The Guarantors included:  (i) the Guarantor Debtors and (ii) non-debtor Crystal Ball.  The lenders under the Japanese Loans include various third party institutions (the “Japanese Lenders”).  As of the Commencement Date, the U.S. Dollar equivalent of the Japanese Yen principal balance outstanding on the Japanese Loans was approximately $450 million.  Since the Commencement Date, interest on the Japanese Loans has been paid by the Japanese Borrowers to the Agent for the Senior Unsecured Credit Facility lenders on behalf of the Japanese Lenders.

In addition, certain Debtors (including Debtors CFGI and CFI) and direct and indirect subsidiaries of the Debtors are lenders (the “Intercompany Lenders”) of intercompany loans (the “Intercompany Loans”) to the Japanese Borrowers.  As of November 30, 2010, the approximate U.S. Dollar equivalent of the aggregate principal balances owing to the Intercompany Lenders by the Japanese Borrowers under the Intercompany Loans totaled approximately $1.6 billion (of which $1.2 billion is owing to CFGI and CFI alone).  From the Commencement Date through the date of the settlement, interest had accrued but neither principal nor interest had been paid on the Intercompany Loans.

In January 2011, CFGI, the Guarantors, and the Japanese Borrowers, reached an agreement with the majority of the Japanese Lenders (the “Settling Japanese Lenders”) (i) compromising and settling the amount of the Settling Japanese Lenders’ claims against the Japanese Borrowers and CFGI and the Guarantors for their Japanese Guarantee obligations; and (ii) permitting the assets of the Japanese Borrowers to be distributed among the Intercompany Lenders and Japanese Lenders pro rata in proportion to each group’s holdings (the “Japanese Loans Settlement”).  Fundamentally, the Japanese Loans Settlement represents an agreement to recognize the Intercompany Loans as valid pari passu debt obligations of the Japanese Borrowers and to distribute immediately at least ¥43.5 billion (the equivalent of approximately USD $521 million) held by the Japanese Borrowers to the Japanese Lenders and to the Intercompany Lenders pro rata in proportion to the claims held by these two groups of lenders, as of the effective date of the Japanese Loans Settlement (the “Effective Date Payment”).  The Effective Date Payment also included the payment by the Japanese Borrowers of all accrued but unpaid interest on both groups of loans through the Effective Date, including approximately ¥1.6 billion (approximately USD $18.8 million) in interest on the Intercompany Loans that had accrued but remained unpaid since the Commencement Date.  These pro rata Effective Date Payments resulted in approximately ¥31.4 billion (approximately USD $376 million) being paid on the Intercompany Loans (of which, ¥30.7 billion or approximately USD $367 million was transferred to the Estates of CFGI and CFI), and approximately ¥12.1 billion (approximately USD $146 million) being paid on the Japanese Loans, all from cash held in Japan as property of the Japanese Borrowers and not from property of any Debtor’s estate.  In addition, the parties also agreed to distribute future Excess Cash Flow from the winding down of the Japanese Borrowers’ operations to the Japanese Lenders and the Intercompany Lenders on a similar pro rata basis.

The Japanese Loans Settlement also resolved certain disputes about the extent of the allowability of the Japanese Lenders’ guaranty claims against CFGI and the Guarantor Debtors by providing the Settling Japanese Lenders with an allowed Japanese Guarantee Claim equal to 85% of the principal amount of Japanese Loans held by the Settling Japanese Lenders.  This 15% discount on the Japanese Guarantee Claim represents approximately $67.5 million in reduced claims against CFGI’s Estate and each of the ten Guarantor Debtors’ Estates.

Finally, as part of the Japanese Loans Settlement, the Settling Japanese Lenders agreed not to initiate, instigate, or support any involuntary insolvency proceeding against the Japanese Borrowers, which helps ensure the Japanese Borrowers can continue the orderly, voluntary liquidation of their assets to the benefit of all of their creditors, including the Intercompany Lenders.  Both the Settling Japanese Lenders and CFGI and the Guarantors received reciprocal releases from any and all liability relating to the Japanese Loans or the incurrence of the Japanese Loans (other than pursuant to the settlement agreement).  In addition, the settlement order provides for a full release of the Agent for all actions taken in connection with the settlement agreement, including the negotiation, execution, and performance thereof.

On January 21, 2011, the Debtors filed a motion pursuant to Bankruptcy Rule 9019 seeking authorization from the Bankruptcy Court to consummate the Japanese Loans Settlement (the “Japanese Lender Settlement Motion”).  In the Japanese Lender Settlement Motion, the Debtors argued the Japanese Loans Settlement was “fair and equitable” and its consummation was in the best interests of the Debtors’ Estates and creditors.

The Bankruptcy Court issued an order approving the relief requested in the Japanese Lender Settlement Motion on February 11, 2011.  As a result, the claims of the Settling Japanese Lenders are now fixed at a specific allowable amount under the Plan (specifically, $382,591,444), and are treated as General Unsecured Claims for classification and distribution purposes.

G.	LIHTC Issues, Claims Settlements, and Platform Disposition

As discussed in Section III.A.4 above, the Debtors’ prepetition businesses included aggregating LIHTC investments into funds, selling equity interests in those funds to tax credit investors, managing the funds that hold LIHTC investments on behalf of the investors, and guaranteeing a rate of return to the investors regardless of whether expected tax credits are realized.  The Debtors’ largest potential liabilities under the LIHTC business include obligations to reimburse credit enhancer third-party guarantors of the tax credit investors’ returns and, to a lesser extent, direct guarantees of the expected rates of return to investors.

1.	LIHTC Claims Mitigation

Recognizing that the claims associated with the LIHTC business and the ultimate disposition of the business platform would involve complex issues and negotiations to resolve highly contingent claims and rights associated with the business, the Debtors took several steps both before and after the Commencement Date to mitigate these claims and ensure an orderly disposition of the business.  The Debtors have also curtailed funding obligations and transfers except to the extent necessary to avoid substantial losses to the investors and claims against the Estates.

Certain of the Debtors’ guarantee and reimbursement obligations relating to the LIHTC funds are collateralized.  On a case-by-case basis, the Debtors have funded obligations to avoid incurring liabilities and the dissipation of collateral.  Where possible, the Debtors have utilized collateral to meet funding obligations that avoid losses.

2.	LIHTC Claims Resolutions

The Debtors have worked to achieve resolutions of LIHTC claims to the extent possible.  The following resolutions have been achieved with the approval of the Bankruptcy Court.

a.	Morgan Stanley

On March 19, 2010, the Bankruptcy Court approved a stipulation between certain of the Debtors and Morgan Stanley and certain of its affiliates (collectively, “Morgan Stanley”), which permitted the Debtors to use cash collateral in an account at Morgan Stanley, subject to Morgan Stanley’s consent in each instance, to make LIHTC fundings to the LIHTC funds for which Morgan Stanley provided a direct guarantee of the investors’ rate of return.  The Bankruptcy Court granted adequate protection to Morgan Stanley in the form of security interests and liens on any promissory notes evidencing loans made by the Debtor-managing members to LIHTC funds in accordance with the stipulation.  On May 4, 2010, the Bankruptcy Court issued an order authorizing the increase of the amount of cash collateral the Debtors were authorized to use under the stipulation from $10 million to $20 million.  The Bankruptcy Court issued an order extending the term of the stipulation from June 30, 2010, to January 31, 2011, and increasing the amount of cash collateral the Debtors were authorized to use from $20 million to $35 million.  To date, the Debtors have utilized approximately $20.15 million of the cash collateral pursuant to the stipulation.

Thereafter, the Debtors entered into a restructuring and settlement agreement with Morgan Stanley (the “Morgan Stanley Settlement Agreement”), which governs the terms of the restructuring and settlement of the LIHTC transactions between the Debtors and certain of their non-debtor affiliates and Morgan Stanley.  In addition to guaranteeing a rate of return to other investors, Morgan Stanley is also an investor in certain of the LIHTC funds.

The Morgan Stanley Settlement Agreement restructures the LIHTC transactions with the Debtors by transferring approximately $163 million of collateral pledged by the Debtors to secure their obligations to Morgan Stanley and other assets relating to the LIHTC transactions to new special purpose entities directly and indirectly owned by certain of the Debtors (the “MS LIHTC Newcos”).  One of the MS LIHTC Newcos will assume the Debtors’ guarantee liabilities relating to the LIHTC transactions and pledged all of the assets transferred to it (including the collateral) to secure those liabilities.  In exchange for the transfer of certain of the assets to the MS LIHTC Newcos, the Debtors have been granted the equity in the MS LIHTC Newcos (including any residual value following the satisfaction of Morgan Stanley’s claims) and a release from Morgan Stanley’s substantial claims relating to the LIHTC transactions.  Approximately $35.9 million of cash collateral was also to be immediately released by the pledgor MS LIHTC Newco to the Debtors upon the Debtors’ contribution of certain LIHTC-related assets to the MS LIHTC Newcos, subject to obtaining certain consents.

On February 18, 2011, the Debtors filed a motion seeking approval of the Morgan Stanley Settlement Agreement and all related transactions and agreements.  The Bankruptcy Court approved the relief requested in the settlement motion pursuant to an order issued on March 14, 2011.  The transactions contemplated by the Morgan Stanley Settlement Agreement closed on March 29, 2011.

b.	Merrill Lynch

On March 31, 2010, Merrill Lynch Capital Services, Inc. (“MLCS”) filed a motion seeking (i) confirmation that its ISDA agreement is a safe harbor agreement entitling it to foreclose on $30,767,185.66 of collateral without seeking relief from the automatic stay or, alternatively, (ii) relief from the automatic stay “for cause” under section 362(d)(1) of the Bankruptcy Code to draw down on certain collateral that it is holding pursuant to a credit support annex.  As a credit provider in certain of Capmark’s LIHTC funds, MLCS entered into ISDA master agreements (collectively, the “IRFAs”) with respect to each fund.  Pursuant to the IRFAs, MLCS guaranteed to the respective investors a floating amount equal to the federal tax benefits that each fund agreed to allocate and distribute to the respective investors.  In consideration of MLCS entering into the IRFAs, Debtor CCI entered into a swap master agreement pursuant to which CCI agreed immediately to repay MLCS the amounts MLCS paid to the investors pursuant to any IRFA.  In its motion, MLCS alleged, among other things, that under the swap master agreement, (i) it was entitled to a payment of $91,825,032.00 (not including attorneys’ fees and other expenses) as early termination was caused by an event of default (the Debtors’ bankruptcy) where CCI was the defaulting party, and (ii) it was entitled to retain the collateral in partial payment of its damages.

On April 27, 2010, the Debtors objected to the MLCS motion, arguing that the master agreement at issue did not constitute a swap agreement under the Bankruptcy Code.  Instead, the Debtors argued that the agreement was an ordinary guarantee or indemnity by CCI to reimburse MLCS if MLCS incurs liabilities under its own guarantee obligations to third party investors.  Further, the Debtors argued MLCS had not established cause for relief from the automatic stay.  Contemporaneously, the Committee joined the Debtors in their objection to the MLCS motion.

After the filing of the Debtors’ objection to MLCS’s motion for relief from the stay, the Debtors, MLCS, and MLCS’s affiliate, Merrill Lynch, Pierce, Fenner & Smith Inc. (“MLPFS,” and together with MLCS, “Merrill Lynch”), entered into extensive negotiations in an effort to consensually resolve the issues relating to their LIHTC transactions.

The parties entered into a restructuring and settlement agreement (the “Merrill Lynch Settlement Agreement”), governing the terms of the restructuring and settlement of the LIHTC transactions between the Debtors and certain of their non-debtor affiliates and Merrill Lynch.  On August 25, 2010, the Debtors filed a motion seeking approval of the Merrill Lynch Settlement Agreement and all related transactions and agreements.  Following a hearing, the Bankruptcy Court approved the relief requested in the settlement motion by issuing an order on September 15, 2010.

The settlement restructures the LIHTC transactions with Merrill Lynch by transferring nearly $60 million of collateral pledged by the Debtors to secure their obligations to Merrill Lynch and other assets relating to the LIHTC transactions to a new special purpose entity owned by certain of the Debtors (the “ML LIHTC Newco”).  ML LIHTC Newco has assumed all of the Debtors’ liabilities relating to the LIHTC transactions.  In exchange for the transfer of the assets to ML LIHTC Newco, the Debtors were granted the equity in ML LIHTC Newco (including any residual value following the satisfaction of Merrill Lynch’s claims) and a release of Merrill Lynch’s substantial claims (including $58 million in secured claims and $61 million in deficiency claims) relating to the LIHTC transactions.  The settlement also permits the parties to restructure certain tax-exempt LIHTC Bonds issued by certain municipalities and integrated with a debt financing trust arrangement the Debtors entered into with MLPFS to finance the affordable housing properties in the MLCS LIHTC transactions (the “LIHTC Bonds”).  The LIHTC Bonds restructuring matches the LIHTC Bonds’ payment schedules with the debt service capabilities of the underlying affordable housing properties, thereby increasing the value of the Debtors’ subordinate beneficial interest in the trust holding the LIHTC Bonds.  In all, the restructuring creates the potential for the realization of significant value from the restructuring of the transactions (estimated to be as much as approximately $35 million).

c.	Ally Financial (GMAC)

On April 8 and 9, 2010, GMAC, now known as Ally Financial Inc. (“Ally Financial”), filed substantially identical proofs of claim against all Debtors in these chapter 11 cases other than Protech C (the “Ally Financial Claims”), asserting: (a) a general unsecured claim for certain alleged tax reimbursement obligations, (b) a contingent and unliquidated general unsecured claim relating to LIHTC guaranteed-investment fund transactions between the Debtors and Ally Financial (the “Ally Financial LIHTC Transactions”), (c) a contingent and unliquidated general unsecured claim relating to Ally Financial’s Junior Unsecured Subordinated Debenture Claim, and (d) certain contingent unliquidated amounts purportedly owed by the Debtors.  In total, Ally Financial asserts its claims are nearly $400 million in the aggregate.

The Debtors reached a settlement in principle embodied in a signed term sheet (the “Ally Financial Settlement”) resolving and disposing of the Ally Financial Claims, and on May 17, 2011, the Debtors filed a motion seeking an order (i) approving the Ally Financial Settlement, (ii) authorizing certain Debtors (the “Settling Debtors”) to enter into restructuring transactions resolving all outstanding claims, liabilities, and obligations related to the Ally Financial LIHTC Transactions, and (iii) certain related relief.

At the heart of the Ally Financial Settlement is the restructuring of all assets and liabilities related to the Ally Financial LIHTC Transactions through restructurings similar to the Morgan Stanley and Merrill Lynch restructurings described above in exchange for the release and withdrawal of substantially all of the Ally Financial Claims asserted in the Debtors’ chapter 11 cases.  Specifically, the Ally Financial Settlement restructures the Ally Financial LIHTC Transactions through the Settling Debtors’ transfer of approximately $22.8 million in LIHTC-related assets to a new, wholly-owned, special purpose entity (the “Ally Financial Newco”), which will assume the Debtors’ guarantee liabilities relating to the Ally Financial LIHTC Transactions.  The parties also agreed to mutual releases and, consistent with the releases, Ally Financial agreed to withdraw all of the Ally Financial Claims, other than the Junior Unsecured Subordinated Debenture Guaranty Claim (a CFGI Class 3C Claim) it asserts against CFGI.  As discussed above, the CFGI Plan provides that the estimated amount of Ally Financial’s allowed CFGI Class 3C Claim is $0, and the estimated recovery on such claim will be 0%.

Assuming Ally Financial NewCo’s liabilities under its guarantees to LIHTC investors are mitigated through vigilant management of the LIHTC funds, the estates will receive the residual value of those transferred assets not needed over time to meet fund obligations and avoid triggering the guarantees.

A hearing on the motion to approve the Ally Financial Settlement was held on July 5, 2011, at which hearing the Bankruptcy Court approved the Settlement.  The parties have agreed to close the Ally Financial Settlement no later than August 19, 2011.  If the Ally Financial Settlement does not close on or before August 19, 2011, the parties have reserved all their rights with respect to the Ally Financial Claims.

In addition, Ally Financial, the Debtors, and Natixis Financial Products, Inc. (“Natixis”), a credit enhancement party for the LIHTC funds relating to certain of the Ally Financial transactions, have entered into a term sheet which sets forth the terms for settling and restructuring the related agreements and transactions with Natixis.  The transactions and settlement set forth in the Natixis term sheet are subject to final documentation and approval by the Bankruptcy Court.

d.	Aegon

Aegon USA Realty Advisors, Inc. (“Aegon”), and Debtor CAP and its related entities were parties to five separate limited liability agreements.  Under the agreements, a Debtor operated as non-member manager of certain tax credit funds and could not withdraw, delegate its duties, or assign its managerial position without Aegon’s consent.

On November 13, 2009, Aegon filed a motion requesting the court to lift the automatic stay for cause under section 362(d) of the Bankruptcy Code, so that it may exercise its right to modify the Debtors’ management interest in the funds.  Alternatively, Aegon requested the court enter an order compelling the Debtors to assume or reject the agreements.  After extensive negotiations between the parties, the dispute was resolved by a court-approved stipulation on March 3, 2010.  The stipulation permitted the Debtors to assume and assign the contracts relating to the Aegon LIHTC funds to Aegon in consideration for Aegon’s payment of outstanding fees owed to the Debtors.

e.	GE

Similar to Aegon, two affiliates of GE Capital, DLE Investors, L.P. (“DLE”), and DCT, Inc. (“DCT,” and together with DLE, the “GE Investor Members”) and Debtor CAP, all as members of a LIHTC fund, are parties to an operating agreement governing the LIHTC fund.  The GE LIHTC fund in turn owns 16 limited liability companies (the “GE Middle Tier Entities”) which serve as investor limited partners or investors in entities that own real estate projects relating to the fund’s business (the “GE Lower Tier Entities”).  Certain non-debtor affiliates of the Debtors are special limited partners or members of the GE Lower Tier entities.

Pursuant to an Assignment, Assumption and Release Agreement, dated May 18, 2011 (the “GE Settlement Agreement”), CAP and the GE Investor Members have agreed to assignments and transfers of all of Capmark’s rights in the GE LIHTC fund and a mutual release of claims relating thereto.  Under the GE Settlement Agreement the parties have agreed that the GE Middle Tier Entities and the non-debtor affiliates of the Debtors that hold special limited interests in the GE Lower Tier Entities will transfer their interests to the GE Investor Members, subject to obtaining requisite consents.  If the requisite consents cannot be obtained by the end of a consent period that will last until June 30, 2011 or such later date as may be agreed upon by the parties, CAP will (i) assume and assign its rights in the operating agreements governing the GE LIHTC fund and GE Middle Tier Entities to DCT, (ii) transfer its right, title and interest in and to the GE LIHTC fund and GE Middle Tier Entities to DCT, and (iii) take certain other actions intended to effectuate the transfers, all as set forth in the GE Settlement Agreement.  Upon completion of the requisite transfers (the “Assignment Completion Date”), Capmark will be divested of all obligations and rights with respect to the GE LIHTC fund, except for certain actions the non-debtor limited partner affiliates may be required to take at the direction of DCT and pursuant to the terms of the GE Settlement Agreement if the consents to the transfer of their interests in the GE Lower Tier Entities are not obtained.

Under Section 11 of the GE Settlement Agreement, as of the Assignment Completion Date, CAP and the GE Investor Members will release and discharge each other and their affiliates from all claims relating to operation or management of the GE LIHTC fund, the GE Middle Tier Entities and the GE Lower Tier Entities, and the GE Investor Members shall pay certain outstanding fees to CAP.

The GE Settlement Agreement and the transactions to be undertaken pursuant to the settlement are included as a provision of the Plan (see Plan, section 4.12) and shall be approved by the Bankruptcy Court upon confirmation of the Plan.  The Confirmation Order shall approve, authorize, and incorporate the terms of the GE Settlement Agreement.  The Confirmation Order shall also provide that CAP and the Reorganized Debtors, as applicable, are authorized and directed to (i) take all actions as are necessary to effectuate the foregoing pursuant to sections 363, 365 and 1123(b) of the Bankruptcy Code and (ii) take or direct all actions as are necessary to effectuate the terms of the GE Settlement Agreement, including, without limitation, the requirement that Directed SLP (as defined in the GE Settlement Agreement) be directed to complete a SLP Action (as defined in the GE Settlement Agreement) in accordance with the terms of the GE Settlement Agreement.  A copy of the GE Settlement Agreement will be included in the Plan Supplement.

This Disclosure Statement constitutes a motion pursuant to sections 363, 365 and 1123(b) of the Bankruptcy Code to assume and assign CAP’s rights in the operating agreements governing the GE LIHTC fund and GE Middle Tier Entities to DCT; provided, however, that such assumption and assignment shall only occur if necessary under the GE Settlement Agreement.

f.	Resolution of Other LIHTC Claims

The settlements relating to Merrill Lynch’s and Morgan Stanley’s LIHTC-related claims represent a resolution of what the Debtors believe is approximately seventy-five percent of the contingent and unliquidated liability of the Debtors relating to secured LIHTC guarantee claims.  The Debtors hope to achieve similar settlements with their other major LIHTC creditors, including Ambac Assurance Corporation and Natixis.  As discussed above, the Debtors have signed a term sheet with Natixis that sets forth the terms of the settlement of Natixis’ LIHTC claims and the restructuring of the Natixis-related LIHTC transactions.

In the event the Debtors cannot achieve similar settlements, it is possible the Debtors and these LIHTC creditors may engage in complex and protracted litigation regarding the claims.  Although the Debtors believe their valuation of these other LIHTC claims is reasonable, litigation of the claims could yield uncertain results for the Proponent Debtors’ Estates.

3.	LIHTC Management Transfer

In connection with the formation of the LIHTC Newcos, the Debtors have signed a term sheet with Wentwood Capital Advisors, L.P. (“Wentwood”) under which Capmark will delegate responsibility for the management of certain of the Debtors’ LIHTC funds to Wentwood and Wentwood will assume responsibility for certain remaining assets owned by the Debtors relating to the LIHTC platform (the “Wentwood Agreement”).  In connection with the delegation of fund management duties, Wentwood will hire approximately eight employees from the Debtors.  This transaction remains subject to the execution of definitive documentation and the approval of the Bankruptcy Court.

H.	NMTC Platform Sale and Transfers and Claims Resolutions

1.	NMTC Transfer and Settlement Transactions

On February 22, 2011, the Debtors filed a motion with the Bankruptcy Court requesting authorization to enter into transactions involving substantially all of the assets and liabilities related to the NMTC business.  The transactions include:  (i) transfer of the Debtors’ loans to the leveraged NMTC funds and certain guaranty obligations associated with the NMTC leveraged funds to subsidiaries of U.S. Bank, which subsidiaries are the equity investors in approximately 86% of all the NMTC leveraged funds syndicated by the Debtors; (ii) transfer of the Debtors’ equity interests in managing members of Capmark-sponsored lower-tier investment entities in the structure, or CDEs, to Greenline Community Ventures LLC (“Greenline Community”), a newly formed entity owned 100% by current NMTC employees whose employment with the Debtors will terminate at closing; and (iii) transfer of the Debtors’ responsibilities and obligations as administrative member of various CDEs and as manager of various leveraged funds, to Greenline Investments LLC, a newly formed entity whose managing member and 99.96% owner is Greenline Community and whose other members include U.S. Bank (0.02%) and the Debtors (0.02%) (collectively, the “NMTC Transfer and Settlement Transactions”).

The NMTC Transfer and Settlement Transactions allow the Debtors to exit the NMTC business and achieve earlier liquidity on the NMTC leveraged fund loans.  The earlier liquidity on the loans is achieved by the Debtors’ sale of the loans to U.S. Bank.  By transferring the loans to U.S. Bank, the Debtors avoid having to await release of lower-tier loan or investment proceeds held by the CDEs to receive repayment on the NMTC leveraged fund loans, which can only be released to the fund lender after the seven-year NMTC compliance requirements discussed in Section III.A.5 above are met.  Instead, the NMTC leveraged fund loans and guaranty obligations associated with the NMTC transactions have been transferred to U.S. Bank at closing and U.S. Bank will pay a discounted purchase price for the NMTC leveraged fund loans over time as lower-tier investments or loans made with the proceeds of the leveraged fund loans are returned to the CDEs.  As a result, the Debtors retain the credit risk on the leveraged fund loans until the underlying qualified low-income community investments relating to the loans are repaid and the compliance requirements are satisfied.

As part of the NMTC Transfer and Settlement Transactions, all the tax credit investors, including U.S. Bank, released their claims against the Debtors relating to the NMTC Business, other than for liability arising under the transaction documents relating to the NMTC Transfer and Settlement Transactions.  This includes a release of the obligation to indemnify the investors in the event of a recapture event.  The U.S. Bank claims, which were contingent in nature, were stated in the amount of at least $432 million.

The Bankruptcy Court issued an order approving the NMTC Transfer and Settlement Transactions on March 17, 2011.  The Debtors closed the NMTC Transfer and Settlement Transactions on April 15, 2011.

2.	Subsequent Purchase and Sale of NMTC Fund Loans Owned by Capmark Bank

Pursuant to the purchase agreement governing the Debtors’ sale of the NMTC fund loans to the U.S. Bank investors, CFI also agreed to use commercially reasonable efforts to purchase and acquire, within 120 days of the closing date of the NMTC Transfer and Settlement Transactions, five NMTC fund loans owned by Capmark Bank and, following such acquisition, to sell the loans to U.S. Bank investors within five business days of such acquisition on the same sale terms governing the sale of other NMTC fund loans to the U.S. Bank investors.  The purchase and sale of these NMTC fund loans provides several benefits to the estates, including the release of collateral CFI was required to post for Capmark Bank’s benefit as a result of “Covered Transaction” regulations governing transactions between Capmark Bank and its affiliates, pursuant to Regulation W, which implements sections 23A and 23B of the Federal Reserve Act.  See 12 C.F.R. § 223.  On an aggregate basis, CFI stands to realize a net increase of $25.8 million in unencumbered assets as a result of the purchase and sale.

On May 17, 2011, the Debtors filed a motion in the Bankruptcy Court seeking authorization to purchase the five NMTC fund loans owned by Capmark Bank and to thereafter sell the loans to the U.S. Bank investors on the terms described in the motion.  The purchase of the NMTC loans is subject to approval of the Bank Regulators, which has been obtained.  On June 21, 2011, the Bankruptcy Court issued an order approving CFI’s purchase and sale of the NMTC fund loans owned by Capmark Bank.  The parties intend to close the purchase and sale within the 120-day period contemplated by the NMTC Transfer and Settlement Transactions.

I.	Dismissal of Non-Proponent Debtors’ Chapter 11 Cases

On May 17, 2011, the Non-Proponent Debtors filed a motion, pursuant to Bankruptcy Code sections 105, 305(a)(1), 363(b), and 1112(b), to dismiss their chapter 11 cases (the “Motion to Dismiss”).  Specifically, the Motion to Dismiss seeks an order (i) authorizing certain of the Non-Proponent Debtors (the “MS Managing Members”) to make payments to satisfy in full the outstanding allowed and allowable claims and administrative expenses filed in their cases and outstanding United States Trustee Fees, (ii) authorizing the remaining Non-Proponent Debtors (the “Non-Settled Managing Members”) to make payments to satisfy in full the allowed and allowable priority claims filed in their cases and outstanding United States Trustee Fees, (iii) dismissing the Non-Proponent Debtors’ chapter 11 cases, and (iv) granting related relief.

As noted above, all of the Non-Proponent Debtors are special-purpose entities established solely to serve certain management and investment functions within the Debtors’ LIHTC business.  Six of the Non-Proponent Debtors (the MS Managing Members) have resolved through the Morgan Stanley settlement (described in greater detail in Section V.G. above) the vast majority of their prepetition claims.  Because the MS Managing Members have settled or satisfied all or substantially all obligations to their creditors, the MS Managing Members determined there remains no further need for their reorganization pursuant to chapter 11 and it is in the best interest of all parties in interest, including the MS Managing Members, to seek dismissal of their chapter 11 cases.  As a condition to dismissal of their chapter 11 cases, the MS Managing Members proposed in the Motion to Dismiss to satisfy all remaining allowed and allowable claims filed in their chapter 11 cases (excluding intercompany loans) as well as any unpaid expenses of administration of their cases, including the statutory fees of the United States Trustee pursuant to 28 U.S.C. § 1930.

The remaining 26 Non-Proponent Debtors (the Non-Settled Managing Members) have similar claims asserted against them.  The Non-Settled Managing Members have been working to negotiate with their contract counterparties to transfer their LIHTC fund management and other operational functions to third parties, similar to the resolution of claims reached in the Morgan Stanley settlement  To date, however, the Non-Settled Managing Members have not reached definitive agreements with their contract counterparties and those claims remain outstanding.  As these entities have no (or substantially no) assets other than their managing member interests or general partnership interests, as applicable, which cannot be transferred to creditors as distributions pursuant to a plan, none of these entities have assets to distribute pursuant to a plan.  Like the MS Managing Members, the Non-Settled Managing Members propose to satisfy any allowed or allowable priority and administrative expense claims asserted against their estates, as well as any unpaid statutory fees of the United States Trustee, as a condition to dismissal of their chapter 11 cases.  The Debtors estimate such payments will total less than $10,000 and, where necessary, the Non-Settled Managing Members will borrow from other Debtor or nondebtor Affiliates amounts sufficient to cover the proposed payment.

On July 5, 2011, the Bankruptcy Court granted the Motion to Dismiss with respect to MS Managing Members and, at the request of the Debtors, adjourned the hearing on the Motion to Dismiss with respect to the Non-Settled Managing Members.  To the extent settlements are reached with respect to the outstanding claims asserted against any of the Non-Settled Managing Members, the Debtors intend to schedule the adjourned hearing for a later date.  The adjournment includes the proposed dismissal of seven Non-Proponent Debtors (the “GMAC Managing Members”) that will likely resolve through the Ally Financial Settlement (described in greater detail in Section V.G above) the vast majority of their prepetition claims in a manner similar to the resolution of the claims against the MS Managing Members, assuming the parties close the settlement on or before August 19, 2011, as anticipated.  The Bankruptcy Court approved the Ally Financial Settlement at the omnibus hearing on July 5, 2011.

VI.           THE CHAPTER 11 PLAN

The Plan is annexed hereto as Exhibit A and forms a part of this Disclosure Statement.  The summary of the Plan set forth below is qualified in its entirety by reference to the provisions of the Plan.

Statements as to the rationale underlying the treatment of Claims and Equity Interests under the Plan are not intended to, and shall not, waive, compromise, or limit any rights, claims, or causes of action in the event the Plan is not confirmed.

A.	Formation, Corporate Structure, Governance, and Authority of the Reorganized Debtors

1.	Formation

The Plan provides that on the Effective Date, the existing common stock of CFGI will be cancelled and the new Reorganized CFGI Common Stock will be distributed to holders of General Unsecured Claims.  Reorganized CFGI will continue to exist as the parent holding company of the Reorganized Debtors and their Affiliates.  After the Confirmation Date and on or before the Effective Date, certain of the Proponent Debtors not currently organized as a limited liability company under applicable law may elect to take such actions as are necessary to convert into or otherwise become a limited liability company classified as a Disregarded Entity, domiciled in such jurisdictions(s) as may be determined by such Proponent Debtor.  Such action may require the merger of a Proponent Debtor into a newly formed Delaware limited liability company.  In addition, on or before the Effective Date, one or more Non-Proponent Debtors or U.S. non-debtor Affiliates of CFGI (with the exception of Capmark Bank) may take such actions as are necessary to convert into or otherwise become limited liability companies classified as Disregarded Entities, and Crystal Ball and possibly other non-U.S., non-debtor Affiliates of CFGI may elect to become Disregarded Entities.

The Plan provides that, after the Confirmation Date and on or before the Effective Date, each Non-Proponent Debtor or non-debtor Affiliate holder of an Affiliate Intercompany Claim will transfer, distribute, deliver, or otherwise assign, including by setoff (each, a “transfer”), its claim to CFGI or another appropriate Proponent Debtor.  In addition, certain Proponent Debtor holders of Debtor Intercompany Claims will transfer their claims to CFGI or another appropriate Proponent Debtor after the Confirmation Date and on or before the Effective Date.  These transfers generally will facilitate conversions of certain Proponent Debtors into limited liability companies, as described above.

2.	Reorganized Debtors’ Directors and Officers

It is contemplated that, on the Effective Date, the management, control, and operation of the Reorganized Debtors shall become the general responsibility of the Boards of Directors of the Reorganized Debtors.

The Board of Directors of Reorganized CFGI will be composed initially, on and after the Effective Date, of members jointly approved by the Proponent Debtors, the Committee, and the Ad Hoc Unsecured Lender Group.  The names of the members of the Board of Directors of CFGI will be included in the Plan Supplement.  In the event that any vote of CFGI’s Board of Directors results in a tie, the Chair shall cast the deciding vote.  The number and members of the Boards of Directors of the remaining Reorganized Debtors shall be jointly approved by the Proponent Debtors, the Committee, and the Ad Hoc Unsecured Lender Group, and will be identified in the Plan Supplement.  Each of the members of such Boards of Directors shall serve in accordance with applicable non-bankruptcy law.  The initial officers of the Reorganized Debtors shall be the same officers that served such Proponent Debtors immediately prior to the Effective Date, and shall serve in accordance with applicable non-bankruptcy law.

3.	Governance

The respective Governance Documents of the Proponent Debtors shall be amended as of the Effective Date to be substantially in the form of the Reorganized Debtors’ Certificate of Incorporation, the Reorganized Debtors’ bylaws of Reorganized CFGI, and the Reorganized Debtors’ LLC Agreement, as applicable.  The amended Governance Documents will be included in the Plan Supplement.  The amended bylaws will provide for the establishment of Audit, Compensation, and Finance Committees.  Each Committee will have three members.  The Audit Committee will be comprised of three directors who are not employees of Capmark (“Outside Directors”), and will have charge of all matters relating to financial reporting.  The Compensation Committee will be comprised of three Outside Directors, and will have charge of all matters relating to compensation.  The Finance Committee will be comprised of three Outside Directors (one of which shall be the Chair) and will have charge of all matters relating to loan transactions, and acquisitions, sales, or investments of and in REO in excess of certain thresholds.  In the discretion of the Board of the Directors, the members and duties of Audit Committee may be combined with those of the Finance Committee.

The amended certificates of incorporation and bylaws of Reorganized CFGI will not contain antitakeover provisions, such that:

•	The Board of Directors of Reorganized CFGI will be elected annually;

•	Stockholders of Reorganized CFGI may act by written consent;

•	Stockholders holding nine percent or more of the outstanding shares of common stock of Reorganized CFGI may call special meetings;

•	Stockholders may determine the size of the Board of Directors of Reorganized CFGI and may fill vacancies on the Board or Directors of Reorganized CFGI;

•	No supermajority will be required to amend the Governance Documents of Reorganized CFGI; and

•	The bylaws of Reorganized CFGI will not contain advance notice requirements for the nomination of directors and the presentation of stockholder proposals.

The Governance Documents shall contain provisions (i) prohibiting the issuance of non-voting equity securities, as required by section 1123(a)(6) of the Bankruptcy Code (subject to further amendment of such certificates or articles of incorporation and bylaws as permitted by applicable law), and (ii) effectuating the provisions of the Plan, in such case without further action by the stockholders or directors of the Proponent Debtors or the Reorganized Debtors.  Additionally, the Certificate of Incorporation of Reorganized CFGI will provide that Reorganized CFGI will not be subject to Sections 78.378 through 78.3793 and 78.411 through 78.444 of the Nevada Revised Statutes governing business combinations with interested stockholders.

4.	Continued Corporate Existence

Subject to the restructuring transactions contemplated by the Plan, each of the Proponent Debtors will continue to exist after the Effective Date as a separate entity, with all powers of a corporation, limited liability company, or partnership, as the case may be, under applicable law in the jurisdiction in which each applicable Proponent Debtor is incorporated or otherwise formed and pursuant to its certificate of incorporation and bylaws or other Governance Documents in effect prior to the Effective Date, except to the extent such certificate of incorporation and bylaws or other Governance Documents are amended and restated or otherwise revised pursuant to Sections 4.4 and 8.2 of the Plan, to comply with Bankruptcy Code section 1123(a)(6), or otherwise, without prejudice to any right to terminate such existence (whether by merger or otherwise) under applicable law after the Effective Date.  There are certain Affiliates of the Proponent Debtors that are not Debtors in the Chapter 11 Cases.  The continued existence, operation, and ownership of such non-debtor Affiliates is a material component of the Proponent Debtors’ businesses and, as set forth in the restructuring transactions, all of the Proponent Debtors’ Equity Interests and other property interests in such non-debtor Affiliates will revest in the applicable Reorganized Debtor or its successor on the Effective Date, subject to the transactions contemplated in Section 4.5.2 of the Plan.

5.	Corporate Authority of the Proponent Debtors

On the Effective Date, or as soon as reasonably practicable thereafter, the Reorganized Debtors may take all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary or appropriate to effectuate the Plan, including, without limitation:  (1) causing the Disbursing Agent to make Distributions under the Plan, (2) the execution and delivery of appropriate agreements or other documents of merger, consolidation, or reorganization containing terms that are consistent with the terms of the Plan and that satisfy the requirements of applicable law; (3) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any property, right, liability, duty, or obligation on terms consistent with the terms of the Plan; and (4) the filing of Governance Documents, with the appropriate governmental authorities pursuant to applicable law.

6.	Corporate Action

On the Effective Date, the adoption of the Reorganized Debtors’ respective amended Governance Documents shall be authorized and approved in all respects, in each case without further action under applicable law, regulation, order, or rule, including, without limitation, any action by the stockholders of the Proponent Debtors or the Reorganized Debtors.  All other matters provided under the Plan involving the corporate structure of the Reorganized Debtors or corporate action by the Reorganized Debtors shall be deemed to have occurred, be authorized, and shall be in effect without requiring further action under applicable law, regulation, order, or rule, including, without limitation, any action by the stockholders of the Proponent Debtors or the Reorganized Debtors.  Without limiting the foregoing, from and after the Confirmation Date, the Proponent Debtors or the Reorganized Debtors shall take any and all actions deemed appropriate to consummate the transactions contemplated herein.

B.	Classification and Treatment of Claims and Equity Interests

CLASS	TREATMENT	ENTITLED TO VOTE
CFGI PLAN

CFGI Class 1 – Non-Tax Priority Claims
The legal, equitable, and contractual rights of each holder of an Allowed CFGI Non-Tax Priority Claim are unaltered by the Plan, or such Allowed Non-Tax Priority Claim shall otherwise be rendered unimpaired pursuant to section 1124 of the Bankruptcy Code.
Unimpaired. Presumed to accept the Plan.

CFGI Class 2 – Secured Claims
The legal, equitable, and contractual rights of each holder of an Allowed CFGI Secured Claim are unaltered by the Plan, or such Allowed CFGI Secured Claim shall otherwise be rendered unimpaired pursuant to section 1124 of the Bankruptcy Code.
Unimpaired. Presumed to accept the Plan.

CLASS	TREATMENT	ENTITLED TO VOTE
CFGI Class 3A – General Unsecured Claims (other than CFGI Class 3B Claims)
On the Effective Date and on any subsequent Distribution Date, or as soon after each such date as is reasonably practicable, each holder of an Allowed CFGI General Unsecured Claim shall receive from the Disbursing Agent a Proportionate Enterprise Share of the (i) Cash Distribution, (ii) Reorganized CFGI Debt Securities, and (iii) Reorganized CFGI Common Stock, having an aggregate value equal to such holder’s Allocable Distribution Value as of such date.
Impaired. Entitled to vote to accept or reject the Plan.

CFGI Class 3B – Junior Unsecured Subordinated Debenture Claims
On the Effective Date and on any subsequent Distribution Date, or as soon after each such date as is reasonably practicable, the Distributions described in CFGI Class 3A otherwise payable to each holder of an Allowed CFGI Junior Unsecured Subordinated Debenture Claim, shall instead be distributed by the Disbursing Agent to the holders of Claims in CFGI Class 3A arising under the Unsecured Loans, Unsecured Notes, and to such other holders of CFGI Class 3A General Unsecured Claims as are contractually entitled to priority in payment, until such holders have been paid in full.
Impaired. Entitled to vote to accept or reject the Plan.

CFGI Class 3C – Junior Unsecured Subordinated Debenture Guaranty Claims
On the Effective Date and on any subsequent Distribution Date, or as soon after each such date as is reasonably practicable, the Distributions described in CFGI Class 3A otherwise payable to each holder of an Allowed CFGI Junior Unsecured Subordinated Debenture Guaranty Claim shall instead be distributed by the Disbursing Agent to the holders of CFGI Class 3A General Unsecured Claims and CFGI Debtor Intercompany Claims, until such holders have been paid in full.
Impaired. Entitled to vote to accept or reject the Plan.

CFGI Class 4 – Convenience Claims	On the Effective Date or as soon thereafter as is reasonably practicable, each holder of an Allowed CFGI Convenience Claim shall be paid in full, in Cash.	Unimpaired. Presumed to accept the Plan.

CLASS	TREATMENT	ENTITLED TO VOTE
CFGI Class 5A – Debtor Intercompany Claims
On the Effective Date and on any subsequent Distribution Date, or as soon after each such date as is reasonably practicable, each Proponent Debtor holder of an Allowed CFGI Debtor Intercompany Claim shall be deemed to have recovered from CFGI an aggregate value equal to such Proponent Debtor holder’s Allocable Distribution Value as of such date, which value shall be taken into account for purposes of calculating Distributions to holders of General Unsecured Claims against such Proponent Debtor holder.  Notwithstanding such deemed recovery, no actual Cash Distribution, Reorganized CFGI Debt Securities, Reorganized CFGI Common Stock, or any other tangible property will be distributed in respect of an Allowed CFGI Debtor Intercompany Claim and the deemed recovery shall be only in the nature of a bookkeeping entry in favor of the Proponent Debtor holder of such Claim.
Impaired. Entitled to vote to accept or reject the Plan.

CFGI Class 5B – Affiliate Intercompany Claims
After the Confirmation Date and on or before the Effective Date, each Non-Proponent Debtor holder or non-debtor Affiliate holder of an Allowed CFGI Affiliate Intercompany Claim shall transfer, distribute, deliver, or otherwise assign, including by setoff, its Claim to CFGI or another appropriate Proponent Debtor, and no Distribution shall be made in respect of such Affiliate Intercompany Claim.
Impaired. Deemed to reject the Plan.

CFGI Class 6 – Equity Interests
On the Effective Date, all instruments evidencing a CFGI Class 6 Equity Interest shall be canceled without further action under any applicable agreement, law, regulation, or rule.  The CFGI Class 6 Equity Interests shall be extinguished and each holder of a CFGI Class 6 Equity Interest shall not receive nor retain any property under the CFGI Plan.
Impaired. Deemed to reject the Plan.

GUARANTOR DEBTOR PLANS (GD PLANS)

GD Class 1 – Non-Tax Priority Claims
The legal, equitable, and contractual rights of each holder of an Allowed GD Non-Tax Priority Claim against an applicable Guarantor Debtor are unaltered by the Plan, or such Allowed GD Non-Tax Priority Claim shall otherwise be rendered unimpaired pursuant to section 1124 of the Bankruptcy Code.
Unimpaired. Presumed to accept the Plan.

GD Class 2 – Secured Claims
The legal, equitable, and contractual rights of each holder of an Allowed GD Secured Claim against an applicable Guarantor Debtor are unaltered by the Plan, or such Allowed GD Secured Claim shall otherwise be rendered unimpaired pursuant to section 1124 of the Bankruptcy Code.
Unimpaired. Presumed to accept the Plan.

CLASS	TREATMENT	ENTITLED TO VOTE
GD Class 3 – General Unsecured Claims
On the Effective Date and on any subsequent Distribution Date, or as soon after each such date as is reasonably practicable, each holder of an Allowed GD General Unsecured Claim against an applicable Guarantor Debtor shall receive from the Disbursing Agent a Proportionate Enterprise Share of the (i) Cash Distribution, (ii) Reorganized CFGI Debt Securities, and (iii) Reorganized CFGI Common Stock, having an aggregate value equal to such holder’s Allocable Distribution Value in such applicable Guarantor Debtor as of such date.
Impaired. Entitled to vote to accept or reject the Plan.

GD Class 4 – Convenience Claims	On the Effective Date or as soon thereafter as is reasonably practicable, each holder of an Allowed GD Convenience Claim against an applicable Guarantor Debtor shall be paid in full, in Cash.	Unimpaired. Presumed to accept the Plan.

GD Class 5A – Debtor Intercompany Claims
On the Effective Date and on any subsequent Distribution Date, or as soon after each such date as is reasonably practicable, each Proponent Debtor holder of an Allowed GD Debtor Intercompany Claim shall be deemed to have recovered from the applicable Guarantor Debtor an aggregate value equal to such Proponent Debtor holder’s Allocable Distribution Value as of such date in such applicable Guarantor Debtor, which value shall be taken into account for purposes of calculating Distributions to holders of General Unsecured Claims against such Proponent Debtor holder.  Notwithstanding such deemed recovery, no actual Cash Distribution, Reorganized CFGI Debt Securities, Reorganized CFGI Common Stock, or any other tangible property will be distributed in respect of an Allowed GD Debtor Intercompany Claim and the deemed recovery shall be only in the nature of a bookkeeping entry in favor of the Proponent Debtor holder of such Claim.
Impaired. Entitled to vote to accept or reject the Plan.

GD Class 5B – Affiliate Intercompany Claims
After the Confirmation Date and on or before the Effective Date, each Non-Proponent Debtor holder or non-debtor Affiliate holder of an Allowed GD Affiliate Intercompany Claim shall transfer, distribute, deliver, or otherwise assign, including by setoff, its Claim to CFGI or another appropriate Proponent Debtor, and no Distribution shall be made in respect of such Affiliate Intercompany Claim.
Impaired. Deemed to reject the Plan.

GD Class 6 – Equity Interests
The legal, equitable, and contractual rights of each holder of a GD Equity Interest against an applicable Guarantor Debtor are unaltered by the Plan, or such Equity Interest shall otherwise be rendered unimpaired under section 1124 of the Bankruptcy Code, such that the holder shall retain its GD Equity Interest in the applicable Guarantor Debtor.
Unimpaired. Presumed to accept the Plan.

CLASS	TREATMENT	ENTITLED TO VOTE
AFFORDABLE DEBTOR PLANS (AD PLANS)

AD Class 1 – Non-Tax Priority Claims
The legal, equitable, and contractual rights of each holder of an Allowed AD Non-Tax Priority Claim against an applicable Affordable Debtor are unaltered by the Plan, or such Allowed AD Non-Tax Priority Claim shall otherwise be rendered unimpaired pursuant to section 1124 of the Bankruptcy Code.
Unimpaired. Presumed to accept the Plan.

AD Class 2 – Secured Claims
The legal, equitable, and contractual rights of each holder of an Allowed AD Secured Claim against an applicable Affordable Debtor are unaltered by the Plan, or such Allowed AD Secured Claims shall otherwise be rendered unimpaired pursuant to section 1124 of the Bankruptcy Code.
Unimpaired. Presumed to accept the Plan.

AD Class 3 – General Unsecured Claims
On the Effective Date and on any subsequent Distribution Date, or as soon after each such date as is reasonably practicable, each holder of an Allowed AD General Unsecured Claim against an applicable Affordable Debtor shall receive from the Disbursing Agent a Proportionate Enterprise Share of the (i) Cash Distribution, (ii) Reorganized CFGI Debt Securities, and (iii) Reorganized CFGI Common Stock, having an aggregate value equal to such holder’s Allocable Distribution Value in such applicable Affordable Debtor as of such date.
Impaired. Entitled to vote to accept or reject the Plan.

AD Class 4 – Convenience Claims	On the Effective Date or as soon thereafter as is reasonably practicable, each holder of an Allowed AD Convenience Claim against an applicable Affordable Debtor shall be paid in full, in Cash.	Unimpaired. Presumed to accept the Plan.

AD Class 5A – Debtor Intercompany Claims
On the Effective Date and on any subsequent Distribution Date, or as soon after each such date as is reasonably practicable, each Proponent Debtor holder of an Allowed AD Debtor Intercompany Claim shall be deemed to have recovered from the applicable Affordable Debtor an aggregate value equal to such Proponent Debtor holder’s Allocable Distribution Value as of such date in such applicable Affordable Debtor, which value shall be taken into account for purposes of calculating Distributions to holders of General Unsecured Claims against such Proponent Debtor holder.  Notwithstanding such deemed recovery, no actual Cash Distribution, Reorganized CFGI Debt Securities, Reorganized CFGI Common Stock, or any other tangible property will be distributed in respect of an Allowed AD Debtor Intercompany Claim and the deemed recovery shall be only in the nature of a bookkeeping entry in favor of the Proponent Debtor holder of such Claim.
Impaired. Entitled to vote to accept or reject the Plan.

CLASS	TREATMENT	ENTITLED TO VOTE
AD Class 5B –Affiliate Intercompany Claims
After the Confirmation Date and on or before the Effective Date, each Non-Proponent Debtor holder or non-debtor Affiliate holder of an Allowed AD Affiliate Intercompany Claim shall transfer, distribute, deliver, or otherwise assign, including by setoff, its Claim to CFGI or another appropriate Proponent Debtor, and no Distribution shall be made in respect of such Affiliate Intercompany Claim.
Impaired. Deemed to reject the Plan.

AD Class 6 – Equity Interests
The legal, equitable, and contractual rights of each holder of an AD Equity Interest are unaltered by the Plan, or such Equity Interest shall otherwise be rendered unimpaired under section 1124 of the Bankruptcy Code, such that the holder shall retain its AD Equity Interest in the applicable Affordable Debtor.
Unimpaired. Presumed to accept the Plan.

PROTECH C PLAN

Protech C Class 1 – General Unsecured Claims
(a) On the Effective Date, or as soon thereafter as is reasonably practicable, Protech C shall assume the Livermore Operating Agreement and cure any monetary defaults thereunder as required by section 365 of the Bankruptcy Code; (b) As a result of such assumption and cure, the legal, equitable and contractual rights of each holder of a Protech C General Unsecured Claim are unaltered by the Plan, or such Protech C General Unsecured Claim shall otherwise be rendered unimpaired under section 1124 of the Bankruptcy Code.
Unimpaired. Presumed to accept the Plan.

Protech C Class 2 – Equity Interests
The legal, equitable, and contractual rights of each holder of a Protech C Equity Interest are unaltered by the Plan, or such Equity Interest shall otherwise be rendered unimpaired under section 1124 of the Bankruptcy Code, such that the holder shall retain its Equity Interest in Protech C.
Unimpaired. Presumed to accept the Plan.

C.	Consideration to be Paid under the Plan

The Proponent Debtors, in consultation with the Committee and Ad Hoc Unsecured Lender Group, considered various alternatives for a post-emergence capital structure for Reorganized CFGI, including third-party debt financing.  After performing detailed analyses of these alternatives, the Proponent Debtors concluded that an issuance of secured debt securities by Reorganized CFGI was the most cost-effective option.

As set forth in Section II.B above, all Allowed Administrative Expense Claims, Professional Compensation and Reimbursement Claims, and Non-Priority Tax Claims will be paid in full in Cash under the Plan.  All Allowed Priority Tax Claims and Secured Claims will receive the treatment and consideration required by the Bankruptcy Code.

Each holder of an Allowed General Unsecured Claim will receive on the Effective Date and on any subsequent Distribution Date, a Proportionate Enterprise Share of the (i) Cash Distribution, (ii) Reorganized CFGI Debt Securities, and (iii) Reorganized CFGI Common Stock, with an aggregate value equal to such holder’s Allocable Distribution Value, i.e., its Pro Rata Share of the aggregate value of the assets available for distribution by the Proponent Debtor against whom the Claim is asserted.

The Cash Distribution is the Cash to be distributed by the Disbursing Agent to holders of Allowed General Unsecured Claims and to the Disputed Claims Reserve in respect of Disputed General Unsecured Claims that may become Allowed General Unsecured Claims (i) on the Effective Date, in the estimated aggregate amount of $900 million or (ii) on any subsequent Distribution Date, in the aggregate amount of the Cash that has been released from the Disputed Claims Reserve as a result of the disallowance of Disputed Claims.

Reorganized CFGI Debt Securities means the secured debt securities to be issued by Reorganized CFGI on the Effective Date, in the aggregate principal amount of $1.25 billion.  The terms of the Reorganized CFGI Debt Securities will be governed by the form of Reorganized CFGI Debt Securities Indenture attached to this Disclosure Statement as Exhibit I.  A summary of the terms of the Reorganized CFGI Debtor Securities is set forth in Section I.B.3 above.

Reorganized CFGI Common Stock means the common stock of Reorganized CFGI, par value $0.001 per share, to be issued by Reorganized CFGI on the Effective Date.

For a discussion of estimated recoveries under the Plan, please see the chart in Section II.C.1 above.

D.	Reservation of “Cramdown” Rights

If at least one class of impaired claims votes to accept the Plan (without counting the votes of insiders), the Bankruptcy Code permits the Bankruptcy Court to confirm a chapter 11 plan over the rejection of any class of claims or equity interests as long as the standards in Bankruptcy Code section 1129(b) are met.  This power to confirm a plan over dissenting classes – often referred to as “cramdown” – is an important part of the reorganization process.  It assures no single group (or multiple groups) of claims or interests can block a restructuring that otherwise meets the requirements of the Bankruptcy Code and is in the interests of the other constituents in the case.

The Proponent Debtors reserve the right to seek confirmation of the Plan, notwithstanding the rejection of the Plan by any Class entitled to vote.  In the event one or more Classes votes to reject the Plan, the Proponent Debtors may request the Bankruptcy Court to rule the Plan meets the requirements specified in section 1129(b) of the Bankruptcy Code with respect to the rejecting Class or Classes.  The Proponent Debtors will also seek such a ruling with respect to each Class that is deemed to reject the Plan.

E.	Means of Execution of the Plan

1.	Separate Plans; Severability

For purposes of voting on the Plan and receiving Distributions under the Plan, votes will be tabulated separately for each Proponent Debtor’s Plan and Distributions will be made to each separate Class as provided in such Proponent Debtor’s Plan, as set forth in Article III of the Plan.  Except as otherwise provided in the Plan, Distributions in respect of Allowed Claims held against a particular Proponent Debtor shall be calculated based upon the value of the assets of that particular Proponent Debtor’s Estate, including any Debtor Intercompany Claims held by such Proponent Debtor.  A Claim against multiple Proponent Debtors, to the extent Allowed against each respective Proponent Debtor, shall be treated as a separate Claim against each such Proponent Debtor for all purposes (including, but not limited to, voting and Distributions).

A failure to confirm any one or more of the Proponent Debtor’s Plans shall not affect other Plans confirmed by the Bankruptcy Court; provided, however, that the Proponent Debtors reserve the right to withdraw any and all Plans from confirmation if any one or more Plans is not confirmed.

2.	Reorganized CFGI Securities

On the Effective Date or as soon thereafter as is reasonably practicable, the existing common stock of CFGI will be canceled and extinguished, and Reorganized CFGI will issue the Reorganized CFGI Debt Securities and the Reorganized CFGI Common Stock.  On the Effective Date or as soon thereafter as is reasonably practicable and (subject to the minimum Distribution limitation set forth in Section 1.2.60 of the Plan) on any subsequent Distribution Date, the Disbursing Agent will distribute to holders of Allowed General Unsecured Claims the (a) Cash Distribution, (b) Reorganized CFGI Debt Securities, and (c) Reorganized CFGI Common Stock, as set forth in Article III of the Plan.  Distributions in respect of Disputed General Unsecured Claims shall be made to the Disputed Claims Reserve, as provided in Section 6.3 of the Plan.

The Reorganized CFGI Common Stock and the Reorganized CFGI Debt Securities will be non-certificated and may be owned or transferred only in book-entry form through DTC.  In reliance upon Bankruptcy Code section 1145, at the time of issuance, none of the securities issued in connection with the Plan will be registered under section 5 of the Securities Act, the Exchange Act, or any other applicable non-bankruptcy laws or regulations.  In addition, none of the securities issued in connection with the Plan will be listed on a securities exchange.  CFGI will not participate in making a market (or facilitate making a market) in any such securities.

3.	Cancellation of Existing Securities and Agreements

On the Effective Date, any document, agreement, or instrument evidencing any Claim (including, without limitation, any Claim relating to or arising out of the ownership of any securities of a Debtor) or Equity Interest against a Proponent Debtor (other than any Claim or Equity Interest that is Unimpaired by the Plan) shall be deemed cancelled without further act or action under any applicable agreement, law, regulation, order, or rule, and the obligations of such Proponent Debtor under such documents, agreements, or instruments evidencing such Claims or Equity Interests, as the case may be, shall be discharged; provided, however, that notwithstanding the occurrence of the Effective Date, (i) any indenture or other agreement that governs the rights of the holder of a Claim shall continue in effect solely for purposes of allowing such holders to receive Distributions under the Plan; and (ii) the Secured Term Loan Facility and the Secured Term Loan Documents shall also continue in effect solely to preserve the rights or claims that any of the Goldman Lenders or any of their affiliates may have or hold under or in respect thereof (including for any fees, expenses, or indemnities in their favor) with respect to, arising out of, or in connection with the causes of action under section 547 of the Bankruptcy Code that are preserved against them, subject to all valid defenses, claims, and counterclaims not previously released or settled.

4.	Crystal Ball Settlement

By the Effective Date, or as soon as reasonably practicable thereafter, and in accordance with the Crystal Ball Settlement Agreement, Crystal Ball shall cause the CB Subsidiaries (as defined in the Crystal Ball Settlement Agreement) to transfer such Cash held by the CB Subsidiaries on the Effective Date to enable Crystal Ball to distribute $85 million to the holders of Unsecured Loans and Unsecured Notes in accordance with the Crystal Ball Pro Rata Shares.  Thereafter, within ten business days following the end of each fiscal quarter, Crystal Ball shall cause the CB Subsidiaries to transfer all Net Cash (as defined in the Crystal Ball Settlement Agreement) to Crystal Ball for distribution to the holders of Unsecured Loans and Unsecured Notes in accordance with the Crystal Ball Pro Rata Shares, provided, that, in the event Net Cash at the end of any fiscal quarter is less than $250,000 Crystal Ball may skip such quarterly payment and roll over such Net Cash to the next fiscal quarterly payment.  In consideration for making such Cash payments, Crystal Ball, the CB Subsidiaries, and the CB Parties (as defined in the Crystal Ball Settlement Agreement) shall receive the releases as set forth in the Crystal Ball Settlement Agreement.  The Confirmation Order shall provide that the Indenture Trustee and Agent are authorized and directed to take all such actions necessary to effectuate the foregoing, in accordance with the Crystal Ball Settlement Agreement.  Upon the Effective Date, all such persons shall be forever precluded and enjoined from prosecuting or asserting any such released claim against Crystal Ball, the CB Subsidiaries, or the CB Parties.

5.	GE Settlement Agreement

The GE Settlement Agreement is incorporated in the Plan.

6.	Preservation of Rights of Action; Settlement

Except to the extent the Preserved Rights are otherwise dealt with in the Plan or are expressly and specifically released in connection with the Plan, the Confirmation Order or any settlement agreement approved during the Chapter 11 Cases, or otherwise provided in any contract, instrument, release, indenture, or other agreement entered into in connection with the Plan, in accordance with section 1123(b) of the Bankruptcy Code:  (A) (1) the Preserved Rights shall remain assets of and vest in the Reorganized Debtors, whether or not litigation relating thereto is pending on the Effective Date, and whether or not any such Preserved Rights have been listed or referred to in the Plan, the Schedules, or any other document filed with the Bankruptcy Court, and (2) neither the Proponent Debtors nor the Reorganized Debtors waive, relinquish, or abandon (nor shall they be estopped or otherwise precluded from asserting) any Preserved Rights:  (a) whether or not such Preserved Rights have been listed or referred to in the Plan, the Schedules, or any other document filed with the Bankruptcy Court, (b) whether or not such Preserved Rights are currently known to the Proponent Debtors, and (c) whether or not a defendant in any litigation relating to such Preserved Rights filed a proof of Claim in the Chapter 11 Cases, filed a notice of appearance or any other pleading or notice in the Chapter 11 Cases, voted to accept or reject the Plan, or received or retained any consideration under the Plan; (B) (1) the Reorganized Debtors may commence, prosecute, defend against, settle, and realize upon any Preserved Rights in their sole discretion, in accordance with what is in the best interests, and for the benefit, of the Reorganized Debtors; (2) any recoveries realized by the Reorganized Debtors from the assertion of any Preserved Rights will be the sole property of the Reorganized Debtors; and (3) to the extent necessary, the Reorganized Debtors will be deemed representatives of their former Estates under section 1123(b) of the Bankruptcy Code; and (C) the Preserved Rights include, without limitation, any of the following:  (1) the Preserved Rights in respect of actions arising under the Bankruptcy Code, including sections 542 – 551 thereof; (2) the Preserved Rights that have been raised or may be raised in connection with the pending or potential litigation listed on Exhibit 4.11 of the Plan; (3) the Preserved Rights with respect to any action to collect on or enforce debts owed to, administered by, or serviced by a Proponent Debtor, including, any current or former actions to enforce contractual obligations (e.g., mortgage loan documents, guarantees and credit enhancements), whether against collateral and/or individuals or entities; (4) the Preserved Rights with respect to any action to assert tort damages relating to damages to a Proponent Debtor’s property and/or property pledged to secure debt due a Proponent Debtor; (5) the Preserved Rights with respect to any contractual actions against co-lenders, servicers, agents, trustees or other entities involved in debts owed to, administered by, or serviced by a Proponent Debtor; (6) the Preserved Rights with respect to any action, whether known or unknown, relating to, among other things, gross negligence, willful misconduct, or actual fraud; (7) the Preserved Rights with respect to any contractual actions for potential breaches by the counterparty, including, without limitation, failure to pay or failure to honor their contractual obligations (e.g., non-compete agreements); and (8) the Preserved Rights with respect to any action against a derivative contract counterparty; provided, however, that the Preserved Rights shall not include any rights, claims, causes of action, defenses or counterclaims against Entities who have provided management, management advisory, and/or monitoring services to the Debtors pursuant to that certain management agreement dated as of March 23, 2006 (as modified by that certain letter agreement dated as of July 24, 2009 and filed by CFGI on form 8-K, dated July 24, 2009), and any indemnification obligations of the Proponent Debtors arising under those agreements shall survive in accordance with their terms and shall remain unaffected by the Plan.

F.	Voting and Distributions under the Plan

1.	Voting, Acceptance, and Nonconsensual Confirmation

Except to the extent a Class of Claims or Equity Interests is deemed to reject the Plan, each holder of a Claim or Equity Interest in an Impaired Class as of the Distribution Record Date shall be entitled to vote to accept or reject the Plan as provided in such order as is entered by the Bankruptcy Court establishing procedures with respect to the solicitation and tabulation of votes to accept or reject the Plan, or any other order or orders of the Bankruptcy Court.

An Impaired Class of holders of Claims shall have accepted a Plan if the Plan is accepted by at least two-thirds (2/3) in dollar amount and more than one-half in number of the Allowed Claims of such Class that have voted to accept or reject the Plan.  In the event there are no Claims in a Class because (i) no Claim in such Class is known by the Proponent Debtors, (ii) no proof of claim asserting a Claim in such Class has been filed, (iii) any proof of claim asserting a Claim in such Class has been disallowed in its entirety by an order of the Bankruptcy Court or such other court of competent jurisdiction, (iv) any proof of claim asserting a Claim in such Class has been re-classified as a Claim in another Class or against another Proponent Debtor, or (v) any proof of claim asserting a Claim in such Class has been withdrawn by the party asserting such Claim or otherwise removed by agreement of such party and the applicable Proponent Debtor or by Final Order of the Court, such Class shall be eliminated from the Plan.  Unimpaired Classes are also presumed to have accepted a Plan.

If any Impaired Class of Claims entitled to vote on a Plan shall fail to accept a Plan in accordance with section 1126(a) of the Bankruptcy Code and/or Section 5.2 of the Plan, the Proponent Debtor whose Plan was not accepted shall have the right to request that the Bankruptcy Court confirm the Plan in accordance with section 1129(b) of the Bankruptcy Code and/or amend the Plan.

2.	Distributions under the Plan

One of the key concepts under the Bankruptcy Code is that only claims and equity interests that are “allowed” may receive distributions under a chapter 11 plan.  This term is used throughout the Plan and the descriptions below.  In general, an “allowed” claim or an “allowed” equity interest simply means that the debtor agrees, or in the event of a dispute, that the bankruptcy court determines, that the claim or interest, and the amount thereof, is in fact a valid obligation of the debtor.

An Allowed Claim is (i) any Claim that has been listed by a Proponent Debtor in its Schedules, as may be amended from time to time, as liquidated in amount and not disputed or contingent and for which no contrary proof of claim has been filed, (ii) any Claim expressly allowed by a provision in the Plan, (iii) any timely filed Claim that is not disputed or as to which no objection to allowance has been timely interposed in accordance with Section 6.1 of the Plan or such other period of limitation fixed by the Bankruptcy Code, the Bankruptcy Rules, or the Bankruptcy Court, (iv) any Claim that is compromised, settled, or otherwise resolved pursuant to the authority granted to the Reorganized Debtors pursuant to a Final Order of the Bankruptcy Court, or (v) any Claim that, if disputed, has been Allowed by Final Order; provided, however, that Claims allowed solely for the purpose of voting to accept or reject the Plan pursuant to an order of the Bankruptcy Court shall not be considered “Allowed Claims”; and provided, further, that “Allowed Claim shall not include any Claim subject to disallowance in accordance with section 502(d) of the Bankruptcy Code.

To the extent that any Allowed Claim entitled to a Distribution under the Plan consists of indebtedness and accrued but unpaid interest thereon, such Distribution shall be allocated first to the principal amount of the Claim (as determined for U.S. federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claim, to accrued but unpaid interest.

3.	Disbursing Agent

Except as set forth above, all Distributions under the Plan shall be made by Wilmington Trust FSB, acting in its capacity as disbursing agent pursuant to Section 5.4(e) of the Plan, or such other nationally recognized financial trust institution designated by CFGI or Reorganized CFGI, which designee is acceptable to the Committee and the Ad Hoc Unsecured Lender Group.  Unless the Entity receiving a payment agrees otherwise, any Cash payment to be made by the Disbursing Agent shall be made by check drawn on a domestic bank or by automated clearing house transfer.

Subject to Bankruptcy Rule 9010, Distributions of Cash in respect of Allowed Claims shall be made by the Disbursing Agent to the holder of each such Allowed Claim at the address of such holder as listed on the Schedules as of the Distribution Record Date, unless the Proponent Debtors or, on and after the Effective Date, the Reorganized Debtors have been notified in writing of a change of address, including, without limitation, by the timely filing of a proof of claim by such holder that provides an address for such holder different from the address reflected on the Schedules.  If any Distribution to any such holder is returned as undeliverable, the Disbursing Agent shall use reasonable efforts to determine the current address of such holder, but no Distribution to such holder shall be made unless and until the Disbursing Agent has determined the then current address of such holder, at which time such Distribution shall be made to such holder without interest; provided, however, that, at the expiration of one year from the Effective Date such undeliverable Cash Distributions shall be deemed unclaimed property and shall be treated in accordance with Section 5.10 of the Plan.

The Reorganized CFGI Debt Securities (except as otherwise provided in the Reorganized CFGI Debt Securities Indenture) and the Reorganized CFGI Common Stock shall be issued in book-entry form only and held through participants (including securities brokers and dealers, banks, trust companies, clearing corporations, and other financial organizations) of DTC, as depositary.  The Reorganized CFGI Debt Securities shall not be certificated or issued in registered form.  Except as noted below, to receive Reorganized CFGI Debt Securities or Reorganized CFGI Common Stock, each holder of an Allowed General Unsecured Claim shall be required to designate a direct participant in DTC with whom such holder has an account into which such holder’s Proportionate Enterprise Share of the Reorganized CFGI Debt Securities and Reorganized CFGI Common Stock may be credited, and (a) in the case of the Unsecured Notes already held through DTC at the direction of the Indenture Trustee, and (b) in the case of the Unsecured Loans, shall be designated by the applicable Agent upon information provided by the beneficial owners of the Claims arising under the Unsecured Loans.  For as long as DTC serves as depositary for the Reorganized CFGI Debt Securities and the Reorganized CFGI Common Stock, the Reorganized CFGI Debt Securities Indenture Trustee and the Agent may rely solely on the information and records of DTC to make distributions and forward communications to the holders of the Reorganized CFGI Debt Securities and holders of the Reorganized CFGI Common Stock, as applicable, and, in so doing, the Reorganized CFGI Debt Securities Indenture Trustee and the Agent shall be fully protected and incur no liability to any holder of the Reorganized CFGI Debt Securities or the Reorganized CFGI Common Stock (as applicable), any transferee (or purported transferee) thereof, or any other person or entity.  If DTC is unwilling or unable to continue as depositary for the Reorganized CFGI Debt Securities or the Reorganized CFGI Common Stock, or if Reorganized CFGI otherwise determines to do so, the Reorganized CFGI Debt Securities Indenture Trustee and the Agent shall either exchange the Reorganized CFGI Debt Securities or Reorganized CFGI Common Stock, as applicable, held at DTC for certificated or book entry Reorganized CFGI Debt Securities or certificated or book entry Reorganized CFGI Common Stock, as applicable.  If any Distribution of Reorganized CFGI Debt Securities or Reorganized CFGI Common Stock to a holder of an Allowed General Unsecured Claim is undeliverable, then at the expiration of one year from the Effective Date such undeliverable Distributions shall be deemed unclaimed property and shall be treated in accordance with Section 5.10 of the Plan.

If a legal impediment exists to the issuance or distribution of all or a portion of any Reorganized CFGI Common Stock or Reorganized CFGI Debt Securities under the Plan to any holder of an Allowed Claim or if Reorganized CFGI is advised in writing by any such holder that a legal impediment exists to the acquisition by such holder of such securities, whether as a result of any legal requirements, conditions, approvals, or otherwise, such securities that would otherwise be distributable to, or acquired by, such holder in accordance with the provisions of the Plan but for such legal impediment shall, on the Effective Date, instead be issued to the Disbursing Agent, to be held pursuant to the terms and conditions of the Plan. From and after the Effective Date, up to and until the securities are released pursuant to the terms of the Plan, the Disbursing Agent shall be the registered holder of the undisbursed securities.  At such time as any applicable legal impediment to the acquisition of such undisbursed securities by any such holder of an Allowed Claim has been resolved as evidenced by delivery of written notice by the holder to the Disbursing Agent and Reorganized CFGI, which notice shall include a description of such resolution on which the Disbursing Agent and Reorganized CFGI shall be entitled to rely, such undisbursed securities shall be delivered to such applicable holder no later than the next Distribution Date, in accordance with the terms and conditions of the Plan.  In any other case, the securities shall be delivered at such time as Reorganized CFGI determines in its sole discretion that any legal impediment to the issuance and delivery of those securities has been resolved.  Until such time as the undisbursed securities are released and distributed by the Disbursing Agent, the Disbursing Agent shall not exercise any voting rights with respect to the undisbursed securities.  In the event that the applicable legal impediment to the issuance and delivery of such undisbursed securities to a holder has not been satisfactorily resolved in the aforesaid manner within 12 months after the Effective Date, Reorganized CFGI will direct the Disbursing Agent to cooperate in good faith with the affected holder to sell the undisbursed securities and distribute the proceeds to the holder.

4.	Delivery of Distributions

Whenever any Distribution to be made under the Plan shall be due on a day other than a Business Day, such Distribution shall instead be made, without interest, on the immediately succeeding Business Day, but shall be deemed to have been made on the date due.  Except as to holders of the Unsecured Notes, the Distributions shall be made to the holders of Allowed Claims as of the Distribution Record Date and the Proponent Debtors and the Reorganized Debtors shall have no obligation to recognize any transfer of a Claim occurring after the Distribution Record Date.

5.	Fractional Dollars; De Minimis Distributions

Notwithstanding any other provision of the Plan, Cash payments of fractions of dollars shall not be made.  Whenever any Distribution to a holder of a Claim would otherwise call for Distribution of Cash in a fractional dollar amount, the actual Distribution of such Cash shall be rounded to the nearest whole dollar (up or down), with half dollars (or less) being rounded down.  The Disbursing Agent shall not be required to make any Cash payment of less than one hundred dollars ($100.00) with respect to any Claim unless a request therefore is made in writing to such Disbursing Agent.

6.	Calculation of Distribution of Reorganized CFGI Debt Securities to be Issued under the Plan

No fractional dollar amounts of Reorganized CFGI Debt Securities shall be issued or distributed under the Plan by Reorganized CFGI.  Whenever any Distribution to a holder of a Claim would otherwise call for Distribution of securities in a fractional dollar amount, the actual Distribution of such securities shall be rounded to the nearest whole dollar (up or down), with half dollars (or less) being rounded down.  The total amount of Reorganized CFGI Debt Securities to be distributed to holders entitled to receive such Distribution shall be adjusted as necessary to account for the rounding provided in the Plan.  No consideration shall be provided in lieu of fractional dollars rounded down.

7.	Calculation of Distribution of Reorganized CFGI Common Stock to be Issued under the Plan

No fractional shares or interests of Reorganized CFGI Common Stock shall be issued or distributed under the Plan by Reorganized CFGI.  Whenever any Distribution to a holder of a Claim would otherwise call for Distribution of a fraction of a share, the actual Distribution of such shares shall be rounded to the nearest whole number of shares (up or down), with half shares (or less) being rounded down.  The total number of shares of Reorganized CFGI Common Stock to be distributed to holders entitled to receive such Distribution shall be adjusted as necessary to account for the rounding provided in the Plan.  No consideration shall be provided in lieu of fractional shares rounded down.

8.	Unclaimed Property

All Distributions under the Plan that are unclaimed for a period of one year after distribution thereof shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code and shall revest in the applicable Reorganized Debtor against whom such Distribution is unclaimed, and any entitlement of any holder of any Claim to such Distributions shall be extinguished and forever barred.

9.	Time Bar to Cash Payments

Checks issued by the Disbursing Agent in respect of any Distribution of Cash on account of Allowed Claims shall be null and void if not negotiated within 90 days from and after the date of issuance thereof.  Requests for re-issuance of any check shall be made directly to the Disbursing Agent by the holder of the Allowed Claim with respect to which such check originally was issued.  Any Claim in respect of such a voided check shall be made on or before the later of (a) the first anniversary of the Effective Date or (b) 90 days after the date of issuance of such check, if such check represents a final Distribution on account of such Claim.  After such date, all Claims in respect of voided checks shall be discharged and forever barred and the Reorganized Debtors shall retain all monies related thereto as unclaimed property under Section 5.10 of the Plan.

10.	Setoffs

The Reorganized Debtors may, but shall not be required to, pursuant to applicable bankruptcy or non-bankruptcy law, set off against any Allowed Claim and the Distributions to be made pursuant to the Plan on account thereof (before any Distribution is made on account of such Claim), the claims, rights, and causes of action of any nature that the Proponent Debtors’ Estates or the Reorganized Debtors hold against the holder of such Allowed Claim; provided, however, that neither the failure to effect such a setoff nor the allowance of any Claim hereunder shall constitute a waiver or release by the Proponent Debtors or the Reorganized Debtors of any such claims, rights, and causes of action that the Proponent Debtors or the Reorganized Debtors may possess against such holder.

11.	Payment of Interest on Allowed Claims

Unless otherwise specifically provided by this Plan, the Confirmation Order, any other order of the Bankruptcy Court, or by applicable bankruptcy law, interest arising on and after the Commencement Date shall not accrue and shall not be paid on Allowed Claims.

G.	Treatment of Disputed Claims under the Plan

1.	Disputed Claims

A Disputed Claim is a Claim that is neither an Allowed Claim nor a Disallowed Claim, and is any Claim, proof of which was filed, or an Administrative Expense Claim or other unclassified Claim, which is the subject of a dispute under the Plan or as to which Claim a Proponent Debtor has interposed a timely objection and/or a request for estimation in accordance with section 502(c) of the Bankruptcy Code and Bankruptcy Rule 3018 or other applicable law, which dispute, objection and/or request for estimation has not been withdrawn or determined by a Final Order, and any Claim, proof of which was required to be filed by order of the Bankruptcy Court, but as to which a proof of claim was not timely or properly filed.

A Claim for which a proof of claim has been filed but that is listed on the Proponent Debtors’ schedules of assets and liabilities as unliquidated, disputed, or contingent, and which has not yet been resolved by the parties or by the Bankruptcy Court, is a Disputed Claim.  If a holder of a Claim has filed a proof of claim that is inconsistent with the Claim as listed on the Proponent Debtors’ schedules, such Claim is a Disputed Claim to the extent of the difference between the amount set forth in the proof of claim and the amount scheduled by the Proponent Debtors.  Any Claim for which the Proponent Debtors or any party in interest have interposed (or will interpose) a timely objection is a Disputed Claim.

Pursuant to the Plan, the Proponent Debtors or Reorganized Debtors shall object to the allowance of Claims filed with the Bankruptcy Court with respect to which the Proponent Debtors dispute liability in whole or in part.  Unless resolved by settlement between the Proponent Debtors and the holder of a Claim, all objections filed and prosecuted by the Proponent Debtors or Reorganized Debtors as provided in the Plan shall be litigated to Final Orders by the Proponent Debtors or Reorganized Debtors.

Unless otherwise provided in the Plan or ordered by the Bankruptcy Court, all objections to Claims shall be served and filed on or before the later of (i) 180 days after the Effective Date, as such deadline may be extended by order of the Bankruptcy Court, and (ii) such date as may be fixed by the Bankruptcy Court, after notice and hearing, whether fixed before or after the date specified in clause (i) above.

2.	Claim Objections and Expunged Claims

On October 15, 2010, the Debtors filed their nonsubstantive first omnibus objection (the “First Omnibus Objection”) [Docket No. 1918] to certain proofs of claim that are or were (A) amended and superseded, (B) duplicative, (C) late filed, (D) proofs of equity interests, and/or (E) without supporting documentation.  On November 16, 2010, the Bankruptcy Court issued an order [Docket No. 2067] approving the First Omnibus Objection and the relief requested therein.  On December 10, 2010, the Debtors filed their (i) substantive second omnibus objection (the “Second Omnibus Objection”) [Docket No. 2155] to certain proofs of claim that assert obligations for which the Debtors against whom the claims are asserted are not liable (each, a “No Liability Claim”), (ii) nonsubstantive third omnibus objection (the “Third Omnibus Objection”) [Docket No. 2157] to certain duplicate proofs of claim, (iii) substantive fourth omnibus objection (the “Fourth Omnibus Objection”) [Docket No. 2160] to certain proofs of claim that were misclassified (each, a “Misclassified Claim”), and (iv) an objection (the “GMAC Objection”) [Docket No. 2158] to certain proofs of claim filed by GMAC Inc.  On January 7, 2011, the Bankruptcy Court issued an order [Docket No. 2368] approving the Third Omnibus Objection, and the relief requested therein.  On January 11, 2011, the Bankruptcy Court issued orders [Docket Nos. 2382-83, respectively] approving the Second and Fourth Omnibus Objections, and the relief requested therein.  On February 11, 2011, the Debtors filed their (i) nonsubstantive fifth omnibus objection (the “Fifth Omnibus Objection”) [Docket No. 2473] to certain proofs of claim that are (A) amended and superseded, (B) duplicative, (C) late filed, (D) filed against the wrong debtor, and (E) without supporting documentation, and (ii) substantive sixth omnibus objection (the “Sixth Omnibus Objection”) [Docket No. 2476] to certain No Liability Claims.  On March 14, 2011, the Bankruptcy Court issued orders [Docket Nos. 2597, 2590], respectively, approving the Fifth and Sixth Omnibus Objections, and the relief requested therein.  On April 8, 2011, the Debtors filed their (i) substantive seventh omnibus objection (the “Seventh Omnibus Objection”) [Docket No. 2725] to certain No Liability Claims, and (ii) substantive eighth omnibus objection (the “Eighth Omnibus Objection” and together with the First, Second, Third, Fourth, Fifth, Sixth, Seventh Omnibus and GMAC Objections, the “Claim Objections”) [Docket No. 2727] to certain Misclassified Claims.  On May 10, 2011, the Bankruptcy Court issued orders [Docket Nos. 2908, 2911], respectively, approving the Seventh and Eighth Omnibus Objections, and the relief requested therein.

Certain claimants whose claims were subject to the Claim Objections timely responded to the Claim Objections, and where the Debtors were unable to consensually resolve their objection to such claims and the claimants’ responses thereto prior to the applicable scheduled hearing dates, such claims were carved out of the orders issued by the Bankruptcy Court.  The Debtors continue to work with such claimants reach a consensual resolution of the Debtors’ objections to such claims and the claimants’ responses thereto.

To date, as a result of the Debtors’ efforts, 816 proofs of claim, asserting liabilities totaling $5,982,857,463.56 against the Debtors, have been disallowed and expunged or withdrawn and expunged; and 18 proofs of claim, asserting liabilities totaling $86,946,443.32 against the Debtors, have been reclassified as unsecured claims or as claims properly filed against another Debtor in these chapter 11 cases.  The figures for expunged claims include claims that were withdrawn as part of settlements reached between the Debtors and certain creditors, such as the claims asserted by LIHTC and NMTC creditors.

3.	Estimation of Disputed Claims

The Plan provides for the estimation of Disputed Claims, if requested.  Unless otherwise limited by an order of the Bankruptcy Court, the Proponent Debtors may at any time request that the Bankruptcy Court estimate for final Distribution purposes any contingent, unliquidated, or Disputed Claim pursuant to section 502(c) of the Bankruptcy Code or other applicable law regardless of whether the Proponent Debtors or the Reorganized Debtors previously objected to such Claim or whether the Bankruptcy Court has ruled on such objection, and the Bankruptcy Court will retain jurisdiction to consider any request to estimate any Claim at any time during litigation concerning any objection to any Claim, including, without limitation, during the pendency of any appeal relating to any such objection.  Unless otherwise provided in an order of the Bankruptcy Court, in the event the Bankruptcy Court estimates any contingent, unliquidated, or Disputed Claim, the estimated amount shall constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court; provided, however, that, if the estimate constitutes the maximum limitation on such Claim, the Proponent Debtors or the Reorganized Debtors, as the case may be, may elect to pursue supplemental proceedings to object to any ultimate allowance of such Claim; and, provided, further, that the foregoing is not intended to limit the rights granted by section 502(j) of the Bankruptcy Code.  All of the aforementioned Claims objection, estimation, and resolution procedures are cumulative and not necessarily exclusive of one another.

4.	No Distributions Pending Allowance

Notwithstanding any other provision of the Plan, if any portion of a Claim is a Disputed Claim, no Distribution provided for hereunder shall be made on account of any portion of such Claim unless and until such Disputed Claim becomes an Allowed Claim.  No interest shall be paid on account of Disputed Claims that later become Allowed except to the extent that payment of interest is required under section 506(b) of the Bankruptcy Code.

5.	Reserve Account for Disputed Claims

On and after the Effective Date, the Disputed Claims Reserve shall hold Cash, Reorganized CFGI Debt Securities, and Reorganized CFGI Common Stock in an aggregate amount sufficient to pay all holders of Disputed Claims the Distributions they would have been entitled to receive under the Plan if their Claims had been Allowed Claims on the Effective Date, net of any taxes imposed on the Disputed Claims Reserve or otherwise payable by the Disputed Claims Reserve.  The Cash component of such Distributions withheld and reserved for payment to holders of Disputed Claims shall be held and deposited by Reorganized CFGI in a segregated interest-bearing reserve account.  Distributions reserved on account of any Disputed Claim shall be distributed on account of such Claim to the extent it becomes an Allowed Claim so that the holder thereof receives the Distributions it would have received had it been Allowed on the Effective Date, net of any taxes imposed on the Disputed Claims Reserve or otherwise payable by the Disputed Claims Reserve.  Distributions on account of a Claim that becomes an Allowed Claim after the Effective Date shall be made on the next Distribution Date following (i) the entry of an order or judgment of the Bankruptcy Court or other applicable court of competent jurisdiction (including any appeal therefrom) allowing any Disputed Claim, which order or judgment has become a Final Order, (ii) the withdrawal of any objection to such Disputed Claim, or (iii) a settlement, compromise or other resolution of such Disputed Claim.

The Proponent Debtors estimate that as of the Effective Date, the aggregate amount of the Disputed Claims will be approximately $258 million.  Based upon the Recovery Analysis and the Proponent Debtors’ review of the Claims against each Proponent Debtor, the Proponent Debtors estimate they will need to set aside approximately $76.3 million of Cash, Reorganized CFGI Debt Securities, and Reorganized CFGI Common Stock in the aggregate to the Disputed Claims Reserve for purposes of reserving for Distribution to the Disputed Claims to the extent the Disputed Claims become Allowed Claims.

6.	Treatment of Disputed Claims Reserve for Federal Income Tax Purposes

Absent definitive guidance from the IRS or a contrary determination by a court of competent jurisdiction, the Disbursing Agent shall (i) treat the Disputed Claims Reserve as a disputed ownership fund for U.S. federal income tax purposes within the meaning of Treasury Regulations section 1.468B-9(b)(1) and (ii) to the extent permitted by applicable law, report consistently with the foregoing characterization for state and local income tax purposes.  All holders of Disputed Claims shall report, for income tax purposes, consistently with the foregoing.

7.	Distributions After Allowance

Subject to the minimum Distribution limitation set forth in Section 1.2.60 of the Plan, on each Distribution Date following the Effective Date, Distributions held in the Disputed Claims Reserve on account of Disputed General Unsecured Claims that are Disallowed shall be redistributed, net of any taxes imposed on the Disputed Claims Reserve or otherwise payable by the Disputed Claims Reserve, to each holder of an Allowed (or still Disputed) General Unsecured Claim.  Such holder shall receive (A) (i) an incremental Cash Distribution, (ii) Reorganized CFGI Debt Securities and (iii) Reorganized CFGI Common Stock, reflecting the increase of such holders’ Proportionate Enterprise Share resulting from the disallowance of Disputed General Unsecured Claims since the previous Distribution Date and the release from the Disputed Claims reserve of the Cash, Reorganized CFGI Debt Securities and Reorganized CFGI Common Stock accorded to such Disallowed Claims for redistribution to the holders of General Unsecured Claims, as provided in Article III, and (B) (i) any interest CFGI has paid in respect of the Reorganized CFGI Debt Securities and (ii) any dividends declared and paid in respect of the Reorganized CFGI Common Stock, in each case since the previous Distribution Date.  Any Distributions made on a Distribution Date following the Effective Date shall be made in the same manner as provided in Section 5.4 of the Plan in respect of Effective Date Distributions.

8.	Distribution Date Notices

On each Distribution Date, Reorganized CFGI shall post a notice on its website reporting the total amount of Disputed Claims that have been Allowed or Disallowed, pursuant to a Final Order, withdrawal of an objection, settlement, or other resolution, since the Effective Date and the previous Distribution Date, and the aggregate amount of remaining Disputed Claims.  Such notice shall also set forth the total amount of Cash, the total principal amount of Reorganized CFGI Debt Securities and the total number of shares of Reorganized CFGI Common Stock that are held in the Disputed Claims Reserve in respect of Disputed General Unsecured Claims that have been Disallowed and therefore have become available for redistribution to the holders of Allowed (and Disputed) General Unsecured Claims.  In accordance with Section 1.2.60 of the Plan, if the aggregate value of the Distribution to be made on any such Distribution Date is less than $2 million, such Distribution may, at the discretion of Reorganized CFGI, be withheld for Distribution on the next Distribution Date; provided, however, that if such Distribution (i) is to be made to the holder of a newly Allowed Claim, as a result of resolving a dispute over such Claim or (ii) is the final Distribution to be made under the Plan, such minimum Distribution limitation shall not apply, and the Disbursing Agent shall make the Distribution notwithstanding that the aggregate value of the Distribution may be less than $2 million.

H.	Executory Contracts and Unexpired Leases

1.	Assumption and Rejection of Executory Contracts and Unexpired Leases

The Plan provides that any executory contract or unexpired lease of personal property set forth on Schedule 7.1 of the Plan Supplement that has not expired by its own terms on or prior to the Confirmation Date, which has not been assumed, assumed and assigned, or rejected with the approval of the Bankruptcy Court or by operation of Bankruptcy Code section 365(d)(4)(A), or which is not the subject of a motion to assume and assign or reject as of the Confirmation Date, shall be deemed rejected by the Proponent Debtors on the Confirmation Date and the entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such rejection pursuant to sections 365(a) and 1123 of the Bankruptcy Code.

Any executory contracts or unexpired leases of the personal property of the Proponent Debtors that are not set forth on Schedule 7.1 of the Plan Supplement shall be deemed to have been assumed by the Proponent Debtors and the Plan shall constitute a motion to assume such executory contracts and unexpired leases.

Each executory contract or unexpired lease assumed under the Plan shall include any modifications, amendments, supplements, or restatements to such contract or lease.  Entry of the Confirmation Order by the Clerk of the Bankruptcy Court shall constitute approval of such assumptions pursuant to section 365(a) of the Bankruptcy Code and a finding by the Bankruptcy Court that each such assumed executory contract or unexpired lease is in the best interest of the Proponent Debtors, their bankruptcy Estates, and all parties in interest in the Chapter 11 Cases.

The Proponent Debtors reserve the right, at any time prior to the Effective Date, to amend Schedule 7.1 to (a) delete an executory contract or unexpired lease listed therein, thus providing for its assumption under the Plan; or (b) add any executory contract or unexpired lease, thus providing for its rejection.  The Proponent Debtors shall provide notice to the affected non-debtor counterparties to the executory contracts and unexpired personal property leases of (i) the proposed assumption or rejection, as applicable, of any executory contracts or unexpired personal property leases, (ii) any related cure amounts related to a proposed assumption, and (iii) any amendments to Schedule 7.1.  Nothing in the Plan shall constitute an admission by a Proponent Debtor or Reorganized Debtor that any contract or lease is an executory contract or unexpired lease or that a Proponent Debtor or Reorganized Debtor has any liability thereunder.

2.	Cure of Defaults and Survival of Contingent Claims under Assumed Executory Contracts and Unexpired Leases

Except as may otherwise be agreed to by the parties, on or before the 30th day after the Effective Date, provided the non-debtor party to any such assumed executory contract or unexpired lease has timely filed a proof of claim with respect to such cure amount, the Reorganized Debtors shall cure any and all undisputed defaults under each executory contract and unexpired lease assumed by the Proponent Debtors pursuant to the Plan, in accordance with section 365(b) of the Bankruptcy Code.  All disputed defaults required to be cured shall be cured either within 30 days of the entry of a Final Order determining the amount, if any, of the Reorganized Debtors’ liability with respect thereto, or as may otherwise be agreed to by the parties.  Unless a proof of claim was timely filed with respect thereto, all cure amounts and all contingent reimbursement or indemnity claims for prepetition amounts expended by the non-debtor parties to assumed executory contracts and unexpired leases shall be discharged upon entry of the Confirmation Order by the Clerk of the Bankruptcy Court.

3.	Deadline for Filing Rejection Damage Claims

The Plan provides that, if the rejection of an executory contract or unexpired lease by the Proponent Debtors pursuant to Section 7.1 of the Plan results in damages to the non-debtor party or parties to such contract or lease, any claim for such damages, if not heretofore evidenced by a filed proof of claim, shall be forever barred and shall not be enforceable against the Proponent Debtors, or their properties, agents, successors, or assigns, unless a proof of claim is filed with the Proponent Debtors’ court-appointed claims agent or with the Bankruptcy Court and served upon the Proponent Debtors or Reorganized Debtors on or before 30 days after the latest to occur of (a) the Confirmation Date, and (b) the date of entry of an order by the Bankruptcy Court authorizing rejection of such executory contract or unexpired lease.

4.	Indemnification and Reimbursement Obligations

For purposes of the Plan, the obligations of the Proponent Debtors to indemnify and reimburse persons who are or were directors, officers, or employees of any of the Proponent Debtors prior to or on the Commencement Date or at any time thereafter against and for any claims, liabilities or other obligations (including, without limitation, fees and expenses incurred by the board of directors of any of the Proponent Debtors, or the members, officers, or employees thereof, in connection with the Chapter 11 Cases) pursuant to articles of incorporation, codes of regulations, bylaws, applicable state law, or specific agreement, or any combination of the foregoing, shall survive confirmation of the Plan, remain unaffected hereby, and not be discharged in accordance with section 1141 of the Bankruptcy Code, irrespective of whether indemnification or reimbursement is owed in connection with an event occurring before, on, or after the Commencement Date.  In furtherance of the foregoing, the Reorganized Debtors shall maintain insurance for the benefit of such directors, officers, or employees at levels no less favorable than those existing as of the date of entry of the Confirmation Order for a period of no less than six years following the Effective Date.

5.	Existing Compensation and Benefit Programs

Except as provided in Section 7.1 of the Plan, the Proponent Debtors’ existing health care plans (including medical plans, dental plans, vision plans, prescription plans, health savings accounts and spending accounts), defined contribution benefit plans, severance plans, discretionary bonus plans, performance-based incentive plans, long-term incentive plans, retention plans, international tax equalization programs, workers’ compensation programs and life, disability, accidental death and dismemberment, directors and officers liability, and other insurance plans are treated as executory contracts under the Plan and shall, on the Effective Date, be deemed assumed by the Proponent Debtors in accordance with sections 365(a) and 1123(b)(2) of the Bankruptcy Code.  On and after the Effective Date, all Claims submitted for payment in accordance with the foregoing benefit programs, whether submitted prepetition or postpetition, shall be processed and paid in the ordinary course of business of the Reorganized Debtors, in a manner consistent with the terms and provisions of such benefit programs.

Following the Effective Date, the Reorganized Debtors and certain of their non-debtor subsidiaries expect to maintain the existing management compensation plan programs that are currently in place, including, but not limited to, base salary, discretionary bonus plan, severance plan, 401(k) plan and health insurance plans.

6.	Reorganized CFGI New Compensation Plans

In addition, on the Effective Date, the Reorganized Debtors and certain of their non-Debtor subsidiaries will adopt additional compensation plans (the “Reorganized CFGI New Compensation Plans”) intended to promote retention of key employees and provide long-term performance based incentive compensation based upon the achievement of specific business objectives.  The Debtors believe these additional plans are in the best interests of the Reorganized Debtors and their non-debtor subsidiaries because they will promote the retention of key employees critical to the successful management of the business of the Reorganized Debtors and their non-debtor subsidiaries and will align the interests of the key employees with the interests of the Reorganized Debtors and their stakeholders through performance based incentives.  The material terms of the Reorganized CFGI New Compensation Plans are described below, provided, however, that the final plan documents may contain additional or different terms, including terms required to comply with applicable tax and regulatory requirements.  The Reorganized CFGI New Compensation Plans were negotiated with advisors to the Committee and approved by the Committee.  On the Effective Date, the Reorganized CFGI New Compensation Plans established by the Reorganized Debtors shall be in effect, and the beneficiaries under such plans shall be governed by their terms.

a.	Retention Plans

Reorganized CFGI and Capmark Bank will adopt retention plans (the “Retention Plans”) for approximately 125 key employees whose services will be required to operate and maximize the value of the businesses of the Reorganized Debtors and their subsidiaries through 2014.  The total award pool for the Retention Plans will be $14.7 million, payable in Cash.  Awards will generally vest and become payable 20% in January 2013, 30% in January 2014 and 50% in January 2015, although individual awards may provide for different vesting and payment schedules.  Generally, the unvested portion of any retention award will be forfeited upon voluntary termination of employment by an employee or termination by Capmark for cause (as defined in the Retention Plan).  Vesting will accelerate, and the amounts due under Retention Plan which will be payable in full, upon involuntary termination of employment by Capmark other than for cause.

b.	Long-Term Incentive Plan

Reorganized CFGI will adopt a Long-Term Incentive Plan (the “LTIP”) covering up to approximately 40 employees of Reorganized CFGI and its subsidiaries, including certain employees of Capmark Bank.  LTIP awards will be payable in Cash upon achievement of target recoveries within the business segment of the employee or, with respect to certain employees providing corporate support services, upon achievement of targets within multiple business segments.  The target recovery amounts for each segment will be based upon the projected recovery amounts for that segment incorporated into the financial projections attached to this Disclosure Statement as Exhibit C.  The total award pool for the LTIP, assuming that 100% of all target recoveries are achieved, will be $16.9 million.  75% of the award amount will become payable upon achievement of 85% of the target recovery and the amount payable will increase proportionately with the amount of the recovery.  Additional amounts will become payable for recoveries in excess of the target recovery.   LTIP awards will vest on the earliest to occur of (i) December 31, 2014, (ii) the achievement of 85% of the target recovery for the applicable award, (iii) a change in control (as defined in the LTIP) or a sale of substantially all of the assets of the participant’s business segment as determined by the Board, and (iv) termination of employment other than voluntary termination of employment by the employee or termination by Capmark for cause (as defined in the LTIP).  For participants with total earned LTIP and retention in excess of $550,000, the LTIP payment will be reduced by 50% of the amount of any severance payable to the employee.  For participants with total earned LTIP and retention in excess of $1,000,000, the LTIP payment will be reduced by an amount equal to 100% of the amount of any severance payable to the employee.  LTIP award amounts will become payable on or before the 45th day after vesting.  Generally, the unvested portion of any LTIP award will be forfeited upon voluntary termination of employment by an employee or termination by Capmark for cause.

c.	Executive Officer Employment Agreements

Reorganized CFGI will enter into employment agreements with the chief executive officer and the chief operating officer that will become effective on the Effective Date (the “Executive Officer Employment Agreements”).  The employment agreements will have a term beginning on the Effective Date and ending on December 31, 2014, with annual one year extensions thereafter upon mutual agreement.  Base salary for each executive will remain at its current level and each executive will be eligible to receive annual bonuses under Capmark’s bonus plan based on criteria to be established by the Board of Directors of Reorganized CFGI after the Effective Date.  Each executive will also receive a restricted stock award of Reorganized CFGI Common Stock that will vest 25% on December 31, 2011, 25% on December 31, 2012, 25% on December 31, 2013 and 25% on December 31, 2014 and will fully vest upon a change in control (as defined in the agreement) or a sale of substantially all of the assets. Distributions and dividends on the awarded Reorganized CFGI Common Stock will be escrowed from the date of the initial grant for the benefit of the executives and vest and become payable pursuant to the vesting schedule described in the previous sentence.  In the event of termination of employment by Capmark other than for cause (as defined in the agreement) or termination for good reason (as defined in the agreement), (i) the vesting schedule for the restricted stock award will be 33 1/3% on July 31, 2011, 33 1/3% on July 31, 2012 and 33 1/3% on July 2013, and (ii) the executive will receive a cash severance payment.  The unvested portion of the restricted Reorganized CFGI Common Stock awards will be forfeited upon voluntary termination of employment by the executive or termination by Capmark for cause.  The agreements will contain other customary provisions, including anti-dilution, confidentiality, and non-solicitation of employees.

The financial projections attached as Exhibit C include all expenses expected to be incurred in connection with Capmark compensation plans, including the Reorganized CFGI New Compensation Plans.

I.	Effects of Confirmation

1.	Title to Assets

Upon the Effective Date, pursuant to sections 1141(b) and (c) of the Bankruptcy Code, all property of the Estates of the Proponent Debtors shall vest in the Reorganized Debtors free and clear of all Claims, Liens, Encumbrances, charges, and other interests created prior to the Effective Date, except as provided in the Plan and the Plan Documents.  From and after the Effective Date, the Reorganized Debtors may operate their businesses and may use, acquire, and dispose of property free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules in all respects as if there were no pending cases under any chapter or provision of the Bankruptcy Code, except as provided in the Plan.

2.	Discharge of Claims

In accordance with and not in limitation of sections 524 and 1141 of the Bankruptcy Code, and except as provided in the Plan, upon the Effective Date, all Claims against and Equity Interests in the Proponent Debtors shall be, and shall be deemed to be, discharged in full, and all holders of Claims and Equity Interests shall be precluded and enjoined from asserting against the Reorganized Debtors, or any of their assets or properties, any other or further Claim based upon any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date, whether or not such holder has filed a proof of claim.  Upon the Effective Date, all Entities shall be forever precluded and enjoined, pursuant to section 524 of the Bankruptcy Code, from prosecuting or asserting any such discharged Claim and any Demand against the Proponent Debtors.

3.	Injunction Against Claims and Equity Interests

Except as otherwise provided in the Plan, the Confirmation Order or such other applicable order of the Bankruptcy Court, all Entities who have held, hold or may hold Claims, or other debt or liability, or Equity Interests that are discharged pursuant to the Plan are permanently enjoined, from and after the Effective Date, from (a) commencing or continuing in any manner any action or other proceeding of any kind on any such Claim or other debt or liability, or Equity Interest against the Proponent Debtors, the Reorganized Debtors, the Releasees, the Proponent Debtors’ Estates or properties or interests in properties of the Proponent Debtors, the Reorganized Debtors or the Releasees, (b) enforcing, attaching, collecting, or recovering by any manner or means of any judgment, award, decree or order relating to a discharged Claim, or other debt or liability or Equity Interest, against the Proponent Debtors, the Reorganized Debtors, the Releasees, the Proponent Debtors’ Estates or properties or interests in properties of the Proponent Debtors, the Reorganized Debtors, or the Releasees, (c) creating, perfecting, or enforcing any Encumbrance or Lien of any kind securing a discharged Claim or Equity Interest against the Proponent Debtors, the Reorganized Debtors, or the Releasees, or against the property or interests in property of the Proponent Debtors, the Reorganized Debtors or the Releasees, and (d) except to the extent provided, permitted or preserved by sections 553, 555, 556, 559, or 560 of the Bankruptcy Code or pursuant to the common law right of recoupment, asserting any right of setoff, subrogation or recoupment of any kind against any obligation due from the Proponent Debtors, the Reorganized Debtors or the Releasees or against the property or interests in property of the Proponent Debtors, the Reorganized Debtors or the Releasees, with respect to any such Claim or other debt or liability, or Equity Interest that is discharged pursuant to the Plan.

4.	Terms of Existing Injunctions or Stays

Unless otherwise provided in the Plan, all injunctions or stays provided for in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the later of the Effective Date and the date indicated in such applicable order.

5.	Injunction Against Interference with Plan of Reorganization

Pursuant to sections 1142 and 105 of the Bankruptcy Code, from and after the Effective Date, all holders of Claims and Equity Interests and other parties in interest, along with their respective current or former employees, agents, officers, directors, principals and Affiliates shall be enjoined from taking any actions to interfere with the implementation or consummation of the Plan except for actions allowed to attain legal review.

6.	Injunction Regarding Worthless Stock Deduction

Unless otherwise ordered by the Bankruptcy Court, any person or group of persons constituting a “fifty percent shareholder” of CFGI within the meaning of section 382(g)(4)(D) of the Tax Code shall be permanently enjoined from claiming a worthless stock deduction with respect to any Equity Interest in CFGI held by such person(s) (or otherwise treating such Equity Interest in CFGI as worthless for U.S. federal income tax purposes) for any taxable year of such person(s) ending on or prior to the Effective Date.

7.	Exculpation

As of and subject to the occurrence of the Confirmation Date, the Proponent Debtors, the Committee, and the Ad Hoc Unsecured Lender Group, and each of their current or former Affiliates, agents, shareholders, directors, officers, members, employees, and advisors, or attorneys to any of the foregoing (collectively, the “Exculpated Parties”) shall be deemed to have (i) negotiated and proposed the Plan in good faith, and not by any means forbidden by law (ii) solicited acceptances of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code, including, without limitation, section 1125(a) and (e) of the Bankruptcy Code, and any applicable non-bankruptcy law, rule, or regulation governing the adequacy of disclosure in connection with such solicitation, and (iii) participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer and issuance of any securities under the Plan, and therefore are not, and on account of such offer, issuance and solicitation will not be, liable at any time for any violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or the offer and issuance of any securities under the Plan.  None of the Proponent Debtors, the Committee, or the Ad Hoc Unsecured Lender Group, or each of their current or former Affiliates, agents, shareholders, directors, officers, members, employees, and advisors, or attorneys to any of the foregoing shall have or incur any liability to any Entity for any claims, rights, obligations, suits, damages, causes of action, remedies, liabilities, defenses and counterclaims whatsoever, held by the Proponent Debtors, the Reorganized Debtors or their Estates, assertable on behalf of the Proponent Debtors, the Reorganized Debtors or their Estates, or derivative of the Proponent Debtors’, the Reorganized Debtors’ or their Estates’ rights, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, disputed or undisputed, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity, or otherwise, in any way relating to the Proponent Debtors, the Debtors in Possession, the Chapter 11 Cases, the Plan, the subject matter of, or the transactions or events giving rise to, any Claim or Equity Interest that is treated under the Plan, the treatment of any Claim or Equity Interest under the Plan, the business or contractual arrangements between any Proponent Debtor and any Releasee, any negotiations regarding or concerning the Plan and the ownership, management and operation of the Proponent Debtors and the Reorganized Debtors, the purchase, sale or rescission of the purchase or sale of any security, claim or interest of the Proponent Debtors, the Debtors in Possession or their Estates, or any act or omission, transaction, agreement, event or other occurrence taking place on or after the Commencement Date and on or before the Effective Date of the Plan; provided, however, that the foregoing shall not operate as a waiver of or release from any claims, rights, obligations, suits, damages, causes of action, remedies, liabilities, defenses, and counterclaims arising as a result of any Exculpated Party’s (other than a Proponent Debtor) gross negligence, willful misconduct, or actual fraud.

8.	Releases

a.	Releases by Proponent Debtors

As of the Effective Date, the Proponent Debtors, the Reorganized Debtors and their Estates release, waive and discharge all of the Releasees from any and all claims, obligations, rights, suits damages, causes of action, remedies, liabilities, defenses and counterclaims whatsoever, held by the Proponent Debtors and the Reorganized Debtors or their Estates, assertable on behalf of the Proponent Debtors, the Reorganized Debtors or their Estates, or derivative of the Proponent Debtors’, the Reorganized Debtors’ or their Estates’ rights, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, disputed or undisputed, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity, or otherwise, in any way relating to the Proponent Debtors, the Debtors in Possession, the Chapter 11 Cases, the Plan, the subject matter of, or the transactions or events giving rise to, any Claim, or other debt or liability, or Equity Interest that is treated under the Plan, the treatment of any Claim or Equity Interest under the Plan, the business or contractual arrangements between any Proponent Debtor and any Releasee, any negotiations regarding or concerning the Plan and the ownership, management and operation of the Proponent Debtors and the Reorganized Debtors, the purchase, sale or rescission of the purchase or sale of any security, claim or interest of the Proponent Debtors, the Debtors in Possession or their Estates, or any act or omission, transaction, agreement, event or other occurrence taking place on or before the Effective Date of the Plan.  Notwithstanding the Preserved Rights preserved in Section 4.11 of the Plan, the Releasees shall be released from all Preserved Rights except for:  (i) Preserved Rights listed as preserved against a Releasee on Exhibit 4.11 of the Plan, (ii) claims, obligations, rights, suits, damages, causes of action, remedies, liabilities, defenses and counterclaims arising as a result of any Releasee’s gross negligence, willful misconduct, or actual fraud, and (iii) any remedies, liabilities, or causes of action arising out of any express contractual obligation owing by any Releasee to any Proponent Debtor or any reimbursement obligation owing by any Releasee to any Proponent Debtor with respect to a loan or advance made by any of the Proponent Debtors to such Releasee.

b.	Additional Releases of Releasees

As of the Effective Date, each holder of a Claim or other debt or liability against, or Equity Interest in, the Proponent Debtors (including each person who, directly or indirectly, is entitled to receive a distribution under the Plan, and each person entitled to receive a distribution via an attorney, agent, indenture trustee, or securities intermediary), shall be deemed to forever release, waive and discharge all of the Releasees from any and all claims, rights, obligations, suits, damages, causes of action, remedies, liabilities, defenses and counterclaims, whether direct or derivative, liquidated or unliquidated, fixed or contingent, matured or unmatured, disputed or undisputed, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise, in any way relating to the Proponent Debtors, the Reorganized Debtors, the Debtors in Possession, the Chapter 11 Cases, the Plan, the subject matter of, or the transactions or events giving rise to, any Claim or Equity Interest that is treated under the Plan, the treatment of any Claim or Equity Interest under the Plan, the business or contractual arrangements between any Proponent Debtor and any Releasee, any negotiations regarding or concerning the Plan and the ownership, management and operation of the Proponent Debtors and the Reorganized Debtors, the purchase, sale or rescission of the purchase or sale of any security, claim or interest of the Proponent Debtors, the Debtors in Possession or their Estates, or any act or omission, transaction, agreement, event or other occurrence taking place on or before the Effective Date of the Plan; provided, however, that the foregoing shall not operate as a waiver of or release from any claims, rights, obligations, suits, damages, causes of action, remedies, liabilities, defenses, and counterclaims arising as a result of any Releasee’s (other than a Proponent Debtor) gross negligence, willful misconduct, or actual fraud.

J.	Conditions Precedent to Confirmation and the Effective Date

1.	Conditions Precedent to the Effective Date of the Plan

The occurrence of the Effective Date and the substantial consummation of the Plan are subject to satisfaction of the following conditions precedent, and the Effective Date shall not occur, and the Plan shall be of no force and effect, until satisfaction of the following conditions precedent in Section 10.1 of the Plan:

(a)	The Bankruptcy Court shall have entered the Confirmation Order, in form and substance reasonably satisfactory to the Proponent Debtors, the Committee and the Ad Hoc Unsecured Lender Group;

(b)	the Confirmation Order shall have been entered for at least 14 days and then is not reversed, stayed or enjoined;

(c)	the Confirmation Order shall be in full force and effect;

(d)	the conversion of Entities to limited liability companies as set forth in Section 4.5.2 of the Plan;

(e)
all agreements and instruments that are exhibits to the Plan or included in the Plan Supplement shall be in a form reasonably acceptable to the Proponent Debtors, the Committee and the Ad Hoc Unsecured Lender Group, and have been duly executed and delivered; provided, however, that no party to any such agreements and instruments may unreasonably withhold its execution and delivery of such documents to prevent this condition precedent from occurring;

(f)	the Effective Date shall have occurred on or before September 30, 2011, with respect to a Proponent Debtor’s Plan; and

(g)	such other actions and documents as the Proponent Debtors deem necessary to implement the Plan shall have been effected or executed.

2.	Waiver of Conditions Precedent

To the extent practicable and legally permissible, each of the conditions precedent in Subsections 10.1(d), (f) and (g) of the Plan, may be waived, in whole or in part, by the Proponent Debtors, after consultation with the Committee and the Ad Hoc Unsecured Lender Group; provided, however, that the condition precedent in Section 10.1(e) of the Plan may be waived, in whole or in part, by the Proponent Debtors only with the consent of the Committee and the Ad Hoc Unsecured Lender Group, not to be unreasonably withheld.  Any such waiver of a condition precedent may be effected at any time by filing with the Bankruptcy Court a notice thereof that is executed by the Proponent Debtors, after consultation with, or with the consent of, the Committee and the Ad Hoc Unsecured Lender Group, as applicable, not to be unreasonably withheld.

K.	Retention of Jurisdiction

Pursuant to Section 11.1 of the Plan, on and after the Effective Date, to the fullest extent allowed under applicable law, the Bankruptcy Court shall retain jurisdiction and retain all exclusive jurisdiction it has over any matter arising under the Bankruptcy Code, arising in or related to the Chapter 11 Cases or the Plan, or that relates to the following:

(a)	to interpret, enforce, and administer the terms of the Plan, the Plan Documents (including all annexes and exhibits thereto), and the Confirmation Order;

(b)
to resolve any matters related to the assumption, assignment, or rejection of any executory contract or unexpired lease to which a Proponent Debtor is a party or with respect to which a Proponent Debtor may be liable and to hear, determine and, if necessary, liquidate, any Claims arising therefrom, including those matters related to the amendment after the Effective Date of the Plan, to add any executory contracts or unexpired leases to the list of executory contracts and unexpired leases to be rejected;

(c)
to enter such orders as may be necessary or appropriate to implement or consummate the Plan and all contracts, instruments, releases, and other agreements or documents created in connection with the Plan;

(d)
to determine any and all motions, adversary proceedings, applications, and contested or litigated matters that may be pending on the Effective Date or that, pursuant to the Plan, may be instituted by the Reorganized Debtors after the Effective Date including, without limitation, any claims to recover assets for the benefit of the Proponent Debtors’ estate, except for matters waived or released under this Plan;

(e)	to ensure that Distributions to holders of Allowed Claims are accomplished as provided herein;

(f)
to hear and determine any timely objections to Administrative Expense Claims or to proofs of Claim, both before and after the Confirmation Date, including any objections to the classification of any Claim, and to allow, disallow, determine, liquidate, classify, estimate or establish the priority of or secured or unsecured status of any Claim in whole or in part;

(g)	to enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified, reversed or vacated;

(h)	to issue such orders in aid of execution of the Plan, to the extent authorized by section 1142 of the Bankruptcy Code;

(i)	to consider any modifications of the Plan, to cure any defect or omission, or reconcile any inconsistency in any order of the Bankruptcy Court, including the Confirmation Order;

(j)
to hear and determine all applications for allowances of compensation and reimbursement of expenses of professionals under sections 330 and 331 of the Bankruptcy Code and any other fees and expenses authorized to be paid or reimbursed under the Plan;

(k)
to hear and determine disputes arising in connection with or relating to the Plan or the interpretation, implementation, or enforcement of the Plan or the extent of any Entity’s obligations incurred in connection with or released under the Plan;

(l)
to issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Entity with consummation or enforcement of the Plan;

(m)	to recover all assets of the Proponent Debtors and property of the Proponent Debtors’ Estates, wherever located;

(n)	to resolve any Disputed Claims;

(o)	to determine the scope of any discharge of any Proponent Debtor under the Plan or the Bankruptcy Code;

(p)
to determine any other matters that may arise in connection with or are related to the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document created in connection with the Plan or the Disclosure Statement, including any of the Plan Documents;

(q)	to the extent that Bankruptcy Court approval is required, to consider and act on the compromise and settlement of any Claim or cause of action by or against the Proponent Debtors’ Estates;

(r)	to hear and determine any other matters that may be set forth in the Plan, the Confirmation Order, or that may arise in connection with the Plan or the Confirmation Order;

(s)
to hear and determine any proceeding that involves the validity, application, construction, or enforceability of, or that may arise in connection with, the Plan or the Confirmation Order or any other Order entered by the Bankruptcy Court during the Chapter 11 Cases;

(t)
to hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code (including the expedited determination of tax under section 505(b) of the Bankruptcy Code);

(u)	to hear any other matter or for any purpose specified in the Confirmation Order that is not inconsistent with the Bankruptcy Code; and

(v)	to enter a final decree closing the Chapter 11 Cases.

If the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter arising out of or relating to the Chapter 11 Cases, Section 11.1 of the Plan shall have no effect upon and shall not control, prohibit, or limit the exercise of jurisdiction by any other court having competent jurisdiction with respect to such matter.

L.	Alternative Plan(s) of Reorganization

The Proponent Debtors have evaluated numerous reorganization alternatives to the Plan.  After evaluating these alternatives, the Proponent Debtors have concluded the Plan, assuming confirmation and successful implementation, will fairly treat holders of Claims.  If the Plan is not confirmed, the Proponent Debtors could remain in chapter 11 for a longer period.  Should this occur, the Proponent Debtors could continue to operate their businesses and manage their properties as Debtors in Possession, but would remain subject to the restrictions imposed by the Bankruptcy Code.  Moreover, the Proponent Debtors (whether individually or collectively) or any other party in interest could attempt to formulate and propose a different plan or plans.  This would likely take considerable time and likely would result in an increase in the operating and other administrative expenses of these Chapter 11 Cases.

M.	Liquidation under Chapter 7

If no chapter 11 plan can be confirmed, then the Proponent Debtors’ cases may be converted to cases under chapter 7 of the Bankruptcy Code, whereby a trustee would be elected or appointed to liquidate the assets of the Proponent Debtors for distribution to the holders of Claims in accordance with the strict priority scheme established by the Bankruptcy Code.

Under chapter 7, the cash amount available for distribution to Creditors would consist of the proceeds resulting from the disposition of the unencumbered assets of the Proponent Debtors, augmented by the unencumbered cash held by the Proponent Debtors at the time of the commencement of the liquidation cases.  Such cash amount would be reduced by the costs and expenses of the liquidation and by such additional administrative and priority claims as may result from the termination of the Proponent Debtors’ businesses and the use of chapter 7 for the purposes of liquidation.

The Liquidation Analysis attached as Exhibit E reflects the Proponent Debtors’ estimates regarding recoveries in a chapter 7 liquidation.  The Liquidation Analysis is based upon the hypothetical disposition of assets and distribution on Claims under a chapter 7 liquidation in contrast to the distribution of Cash, Reorganized CFGI Debt Securities, and Reorganized CFGI Common Stock under the Plan.  The Liquidation Analysis further takes into consideration the increased costs of a chapter 7 liquidation, the impact on the value of the Proponent Debtors’ assets and the expected delay in distributions to Creditors.

The Proponent Debtors submit the Liquidation Analysis demonstrates the Plan satisfies the best interest of creditors test under Bankruptcy Code section 1129(a)(7) and, under the Plan, each holder of an Allowed Claim in a Class of Claims that is Impaired,20 will receive value not less than the amount such holder would receive in a chapter 7 liquidation.  Further, the Proponent Debtors believe that pursuant to chapter 7 of the Bankruptcy Code, holders of Equity Interests would receive no distributions.

Estimating recoveries in any chapter 7 case is an uncertain process due to the number of unknown variables such as business, economic, and competitive contingencies beyond the chapter 7 trustee’s control, and this uncertainty is further aggravated by the complexities of these Chapter 11 Cases.  The underlying projections contained in the Liquidation Analysis have not been compiled or examined by independent accountants.  The Proponent Debtors make no representations regarding the accuracy of the projections or a chapter 7 trustee’s ability to achieve forecasted results.  Many of the assumptions underlying the projections are subject to significant uncertainties.  Inevitably, some assumptions will not materialize and unanticipated events and circumstances may affect the ultimate financial results.  In the event these Chapter 11 Cases are converted to chapter 7, actual results may vary materially from the estimates and projections set forth in the Liquidation Analysis.  As such, the Liquidation Analysis is speculative in nature.

N.	Miscellaneous Provisions

1.	Effectuating Documents and Further Transactions

Each of the officers of the Reorganized Debtors is authorized, in accordance with his or her authority under the resolutions of the applicable Board of Directors, to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents and take such action as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

2.	Exemption from Transfer Taxes

Pursuant to section 1146(a) of the Bankruptcy Code, the issuance, transfer or exchange of notes, equity interests or other plan securities pursuant to the Plan or any of the Plan Documents, the creation of any mortgage, deed of trust, or other security interest, the making or assignment of any lease or sublease, or the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan or any of the Plan Documents, shall not be subject to any stamp, real estate transfer, mortgage recording or other similar tax.

20 Sections II.C.2 and VI.B of this Disclosure Statement identify the Classes of Claims and Equity Interests that are Impaired.

3.	Payment of Statutory Fees

All fees payable pursuant to section 1930 of title 28 of the United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid by the Proponent Debtors on or before the Effective Date, and Proponent Debtors shall continue to remit payments in accordance with such statute following the Effective Date to the extent required.

4.	Postconfirmation Date Professional Fees and Expenses

The Reorganized Debtors shall, in the ordinary course of business and without the necessity for any approval by the Bankruptcy Court, pay the reasonable fees and expenses of professional persons incurred from and after the Effective Date by the Reorganized Debtors and/or the Committee, including, without limitation, those fees and expenses incurred in connection with the implementation and consummation of the Plan.

5.	Indenture Trustee Claims and Agent Claims

CFGI shall pay the Indenture Trustee Claims and the Agent Claims in Cash in immediately available funds (a) in respect of outstanding invoices submitted on or prior to the tenth business day immediately preceding the Effective Date, on the Effective Date, and (b) in respect of invoices submitted after the tenth Business Day immediately preceding the Effective Date, within ten business days following receipt by the Reorganized Debtors of the applicable invoice; provided, however, that to receive payment pursuant to Section 13.7 of the Plan, each Indenture Trustee and Agent shall provide reasonable and customary detail along with or as part of all invoices submitted in support of its respective Indenture Trustee Claims and Agent Claims to the attorneys for the Reorganized Debtors, and parties shall have the right to file objections to such Claims based on a “reasonableness” standard within ten days after receipt of such invoices, including supporting documentation.  Any disputed amount of such Claims shall be subject to the jurisdiction of, and resolution by, the Bankruptcy Court.  Upon payment of such Indenture Trustee Claims and Agent Claims in full or by resolution of the Bankruptcy Court, each such Indenture Trustee and Agent will be deemed to have released its lien and priority rights for its fees and expenses under the respective indenture or loan agreement solely to the extent of such Claims; provided, however, that no such release of lien or priority rights shall have any effect on the rights of any of the Goldman Lenders and their affiliates that are preserved herein.  Distributions received by holders of Claims arising under the Unsecured Notes or Unsecured Loans pursuant to the Plan will not be reduced on account of the payment of any Indenture Trustee Claims or Agent Claims.

6.	Preserved Rights of Each of the Goldman Lenders and Their Affiliates

Notwithstanding any provision of the Plan or any Plan Document (specifically including, but not limited to, Section 4.9, Section 9.1, Section 9.2, Section 9.3, Section 9.4, Section 9.7, Section 9.9, and Section 13.7 of the Plan), any provision of the Disclosure Statement, or any provision of the Confirmation Order or such other applicable order of the Bankruptcy Court, each of the Goldman Lenders and any of their affiliates are not, and shall not be deemed to be, releasing or discharging or precluded, stayed or enjoined from asserting or otherwise enforcing, any rights or claims they may have or hold under or in respect of the Secured Term Loan Facility or the Secured Term Loan Documents (which rights and claims shall survive confirmation of the Plan and the Effective Date) (including for any fees, expenses, or indemnities in their favor) with respect to, arising out of, or in connection with the causes of action under section 547 of the Bankruptcy Code that are preserved against them; provided, however, that these preserved rights of each of the Goldman Lenders and their affiliates shall be subject to all valid defenses, claims, and counterclaims to the extent not previously released or settled.

7.	Plan Support Agreement

In consideration for the Ad Hoc Unsecured Lender Group’s participation in the Plan negotiation process and entry into the Plan Support Agreement, on the Effective Date CFGI shall pay the Ad Hoc Unsecured Lender Group Fees in Cash in accordance with the terms of the Plan Support Agreement.  Distributions received by members of the Ad Hoc Unsecured Lender Group on account of their Claims will not be reduced as a result of the payment of the Ad Hoc Unsecured Lender Group Fees.  The Plan Support Agreement is attached hereto as Exhibit G.

8.	Consent and Consultation Rights of Ad Hoc Unsecured Lender Group

The rights granted to the Ad Hoc Lender Group under the Plan requiring the Proponent Debtors to consult with the Ad Hoc Lender Group or to seek its reasonable consent regarding certain actions proposed to be taken by the Proponent Debtors shall terminate and be of no further force or effect if the Plan Support Agreement terminates in accordance with its terms.

9.	Deemed Consent to Proposed Actions

A failure by the Committee or the Ad Hoc Unsecured Lender Group to respond to any request of the Proponent Debtors for consent or consultation, pursuant to the Plan, on or before 5:00 p.m. of the fifth day after such consent or consultation is requested, shall be deemed a consent or consultation of such non-responding party and the Proponent Debtors shall be entitled to act without further restriction.

10.	Plan Modifications

Prior to the Confirmation Date, the Proponent Debtors, in their sole discretion, may jointly amend, modify or supplement the terms and provisions of the Plan (including, but not limited to, the treatment of Claims or Equity Interests under any Plan), in the manner provided for by section 1127 of the Bankruptcy Code or as otherwise permitted by law, without additional disclosure pursuant to section 1125 of the Bankruptcy Code, except as the Bankruptcy Code may otherwise direct; provided, however, that no material amendments, modifications or supplements shall be made to the Plan absent consent of the Committee and the Ad Hoc Unsecured Lender Group, which consents shall not be unreasonably withheld.  After the Confirmation Date, so long as such action does not materially adversely affect the treatment of Claims or Equity Interests under the Plan, the Proponent Debtors may institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan or the Confirmation Order with respect to such matters as may be necessary to carry out the purposes and effects of the Plan.

11.	Revocation or Withdrawal

If any Plan is revoked or withdrawn prior to the Confirmation Date, or if any Plan does not become effective for any reason whatsoever, then such Plan shall be deemed null and void.  In such event, nothing contained herein shall be deemed to constitute a waiver or release of any claims by the Proponent Debtors or any other Entity or to prejudice in any manner the rights of the Proponent Debtors or any other Entity in any further proceedings pending in, arising in, or relating to the Chapter 11 Cases.

In the event that the Effective Date does not occur on or before September 30, 2011, with respect to a Proponent Debtor’s Plan, the parties shall be returned to the position they would have held had the Confirmation Order not been entered, and nothing in such Plan, the Disclosure Statement, any of the Plan Documents, or any pleading filed or statement made in court with respect to such Plan or the Plan Documents shall be deemed to constitute an admission or waiver of any sort or in any way limit, impair, or alter the rights of any Entity.

12.	Plan Supplement

A specimen form of the documents to be included in the Plan Supplement shall be filed with the clerk of the Bankruptcy Court and posted to the website of Epiq Bankruptcy Solutions LLC, http://chapter11.epiqsystems.com/capmark, no later than ten days prior to the last date by which holders of Impaired Claims may vote to accept or reject the Plan.  Upon its filing with the clerk of the Bankruptcy Court, the Plan Supplement may be inspected in the office of the clerk of the Bankruptcy Court during normal court hours.

13.	Dissolution of Committee

On the Effective Date, the Committee shall dissolve; provided, however, that, following the Effective Date, the Committee shall continue to have standing and a right to be heard with respect to (i) Claims and/or applications for compensation by professionals and requests for allowance of Administrative Expenses for substantial contribution pursuant to section 503(b)(3)(D) of the Bankruptcy Code, (ii) any appeals of the Confirmation Order that remain pending as of the Effective Date to which the Committee is a party, (iii) any adversary proceedings or contested matter as of the Effective Date to which the Committee is a party, and (iv) responding to creditor inquiries for 120 days following the Effective Date.  Upon the dissolution of the Committee, the current and former members of the Committee and their respective officers, employees, counsel, advisors, and agents, shall be released and discharged of and from all further authority, duties, responsibilities, and obligations related to and arising from and in connection with the Chapter 11 Cases, and the retention or employment of the Committee’s respective attorneys, accountants, and other agents shall terminate, except that the Committee and their respective professionals shall have the right to pursue, review, and object to any applications for compensation and reimbursement of expenses filed in accordance with Section 2.2 of the Plan.

VII.           RISK FACTORS AND OTHER FACTORS TO BE CONSIDERED

PRIOR TO VOTING TO ACCEPT OR REJECT THE PLAN, HOLDERS OF IMPAIRED CLAIMS ENTITLED TO VOTE ON THE PLAN SHOULD READ AND CAREFULLY CONSIDER EACH OF THE FACTORS SET FORTH BELOW, AS WELL AS OTHER INFORMATION SET FORTH IN THIS DISCLOSURE STATEMENT AND THE DOCUMENTS DELIVERED TOGETHER HEREWITH AND/OR INCORPORATED BY REFERENCE HEREIN.

THE RISKS AND UNCERTAINTIES DESCRIBED BELOW SHOULD NOT BE REGARDED AS CONSTITUTING THE ONLY RISKS INVOLVED IN CONNECTION WITH THE PLAN AND ITS IMPLEMENTATION.

A.	Bankruptcy Risks

1.	Risk of Non-Confirmation of the Plan

The Proponent Debtors cannot ensure they will receive the requisite Plan acceptances to confirm the Plan.  Even if the Proponent Debtors receive the requisite Plan acceptances, the Proponent Debtors cannot ensure the Bankruptcy Court will confirm the Plan.  The adequacy of this Disclosure Statement or the balloting procedures and results may be challenged as not being in compliance with the Bankruptcy Code, and even if the Bankruptcy Court determines the Disclosure Statement and the balloting procedures and results are appropriate, the Bankruptcy Court could still decline to confirm the Plan if it finds that any of the statutory requirements for confirmation have not been met.  Section 1129 of the Bankruptcy Code sets forth the requirements for confirmation and requires, among other things:  (i) a finding by a bankruptcy court that a plan “does not discriminate unfairly” and is “fair and equitable” with respect to any non-accepting classes, (ii) confirmation is not likely to be followed by a liquidation or a need for further reorganization, and (iii) the value of the distributions to non-accepting holders of claims and interests within a particular class under the plan will not be less than the value of distributions such holders would receive if the debtors were liquidated under chapter 7 of the Bankruptcy Code.  Although the Proponent Debtors believe the Plan satisfies all of these requirements, there can be no assurance the Bankruptcy Court will reach the same conclusion.  In particular, the Plan embodies various settlements and compromises and there can be no assurance the Bankruptcy Court will approve such settlements and compromises as part of the confirmation of the Plan.  Moreover, there can be no assurance that modifications to the Plan will not be required for confirmation or that such modifications will not necessitate the re-solicitation of votes.

2.	Parties in Interest May Object to the Proponent Debtors’ Classification of Claims

Section 1122 of the Bankruptcy Code provides that a chapter 11 plan may place a claim or an interest in a particular class only if such claim or interest is substantially similar to the other claims or interests in such class.  The Proponent Debtors believe the classification of Claims and Equity Interest under the Plan complies with the Bankruptcy Code requirements.  There is no assurance, however, that the Bankruptcy Court will reach the same conclusion, which could delay or prevent the confirmation of the Plan.

3.	Non-Consensual Confirmation

In the event any Impaired Class of Claims does not accept the Plan, the Bankruptcy Court may nonetheless confirm the Plan at the Proponent Debtors’ request if at least one Impaired Class has accepted the Plan (such acceptance being determined without including the vote of any “insider” in such Class), and as to each Impaired Class that has not accepted the Plan, if the Bankruptcy Court determines that the Plan “does not discriminate unfairly” and is “fair and equitable” with respect to the rejecting Impaired Classes.  The Proponent Debtors believe the Plan satisfies these requirements.

4.	Risk of Non-Occurrence or Delayed Occurrence of the Effective Date

Although the Proponent Debtors believe the Effective Date will occur soon after the Confirmation Date and following satisfaction of any applicable conditions precedent, there can be no assurance as to the timing of the Effective Date.  If the conditions precedent to the Effective Date set forth in the Plan are not fulfilled (or been waived) by the last day on which the Effective Date may occur, the Plan will be null and void, in which event no Distributions will be made under it, the Proponent Debtors and all holders of Claims and Equity Interests will be restored to the position they would have held had the Confirmation Order not been issued, and the Proponent Debtors’ obligations with respect to Claims and Equity Interests will remain unchanged.

5.	Certain Tax Consequences of the Plan are Complex and Subject to Substantial Uncertainties

Some of the material consequences of the Plan regarding United States federal income taxes are described in Section XI.  The U.S. federal income tax consequences of the Plan are complex and are subject to substantial uncertainties, including by reason of dependence on certain factual determinations.  The Proponent Debtors have not requested, and do not expect to request, a ruling from the IRS with respect to any of the tax aspects of the Plan, and the discussion of certain U.S. federal income tax consequences of the Plan in Section XI below is not binding upon the IRS.  Thus, no assurance can be given that the IRS would not assert, or that a court would not sustain, a position different from any discussed herein, resulting in U.S. federal income tax consequences substantially different from those discussed herein.  In addition, the Proponent Debtors have not requested, and do not expect to request, an opinion of counsel with respect to any of the tax aspects of the Plan.

For a more detailed discussion of certain U.S. federal income tax consequences and risks related to the Plan, including positions the Proponent Debtors intend to take with respect to certain tax issues, please see Section XI.

6.	Undue Delay in the Confirmation of the Plan May Significantly Disrupt Operations of the Proponent Debtors

The impact of a continuation of the Chapter 11 Cases on the Proponent Debtors’ operations and business cannot be accurately predicted or quantified.  Continuation of the Chapter 11 Cases over a protracted period could adversely affect the Proponent Debtors’ operations, their ability to maximize the value of their portfolio, and relationships with their vendors, employees, borrowers, and other counterparties.  If confirmation of the Plan is substantially delayed, the result would include, among other things, increases in costs, professional fees, and similar expenses.  In addition, prolonged Chapter 11 Cases may make it more difficult to retain management and other key personnel.

7.	Plan Releases May Not be Approved

There is no assurance the Plan releases, as provided in Sections 9.8 and 9.9 of the Plan and as described in this Disclosure Statement, will be granted.  Failure of the Bankruptcy Court to grant such relief may result in a chapter 11 plan that differs from the Plan.

B.	Risks Related to the Capitalization of the Reorganized Debtors

1.	Effect of Reorganized CFGI Debt Securities and Disruptions on Financial and Commercial Real Estate Markets on Reorganized Debtors’ Financial and Operating Flexibility and Working Capital Needs

On the Effective Date, after giving effect to the transactions contemplated by the Plan, the Reorganized Debtors will have approximately $1.25 billion in corporate-level secured indebtedness.  As of June 30, 2011, the Reorganized Debtors and their subsidiaries estimate they have consolidated assets of $2.042 billion and consolidated liabilities of $1.382 billion (excluding the assets and liabilities of Capmark Bank and excluding assets and liabilities of certain special purpose subsidiaries engaged in LIHTC or NMTC operations).  Significant amounts of cash flow will be dedicated to making payments of interest and repay such principal indebtedness.  Notwithstanding this degree of leverage, the Proponent Debtors expect the Reorganized Debtors will be able to satisfy their obligations as they become due in the ordinary course of business.

The Reorganized Debtors’ leverage could have significant consequences because:

(a)
a substantial portion of their cash flow from operations will be required to pay interest and principal on the Reorganized CFGI Debt Securities and may not be available for operations, general corporate, or other purposes;

(b)	the Reorganized Debtors’ ability to obtain additional financing in the future, if needed, may be impaired;

(c)	the Reorganized Debtors may not receive certain anticipated tax benefits related to the leverage;

(d)	the Reorganized Debtors’ flexibility in planning for, or reacting to, changes in their business may be limited; and

(e)	the Reorganized Debtors could be more vulnerable to the effects of a downturn in their businesses or the economy in general.

The Reorganized Debtors’ ability to make payments on their Reorganized CFGI Debt Securities and other obligations is dependent upon their ability to generate cash in the future.  The primary source of cash is generated from sales of and earnings on the Reorganized Debtors’ existing assets, which are generally illiquid, non-performing, or distressed.  The Reorganized Debtors’ performance is, to a certain extent, subject to general economic, business, financial, competitive, legislative, regulatory, and other factors beyond the control of the Reorganized Debtors.  In addition, the ability of the Reorganized Debtors and their subsidiaries to transfer funds will be limited by the terms of the Reorganized CFGI Debt Securities and may be further affected by prevailing economic conditions and financial, business and other factors as well as the laws of the jurisdiction of their incorporation and applicable bankruptcy, federal, state, or foreign fraudulent conveyance or dividend restriction laws.  There can be no assurance the Reorganized Debtors will be able to generate sufficient cash flow from operations or that future borrowings, if needed, will be available to enable the Reorganized Debtors to pay their obligations or to fund their other liquidity needs.

2.	Absence of Trading Market for Reorganized CFGI Debt Securities and Common Stock

The Reorganized CFGI Debt Securities and Common Stock will not be listed on any national securities exchange and, as a result, no level of liquidity in the market can be ensured.  Accordingly, no assurance can be given that a holder of such securities will be able to sell them in the future or as to the price at which any sale might occur.  If a holder of such securities is able to sell them in the future, such sale would have to qualify for an available exemption from registration under the Securities Act, as amended, and under equivalent state securities or “blue sky” laws.  Additionally, if a holder of such securities is able to sell them in the future, the price of the securities could be higher or lower than the value ascribed to them in this Disclosure Statement, depending upon many factors, including, prevailing interest rates, whether a market exists for such securities, industry conditions, and the performance of and investor expectations for, the Reorganized Debtors.

For a more detailed discussion of securities law matters, please see Section XII.

3.	Holders’ Ability to Sell Reorganized CFGI Debt Securities and Common Stock

The valuation analysis used to determine the value of Reorganized CFGI Debt Securities and Common Stock was based upon the Proponent Debtors’ financial projections developed by the Proponent Debtors’ management and on certain generally accepted valuation principles and was not intended to represent the trading value of such interest in public or private markets.

Factors that may cause fluctuations in the price of Reorganized CFGI Debt Securities and Common Stock include:

(a)	changes in the Reorganized Debtors’ and their subsidiaries’ financial performance or the value of their portfolio assets;

(b)	changes in the prospects or in the financial performance and prospects of companies engaged in similar businesses;

(c)	changes in the timing and amount of cash generated by the Reorganized Debtors’ on their assets;

(d)	changes in, or new interpretations or applications of, laws and regulations applicable to the Reorganized Debtors’ business;

(e)	changes in the commercial real estate and finance industries;

(f)	significant sales of Reorganized CFGI Debt Securities and/or Common Stock;

(g)
general economic trends and other external factors, including those resulting from financial markets, commercial real estate markets, weather, catastrophic events, war, incidents of terrorism, or responses to these events;

(h)	speculation in the press or investment community regarding the Reorganized Debtors’ business, officers, employees, or facts or events that may directly or indirectly affect their business; and

(i)	adverse market reaction to any indebtedness the Reorganized Debtors may incur in the future.

C.	Variance from Estimates and Projections

The estimated recoveries and projections set forth in this Disclosure Statement are highly speculative and based on information available at the time each analysis was prepared.  Actual results will vary and may vary materially from those reflected herein.  Refer to the entirety of Section VII for a discussion of potential risks and variances.

1.	Financial Projections

The Proponent Debtors have prepared the projections set forth in Exhibit C (as well as incorporated into the estimated creditor recoveries included herein) based on certain assumptions that they believe are reasonable under the circumstances.  An overview of the assumptions underlying the financial projections are described in Section IX of this Disclosure Statement and a more detailed description of the assumptions is set forth in Exhibit C.  The projections have not been compiled or examined by independent accountants.  The Proponent Debtors make no representations regarding the accuracy of the projections for the Reorganized Debtors or any ability to achieve forecasted results.  Many of the assumptions underlying the projections are subject to significant uncertainties.

The Reorganized Debtors’ performance over the long term is inherently uncertain, especially in today’s economic climate.  Preparing financial projections that predict results for more than a year into the future requires the application of many subjective assumptions that are subject to variation and fluctuation, in many cases for reasons beyond the control of the preparer.  This is especially true in the current commercial real estate asset market.  It is difficult to estimate how long the current market disruption will last and its medium and long-term impact on the Proponent Debtors’ businesses.  Based on their analysis of asset values and the timing of certain asset dispositions, however, the Proponent Debtors believe their performance will be sufficient to fulfill their obligations under the Plan.

Inevitably, some assumptions will not materialize, and unanticipated events and circumstances may affect the Reorganized Debtors’ ultimate financial results.  Therefore, the actual results achieved will vary from the forecasts, and the variations may be material.  In evaluating the Plan, holders of Claims are urged to examine carefully all of the assumptions underlying the financial projections.

2.	Estimated Recoveries

The recovery estimates set forth herein are based on various estimates and assumptions set forth in the Recovery Analysis attached hereto as Exhibit D.  For example, if the estimated amount of Allowed Claims relied upon to calculate the estimated recoveries ultimately varies significantly from the actual amount of Allowed Claims, actual recoveries on Claims will vary significantly as well.  Similarly, as the estimated amount of Allowed Claims is a forward-looking statement based upon information available to the Proponent Debtors as of May 10, 2011, the actual results may vary significantly as Claims are Allowed, Disallowed, or otherwise resolved over time.

3.	Liquidation Analysis

The Proponent Debtors have prepared the Liquidation Analysis attached as Exhibit E based on certain assumptions that they believe are reasonable under the circumstances.  Those assumptions the Proponent Debtors consider significant are described in the Liquidation Analysis.  The underlying projections have not been compiled or examined by independent accountants.  The Proponent Debtors make no representations regarding the accuracy of the projections or a chapter 7 trustee’s ability to achieve forecasted results.  Many of the assumptions underlying the projections are subject to significant uncertainties.  Inevitably, some assumptions will not materialize and unanticipated events and circumstances may affect the ultimate financial results.  In the event these Chapter 11 Cases are converted to chapter 7, actual results may vary materially from the estimates and projections set forth in the Liquidation Analysis.  As such, the Liquidation Analysis is speculative in nature.  In evaluating the Plan, holders of Claims are urged to examine carefully all of the assumptions underlying the Liquidation Analysis.

D.	Risks Associated with the Business

1.	The Proponent Debtors’ Business Plan

The Plan is predicated upon the maximization of the Proponent Debtors existing portfolio of assets for the benefit of all of the holders of Reorganized CFGI Common Stock and Reorganized CFGI Debt Securities.  To achieve this objective, the Proponent Debtors have implemented and propose to implement a variety of tactical and strategic initiatives, as described in Section III.B of this Disclosure Statement (the “Postconfirmation Business Plan”).  However, the potential recoveries by holders of the Reorganized CFGI Debt Securities and Reorganized CFGI Common Stock remain subject to a number of material risks, including those summarized below.

2.	Payment of Reorganized CFGI Debt Securities

Reorganized CFGI’s ability to make required payments of principal and interest on the Reorganized CFGI Debt Securities when due is dependent on the Reorganized Debtors’ ability to monetize their assets for the values and at the times contemplated in the financial projections set forth in Exhibit C.  To the extent that the Reorganized Debtors are unable to monetize their assets as contemplated in the financial projections, their ability to make required principal and interest payments on the Reorganized CFGI Debt Securities would be adversely affected.  In addition, because Capmark Bank is prohibited under the C&D Orders from paying dividends to CFGI, Reorganized CFGI does not expect to receive any dividends from Capmark Bank so long as the C&D Orders remain in effect.  Accordingly, dividends from Capmark Bank are not currently expected to constitute a source of funds for principal and interest payments on the Reorganized CFGI Debt Securities.

3.	The Proponent Debtors’ Ability to Implement and Execute Various Strategic Initiatives

Although the Proponent Debtors’ have implemented numerous tactical and strategic initiatives with a view toward ensuring that the portfolio will be managed to maximum value for the holders of Reorganized CFGI Common Stock and Reorganized CFGI Debt Securities, as described in Section III.B of this Disclosure Statement, there can be no assurance that Proponent Debtors’ initiatives will, in fact, enhance the realizable value of the Proponent Debtors’ assets.  These initiatives depend, in part, on the continued retention of experienced personnel to manage the assets, and their ability to implement those initiatives.

4.	Risks Inherent in the Proponent Debtors’ Ability to Maximize the Value of their Assets

As indicated in Section III.B of this Disclosure Statement, the main objective of the Proponent Debtors’ Postconfirmation Business Plan is to maximize the value of their assets.  There are, however, substantial risks inherent in the Proponent Debtors’ ability to execute on their objective.  A significant portion of the Proponent Debtors’ assets consists of assets that by their nature will take some time to monetize for a number of reasons, including the following:

(a)
The Proponent Debtors and certain of their subsidiaries made loans to a number of their customers at higher advance rates (i.e., at higher loan to collateral ratios) than did many of their competitors.

(b)
The Proponent Debtors and certain of their subsidiaries made a large number of transitional loans, which loans are secured by commercial properties that were either new construction or involved substantial rehabilitation and did not have sufficient cash flows at the time the loan was made to fully support the debt service payments.  The significant number of such transitional loans combined with the economic downturn, has resulted in an increase in non-performing loans and corresponding decreased values for those assets.

(c)
The severity of the economic downturn and its adverse effects on the condition of many financial institutions, as well as increased government regulation of financial institutions and markets, has resulted in a decrease in liquidity and greater difficulty in financing commercial properties.  Accordingly, many borrowers have had difficulty and may continue to have difficulty refinancing their obligations with a new lender unless the Proponent Debtors and their subsidiaries are willing to accept a discounted payoff, which may be significant.  Likewise, the Proponent Debtors and their subsidiaries may not be able to sell many of these assets unless they are willing to accept a discount on the unpaid principal balance of the loans.  Thus, the Proponent Debtors believe that there will be no quick conversion of their assets to cash.

(d)
The Proponent Debtors and their subsidiaries recorded substantial write-downs and reserves on their assets in 2008, 2009, and 2010, and there can be no assurance that there will not be significant additional future losses.  There can be no assurance that losses from impaired assets will not exceed the specific reserves allocated to these assets or that losses from future impaired assets will not exceed the general reserve.  The Proponent Debtors’ business plan calls for the collection and management of their assets over time with only limited immediate asset sales.  The longer that it takes the Proponent Debtors and their non-debtor subsidiaries to sell their assets, the greater is the risk that unforeseen events will adversely affect the realizable value of these assets.

The Proponent Debtors believe that Creditors will achieve a greater recovery if the Proponent Debtors hold and manage most assets and dispose of assets, as appropriate over time, rather than attempting to sell the assets quickly over the course of 2011.  There can be no assurance, however, that any assets will be sold, or if sold, that proceeds equal to or greater than their carrying amounts will be received.

5.	Exemption from the Investment Company Act of 1940

The Investment Company Act of 1940, or the “Investment Company Act,” contains substantive legal requirements that regulate the manner in which ‘‘investment companies’’ are permitted to conduct their business activities.  The Proponent Debtors have conducted and intend to continue to conduct their business in a manner that does not result in the Proponent Debtors or any of their subsidiaries being characterized as an investment company.  There are a number of possible exemptions from registration under the Investment Company Act that the Proponent Debtors believe apply to them and their subsidiaries and which the Proponent Debtors believe make it possible for them not to be subject to regulation as an investment company.

For example, a bank subsidiary is exempt from the definition of an investment company, and the Investment Company Act exempts entities that are primarily engaged in the business of “purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.”  Under current interpretations, an entity can meet the exemption for entities primarily engaged in the business of purchasing or otherwise acquiring mortgages and the liens on and interests in by maintaining at least 55% of its assets directly in mortgages and other liens on and interests in real estate, which the Proponent Debtors refer to as “qualifying interests,” and an additional 25% of its assets in real estate-related assets.  The Proponent Debtors believe that their subsidiaries can rely on the foregoing exemptions or others.  The requirement that some of the Proponent Debtors’ subsidiaries maintain 55% of their assets in qualifying interests or satisfy another exemption may inhibit the Proponent Debtors’ ability to sell certain kinds of assets or to conduct certain activities in the future.  In addition, the Proponent Debtors may need to acquire certain assets to ensure they qualify for this exemption.

6.	Potential Effects of a Prolonged Economic Slowdown or Recession or a Market Downturn or Disruption

The Proponent Debtors’ ability to maximize the value of their assets is sensitive to general business, economic, and market conditions in the United States and in the various foreign markets in which the assets are located, including Japan.  These conditions include changes in government policies and regulations and changes in short-term and long-term interest rates, inflation, deflation, fluctuations in the real estate and debt capital markets, and developments in national and local economies.  The commercial real estate industry is cyclical and is subject to numerous economic factors including general business conditions, changes in interest rates, inflation, and oversupply of properties.  The recessionary changes in the economic conditions have had an adverse effect on the Proponent Debtors’ business, reducing the value of loans and other real estate-related assets that they hold or manage and the collateral supporting their loan portfolio; and significantly reducing their ability to maximize the value of their loan and investment assets.  In addition, the foregoing factors have caused an increase in the number of borrowers who become delinquent, file for protection under bankruptcy laws, or default on their loans or other obligations.  This increase in the number of delinquencies, bankruptcies, or defaults has resulted and could continue to result in a higher level of originated non-performing assets, net charge-offs, provisions for loan losses, and valuation adjustments on the Proponent Debtors’ real estate-related assets, which has and could continue to adversely affect the Proponent Debtors’ results of operations.

7.	Effects of the Global Financial Crisis on Proponent Debtors’ Business

The global financial crisis, the first signs of which appeared in late 2007, led to a severe dislocation in the debt capital markets, affecting sources of liquidity the Proponent Debtors have and will continue to utilize to monetize their commercial mortgage loans, real estate investments, and other assets.

The Proponent Debtors have experienced and expect to continue to experience the following negative effects from that dislocation:

(a)
significant declines in the fair value of the Proponent Debtors’ mortgage loans and real estate-related investments, which has caused them to hold those loans and investments for a longer period of time or to sell them at lower values than anticipated, resulting in net losses or a decrease in the net gains on the sale of those assets, negative valuation adjustments on their loan portfolio, and/or reduced returns;

(b)
a slowdown in repayments of the Proponent Debtors’ mortgage loans at maturity due to the limited availability of credit for refinancing of commercial properties, declines in the fair value of such properties, and an increase in non-performing assets; and

(c)	a decrease in market liquidity for the types of assets held by the Proponent Debtors and an increase in the time required to monetize those assets at fair value.

8.	Changes in Prevailing Interest Rates, Credit Spreads, Exchange Rates and Credit Availability

The Proponent Debtors’ results of operations and financial condition have and may continue to be directly affected by changes in prevailing interest rates, credit spreads, foreign exchange rates, and credit availability.  In particular, an increase in interest rates, a widening of credit spreads, a decrease in the value of the U.S. Dollar against the Japanese Yen, or a decrease in the availability of debt financing for real estate-related assets or corporate borrowers has and could, among other things:

(a)
reduce the fair value of the loans that the Proponent Debtors hold for sale and the securities that are classified as trading or available for sale and decrease the amounts that the Proponent Debtors ultimately realize upon an asset sale;

(b)	adversely affect the Proponent Debtors’ ability to sell financial assets, which has and could in the future adversely affect the Proponent Debtors’ liquidity and their ability to fund operations;

(c)	increase the rates of defaults and delinquencies on the Proponent Debtors’ loan portfolio, including the resulting inability of borrowers to obtain financing needed to repay loans at maturity;

(d)	adversely impact the fair value of real estate equity investments owned by the Proponent Debtors; and

(e)	reduce the value of real estate-related investments or other investments that may serve as collateral for the Reorganized CFGI Debt Securities.

In addition, the Proponent Debtors do not currently hedge interest rates, foreign exchange rates or other risks and, as a result are subject to the risk that changes in prevailing interest rates, credit spreads, or foreign currency exchange rates will adversely affect the fair value of the Proponent Debtors’ assets, including loans and investment securities, decrease the Proponent Debtors’ income, or increase their expenses.

9.	Risks Related to the Proponent Debtors’ Business outside the United States

The Proponent Debtors conduct a portion of their business outside the United States, primarily in Japan.  The international operations generate income and expenses and give rise to assets and liabilities denominated in currencies other than the U.S. dollar.  If not adequately hedged, currency fluctuations may adversely affect the Proponent Debtors’ earnings and the value of their assets and liabilities.  In addition, these international operations subject the Proponent Debtors to additional risks.  The effects of these risks may, individually or in the aggregate, adversely affect the Proponent Debtors’ results of operations.  These risks include:

(a)	multiple foreign “doing business” and licensing laws and regulatory requirements that are subject to change;

(b)	possible nationalization, expropriation, price controls, capital controls, exchange controls, or other restrictive government actions;

(c)	difficulty in establishing, staffing, and managing foreign operations; differing labor regulations;

(d)
laws and regulations applicable to financial services industries that differ from United States laws or are uncertain and evolving, including laws and regulations relating to financial services companies, securities, bankruptcy, creditors’ rights, debt collection, property ownership, and liens;

(e)
potentially negative consequences arising from changes in tax laws or their application or the manner in which the Proponent Debtors operate outside the United States or are viewed by foreign tax authorities;

(f)	political instability and economic instability or slowdowns in foreign countries in which the Proponent Debtors’ assets are located; and

(g)	difficulty in moving capital out of foreign jurisdictions, limiting the Proponent Debtors’ liquidity.

The Proponent Debtors have certain Japanese subsidiaries with assets and operations located in Japan.  As a result of the recent earthquakes and tsunami in Japan and the resulting damage to the Fukushima Daiichi nuclear power plant and other electric power generation and transportation infrastructure, the Japanese subsidiaries have experienced disruptions in power, communications, and the ability of their personnel to travel.  The Proponent Debtor’s Japanese operations are projected to have assets (excluding cash) in Japan at the Effective Date with a fair value of $318 million as of June 30, 2011.  The Proponent Debtors expect that the earthquakes, tsunami and the resulting damage may adversely affect economic conditions in Japan and the value of the assets in Japan as well as delay the timing of the monetization of these assets.

10.	Deterioration in Value of Property or Other Assets Securing Loans

The Proponent Debtors’ loan portfolio consists of loans that are generally non-recourse, which means that the Proponent Debtors and their subsidiaries generally are not entitled to seek recovery from the borrower in the event of a payment default, except in the case of certain construction loans and instances of fraud or other bad acts by the borrower and breaches of certain representations and covenants.  Accordingly, the cash flows generated by the operation, sale or refinancing of the properties securing the Proponent Debtors’ loans typically are the sole sources of funds for the payment of principal and interest that is due under these loans.  A borrower’s ability to successfully operate, refinance, or sell a mortgaged property may be affected by a number of factors, including the ability of the borrower to fully lease the property on terms sufficient to support the debt; levels of operating costs for operating the properties; competition; litigation involving the property owner or the property; changes in local, regional or national economic, business and market conditions or forecasts; changes in the availability or cost of financing for real estate; uninsured losses to the property; and other factors including those that are outside the control of the borrower.

The Proponent Debtors’ loan portfolio is significantly comprised of construction loans and interim, floating rate loans secured by “transitional” real estate.  The repayment of such loans is dependent on the construction and renovation, and subsequent leasing, of collateral and debt service payments for such loans depend on capitalized reserves or subsidization by sponsors.  Reductions in demand by users of commercial real estate have caused certain of these loans to fail to achieve underwritten expectations for leasing and cash flow, contributing to increases in defaults, and non-performing loan classifications.

11.	Liabilities under Environmental Laws

Under various United States federal, state, and local environmental laws, ordinances, and regulations, a current or previous owner of real estate (including, in certain circumstances, a secured lender that succeeds to ownership or control of a property) may become liable for the costs of removal or remediation of certain hazardous or toxic substances at, on, under, or in its property.  Those laws typically impose cleanup responsibility and liability without regard to whether the owner or control party knew of or was responsible for the release or presence of hazardous or toxic substances.  The costs of investigation, remediation, or removal of those substances may be substantial.  The owner or control party of a site also may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from a site.  Certain environmental laws also impose liability in connection with the handling of or exposure to asbestos-containing materials, pursuant to which third parties may seek recovery from owners of real properties for personal injuries associated with asbestos-containing materials.  Absent succeeding to ownership or control of real property, a secured lender is not likely to be subject to any of these forms of environmental liability.  However, real estate investments in which the Proponent Debtors hold an ownership interest, either by exercise of their remedies as a secured lender or by an equity investment, can subject them to environmental liability.  Potential environmental liabilities may also prevent the Proponent Debtors from foreclosing on properties that secure their loans.

12.	Accuracy of Estimates or Assumptions Used to Value the Proponent Debtors’ Assets or Determine their Allowance for Loan Losses

In connection with the preparation of the Proponent Debtors’ financial statements, the Proponent Debtors are required to use estimates and make various assumptions in determining the fair values of mortgage loans and investment securities that they carry on their balance sheet and in determining their allowance for loan losses.  These estimates and assumptions are based on a number of factors and considerations, which may include, depending on the particular asset being valued, the Proponent Debtors experience and expectations concerning discount rates, interest rates, credit spreads, market pricing for sales of similar assets, prepayment rates, delinquency rates, and defaults on loans and loss recovery rates.  A material difference between the Proponent Debtors’ estimates and assumptions and their actual experience may require the Proponent Debtors’ to write down the value of assets or increase their allowance for loan losses, which could adversely affect their results of operations or financial condition.

13.	Regulated Environment in which the Proponent Debtors Operate and Governmental Policies

The Proponent Debtors are subject to regulation and supervision in a number of jurisdictions.  The level of regulation and supervision to which they are subject varies from jurisdiction to jurisdiction and is based on the type of business activities involved.  For example, Capmark Bank is subject to regulation and periodic examination by the UDFI and the FDIC and must comply with applicable capital adequacy requirements, limitations on transactions with affiliates, provisions of the FDICIA, the GLBA, the Dodd-Frank Act, the Bank Secrecy Act of 1970, the USA PATRIOT Act, and regulations of the Federal Reserve.  See Section III.C, “Regulatory Matters,” for a discussion of various laws and regulations applicable to Capmark Bank.

CILP withdrew its registration as an investment adviser with the SEC under the Investment Advisers Act of 1940, but still remains subject to state laws and regulations.  One of the Proponent Debtors’ Japanese subsidiaries has also obtained an investment management registration and is subject to the FIEL, and other applicable regulations.

In addition, the regulatory and legal requirements that apply to the Proponent Debtors’ activities are subject to change from time to time and may become more restrictive or costly, making their compliance with applicable requirements more difficult or expensive or otherwise restricting their ability to conduct their businesses.  Noncompliance with applicable statutes or regulations could result in the suspension or revocation of licenses or registrations that the Proponent Debtors and their subsidiaries have been granted, as well as the imposition of civil fines and criminal penalties.

As a result of the regulated nature of the Proponent Debtors’ businesses, they are also subject to risks associated with (i) possible adverse results of regulatory and other governmental examinations or inquiries; (ii) an increased possibility of litigation arising from regulatory and other governmental developments; (iii) regulators’ future use of supervisory and enforcement tools; and (iv) legislative and regulatory reforms, including changes to tax laws or their interpretation.  The impact of those developments could affect the Proponent Debtors’ and their subsidiaries’ ability to operate their businesses or negatively impact their financial condition, results of operations or reputation.

14.	Changes in Governmental Fiscal and Monetary Policies

The Proponent Debtors’ business and earnings are significantly affected by the fiscal and monetary policies of the United States government and its agencies and similar governmental authorities and agencies in markets outside the United States in which they operate.  The Proponent Debtors and their subsidiaries are particularly affected by the policies of the Federal Reserve, which regulates the supply of money and credit in the United States.  The Federal Reserve’s policies influence the yield on the Proponent Debtors’ and their subsidiaries’ interest-earning assets and the cost of their interest-bearing liabilities.  Changes in those policies are beyond the Proponent Debtors’ control, are difficult to predict and could adversely affect their business, results of operations and financial condition.

15.	Difficulty in Retaining or Replacing Key Employees

The Proponent Debtors’ future results of operations will depend in part on their ability to retain their existing highly skilled and qualified employees.  Uncertainties about the future prospects of the Proponent Debtors’ business have impacted and are likely to continue to impact their ability to retain key management and other personnel.  Failure to continue to retain such key individuals could have a material adverse effect on the Proponent Debtors’ ability to operate the business successfully or to meet operations, risk management, compliance, regulatory, and financial reporting requirements.

VIII.           CONFIRMATION OF THE PLAN

A.	Confirmation Hearing

Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court, after appropriate notice, to hold a hearing on confirmation of a Plan.  The Bankruptcy Court has ordered the hearing on confirmation of the Plan will begin on August 19, 2011, at 12 p.m. (noon) (Eastern Daylight Time), before the Honorable Christopher S. Sontchi, United States Bankruptcy Judge, 824 N. Market St. #500, Wilmington, Delaware 19801.  The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for an announcement of the adjourned date made at the Confirmation Hearing or any subsequent adjourned Confirmation Hearing.

The Plan will not constitute a valid and binding contract between the Proponent Debtors and their Creditors until the Bankruptcy Court has issued a Final Order confirming the Plan.  The Bankruptcy Court must hold a confirmation hearing before deciding whether to confirm the Plan.

Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to confirmation of a Plan.  Any objection to confirmation of the Plan must be in writing, must conform to the Federal Rules of Bankruptcy Procedure, must set forth the name of the objector, the nature and amount of Claims or Equity Interests held or asserted by the objector against the Proponent Debtor, the basis for the objection and the specific grounds therefore, and must be filed with the Bankruptcy Court, with a copy to chambers, together with proof of service thereof, and served upon and received no later than 4 p.m. (Eastern Daylight Time) on August 9, 2011, by (a) counsel to the Debtors, Dewey & LeBoeuf LLP, 1301 Avenue of the Americas, New York, New York 10019 (Attn:  Michael P. Kessler, Esq., and Judy G.Z. Liu, Esq.), and Richards, Layton & Finger, P.A., One Rodney Square, 920 N. King Street, Wilmington, Delaware 19801 (Attn:  Mark D. Collins, Esq., and Jason M. Madron, Esq.), (b) the U.S. Trustee, 844 King Street, Suite 2207, Lockbox 35, Wilmington, Delaware 19801 (Attn:  Richard L. Schepacarter, Esq.), and (c) counsel to the Committee, Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, New York 10036 (Attn:  Thomas Moers Mayer, Esq., and Joshua Brody, Esq.).

Objections to confirmation of the Plan are governed by Rule 9014 of the Federal Rules of Bankruptcy Procedure.

UNLESS AN OBJECTION TO CONFIRMATION IS TIMELY SERVED AND FILED, IT MAY NOT BE CONSIDERED BY THE BANKRUPTCY COURT.

B.	Requirements for Confirmation of the Plan

At the Confirmation Hearing, the Bankruptcy Court will determine whether the Plan satisfies the requirements for confirmation listed in section 1129 of the Bankruptcy Code.  If the Bankruptcy Court determines those requirements are satisfied, it will enter an order confirming the Plan.  As set forth in section 1129(a) of the Bankruptcy Code, the requirements for confirmation are as follows:

1.	The plan complies with the applicable provisions of the Bankruptcy Code.

2.	The proponent of the plan complies with the applicable provisions of the Bankruptcy Code.

3.	The plan has been proposed in good faith and not by any means forbidden by law.

4.
Any payment made or promised by the proponent of the plan, by the debtor, or by a person issuing securities or acquiring property under the plan, for services or for costs and expenses in, or in connection with, the case, or in connection with the plan and incident to the case, has been approved by, or is subject to the approval of, the Bankruptcy Court as reasonable.

5.	a.	The proponent of the plan has disclosed:

(1)
the identity and affiliations of any individual proposed to serve, after confirmation of the plan, as a director, officer, or voting trustee of the debtor, an affiliate of the debtor participating in a joint plan with the debtor, or a successor to the debtor under the plan; and

(2)	the appointment to, or continuance in, the office of the individual, is consistent with the interests of creditors and equity security holders and with public policy.

b.	The proponent of the plan has disclosed the identity of any insider that will be employed or retained by the reorganized debtor, and the nature of any compensation for the insider.

6.
Any governmental regulatory commission with jurisdiction, after confirmation of the plan, over the rates of the debtor has approved any rate change provided for in the plan, or the rate change is expressly conditioned on such approval.

7.	With respect to each impaired class of claims or interests:

a.	Each holder of a claim or interest of the class has

(1)	accepted the plan; or

(2)
will receive or retain under the plan on account of the claim or interest property of a value, as of the effective date of the plan, that is not less than the amount that the holder would so receive or retain if the debtor were liquidated under chapter 7 of the Bankruptcy Code on that date; or

b.
If section 1111(b)(2) of the Bankruptcy Code applies to the claims of the class, the holder of the claim of the class will receive or retain under the plan property of a value, as of the effective date of the plan, that is not less than the value of the holder’s interest in property of the estate that secures the claim.

8.	With respect to each class of claims or interests:

c.	The class has accepted the plan; or

d.	The class is not impaired under the plan.

9.	Except to the extent that the holder of a particular claim has agreed to a different treatment of the claim, the plan provides that:

e.
With respect to a claim of a kind specified in section 507(a)(2) or 507(a)(3) of the Bankruptcy Code, on the effective date of the plan, the holder of the claim will receive on account of the claim cash equal to the allowed amount of the claim;

f.	With respect to a class of claims of a kind specified in section 507(a)(3), 507(a)(4), 507(a)(5), 507(a)(6), or 507(a)(7) of the Bankruptcy Code, each holder of a claim of the class will receive:

(1)	if the class has accepted the plan, deferred cash payments of a value, as of the effective date of the plan, equal to the allowed amount of the claim; or

(2)	if the class has not accepted the plan, cash on the effective date of the plan equal to the allowed amount of the claim; and

g.
With respect to a claim of a kind specified in section 507(a)(8) of the Bankruptcy Code, the holder of a claim will receive on account of the claim regular installment payments in cash of a total value, as of the effective date of the plan, equal to the allowed amount of such claim, over a period ending not later than 5 years after the date of the order for relief in the case, and in a manner not less favorable than the most favored nonpriority unsecured claim provided for by the plan (other than convenience class creditors).

h.
With respect to a secured claim that would otherwise meet the description of an unsecured claim of a governmental unit under section 507(a)(8), but for the secured status of that claim, the holder of that claim will receive on account of that claim, cash payments, in the same manner and over the same period, as prescribed above in the preceding subparagraph.

10.
If a class of claims is impaired under the plan, at least one class of claims that is impaired has accepted the plan, determined without including acceptances of the plan by any insider holding a claim in the class.

11.
Confirmation of the plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the debtor or any successor to the debtor under the plan, unless such liquidation or reorganization is proposed in the plan.

12.
All fees payable under 28 U.S.C. § 1930, as determined by the Bankruptcy Court at the hearing on confirmation of the plan, have been paid or the plan provides for the payment of all such fees on the effective date of the plan.

13.
The plan provides for the continuation after its effective date of payment of all retiree benefits, as that term is defined in section 1114 of the Bankruptcy Code, at the level established pursuant to subsection (e)(1)(B) or (g) of section 1114, at any time prior to confirmation of the plan, for the duration of the period the debtor has obligated itself to provide the benefits.

14.
All transfers of property of the plan shall be made in accordance with any applicable provisions of nonbankruptcy law that govern the transfer of property by a corporation or trust that is not a moneyed, business, or commercial corporation or trust.

The Proponent Debtors believe the Plan satisfies all of the statutory requirements of chapter 11 of the Bankruptcy Code, the Proponent Debtors have complied or will have complied with all of the requirements of chapter 11, and the Plan is proposed in good faith.

C.	Feasibility

The Bankruptcy Code requires that a debtor demonstrate confirmation of a plan is not likely to be followed by liquidation or the need for further financial reorganization not proposed in the plan.  The Proponent Debtors believe the Plan satisfies the financial feasibility requirement imposed by the Bankruptcy Code, as evidenced by the financial projections of future performance of Capmark, as set forth in Exhibit C to this Disclosure Statement, “Projected Financial Information.”  At the Confirmation Hearing, the Bankruptcy Court will determine whether the Plan is feasible.

D.	Best Interest Tests

As described above, the Bankruptcy Code requires that each holder of an Impaired Claim or Equity Interest either (i) accepts the Plan or (ii) receives or retains under the Plan property of a value, as of the Effective Date, not less than the value such holder would receive if the Proponent Debtors were liquidated under chapter 7 of the Bankruptcy Code on that date.

The first step in determining whether this test has been satisfied is to determine the dollar amount that would be generated from the liquidation of the Proponent Debtors’ assets and properties in the context of a chapter 7 liquidation case.  The gross amount of Cash that would be available for satisfaction of Claims would be the sum of the proceeds resulting from the disposition of the unencumbered assets and properties of the Proponent Debtors, augmented by any unencumbered Cash held by the Proponent Debtors at the time of the commencement of the liquidation case.

The next step is to reduce that gross amount by the costs and expenses of the chapter 7 liquidation itself and by such additional administrative and priority Claims that are projected to result from the liquidation of the Proponent Debtors under a hypothetical chapter 7 case.  Any remaining net Cash would be allocated to creditors and stockholders in strict payment priority in accordance with section 726 of the Bankruptcy Code.  Finally, the present value of such allocations (taking into account the time necessary to accomplish the liquidation) is compared to the value of the property proposed to be distributed under the Plan on the Effective Date.

The Proponent Debtors’ costs of liquidation under chapter 7 would include the fees payable to a trustee in bankruptcy, as well as those fees that might be payable to attorneys and other professionals that such a trustee might engage.  Other liquidation costs include the expenses incurred during the Chapter 11 Cases and allowed in the chapter 7 case, such as compensation for attorneys, financial advisors, appraisers, accountants, and other professionals for the Proponent Debtors, as well as other compensation Claims.

The foregoing types of Claims, costs, expenses, fees, and other similar charges that may arise in a liquidation case would be paid in full from the liquidation proceeds before the balance of those proceeds would be made available to pay pre-chapter 11 Claims.

The Proponent Debtors’ liquidation analysis is an estimate of the proceeds that may be generated as a result of a hypothetical chapter 7 liquidation of the Proponent Debtors.  The analysis is based on a number of significant assumptions that are described below.  The liquidation analysis does not purport to be a valuation of the Proponent Debtors’ assets and is not necessarily indicative of the values that may be realized in an actual liquidation.

E.	Liquidation Analysis

As noted above, the Proponent Debtors believe that under the Plan all holders of Impaired Claims will receive property with a value not less than the value such holder would receive in a liquidation of the Proponent Debtors under chapter 7 of the Bankruptcy Code.  The Proponent Debtors’ belief is based primarily on (i) consideration of the effects a chapter 7 liquidation would have on the ultimate proceeds available for distribution to holders of Impaired Claims, including (a) the increased costs and expenses of a liquidation under chapter 7 arising from fees payable to a chapter 7 trustee and professional advisors to the trustee, (b) the erosion in value of assets in a chapter 7 case in the context of the rapid liquidation required under chapter 7 and the “forced sale” atmosphere that would prevail, (c) the adverse effects on the Proponent Debtors’ businesses as a result of the likely departure of key employees and the probable loss of customers, (d) the substantial increases in Claims, such as estimated contingent Claims, which would be satisfied on a priority basis or on parity with the holders of Impaired Claims of the Chapter 11 Cases, (e) the reduction of value associated with a chapter 7 trustee’s operation of the Proponent Debtors’ businesses, and (f) the substantial delay in distributions to the holders of Impaired Claims and Equity Interests that would likely ensue in a chapter 7 liquidation, and (ii) the liquidation analysis prepared by the Proponent Debtors’ management, which is attached hereto as Exhibit E (the “Liquidation Analysis”).  Note that items (e) and (f) in clause (i) of the previous sentence assume a chapter 7 trustee would obtain approval to operate the Debtors’ businesses and the transition period for a chapter 7 trustee to take over administration of the Chapter 11 Cases would delay distributions to holders of Claims.

In preparing the Liquidation Analysis, the Proponent Debtors’ management analyzed the ability of the Proponent Debtors to meet their obligations assuming a conversion to a chapter 7 proceeding, and subsequent liquidation of the Proponent Debtors’ and Affiliates’ assets, and estimated the potential recoveries to the holders of Claims against each Proponent Debtor in this scenario.  The Liquidation Analysis sets forth a comparison of the estimated recovery under the Plan presented in the Recovery Analysis and the estimated recovery under a chapter 7 liquidation.

The Proponent Debtors believe any liquidation analysis is speculative, as such an analysis necessarily is premised on assumptions and estimates that are inherently subject to significant uncertainties and contingencies, many of which would be beyond the control of the Proponent Debtors.  Thus, there can be no assurance as to values that would be realized in a chapter 7 liquidation, nor can there be any assurance the Bankruptcy Court will accept the Proponent Debtors’ conclusions or concur with their assumptions in making its determinations under section 1129(a)(7) of the Bankruptcy Code.

For example, the Liquidation Analysis necessarily contains an estimate of the amount of Claims that will ultimately become Allowed Claims.  This estimate is based solely upon the Proponent Debtors’ review of their books and records and the Proponent Debtors’ estimates as to additional Claims that may be filed in the Chapter 11 Cases or that would arise in the event of a conversion of the case from chapter 11 to chapter 7.  No order or finding has been issued by the Bankruptcy Court or any other court estimating or otherwise fixing the amount of Claims at the projected-amounts of Allowed Claims set forth in the Liquidation Analysis.  The estimate of Allowed Claims set forth in the Liquidation Analysis should not be relied on for any other purpose, including any determination of the value of any distribution to be made on account of such Claims under the Plan.

To the extent confirmation of the Plan requires the establishment of amounts for the chapter 7 liquidation value of the Proponent Debtors, funds available to pay Claims, and the reorganization value of the Proponent Debtors, the Bankruptcy Court will determine those amounts at the Confirmation Hearing.  Accordingly, the annexed Liquidation Analysis is provided solely to disclose to holders the effects of a hypothetical chapter 7 liquidation of the Proponent Debtors, subject to the assumptions set forth therein.

F.	Section 1129(b)

The Bankruptcy Court may confirm a plan over the rejection or deemed rejection of the plan by a class of claims or equity interests if the plan “does not discriminate unfairly” and is “fair and equitable” with respect to such class.

1.	No Unfair Discrimination

This test applies to Classes of Claims or Equity Interests that are of equal priority (i.e., a horizontal test) and are receiving different treatment under the Plan.  The test does not require that the treatment be the same or equivalent, only that such treatment not be “unfair.”  The Proponent Debtors believe the Plan satisfies the “no unfair discrimination” test.

2.	Fair and Equitable Test

This test applies to Classes of different priority and status (i.e., a vertical test) and includes the general requirement that no Class of Claims receives more than 100% of the Allowed amount of the Claims in such Class.  As to the treatment that must be afforded to each rejecting Class, the test sets different standards, depending on the type of Claims or interests in such Class:

•
Secured Creditors.  Each holder of an Impaired Secured Claim must either (i) retain its Liens on the property, to the extent of the Allowed amount of its Secured Claim and receive deferred Cash payments having a value, as of the effective date, of at least the Allowed amount of such Claim, or (ii) have the right to credit bid the amount of its Claim if its collateral security is sold and retain its Liens against the proceeds of the sale (or if sold, on the proceeds thereof), or (iii) receive the “indubitable equivalent” of its Allowed Secured Claim.

•
Unsecured Creditors.  Either (i) each holder of an Impaired General Unsecured Claim must receive or retain under the Plan property of a value equal to the amount of its Allowed Claim, or (ii) the holders of Claims and Equity Interests that are junior to the Claims of the dissenting Class must not receive any property under the Plan.

•
Equity Interests.  Either (i) each Equity Interest holder must receive or retain under the Plan property of a value equal to the greater of (a) the fixed liquidation preference or redemption price, if any, of such stock and (b) the value of the stock, or (ii) the holders of interests that are junior to the Equity Interests of the dissenting Class must not receive or retain any property under the Plan.

The Proponent Debtors reserve the right to seek confirmation of the Plan, notwithstanding the rejection of the Plan by any Class entitled to vote.  In the event one or more Classes votes to reject the Plan, the Proponent Debtors may request the Bankruptcy Court to rule the Plan meets the requirements specified in section 1129(b) of the Bankruptcy Code with respect to the rejecting Class or Classes.  The Proponent Debtors will also seek such a ruling with respect to each Class that is deemed to reject the Plan.

IX.           PROJECTIONS

A.	Introduction

This section discusses projections for the Reorganized Debtors (as successors to the Proponent Debtors) based on information available at the time of the preparation of this Disclosure Statement.

The projections assume an Effective Date of June 30, 2011, with Allowed Claims treated in accordance with the provisions set forth in the Plan.  Expenses incurred as a result of the Chapter 11 Cases are assumed to be paid on the Effective Date.

It is important to note the projections described below may differ from actual performance and are highly dependent on significant assumptions concerning the future operations of the Reorganized Debtors.  These assumptions include the performance of certain lines of business, the value of assets, and market conditions.  Please refer to Section VII for a discussion of many of the factors that could have a material effect on the information provided in this section.

B.	Projections

In connection with their development of the Plan and to determine feasibility of the Plan, the Proponent Debtors’ management analyzed the ability of Capmark to meet its post-bankruptcy obligations with sufficient liquidity and capital resources to conduct its businesses.  Management also developed a business plan for Capmark post-bankruptcy and prepared certain projections of the Capmark’s (which includes the Reorganized Debtors’) operating profit, cash flow and certain other items for the period from June 30, 2011, to December 31, 2015.  These projections, summarized below, are based upon assumptions to reflect the terms of the Plan, and certain subsequent events and additional assumptions, including those set forth below (as adjusted, the “Financial Projections”).

The Financial Projections included in Exhibit C assume the successful implementation of the Plan and consist of the following unaudited projected financial information:  (i) projected balance sheet for June 30, 2011, and each successive year end between December 31, 2011, through December 31, 2015; (ii) projected statements of operations for the six-month period between July 1, 2011, through December 31, 2011, and each successive twelve-month period between January 1, 2012, and December 31, 2015; and (iii) a projected consolidated cash flow for the six-month period between July 1, 2011, and December 31, 2011, and each successive twelve-month period between January 1, 2012, and December 31, 2015.  The Financial Projections should be read with the assumptions, notes and qualifications included in Exhibit C.

Capmark does not, as a matter of course, publish its business plans, strategies, projections, anticipated financial positions, or projected results of operations.  Accordingly, the Proponent Debtors do not anticipate that they will, and disclaim any obligation, to (i) furnish updated business plans or projections, including financial projections, to holders of Claims or Equity Interests after the confirmation date, except as required by the Plan, or (ii) otherwise make such information public.  Financial Projections that Capmark may prepare in the future in connection with other purposes may differ materially from those contained herein.

The Proponent Debtors’ management prepared the Financial Projections with the assistance of their professionals.  The projections are presented solely for the purpose of providing “adequate information” under section 1125 of the Bankruptcy Code to enable the holders of Claims entitled to vote under the Plan to make an informed judgment about the Plan and should not be used or relied upon for any other purpose.  Holders of Claims should not rely on the Financial Projections as a representation or guarantee of future performance.  Although every effort was made to be accurate and the Proponent Debtors consider them reasonable when taken as a whole, the Financial Projections are only an estimate, and the assumptions and estimates underlying the Financial Projections are subject to significant business, economic and competitive uncertainties beyond the Proponent Debtors’ control.  The actual financial results of Capmark may differ materially from the Financial Projections.  In addition, the uncertainties which are inherent in the Financial Projections increase for later years in the projection period, due to increased difficulty associated with forecasting levels of economic activity and expected performance at more distant points in the future.  Consequently, the projected information included herein should not be regarded as a representation by the Proponent Debtors or their advisors, or any other person, that the projected results will actually be achieved.  The Proponent Debtors caution that no representations can be made or are made as to the accuracy or completeness of the Financial Projections or to the Reorganized Debtors’ ability to achieve the projected results.  Some assumptions inevitably will be incorrect.  Moreover, events and circumstances occurring subsequent to the date on which the Proponent Debtors prepared these projections may be different from those assumed or, alternatively, may have been unanticipated, and thus the occurrence of these events may affect financial results in a material adverse or material beneficial manner.

Capmark’s independent accountants have neither examined nor compiled the accompanying financial information and, accordingly, do not express an opinion or provide any form of assurance with respect thereto.  Further, the Financial Projections were not prepared to comply with the guidelines for prospective financial statements published by the American Institute of Certified Public Accountants or the Financial Accounting Standards Board and do not purport to represent the application of or compliance with generally accepted accounting principles.

In deciding whether to vote to accept or reject the Plan, holders of Claims must make their own determinations as to the reasonableness of such assumptions and the reliability of the projections and should consult with their own advisors.

The Financial Projections should be read in conjunction with the assumptions, qualifications, and explanations set forth in this Disclosure Statement, including in the Sections titled “Description and History of Capmark’s Businesses”, “The Chapter 11 Plan”, “Risk Factors and Other Factors to be Considered”, and “Certain United States Federal Income Tax Consequences of the Plan.”  See Sections III, VI, VII, and XI.  The Financial Projections should also be read in conjunction with the assumptions, qualifications, and explanations set forth in Exhibit C.

X.           RECOVERY ANALYSIS

In connection with their development of the Plan and to determine feasibility of the Plan, the Proponent Debtors’ management analyzed the ability of the Proponent Debtors to meet their obligations upon consummation of the Plan and the potential recoveries to the various Classes of Claims at each Proponent Debtor.  The results of this analysis are based on the assumptions described herein and are presented in the recovery and distribution model attached hereto as Exhibit D (collectively, the “Recovery Analysis”).  The information in the Recovery Analysis is presented for each of the Proponent Debtors.

The Recovery Analysis is the product of a complex recovery and distribution model (the “Recovery Model”) that the Proponent Debtors and their professionals developed to synthesize the numerous projections and assumptions contained in the Plan and to estimate the recoveries to the various holders of Claims against each Proponent Debtor.  The information, data, and output included in the Recovery Model are estimates derived from sources available to the Proponent Debtors at the time of the preparation of the analysis.  In particular, the analysis is based on the data utilized in the Financial Projections.  As more information becomes available to the Debtors, including the outcome of Claim objections and the resolution of Claims (e.g., LIHTC Claims), it is expected that the estimated recoveries and distributions contained in the Recovery Analysis and the Recovery Model will change, potentially in a material respect.  The Proponent Debtors disclaim any obligation to provide any updates to the Recovery Analysis to reflect any change in the Proponent Debtors’ expectations with regards thereto or changes in events, conditions, or circumstances on which such information is based.  However, the Proponent Debtors reserve the right to amend or modify the Recovery Analysis at any time.

In deciding whether to vote to accept or reject the Plan, holders of Claims must make their own determination as to the reasonableness of such assumptions and the reliability of the projected recoveries and should consult with their own advisors.

The Recovery Analysis should be read in conjunction with the assumptions, qualifications, and explanations set forth in this Disclosure Statement, including in the Sections titled “Description and History of Capmark’s Businesses”, “The Chapter 11 Plan”, “Risk Factors and Other Factors to be Considered,” and “Certain United States Federal Income Tax Consequences of the Plan.”  See Sections III, VI, VII, and XI.  The Recovery Analysis should also be read in conjunction with the assumptions, qualifications, and explanations set forth in Exhibit D.

XI.           CERTAIN UNITED STATES FEDERAL INCOME TAX
CONSEQUENCES OF THE PLAN

A.	Scope and Limitation

The following discussion summarizes certain U.S. federal income tax consequences of the implementation of the Plan to certain Proponent Debtors and holders of Claims.  The discussion also summarizes certain U.S. federal income tax consequences of the ownership and disposition of the A Notes and B Notes by certain holders of Claims.  It does not, however, summarize the U.S. federal income tax consequences to such holders of the ownership and disposition of the Reorganized CFGI Common Stock.  Holders of Claims should consult their own tax advisors regarding the consequences of the ownership and disposition of Reorganized CFGI Common Stock.

This discussion is based on the Tax Code, Treasury Regulations promulgated thereunder, judicial decisions, and published administrative rules and pronouncements of the IRS, each as in effect on the date hereof.  Legislative, judicial, or administrative changes or interpretations enacted or promulgated after the date hereof could alter or modify the discussion set forth below with respect to the U.S. federal income tax consequences of the Plan.  Any such changes or interpretations may be retroactive and could significantly affect the U.S. federal income tax consequences described herein.

This discussion does not address the U.S. federal income tax consequences to holders of Claims who (a) are unimpaired or otherwise entitled to payment in full in Cash on the Effective Date under the Plan or (b) are otherwise not entitled to vote under the Plan.  The discussion also does not address the U.S. federal income tax consequences related to the Claim of a holder that is itself a Proponent Debtor, Non-Proponent Debtor, or non-debtor Affiliate.  Moreover, the discussion assumes that Claims are against only CFGI, each holder of a Claim holds only Claims in a single class, each holder of a Claim holds such Claims only as “capital assets” within the meaning of the Tax Code, none of the Claims has “original issue discount” (“OID”) within the meaning of the Tax Code, and the various debt and other arrangements to which the Proponent Debtors and Reorganized Debtors are or will be parties will be respected for U.S. federal income tax purposes in accordance with their form.

The U.S. federal income tax consequences of the Plan are complex and are subject to substantial uncertainties.  The Proponent Debtors have not requested, and do not expect to request, a ruling from the IRS with respect to any of the tax aspects of the Plan, and the discussion set forth below of certain U.S. federal income tax consequences of the Plan is not binding upon the IRS.  Thus, no assurance can be given that the IRS would not assert, or that a court would not sustain, a position different from any discussed herein, resulting in U.S. federal income tax consequences to the Proponent Debtors, holders of Claims, or both that are substantially different from those discussed herein.  The Proponent Debtors have not requested, and do not expect to request, an opinion of counsel with respect to any of the tax aspects of the Plan, and no opinion is given by this Disclosure Statement.

This discussion does not apply to a holder of a Claim that is not a “United States person,” as such term is defined in the Tax Code.  Moreover, this discussion does not address U.S. federal taxes other than income taxes or any state, local, or non-U.S. tax consequences of the Plan, nor does it purport to address all aspects of U.S. federal income taxation that may be relevant to United States persons in light of their individual circumstances or to United States persons that may be subject to special tax rules, such as persons who are related to the Proponent Debtors within the meaning of the Tax Code, broker-dealers, banks, mutual funds, insurance companies, financial institutions, small business investment companies, regulated investment companies, tax-exempt organizations, pass-through entities, beneficial owners of pass-through entities, subchapter S corporations, employees, persons who received their Claims as compensation, persons who hold Claims or who will hold Reorganized CFGI Common Stock or Reorganized CFGI Debt Securities as part of a straddle, hedge, conversion transaction, or other integrated investment, persons using a mark to market method of accounting, and holders of Claims who are themselves in bankruptcy.  If a partnership or entity treated as a partnership for U.S. federal income tax purposes holds Claims, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership.

THE FOLLOWING SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED UPON THE INDIVIDUAL CIRCUMSTANCES PERTAINING TO A HOLDER OF A CLAIM.  ALL HOLDERS OF CLAIMS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, NON-U.S. INCOME, ESTATE, GIFT, AND OTHER TAX CONSEQUENCES OF THE PLAN AND OF THE OWNERSHIP AND DISPOSITION OF THE A NOTES AND B NOTES.

IRS CIRCULAR 230 DISCLOSURE:  ANY TAX ADVICE CONTAINED IN THIS DISCLOSURE STATEMENT (INCLUDING ANY ATTACHMENTS) IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING TAX-RELATED PENALTIES UNDER THE TAX CODE.  TAX ADVICE CONTAINED IN THIS DISCLOSURE STATEMENT (INCLUDING ANY ATTACHMENTS) IS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED BY THE DISCLOSURE STATEMENT.  EACH TAXPAYER SHOULD SEEK ADVICE BASED ON THE TAXPAYER’S PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

B.	Certain U.S. Federal Income Tax Consequences to the Proponent Debtors

For U.S. federal income tax purposes, CFGI is the common parent of an affiliated group of corporations that files a single consolidated U.S. federal income tax return (the “Capmark Consolidated Group”).  The Proponent Debtors are members of the Capmark Consolidated Group or are disregarded or pass-through entities for U.S. federal income tax purposes wholly or substantially owned by members of the Capmark Consolidated Group.  For U.S. federal income tax purposes, the Capmark Consolidated Group’s estimated NOL carryforwards as of December 31, 2010, were approximately $2.7 billion.  The amount of these NOLs and other losses remains subject to audit and adjustment by the IRS.

As discussed below, it is anticipated that a substantial portion of the losses and other tax attributes of the Capmark Consolidated Group will be utilized or eliminated in connection with the implementation of the Plan.  It is further anticipated that the use of remaining losses by the Capmark Consolidated Group to offset future taxable income will be subject to significant limitation.  In addition, the tax basis of the assets held by certain members of the Capmark Consolidated Group may be reduced in connection with implementation of the Plan.

There also may be other U.S. federal income tax consequences to the Proponent Debtors as a result of certain restructuring transactions.

1.	Cancellation of Indebtedness Income

As a result of the Plan, CFGI’s existing indebtedness will be eliminated.

Generally, a corporation will recognize cancellation of indebtedness income (“COD Income”) upon satisfaction of its outstanding indebtedness for total consideration less than the amount of such indebtedness.  A corporation will not, however, be required to include any amount of COD Income in gross income if the corporation is a debtor under the jurisdiction of a court in a case under chapter 11 of the Bankruptcy Code and the discharge of debt occurs pursuant to that proceeding (the “108(a) Bankruptcy Exception”).  Instead, as a consequence of such exclusion, the debtor must reduce its tax attributes by the amount of COD Income excluded from gross income.  In general, tax attributes are reduced in the following order:  (a) NOLs, (b) general business and minimum tax credit carryforwards, (c) capital loss carryforwards, (d) the basis of the debtor’s assets, and (e) foreign tax credit carryforwards.

If a debtor with excluded COD Income is a member of a consolidated group, Treasury Regulations address the application of the rules for the reduction of tax attributes (the “Consolidated Attribute Reduction Rules”).  The Consolidated Attribute Reduction Rules generally provide that the tax attributes attributable to the member with excluded COD Income are reduced first, including the member’s tax basis in its assets (which include the stock of subsidiaries).  If the member reduces its basis in the stock of a subsidiary that is a member of the consolidated group, corresponding reductions must be made to the subsidiary’s tax attributes, including the subsidiary’s basis in its assets.  Generally, any required attribute reduction takes place after the consolidated group has determined its taxable income (or loss) for the taxable year in which the COD Income is incurred.

CFGI expects to incur COD Income as a result of the Plan.  The amount of COD Income will depend on, among other things, the fair market value of the Reorganized CFGI Common Stock and the “issue price” of the Reorganized CFGI Debt Securities (see Section XI.C.3.a.(ii) below), and these amounts may not be determined until after the Effective Date of the Plan.  In addition, the treatment of the Crystal Ball Payment (as defined in Section XI.C.1 below) and Disputed Claims Reserve may affect the amount of CFGI’s COD Income.  Pursuant to the 108(a) Bankruptcy Exception, CFGI will not include its COD Income in gross income.  Instead, CFGI will be required to reduce its tax attributes in accordance with the Consolidated Attribute Reduction Rules after determining the taxable income (or loss) of the Capmark Consolidated Group for the taxable year of discharge.

Under the Consolidated Attribute Reduction Rules, CFGI’s excluded COD Income will be applied to reduce CFGI’s NOLs and, if necessary, other tax attributes, including CFGI’s tax basis in its assets.  To the extent that the amount of excluded COD Income results in a reduction in the basis of the stock of members of the Capmark Consolidated Group, the Consolidated Attribute Reduction Rules require these members to reduce their tax attributes accordingly, including, among other things, the tax basis in their assets.

The extent, if any, to which NOLs and other tax attributes remain following the application of the Consolidated Attribute Reduction Rules will depend on a number of factors, including (a) the amount of COD Income and (b) certain tax consequences of the Subsidiary Conversions (as defined in Section XI.B.3 below).

2.	Annual Section 382 Limitation on Use of NOLs and “Built-In” Losses and Deductions

a.	Limitation on NOLs and Other Tax Attributes

Under section 382 of the Tax Code, if a “loss corporation” (generally, a corporation with NOLs and/or built-in losses) undergoes an “ownership change,” the amount of its pre-ownership change NOLs (the “Pre-Change Losses”) that may be utilized to offset future taxable income generally is subject to an annual limitation (the “Annual Section 382 Limitation”).  Similar rules apply to the corporation’s capital loss carryforwards and tax credits.

CFGI’s issuance of Reorganized CFGI Common Stock pursuant to the Plan is expected to result in an ownership change for purposes of section 382 of the Tax Code.  Accordingly, the Capmark Consolidated Group’s Pre-Change Losses should be subject to the Annual Section 382 Limitation.  This limitation applies in addition to, and not in lieu of, any other limitation that may already or in the future be in effect and the attribute reduction that may result from COD Income and the Subsidiary Conversions.

b.	General Section 382 Limitation

In general, the amount of the Annual Section 382 Limitation is equal to the product of (1) the fair market value of the stock of the loss corporation (or, in the case of a consolidated group, generally the stock of the common parent) immediately before the ownership change (with certain adjustments) and (2) the “long-term tax-exempt rate” in effect for the month in which the ownership change occurs (for example, 4.30% for an ownership change that occurs during April 2011).  For a corporation (or consolidated group) in bankruptcy that undergoes an ownership change pursuant to a confirmed bankruptcy plan of reorganization, the stock value generally is determined immediately after (rather than before) the ownership change.

Any unused portion of the Annual Section 382 Limitation generally may be carried forward, thereby increasing the Annual Section 382 Limitation in the subsequent taxable year.  However, if the corporation (or consolidated group) does not continue its historic business or use a significant portion of its assets in a business for two years after the ownership change, the Annual Section 382 Limitation is reduced to zero.  In addition, if a redemption or other corporate contraction occurs in connection with the ownership change of the loss corporation (or consolidated group), or if the loss corporation (or consolidated group) has substantial nonbusiness assets, the Annual Section 382 Limitation is reduced to take the redemption, other corporate contraction, or nonbusiness assets into account.  Furthermore, if the corporation (or consolidated group) undergoes a second ownership change, the second ownership change may result in a lesser (but never a greater) Annual Section 382 Limitation with respect to any losses that existed at the time of the first ownership change.

c.	Built-in Gains and Losses

If a loss corporation (or consolidated group) has a “net unrealized built-in loss” at the time of the ownership change, then any built-in losses or deductions recognized during the following five years (up to the amount of the original net unrealized built-in loss) generally will be treated as a Pre-Change Loss subject to the Annual Section 382 Limitation.  Conversely, if the loss corporation (or consolidated group) has a “net unrealized built-in gain” at the time of the ownership change, then any built-in gains recognized during the following five years (up to the amount of the original net unrealized built-in gain) will increase the Annual Section 382 Limitation in the year recognized.

d.	Special Bankruptcy Exceptions

Section 382(l)(5) of the Tax Code provides an exception to the application of the Annual Section 382 Limitation when a corporation is under the jurisdiction of a bankruptcy court in a title 11 case (the “382(l)(5) Bankruptcy Exception”).  This exception generally applies where (1) shareholders of a debtor immediately before an ownership change and (2) qualified creditors (generally, historic creditors) of the debtor, in respect of their interests and claims, receive stock with at least 50 percent of the voting power and value of all the stock of the reorganized debtor.  Under the 382(l)(5) Bankruptcy Exception, a debtor’s Pre-Change Losses are not limited on an annual basis but, instead, are required to be reduced by the amount of any interest deductions claimed during the three taxable years preceding the effective date of the reorganization, and during the part of the taxable year before and including the reorganization, in respect of all debt converted into stock in the reorganization.  Moreover, if the 382(l)(5) Bankruptcy Exception applies, a second ownership change of the debtor within a two-year period after the bankruptcy plan of reorganization generally will cause the debtor to forfeit all its unused NOLs that were incurred before the second ownership change.  If a debtor qualifies for the 382(l)(5) Bankruptcy Exception, the exception applies unless the debtor affirmatively elects for it not to apply.

If a debtor in bankruptcy is not eligible for the 382(l)(5) Bankruptcy Exception or elects out of the exception, a special rule under section 382(l)(6) of the Tax Code will apply for purposes of determining the Annual Section 382 Limitation.  Under this special rule, the Annual Section 382 Limitation will be calculated by reference to the lesser of (1) the value of the debtor’s stock (with certain adjustments) immediately after the ownership change (as opposed to immediately before the ownership change, as described above) or (2) the value of the debtor’s assets (determined without regard to liabilities) immediately before the ownership change.

e.	Application of Section 382 to Capmark

As discussed above, it is expected that the Capmark Consolidated Group will undergo an ownership change as a result of the implementation of the Plan.  To the extent that the 382(l)(5) Bankruptcy Exception is available, the Capmark Consolidated Group intends to elect out of the exception.  Accordingly, the Capmark Consolidated Group expects that the use of NOLs after the Effective Date of the Plan will be subject to limitation based on the rules discussed above (other than the 382(l)(5) Bankruptcy Exception), but taking into account the special rule under section 382(l)(6) of the Tax Code.  Certain aspects of the law pertaining to the Annual Section 382 Limitation rules discussed above are unclear and depend on, among other things, factual determinations that may not be able to be made as of the Effective Date.  As a result, there is substantial uncertainty with respect to the Annual Section 382 Limitation of the Capmark Consolidated Group, and there can be no assurance that the limitation will not be significantly lower than anticipated.

In addition, if there were an ownership change prior to the Effective Date, the Annual Section 382 Limitation resulting from the implementation of the Plan might result in a lesser (but not a greater) limitation with respect to losses that existed at the time of the first ownership change.

3.	Conversions of Certain Proponent Debtors into Limited Liability Companies and Election to Classify Crystal Ball as a Disregarded Entity

After the Confirmation Date and on or before the Effective Date, certain of the Proponent Debtors not currently organized as limited liability companies under applicable law, including CFI, CCI, and CEI, may convert into limited liability companies (such conversions, the “Subsidiary Conversions”).  In general, it is expected that the Subsidiary Conversions should be treated, for U.S. federal income tax purposes, as taxable liquidations of the converting Proponent Debtors.  As a result, as regards the conversions of CFI, CCI, CEI, and any other converting Proponent Debtors, CFGI expects to recognize a loss with respect to its stock of each subsidiary in an amount equal to its basis in such stock as of the subsidiary’s conversion.  In addition, CFGI expects to recognize losses with respect to certain intercompany receivables.  As a result of the Subsidiary Conversions, under certain Treasury Regulations, the NOLs (as well as other tax attributes) of CFI, CCI, CEI, and the other converting Proponent Debtors should be eliminated.

In addition, Crystal Ball may elect to be classified as a Disregarded Entity, with the election effective on or before the Effective Date.

4.	Alternative Minimum Tax

In general, a federal alternative minimum tax (“AMT”) is imposed on a corporation’s alternative minimum taxable income (“AMTI”) each year at a 20% rate to the extent that such tax exceeds the corporation’s regular federal income tax for such year.  AMTI is generally equal to regular taxable income with certain adjustments.  For purposes of computing AMTI, certain tax deductions and other beneficial allowances are modified or eliminated.  In particular, even though a corporation may otherwise be able to offset all of its taxable income for regular tax purposes by available NOLs, only 90% of a corporation’s AMTI generally may be offset by available alternative tax NOLs.

In addition, if a corporation or consolidated group undergoes an ownership change within the meaning of section 382 of the Tax Code and has a net unrealized built-in loss at the time of such change, the corporation’s or consolidated group’s aggregate basis in its assets would be reduced for certain AMT purposes to reflect the fair market value of such assets as of the date of the ownership change.

Any AMT that a corporation pays generally will be allowed as a nonrefundable credit against its regular federal income tax liability in future years when the corporation is not subject to the AMT.  Any unused credit is carried forward indefinitely.

5.	Applicable High-Yield Discount Obligations

It is possible that certain of the Reorganized CFGI Debt Securities could be treated as “applicable high-yield discount obligations” (such obligation, an “AHYDO”).  In general, an AHYDO is any debt instrument with “significant original issue discount,” a maturity date that is more than five years from the issue date, and a yield to maturity that is at least five percentage points higher than the applicable federal rate on the issue date.  If a debt instrument is treated as an AHYDO, the issuer may be permanently denied a deduction for a portion of the OID on such instrument and may claim an interest deduction as to the remainder of the OID only when such portion is paid in cash.  In general, the AHYDO provisions may be avoided if there is no significant OID at the end of each accrual period after the fifth anniversary of the original issuance of the debt instrument.

The terms of the Reorganized CFGI Debt Securities potentially susceptible to AHYDO treatment include a provision that will require Reorganized CFGI to pay at the end of each accrual period ending after the fifth anniversary of the issuance date (if applicable) the minimum amount of principal plus accrued interest necessary to prevent the application of the AHYDO rules.  Accordingly, it is not currently anticipated that the Reorganized CFGI Debt Securities will be subject to the AHYDO rules, but no assurance can be given that the IRS might not assert otherwise.

C.	Certain U.S. Federal Income Tax Consequences to Holders of Claims Against CFGI

1.	Certain Consequences to Holders of Allowed General Unsecured Claims Against CFGI

Pursuant to the Plan, each holder of an Allowed General Unsecured Claim against CFGI (a “CFGI Holder”) will receive a Proportionate Enterprise Share of the Cash Distribution, Reorganized CFGI Common Stock, and Reorganized CFGI Debt Securities in exchange for such Allowed General Unsecured Claim.  For U.S. federal income tax purposes, a CFGI Holder should realize gain or loss (if any) equal to the difference between the holder’s amount realized with respect to the exchange of its claim and the holder’s adjusted tax basis in its claim.  Subject to the discussion of accrued interest in Section XI.C.2.b below, a CFGI Holder’s amount realized should include (a) the fair market value of the Reorganized CFGI Common Stock, (b) the issue price of the Reorganized CFGI Debt Securities, and (c) the Cash Distribution received by the holder.

On the Effective Date, certain CFGI Holders will receive Cash, and the right to receive additional Cash after the Effective Date, in connection with the Crystal Ball Settlement Agreement (such receipt of Cash and the right to receive additional Cash, a “Crystal Ball Payment”).  In addition, CFGI Holders, after the Effective Date, may receive Cash, Reorganized CFGI Common Stock, and Reorganized CFGI Debt Securities from the Disputed Claims Reserve as a result of determinations with respect to Disputed Claims (a “Disputed Claims Payment”).  This discussion generally does not address the U.S. federal income tax consequences of a Crystal Ball Payment or Disputed Claims Payment (although certain consequences relating to the Disputed Claims Reserve are addressed in Section XI.D below).  A CFGI Holder should consult its tax advisor regarding the tax consequences of such a payment.  These tax consequences include the treatment of a Crystal Ball Payment or Disputed Claims Payment in determining the amount realized by the holder with respect to its Allowed General Unsecured Claim, as well as the tax consequences related to the right to receive consideration prospectively, including the amount required to be taken into account with respect to the receipt of the right, the consequences of holding the right, the treatment and characterization of payments received after the Effective Date with respect to the right, and the potential deferral of the recognition of any loss realized with respect to an Allowed General Unsecured Claim until all consideration related to the claim is determined and received.

The recognition of gain realized by a CFGI Holder may be affected by the installment method of reporting gain.  This discussion assumes that such method either is not available with respect to the holder’s exchange of its Allowed General Unsecured Claim or, if available, the holder elects out of such method.  CFGI Holders should consult their tax advisors regarding the availability and application of (and, if available, the election out of) the installment method of reporting gain that may be recognized with respect to their claims.

The recognition of gain or loss realized by a CFGI Holder also may be affected by whether the holder’s Allowed General Unsecured Claim and the A Notes or B Notes constitute “securities” for U.S. federal income tax purposes.

a.	Securities for Tax Purposes

Whether a debt instrument constitutes a “security” for U.S. federal income tax purposes is determined based on all of the facts and circumstances.  Certain authorities have held that one factor to be considered is the length of the initial term of the debt instrument.  These authorities have held that an initial term of less than five years is evidence that the instrument is not a security; whereas, an initial term of ten years or more is evidence that it is a security.  Numerous factors other than the term of an instrument could be taken into account in determining whether a debt instrument is a security, including whether repayment is secured, the degree of subordination of the instrument, the creditworthiness of the obligor, whether the holders have the right to vote or otherwise participate in the management of the obligor, whether the instrument is convertible into an equity interest of the obligor, whether payments of interest are fixed, variable, or contingent, and whether such payments are made on a current basis or are accrued.

Each CFGI Holder should consult its tax advisor to determine whether the debt underlying its Allowed General Unsecured Claim, the A Notes, or the B Notes constitute securities for U.S. federal income tax purposes.

b.	Allowed General Unsecured Claims Constituting Securities

If the debt underlying a holder’s Allowed General Unsecured Claim constitutes a security in CFGI, the exchange of the Allowed General Unsecured Claim may qualify as a recapitalization or other nonrecognition transaction for U.S. federal income tax purposes.  In such case, a CFGI Holder that realizes a loss on the exchange would not be permitted to recognize the loss.

If the exchange of an Allowed General Unsecured Claim is a recapitalization, and if either the A Notes or B Notes (or both) constitute securities for U.S. federal income tax purposes, a CFGI Holder that realizes gain on the exchange generally should recognize gain, for U.S. federal income tax purposes, equal to the lesser of (1) the amount of gain realized and (2) the amount of consideration received other than Reorganized CFGI Common Stock or Reorganized CFGI Debt Securities that constitute securities for U.S. federal income tax purposes (collectively, “Boot”).  The character of such recognized gain as capital gain or as ordinary income should depend on, among other things, the application of the “market discount” rules (see Section XI.C.2.a below).  In addition, as discussed in Section XI.C.2.b below, a holder may recognize ordinary income to the extent that a portion of the consideration received in exchange for an Allowed General Unsecured Claim is treated as received in satisfaction of accrued but untaxed interest on the Allowed General Unsecured Claim.  If recognized gain is capital gain, it generally would be long-term capital gain if the holder held its Allowed General Unsecured Claim for more than one year at the time of the exchange.  The CFGI Holder’s tax basis in the Reorganized CFGI Common Stock and securities it receives in exchange for its Allowed General Unsecured Claim generally should equal the sum of (1) the holder’s tax basis in the Allowed General Unsecured Claim and (2) the amount of gain recognized on the exchange, reduced by the Boot received.  This basis is allocable between the Reorganized CFGI Common Stock and securities received based on their relative fair market values.  The CFGI Holder generally should have a holding period for the Reorganized CFGI Common Stock and securities that includes the holding period of the Allowed General Unsecured Claim.  These basis and holding period results may vary if the Reorganized CFGI stock or securities are treated as received in satisfaction of accrued but untaxed interest.  A holder’s basis in any A Notes or B Notes that do not constitute securities should be equal to the fair market value of the Notes, and the holding period for such notes generally should begin on the day following the Effective Date.

If the exchange of an Allowed General Unsecured Claim is a recapitalization, and if neither the A Notes nor B Notes constitute securities for U.S. federal income tax purposes, a CFGI Holder that realizes gain on the exchange generally should recognize gain, for U.S. federal income tax purposes, equal to the lesser of (1) the amount of gain realized and (2) the amount of any Boot received, which would include the issue price of the A Notes and B Notes.  Similar to the immediately preceding paragraph, the character of such recognized gain as capital gain or as ordinary income should depend, among other things, on the application of the market discount rules, and a holder may recognize ordinary income to the extent that a portion of the consideration received in exchange for an Allowed General Unsecured Claim is treated as received in satisfaction of accrued but untaxed interest on the Allowed General Unsecured Claim.  If recognized gain is capital gain, it generally would be long-term capital gain if the holder held its Allowed General Unsecured Claim for more than one year at the time of the exchange.  The holder’s tax basis in the Reorganized CFGI Common Stock it receives in exchange for its Allowed General Unsecured Claim generally should equal the sum of (1) the holder’s tax basis in the Allowed General Unsecured Claim and (2) the amount of gain recognized on the exchange, reduced by the amount of any Boot received, which includes the issue price of the A Notes and B Notes.  The CFGI Holder generally should have a holding period for the Reorganized CFGI Common Stock that includes the holding period of the Allowed General Unsecured Claim.  These basis and holding period results may vary if Reorganized CFGI Common Stock is treated as received in satisfaction of accrued but untaxed interest.  A holder’s basis in A Notes or B Notes received should be equal to the fair market value of the Notes, and the holding period for such Notes generally should begin on the day following the Effective Date.

c.	Allowed General Unsecured Claims Not Constituting Securities

If the debt underlying a holder’s Allowed General Unsecured Claim does not constitute a security, the exchange of the Allowed General Unsecured Claim for the consideration received should be treated as a taxable exchange for U.S. federal income tax purposes.  The CFGI Holder generally should recognize the gain or loss realized on the exchange.  The character of such recognized gain or loss as capital gain or loss or as ordinary income or loss should depend, among other things, on the application of the market discount rules, and a holder may recognize ordinary income to the extent that a portion of the consideration received in exchange for an Allowed General Unsecured Claim is treated as received in satisfaction of accrued but untaxed interest on the Allowed General Unsecured Claim.  If recognized gain is capital gain, it generally would be long-term capital gain if the holder held its Allowed General Unsecured Claim for more than one year at the time of the exchange.  In general, a CFGI Holder’s basis in the property received should equal the fair market value of the property as of the Effective Date, and a holder’s holding period for the property received should begin on the day following the Effective Date.

Each CFGI Holder should consult its tax advisor regarding whether (and the extent to which) the exchange of an Allowed General Unsecured Claim qualifies as a recapitalization or other nonrecognition transaction and, whether or not it so qualifies, the tax consequences to such holder of the exchange of an Allowed General Unsecured Claim for the consideration received by the CFGI Holder under the Plan.

2.	Market Discount and Accrued Interest

a.	Market Discount

The market discount provisions of the Tax Code may apply to certain CFGI Holders.  In general, a debt obligation acquired by a holder in the secondary market is considered to be acquired with market discount as to that holder if its stated redemption price at maturity (or, in the case of a debt obligation having OID, its adjusted issue price) exceeds, by more than a statutory de minimis amount, the tax basis of the debt obligation in the holder’s hands immediately after its acquisition.

Any gain recognized by a CFGI Holder on the exchange of an Allowed General Unsecured Claim that was acquired with market discount should be treated as ordinary income to the extent of the market discount that accrued thereon (unless the holder elected to include market discount in income as it accrued).  In the case of an exchange of an Allowed General Unsecured Claim that qualifies as a recapitalization, any accrued market discount remaining on the claim, which has not been recognized as ordinary income as described in the previous sentence, likely should be carried over to the property received therefor and treated as accrued market discount on such property.  Holders with accrued market discount with respect to their Allowed General Unsecured Claims should consult their tax advisors as to the application of the market discount rules in view of their particular circumstances.

b.	Accrued Interest

A portion of any Reorganized CFGI Common Stock, Reorganized CFGI Debt Securities, Cash, or other property received in exchange for an Allowed General Unsecured Claim may be treated as received in exchange for interest accrued but untaxed on the claim.  To the extent that any portion of the consideration received by a holder is attributable to accrued but untaxed interest, the holder will recognize ordinary income if the holder has not previously included the accrued interest in income.  Conversely, a CFGI Holder generally should recognize a loss to the extent any accrued interest was previously included in income and is not paid in full.

A holder’s tax basis in any Reorganized CFGI Debt Securities or Reorganized CFGI Common Stock treated as received in exchange for accrued but untaxed interest (if any) generally will be equal to the fair market value of such Reorganized CFGI Debt Securities or Reorganized CFGI Common Stock as of the Effective Date.  The holding period of such Reorganized CFGI Debt Securities or Reorganized CFGI Common Stock generally will begin on the day following the Effective Date.

The Plan provides that all amounts paid on a Claim that includes both principal and accrued but unpaid interest will be allocated first to the principal amount owing and only to interest to the extent the recovery exceeds the principal.  There can be no assurance that the IRS will agree with such treatment.  Each CFGI Holder should consult its tax advisor regarding the proper allocation of the consideration received under the Plan.

3.	Certain U.S. Federal Income Tax Consequences of Ownership and Disposition of A Notes and B Notes

a.	Treatment of A Notes and B Notes

(i)	Trading on an Established Market

The U.S. federal income tax treatment of the A Notes and B Notes is subject to significant uncertainty and will depend, in part, upon whether, for purposes of the provisions of the Tax Code relating to OID and the Treasury Regulations promulgated thereunder (the “OID Regulations”), the Notes are traded on an established market or a substantial amount of the Notes is issued for Claims that are traded on an established market.  Pursuant to the applicable Treasury Regulations, a debt instrument is traded on an “established market” if, among other things, (1) it appears on a system of general circulation (including a computer listing disseminated to subscribing brokers, dealers, or traders) that provides a reasonable basis to determine fair market value by disseminating either recent price quotations or actual prices of recent sales transactions or (2) in certain circumstances, price quotations for such debt instrument are readily available from dealers, brokers, or traders.  Proposed regulations were recently published that would modify the determination of when property is treated as traded on an established market.  The regulations, as proposed, apply to debt instruments issued after the regulations are adopted as final regulations.

Reorganized CFGI expects, and the following discussion assumes, that, under the above rules for determining whether property is traded on an established market, the A Notes and B Notes will be treated as so traded or a substantial amount of the A Notes and B Notes will be issued for Claims that are treated as so traded.  If this is not the case, then rules that are substantially different from those discussed below would apply to the A Notes and B Notes and the tax consequences to holders of the A Notes and B Notes would differ significantly from the consequences discussed below.

The rules discussed below can result in potentially significant adverse tax consequences.  These tax consequences include, but are not limited to, the inclusion of amounts in gross income, regardless of whether a holder is a cash or accrual basis taxpayer, in advance of receipt of corresponding cash payments on the Notes, the potential treatment of amounts that might otherwise be viewed for non-tax purposes as returns of principal as payments of interest, and the treatment of any gain from the disposition of the Notes as ordinary income.  CFGI Holders are strongly urged to consult their own tax advisors regarding the tax consequences of owning and disposing of the A Notes and B Notes, including the application of the rules discussed below in their particular circumstances and the consequences if (1) the A Notes or B Notes are not treated as traded on an established market and (2) a substantial amount of the A Notes or B Notes, as applicable, is not issued for Claims that are so treated.

(ii)	Issue Price

If either the A Notes or B Notes are traded on an established market or a substantial amount of the A Notes or B Notes is issued for Claims that are traded on an established market, then all payments on the A Notes or B Notes, as applicable, likely will be governed by the provisions of the OID Regulations discussed below.  In general, if the A Notes or B Notes are traded on an established market, the issue price of an A Note or B Note, as applicable, will be its fair market value as of the Effective Date.  If the A Notes or B Notes are not traded on an established market, but a substantial amount of the A Notes or B Notes, as applicable, is issued for Claims that are traded on an established market, then the issue price of the A Notes or B Notes should be determined by allocating the fair market value of such Claims as of the Effective Date among the A Notes or B Notes, as applicable, the Reorganized CFGI Common Stock, and any other property issued in exchange for such Claims, based on the relative fair market values of such Notes, stock, and other property.  In such case, Reorganized CFGI’s determination as to the foregoing allocation will be binding on holders of the A Notes or B Notes, as applicable, unless a holder explicitly discloses in a timely filed U.S. federal income tax return for a taxable year that includes the Effective Date that its allocation is different than Reorganized CFGI’s allocation.

(iii)	Accrual of OID

It appears that the accrual of any amount payable with respect to the Notes generally will be governed by the OID Regulations applicable to “contingent payment debt instruments” (“CPDIs”).  This is due to the fact that the A Notes and B Notes contemplate certain contingent payments, including payments of increased amounts in certain circumstances and certain mandatory prepayments.  The rest of this discussion assumes that the OID Regulations applicable to CPDIs that are traded on an established market or that are exchanged for property that is so traded (“Publicly Traded CPDIs”), discussed below, are applicable to the Notes.

Under the OID Regulations applicable to Publicly Traded CPDIs, a holder will be required to include in gross income as OID that portion of the OID attributable to each day during a taxable year that the holder held the Notes.  The daily portion of OID is determined by allocating to each day of any accrual period within a taxable year a pro rata portion of an amount equal to the product of such Note’s “adjusted issue price” at the beginning of the accrual period and its “comparable yield.”

In general, the comparable yield of the A Notes or B Notes will be equal to the yield, as reasonably determined by Reorganized CFGI, at which Reorganized CFGI would issue a fixed rate debt instrument with terms and conditions similar to those of the A Notes or B Notes (as applicable), including the level of subordination, term, timing of payments, and general market conditions.  The adjusted issue price of the A Notes or B Notes at the beginning of an accrual period will equal their issue price plus the amount of OID previously includible in the gross income of the holder (determined without regard to any adjustments to OID accruals discussed below) and decreased by the amount of any noncontingent payment and the amount shown on the projected payment schedule (described below) of any contingent payment previously made on the Notes.  Special rules apply where a holder’s tax basis in the A Notes and/or B Notes differs from their adjusted issue price, such as where the exchange of an Allowed General Unsecured Claim is a recapitalization and the A Notes and/or B Notes, as applicable, constitute securities for tax purposes (see Section XI.C.1.b above).

Reorganized CFGI generally will be required to construct a schedule of projected payments for the A Notes or B Notes reflecting all expected contingent payments and adjusted to reflect the comparable yield.  Depending on the facts and the interpretation applied to the OID Regulations applicable to Publicly Traded CPDIs, Reorganized CFGI may be required to amend this schedule from time to time to reflect, among other things, payments or nonpayments of certain amounts.  A holder of A Notes or B Notes is generally required to report accrual of OID and adjustments in a manner consistent with Reorganized CFGI’s schedule of projected payments.  A holder that chooses to use an inconsistent schedule of projected payments must expressly disclose such fact to the IRS, together with an explanation of why the holder set its own schedule, on the holder’s U.S. federal income tax return for the taxable year that includes the acquisition of the A Notes or B Notes.  The projected payment schedule and any amendments thereto can be obtained once the Notes are issued by submitting a written request to the Capmark Tax Director at Capmark Financial Group Inc., 116 Welsh Road, Horsham, Pennsylvania, 19044.

If, during any taxable year, a holder receives actual contingent payments with respect to the A Notes or B Notes that are in the aggregate more than the total amount of projected contingent payments for the A Notes or B Notes, respectively, with respect to that taxable year, the holder will incur a net positive adjustment for the taxable year equal to the amount of such excess.  A net positive adjustment will be treated as additional OID in that taxable year.

If, during any taxable year, a holder receives actual contingent payments with respect to the A Notes or B Notes that are in the aggregate less than the contingent amounts reflected in the projected payment schedule for the A Notes or B Notes, respectively, with respect to that taxable year, the holder will incur a net negative adjustment for that taxable year equal to the amount of such deficit.  A net negative adjustment will first reduce the amount of OID required to be accrued in that taxable year, and any excess will be treated as ordinary loss to the extent that the total prior net OID included in income with respect to the applicable Notes (taking into account the adjustments described above) exceeds the total amount of the holder’s net negative adjustments treated as ordinary loss on the applicable Notes in prior taxable years.  Any remaining net negative adjustment generally will be carried forward as a negative adjustment to the next succeeding taxable year.

If, as discussed above, the projected payment schedule is amended, the amendment may result in positive or negative adjustments to holders.

The OID Regulations applicable to Publicly Traded CPDIs are reserved with respect to the treatment of certain timing contingencies, including those related to prepayments.  Accordingly, there is some uncertainty as to the application of the OID Regulations to timing contingencies such as prepayments on the Notes.  Application of the rules in the OID Regulations described above to prepayments on the Notes may lead to distortive noneconomic results with potentially significant adverse tax consequences to holders and/or Reorganized CFGI.  CFGI Holders are strongly urged to consult their tax advisors as to the application and effect of the OID Regulations to the reporting of income with respect to the A Notes and B Notes received by them.

b.	Market Discount, Acquisition Premium, Amortizable Bond Premium and Special Elections to Report Interest

Special rules apply under the Tax Code if a holder has “market discount,” “acquisition premium,” or “amortizable bond premium” with respect to a debt instrument.  These rules generally do not apply to debt instruments that are subject to the OID Regulations governing CPDIs.  Also, in certain circumstances a holder of a debt instrument may elect to include all interest that accrues on a debt instrument in gross income on a constant yield basis, including any stated interest, OID, market discount, and unstated interest, as adjusted by any amortizable bond premium or acquisition premium.  These rules are complex, subject to limitations, and, in certain respects, unclear.  CFGI Holders should consult their tax advisors as to the application and effect of these rules in their particular circumstances to the reporting of income with respect to the A Notes and B Notes received by them.

c.	Sale, Exchange, or Disposition of Notes

On the sale, exchange, or other disposition of A Notes or B Notes to which the CPDI rules apply, a holder of the A Notes or B Notes will generally recognize gain or loss equal to the difference between (i) the amount realized on such disposition reduced by any net negative adjustment carryforwards (as discussed above) and (ii) the holder’s tax basis as of the Effective Date, increased by the OID previously accrued by the holder (determined without regard to any net positive or net negative adjustments to OID inclusions), and decreased by the amount of any noncontingent payments and the amount shown on the projected payment schedule of any contingent payment previously made on the Notes (without regard to the actual amount paid).

In general, any gain recognized by a holder upon the sale, exchange, or other disposition of the A Notes or B Notes will be treated as interest income.  Any loss recognized upon the sale, exchange, or other disposition of the A Notes or B Notes generally will be treated as an ordinary loss to the extent that the net amount of OID the holder previously included in income with respect to the applicable Notes (taking into account the adjustments described above) exceeds the total amount of the holder’s net negative adjustments treated as ordinary loss on the applicable Notes and thereafter as a capital loss.

4.	Information Reporting and Backup Withholding

Payments under the Plan in respect of Allowed General Unsecured Claims, and payments made in respect of the Reorganized CFGI Debt Securities, may be subject to applicable information reporting and backup withholding (at the applicable rate).  Backup withholding of taxes generally will apply to payments in respect of an Allowed General Unsecured Claim under the Plan, and payments made in respect of the Reorganized CFGI Debt Securities, if the holder of the claim or security fails to timely provide a taxpayer identification number or otherwise fails to comply with the applicable requirements of the backup withholding rules.  Backup withholding is not an additional tax but merely an advance payment that may be refunded to the extent it results in an overpayment of tax, provided that the required information is provided to the IRS.

D.	Treatment of the Disputed Claims Reserve

The Disputed Claims Reserve is intended to be treated, for U.S. federal income tax purposes, as a disputed ownership fund within the meaning of Treasury Regulations section 1.468B-9(b)(1).  If so treated, any payment made out of the Disputed Claims Reserve should not be deemed to have been made to any recipient until, and to the extent that, the amount to which the recipient is entitled has been determined and distributed.  At such time, the recipient will take such amount into account for U.S. federal income tax purposes.  Recipients of amounts from the Disputed Claims Reserve should report consistently with the foregoing and should consult their tax advisors concerning the federal, state, local, and other tax consequences of the receipt of amounts from the Disputed Claims Reserve and the consequences of owning and disposing of Reorganized CFGI Debt Securities and Reorganized CFGI Common Stock received from the Disputed Claims Reserve.

The Disputed Claims Reserve generally will treat a distribution of property in respect of Disputed Claims as a sale or exchange of such property for purposes of section 1001(a) of the Tax Code.  Any income realized by the Disputed Claims Reserve (including with respect to any appreciation in the value of Reorganized CFGI Common Stock and Reorganized CFGI Debt Securities while held by the Disputed Claims Reserve) will be reported by the Disbursing Agent as income of and taxable to the Disputed Claims Reserve.

THE FOREGOING SUMMARY IS PROVIDED FOR GENERAL INFORMATIONAL PURPOSES ONLY.  HOLDERS OF CLAIMS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING FEDERAL, STATE, LOCAL, AND NON-U.S. TAX CONSEQUENCES OF THE PLAN TO THEM.

XII.           SECURITIES LAW MATTERS

In connection with the Plan, pursuant to section 1145 of the Bankruptcy Code, and except as provided in subsection (b) thereof, any issuance of the Reorganized CFGI Debt Securities and the shares of Reorganized CFGI Common Stock issued pursuant to the Plan shall be exempt from registration pursuant to section 4 of the Securities Act,21 and all other applicable non-bankruptcy laws or regulations.

A.	Issuance and Resale of New Securities

The issuance of the Reorganized CFGI Debt Securities and Reorganized CFGI Common Stock pursuant to the Plan is being made pursuant to the exemption available under section 1145 of the Bankruptcy Code.  Subsequent transfers of the Reorganized CFGI Debt Securities and Reorganized CFGI Common Stock by holders thereof that are not “underwriters,” as defined in section 2(a)(11) of the Securities Act and in the Bankruptcy Code, will be exempt from federal and state securities registration requirements under various provisions of the Securities Act, the Bankruptcy Code, and state securities laws.

Section 1145(a) of the Bankruptcy Code generally exempts from such registration requirements the issuance of securities if the following conditions are satisfied:

(a)	the securities are issued or sold under a chapter 11 plan by (a) a debtor, (b) one of its affiliates participating in a joint plan with the debtor, or (c) a successor to a debtor under the plan and

(b)	the securities are issued entirely in exchange for a claim against or interest in the debtor or such affiliate, or are issued principally in such exchange and partly for cash or property.

21 The current form of the Securities Act, as amended through P.L. 111-229 and approved August 11, 2010, describes exempted transactions in section 4, but the Bankruptcy Code has not revised its reference to the amended Securities Act, which references section 5 of the Securities Act.

The Proponent Debtors believe that the exchange of Reorganized CFGI Debt Securities and Reorganized CFGI Common Stock for Claims against the Proponent Debtors under the circumstances provided in the Plan will satisfy the requirements of section 1145(a) of the Bankruptcy Code.  In reliance upon these exemptions, the offer and sale of the Reorganized CFGI Debt Securities and Reorganized CFGI Common Stock would not require registration under the Securities Act and should not be so registered.

The Reorganized CFGI Debt Securities and Reorganized CFGI Common Stock to be issued pursuant to the Plan will be deemed to have been issued in a public offering under the Securities Act and, therefore, may be resold by any holder thereof without registration under the Securities Act pursuant to the exemption provided by section 4(1) thereof, unless the holder is an “underwriter” with respect to such securities, as that term is defined in section 1145(b)(1) of the Bankruptcy Code, or a statutory underwriter, as described below.  In addition, such securities generally may be resold by the holders thereof without registration under state securities or “blue sky” laws pursuant to various exemptions provided by the respective laws of the individual states.  However, holders of Reorganized CFGI Debt Securities and Reorganized CFGI Common Stock are advised to consult with their own counsel as to the availability of any such exemption from registration under federal securities laws and any relevant state securities laws in any given instance and as to any applicable requirements or conditions to the availability thereof.  If the Reorganized CFGI Debt Securities and Reorganized CFGI Common Stock are not covered by section 1145 of the Bankruptcy Code, the Reorganized CFGI Debt Securities and Reorganized CFGI Common Stock will be considered “restricted securities” as defined by Rule 144 promulgated under the Securities Act, and may not be resold under the Securities Act and applicable state securities laws, absent an effective registration statement under the Securities Act or pursuant to an applicable exemption from registration, including Rule 144 promulgated under the Securities Act.  Recipients of the Reorganized CFGI Debt Securities and Reorganized CFGI Common Stock are advised to consult with their own legal advisors as to the applicability of section 1145 to the Reorganized CFGI Debt Securities and Reorganized CFGI Common Stock and the availability of any exemption from registration under federal and state law in the event that section 1145 is not applicable to the Reorganized CFGI Debt Securities and Reorganized CFGI Common Stock.

Section 1145(b)(1) of the Bankruptcy Code defines “underwriter” for purposes of the Securities Act as one who (i) purchases a claim or interest with a view to distribution of any security to be received in exchange for the claim or interest, (ii) offers to sell securities issued under a plan for the holders of such securities, (iii) offers to buy securities issued under a plan from persons receiving such securities, if the offer to buy is made with a view to distribution of such securities and under an agreement made in connection with the plan, with the consummation of the plan, or with the offer or sale of securities under the plan, or (iv) is an issuer of the securities within the meaning of section 2(a)(4) of the Securities Act.

The reference contained in section 1145(b)(1)(D) of the Bankruptcy Code to section 2(11) of the Securities Act purports to include as statutory underwriters all persons who, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with, an issuer of securities.  “Control” (as defined in Rule 405 under the Securities Act) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise.  Accordingly, an officer or director of a reorganized debtor or its successor under a plan of reorganization may be deemed to be a “control person” of such debtor or successor, particularly if the management position or directorship is coupled with ownership of a significant percentage of the voting securities of such issuer.  Additionally, the legislative history of section 1145 of the Bankruptcy Code provides that a creditor who receives at least 10% of the voting securities of an issuer under a plan of reorganization will be presumed to be a statutory underwriter within the meaning of section 1145(b)(i) of the Bankruptcy Code.

Resales of the Reorganized CFGI Debt Securities and Reorganized CFGI Common Stock by persons deemed to be statutory underwriters would not be exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable law.  Under certain circumstances, holders of Reorganized CFGI Debt Securities and Reorganized CFGI Common Stock deemed to be “underwriters” may be entitled to resell their securities pursuant to the limited safe harbor resale provisions of Rule 144 of the Securities Act, to the extent available, and in compliance with applicable state and foreign securities laws.  Generally, Rule 144 of the Securities Act provides that persons who are affiliates of an issuer who resell securities will not be deemed to be underwriters if certain conditions are met.  These conditions include the requirement that current public information with respect to the issuer be available, a limitation as to the amount of securities that may be sold in any three-month period, the requirement that the securities be sold in a “brokers transaction” or in a transaction directly with a “market maker” and that notice of the resale be filed with the SEC.  The Proponent Debtors cannot assure, however, that adequate current public information will exist with respect to any issuer of Reorganized CFGI Debt Securities, and Reorganized CFGI Common Stock and therefore, that the safe harbor provisions of Rule 144 of the Securities Act will be available.

IN VIEW OF THE COMPLEX, SUBJECTIVE NATURE OF THE QUESTION OF WHETHER A RECIPIENT OF SECURITIES MAY BE AN UNDERWRITER OR AN AFFILIATE OF THE REORGANIZED DEBTORS, THE PROPONENT DEBTORS MAKE NO REPRESENTATIONS CONCERNING THE RIGHT OF ANY PERSON TO TRADE IN SECURITIES TO BE DISTRIBUTED PURSUANT TO THE PLAN.  ACCORDINGLY, THE PROPONENT DEBTORS RECOMMEND THAT POTENTIAL RECIPIENTS OF SECURITIES CONSULT THEIR OWN COUNSEL CONCERNING WHETHER THEY MAY FREELY TRADE SUCH SECURITIES.

B.	Legends

The CFGI Common Stock and all the CFGI Debt Securities will be evidenced by global certificates.  Each such global certificate will be held through DTC and will bear a legend substantially in the form below:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND MAY NOT BE SOLD, OFFERED FOR SALE, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.

C.	Book-Entry; Delivery and Form

The Reorganized CFGI Common Stock will be deposited with, or on behalf of, DTC or any successor thereto, as depositary, and registered in the name of Cede & Co., its nominee.

Purchases of the Reorganized CFGI Debt Securities and the Reorganized CFGI Common Stock under DTC’s book-entry system must be made by or through direct participants, which will receive a credit for the Reorganized CFGI Debt Securities and the Reorganized CFGI Common Stock on the records of DTC.  The ownership interest of each actual purchaser of the Reorganized CFGI Debt Securities and the Reorganized CFGI Common Stock, referred to as the “beneficial owner,” is in turn to be recorded on the participants’ records.  Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings from the direct participant or indirect participant through which the beneficial owner entered into the transaction.  Transfers of ownership interests in the Reorganized CFGI Debt Securities and the Reorganized CFGI Common Stock will be effected only through entries made on the books of participants acting on behalf of beneficial owners.  Beneficial owners will not receive certificates representing their ownership interests in the Reorganized CFGI Debt Securities and the Reorganized CFGI Common Stock, except in the event that use of the book-entry system for the Reorganized CFGI Debt Securities and the Reorganized CFGI Common Stock is discontinued.  The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form.  Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in the Reorganized CFGI Debt Securities and the Reorganized CFGI Common Stock.

To facilitate subsequent transfers, all Reorganized CFGI Debt Securities and Reorganized CFGI Common Stock deposited by participants with DTC are registered in the name of DTC’s nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC.  The deposit of the Reorganized CFGI Debt Securities and the Reorganized CFGI Common Stock with DTC and their registration in the name of Cede & Co. or such other DTC nominee effect no change in beneficial ownership.  DTC has no knowledge of the actual beneficial owners of the Reorganized CFGI Debt Securities and the Reorganized CFGI Common Stock.  DTC’s records reflect only the identity of the direct participants to whose accounts such Reorganized CFGI Common Stock are credited, which may or may not be the beneficial owners.  The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Redemption notices shall be sent to DTC.

In those cases where a vote is required, neither DTC nor Cede & Co. (nor any other DTC nominee) will itself consent or vote with respect to Reorganized CFGI Debt Securities and Reorganized CFGI Common Stock, unless authorized by a direct participant in accordance with DTC’s procedures.  Under its usual procedures, DTC mails an omnibus proxy to the Reorganized Debtors as soon as possible after the record date.  The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the shares of Reorganized CFGI Debt Securities and Reorganized CFGI Common Stock are credited on the record date (identified in a listing attached to the omnibus proxy).

Payments on the Reorganized CFGI Debt Securities and the Reorganized CFGI Common Stock will be made to Cede & Co. or such other nominee as may be requested by an authorized representative of DTC.  DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from the Reorganized Debtors on the relevant payment date in accordance with their respective holdings shown on DTC’s records.  Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of DTC nor its nominee or the Reorganized Debtors, subject to any statutory or regulatory requirements as may be in effect from time to time.  Payments to Cede & Co. (or such nominee as may be requested by an authorized representative of DTC) are the Reorganized Debtors’ responsibility, disbursement of such payments to direct participants is the responsibility of DTC, and disbursement of such payments to the beneficial owners is the responsibility of direct and indirect participants.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that the Proponent Debtors believe are reliable, but the Proponent Debtors take no responsibility for the accuracy thereof.  The Proponent Debtors have no responsibility for the performance by DTC or its participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

D.	Registration and Listing

Upon emergence, the Reorganized CFGI Debt Securities and Reorganized CFGI Common Stock will not be required to be registered under the Exchange Act, and will not be listed on any securities exchange.  No trading market for the Reorganized CFGI Debt Securities and Reorganized CFGI Common Stock currently exists, and the Proponent Debtors do not expect one to develop.

E.	Investment Company Act of 1940

The Investment Company Act of 1940, or the “Investment Company Act,” contains substantive legal requirements that regulate the manner in which ‘‘investment companies’’ are permitted to conduct their business activities.  The Proponent Debtors have conducted and intend to continue to conduct their business in a manner that does not result in the Proponent Debtors or any of their subsidiaries being characterized as an investment company.  There are a number of possible exemptions from registration under the Investment Company Act that the Proponent Debtors believe apply to them and their subsidiaries and which the Proponent Debtors believe make it possible for them not to be subject to regulation as an investment company.

XIII.          CONCLUSION

The Proponent Debtors, the Committee, and the Ad Hoc Unsecured Lender Group believe the Plan is in the best interests of all creditors and urge the holders of Impaired Claims to vote to accept the Plan and to evidence such acceptance by timely returning their Ballots marked to accept the Plan.

Dated:  July 8, 2011

[SIGNATURE PAGES IMMEDIATELY FOLLOW]

Respectfully submitted,

CAPMARK FINANCIAL GROUP INC.		CAPMARK FINANCE INC.

BY:	/s/ William C. Gallagher	BY:	/s/ William C. Gallagher
	NAME: William C. Gallagher		NAME: William C. Gallagher
	TITLE: President		TITLE: President

CAPMARK CAPITAL INC.		COMMERCIAL EQUITY INVESTMENTS, INC.

BY:	/s/ Thomas L. Fairfield	BY:	/s/ William C. Gallagher
	NAME: Thomas L. Fairfield		NAME: William C. Gallagher
	TITLE: President		TITLE: President

MORTGAGE INVESTMENTS, LLC		NET LEASE ACQUISITION LLC

BY:	/s/ William C. Gallagher	BY:	/s/ William C. Gallagher
	NAME: William C. Gallagher		NAME: William C. Gallagher
	TITLE: President		TITLE: President

SJM CAP, LLC		CAPMARK REO HOLDING LLC

BY:	/s/ Thomas L. Fairfield	BY:	/s/ William C. Gallagher
	NAME: Thomas L. Fairfield		NAME: William C. Gallagher
	TITLE: President		TITLE: President

CAPMARK INVESTMENTS LP		SUMMIT CREST VENTURES, LLC

BY:	/s/ William C. Gallagher	BY:	/s/ Thomas L. Fairfield
	NAME: William C. Gallagher		NAME: Thomas L. Fairfield
	TITLE: President		TITLE: President

CAPMARK AFFORDABLE EQUITY INC.		CAPMARK AFFORDABLE EQUITY HOLDINGS INC.

BY:	/s/ David Sebastian	BY:	/s/ David Sebastian
	NAME: David Sebastian		NAME: David Sebastian
	TITLE: President		TITLE: President

CAPMARK AFFORDABLE PROPERTIES INC.		PROTECH HOLDINGS C, LLC

BY:	/s/ David Sebastian	BY: PROTECH DEVELOPMENT I, LLC, ITS MANAGER
NAME: David Sebastian
	TITLE: President	BY: PROTECH ECONOMICS LLC, ITS MANAGER

BY: CAPMARK AFFORDABLE EQUITY HOLDINGS INC., ITS MANAGER

		BY:	/s/ David Sebastian
NAME: David Sebastian
TITLE: President

LIST OF EXHIBITS

Exhibit A	Joint Plan
Exhibit B	Disclosure Statement Order
Exhibit C	Projected Financial Information
Exhibit D	Recovery Analysis
Exhibit E	Liquidation Analysis
Exhibit F	Capmark Bank Credit Risk Observations (March 31, 2011)
Exhibit G	Plan Support Agreement
Exhibit H	Capmark Non-Bank Selected Portfolio Statistics (March 31, 2011)
Exhibit I	Reorganized CFGI Debt Securities Indenture

EXHIBIT A

Joint Plan

See Exhibit T3E.1

EXHIBIT B

Disclosure Statement Order

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

x
:
In re	:	Chapter 11
:
CAPMARK FINANCIAL GROUP INC., et al.,	:	Case No. 09-13684 (CSS)
:
Debtors.1	:	Jointly Administered
:
	x	Re: Docket Nos. 2789, 2791, 3013 and 3226

ORDER (I) APPROVING NOTICE OF DISCLOSURE STATEMENT
HEARING, (II) APPROVING DISCLOSURE STATEMENT, (III) FIXING
VOTING RECORD DATE, (IV) SCHEDULING PLAN CONFIRMATION
HEARING AND APPROVING FORM AND MANNER OF RELATED NOTICE
AND OBJECTION PROCEDURES, (V) APPOINTING BALLOTING AGENT,
(VI) APPROVING SOLICITATION PACKAGES AND PROCEDURES FOR
DISTRIBUTION THEREOF, (VII) APPROVING FORMS OF BALLOTS
AND VOTING PROCEDURES, (VIII) APPROVING FORM AND MANNER
OF NOTICES TO NON-VOTING PLAN CLASSES, (IX) FIXING VOTING
DEADLINE, AND (X) APPROVING VOTE TABULATION PROCEDURES

1 The following 14 Debtors (with the last four digits of each such Debtor’s federal tax identification number) are proponent Debtors of the joint Plan (the “Proponent Debtors”):  Summit Crest Ventures, LLC (5690); Capmark Financial Group Inc. (2188); Capmark Capital Inc. (6496); Capmark Finance Inc. (3444); Commercial Equity Investments, Inc. (4153); Mortgage Investments, LLC (6319); Net Lease Acquisition LLC (9658); SJM Cap, LLC (0862); Capmark Affordable Equity Holdings Inc. (2379); Capmark REO Holding LLC (3951); Capmark Affordable Properties Inc. (3435); Capmark Affordable Equity Inc. (2381); Capmark Investments LP (7999); and Protech Holdings C, LLC (7929).  CFGI’s corporate headquarters is located at 116 Welsh Road, Horsham, Pennsylvania 19044.  The addresses for all of the Debtors are available at the following World Wide Web address:  http://chapter11.epiqsystems.com/capmark.

The following 32 Debtors (with the last four digits of each such Debtor’s federal tax identification number) are not proponent Debtors of the joint Plan (the “Non-Proponent Debtors”) and filed a motion on May 17, 2011, to dismiss their chapter 11 cases:  Broadway Street Georgia I, LLC (9740); Broadway Street XVI, L.P. (7725); Broadway Street XVIII, L.P. (9799); Paramount Managing Member IX, LLC (5452); Paramount Managing Member XI, LLC (5455); Paramount Managing Member XV, LLC (4192); Paramount Managing Member AMBAC II, LLC (3934); Paramount Managing Member AMBAC III, LLC (3999); Paramount Managing Member AMBAC IV, LLC (0117); Paramount Managing Member AMBAC V, LLC (3366); Paramount Managing Member LLC (0184); Paramount Managing Member II, LLC (7457); Paramount Managing Member III, LLC (0196); Paramount Managing Member IV, LLC (0199); Paramount Managing Member V, LLC (0201); Paramount Managing Member VI, LLC (5857); Paramount Managing Member VII, LLC (5855); Paramount Managing Member VIII, LLC (5854); Paramount Managing Member XII, LLC (5457); Paramount Managing Member XVIII, LLC (3087); Paramount Managing Member XIV, LLC (4194); Paramount Managing Member XVI, LLC (4186); Paramount Northeastern Managing Member, LLC (3086); Paramount Managing Member XXIII, LLC (4754); Paramount Managing Member XXIV, LLC (3615); Paramount Managing Member 30, LLC (6824); Paramount Managing Member 31, LLC (6826); Paramount Managing Member 33, LLC (6831); Broadway Street California, L.P. (7722); Broadway Street 2001, L.P. (0187); Broadway Street XV, L.P. (7730); and Capmark Managing Member 4.5 LLC (8979).  On July 5, 2011, the Court issued an Order dismissing the chapter 11 cases of Broadway Street Georgia I, LLC, Broadway Street XVI, L.P., Broadway Street XVIII, L.P., Paramount Managing Member IX, LLC, Paramount Managing Member XI, LLC, and Paramount Managing Member XV, LLC, and adjourned consideration of the motion to dismiss the chapter 11 cases of the remaining Non-Proponent Debtors.

Upon the motion (the “Motion”),2 dated as of April 15, 2011, of the Proponent Debtors, pursuant to sections 105, 502, 1125, 1126, and 1128 of title 11 of the United States Code (the “Bankruptcy Code”), Rules 2002, 3016, 3017, 3018, 3020, 9013, 9014, and 9021of the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”), and Rules 2002-1, 3017-1 and 9013-1 of the Local Rules of Bankruptcy Practice and Procedure of the United States Bankruptcy Court for the District of Delaware (the “Local Rules”), requesting an order (i) approving the Disclosure Statement Hearing Notice, (ii) approving the proposed Disclosure Statement, (iii) fixing a voting record date for voting on the Plan, (iv) scheduling a hearing to consider confirmation of the Plan and approving the form and manner of the attendant notice and objection procedures for such hearing; (v) appointing a solicitation and tabulation agent, (vi) approving the proposed contents of the Solicitation Package and procedures for distribution thereof; (vii) approving the forms of ballots and establishing solicitation, voting, and balloting procedures; (viii) approving the form and manner of notice to nonvoting classes, (ix) fixing a voting deadline, and (x) approving procedures for tabulating claim holder votes, all as more fully described in the Motion; and the Court having jurisdiction to consider the Motion and the relief requested therein pursuant to 28 U.S.C. § 1334; and consideration of the Motion and the relief requested therein being a core proceeding pursuant to 28 U.S.C. § 157(b); and venue being proper before this Court pursuant to 28 U.S.C. §§ 1408 and 1409; and due and proper notice of the Motion having been provided by the Notice of Hearing to Consider Approval of Disclosure Statement for Joint Plan of Capmark Financial Group Inc. and Certain Affiliated Proponent Debtors under Chapter 11 of the Bankruptcy Code (the “Disclosure Statement Hearing Notice”) [Docket No. 2790], filed and served on April 15, 2011 and attached hereto as Schedule 1, and the Notice of Rescheduled Omnibus and Disclosure Statement Hearing Date and Time, filed on May 26, 2011 [Docket No. 3008] (the “Rescheduling Notice”), and it appearing that no other or further notice need be provided; and the Court having determined the relief sought in the Motion is in the best interests of the Proponent Debtors, their claim holders, and all parties in interest; and the Court having determined the legal and factual bases set forth in the Motion establish just cause for the relief granted herein, it is hereby found and determined that:3

2 Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Motion.

3 The findings and conclusions set forth herein constitute the Court’s findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052, made applicable to this proceeding pursuant to Bankruptcy Rule 9014.

2

A.           The Proponent Debtors have the full organizational authority to propose and prosecute the Second Amended Disclosure Statement for Joint Plan of Capmark Financial Group Inc. and Certain Affiliated Proponent Debtors Under Chapter 11 of the Bankruptcy Code, dated July 8, 2011 (as the same may be amended or modified, the “Disclosure Statement”), together with the Second Amended Joint Plan of Capmark Financial Group Inc. and Certain Affiliated Proponent Debtors Under Chapter 11 of the Bankruptcy Code, dated July 8, 2011 (as the same may be amended or modified, the “Plan”).

B.           The Disclosure Statement contains adequate information within the meaning of section 1125 of the Bankruptcy Code.

C.           The forms of ballots with respect to the Plan, substantially in the forms attached hereto as Schedules 4A-4E (each, a “Ballot”), are sufficiently consistent with Official Form No. 14 and adequately address the particular needs of these chapter 11 cases and are appropriate for the relevant Classes of claims entitled under the Plan to vote to accept or reject the Plan.

3

D.           Ballots need not be provided to the holders of claims and interests in CFGI Class 1, CFGI Class 2, CFGI Class 4, GD Class 1, GD Class 2, GD Class 4, GD Class 6, AD Class 1, AD Class 2, AD Class 4, AD Class 6, Protech C Class 1, and Protech C Class 2 because the holders of these claims and interests are not impaired under the Plan and are conclusively presumed to accept the Plan.

E.           Ballots also need not be provided to the holders of claims and interests in CFGI Class 5B, CFGI Class 6, GD Class 5B, and AD Class 5B, because the holders of these claims and interests will not receive or retain any property under the Plan on account of such claims and interests and, therefore, are deemed to reject the Plan.

F.           The period set forth below, during which the Proponent Debtors may solicit acceptances to the Plan, is a reasonable period of time for holders of claims entitled to vote on the Plan to make an informed decision with respect to whether to accept or reject the Plan.

G.           The procedures set forth below regarding notice to all parties in interest of the time, date, and place of the hearing to consider confirmation of the Plan (the “Confirmation Hearing”) and the distribution and contents of the solicitation packages (the “Solicitation Packages”) comply with Bankruptcy Rules 2002 and 3017 and constitute sufficient notice to all interested parties.

NOW, THEREFORE, IT IS HEREBY

ORDERED that the Motion is granted as may be modified herein; and it is further

ORDERED that the Disclosure Statement is approved; and it is further

ORDERED that, except as otherwise noted on the record of the Hearing, all objections to the Disclosure Statement have been withdrawn or are overruled; and it is further

4

ORDERED that the forms of Ballots are approved; and it is further

ORDERED that the Disclosure Statement Hearing Notice, attached hereto as Schedule 1, as described in the Motion and as modified by the Rescheduling Notice, was proper, adequate, and sufficient notice of the time set for filing objections to, and the hearing to consider approval of, the Disclosure Statement and of all proceedings in connection therewith; and it is further

ORDERED that the Proponent Debtors’ publication of the Disclosure Statement Hearing Notice, on May 3, 2011, in each of The New York Times, The Wall Street Journal (National Edition), the National Post (Canada), and The Philadelphia Inquirer, is hereby approved and was proper, adequate, and sufficient; and it is further

ORDERED that the record date for purposes of determining claim holders entitled to vote on the Plan (the “Voting Record Date”) or, in the case of non-voting classes, to receive (i) the Notice of Non-Voting Status – Unimpaired Classes or (ii) the Notice of Non-Voting Status – Impaired Classes (items (i) and (ii) together, the “Notices of Non-Voting Status”), as applicable, shall be July 5, 2011; and it is further

ORDERED that with respect to any transferred claim, the transferee will be entitled to receive a Solicitation Package and vote to accept or reject the Plan on account of the transferred claim only if:  (a) all actions necessary to effect the transfer of the claim pursuant to Bankruptcy Rule 3001(e) have been completed by the Voting Record Date or (b) the transferee files, no later than the Voting Record Date, (i) the documentation required by Bankruptcy Rule 3001(e) to evidence the transfer, and (ii) a sworn statement of the transferor supporting the validity of the transfer.  In the event a claim is transferred after the transferor has completed a Ballot, the transferee of such claim shall be bound by any vote (and the consequences thereof) made on the Ballot by the holder as of the Voting Record Date of such transferred claim; and it is further

5

ORDERED that Epiq Bankruptcy Solutions, LLC, is hereby appointed voting and solicitation agent (the “Balloting Agent”); and it is further

ORDERED that the Proponent Debtors shall complete the mailing of the Solicitation Package to all known holders (as of the Voting Record Date) of claims in CFGI Class 3A, CFGI Class 3B, CFGI Class 3C, CFGI Class 5A, GD Class 3, GD Class 5A, AD Class 3, and AD Class 5A (collectively, the “Voting Classes”) by no later than the date that is five business days following entry of this Disclosure Statement Order (the “Solicitation Mailing Date”).  Solicitation Packages mailed to claim holders holding claims in the Voting Classes will contain (i) this Disclosure Statement Order (without the exhibits thereto), (ii) the Confirmation Hearing Notice, (iii) a CD containing the Disclosure Statement (together with all exhibits thereto), (iv) the appropriate form of Ballot, with instructions for completing the Ballot, and a pre-addressed, pre-paid return envelope, (v) a Brokerage Account Information Form and (vi) a W-9 form or W-8 BEN form, as appropriate, for purposes of collecting certain tax related information relating to distributions under the Plan; and it is further

ORDERED that the Confirmation Hearing will be held before the Honorable Christopher S. Sontchi at the United States Bankruptcy Court for the District of Delaware, 824 North Market Street, 5th Floor, Courtroom 6, Wilmington, Delaware 19801 on August 19, 2011 at 12:00 p.m. (noon) (Eastern Daylight Time); provided, however, that the Confirmation Hearing may be continued from time to time by the Court or the Proponent Debtors, without further notice or through adjournments announced in open court or as indicated in any notice of agenda of matters scheduled for hearing filed with the Court; and it is further

6

ORDERED that the Confirmation Hearing Notice setting forth the time, date, and place of the Confirmation Hearing, substantially in the form attached hereto as Schedule 3, is approved and deemed adequate and sufficient notice of the Confirmation Hearing in accordance with Bankruptcy Rules 2002 and 3017; without limitation thereof, the Confirmation Hearing Notice satisfies the requirements of Bankruptcy Rule 2002(c)(3); and it is further

ORDERED that the Proponent Debtors shall publish the Confirmation Hearing Notice, on one occasion, in each of The New York Times, The Wall Street Journal (National Edition), the National Post (Canada), and The Philadelphia Inquirer, on a date not less than 28 or more than 35 calendar days prior to the Confirmation Hearing date, which notice is hereby approved and deemed adequate and sufficient notice of the Confirmation Hearing in accordance with Bankruptcy Rule 2002(l); and it is further

ORDERED that any objections to confirmation of the Plan must (i) be in writing, (ii) state the name, address, and nature of the claim or interest of the objecting or responding party, (iii) state with particularity the basis and nature of any objection and include, where appropriate, proposed language to be inserted in the Plan to resolve any such objection or response, and (iv) be filed, together with proof of service, with the Court and served so as to be actually received by the following parties no later than 4:00 p.m. (Eastern Daylight Time) on August 9, 2011 (the “Confirmation Objection Deadline”):  (a) counsel to the Debtors, Dewey & LeBoeuf LLP, 1301 Avenue of the Americas, New York, New York 10019 (Attn:  Michael P. Kessler, Esq., and Judy G.Z. Liu, Esq.), and Richards, Layton & Finger, P.A., One Rodney Square, 920 N. King Street, Wilmington, Delaware 19801 (Attn:  Mark D. Collins, Esq., and Jason M. Madron, Esq.), (b) the U.S. Trustee, 844 King Street, Suite 2207, Lockbox 35, Wilmington, Delaware 19801 (Attn:  Richard L. Schepacarter, Esq.), and (c) counsel to the Committee, Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, New York 10036 (Attn:  Thomas Moers Mayer, Esq., and Joshua Brody, Esq.); and it is further

7

ORDERED that objections to confirmation of the Plan that are not timely filed, served, and actually received in the manner set forth above shall not be considered and shall be deemed overruled; and it is further

ORDERED that counsel to the Debtors and the Committee are authorized to file replies or responses to any such objections no later than 4:00 p.m. (Eastern Daylight Time) on August 16, 2011; and it is further

ORDERED that the Proponent Debtors shall not be required to send Solicitation Packages to (i) any holder of a claim that is not impaired under the Plan, (ii) any holder of a claim or equity interest in a Class deemed to reject the Plan, (iii) any holder of a claim, whether in the form of a filed proof of claim, or an amount listed on the schedules of assets and liabilities and statements of financial affairs filed by the Proponent Debtors pursuant to section 521 of the Bankruptcy Code, Bankruptcy Rule 1007, and Official Forms of the Bankruptcy Rules (as amended or modified, the “Schedules”) in an amount of $0, and (iv) any holder of a claim that has already been paid in full; provided, however, that if, and to the extent that, any such claim holder would be entitled to receive a Solicitation Package for any reason other than by virtue of the fact that its claim had been paid in full by the Proponent Debtors, then such claim holder shall be sent a Solicitation Package in accordance with the procedures set forth herein; and it is further

8

ORDERED that, with respect to addresses from which Disclosure Statement Notices were returned as undeliverable by the United States Postal Service, the Proponent Debtors are excused from mailing Solicitation Packages or any other materials related to voting on or confirmation of the Plan to entities listed at such addresses unless and until the Proponent Debtors are provided with accurate addresses for such entities before the Solicitation Mailing Date, and failure to mail Solicitation Packages or any other materials related to voting on or confirmation of the Plan to such entities shall not constitute inadequate notice of the Confirmation Hearing or the Voting Deadline (as defined below), nor constitute a violation of Bankruptcy Rule 3017(d); and it is further

ORDERED that on or before the Solicitation Mailing Date (i.e., on or before July 12, 2011), the Debtors shall complete service of (i) the Confirmation Hearing Notice, (ii) the Notice of Non-Voting Status – Unimpaired Classes, substantially in the form attached hereto as Schedule 5, which form is hereby approved, to holders of claims and equity interests in CFGI Class 1, CFGI Class 2, CFGI Class 4, GD Class 1, GD Class 2, GD Class 4, GD Class 6, AD Class 1, AD Class 2, AD Class 4, AD Class 6, Protech C Class 1, and Protech C Class 2, which classes are unimpaired under the Plan and therefore are presumed to accept the Plan, and thus are not entitled to vote to accept or reject the Plan, and (iii) the Notice of Non-Voting Status –Impaired Classes, substantially in the form attached hereto as Schedule 6, which form is hereby approved, to holders of claims and equity interests in CFGI Class 5B, CFGI Class 6, GD Class 5B, and AD Class 5B, which classes are deemed to reject the Plan, and thus are not entitled to vote to accept or reject the Plan; and it is further

ORDERED that the Notices of Non-Voting Status are hereby deemed to satisfy the requirements of the Bankruptcy Code and the Bankruptcy Rules and the Proponent Debtors shall not be required to distribute copies of the Plan, Disclosure Statement, and/or Disclosure Statement Order to any holder of a claim or equity interest in the Non-Voting Unimpaired Classes or the Non-Voting Impaired Classes, except as to parties who request, in writing, copies of such documents; and it is further

9

ORDERED that each Ballot must be executed, completed, and delivered to the Balloting Agent (i) by U.S. first-class mail, in the return envelope provided with each Ballot, (ii) by overnight courier, or (iii) by hand delivery, so that executed and completed Ballots are received by Epiq Bankruptcy Solutions, LLC, the Balloting Agent, by no later than 4:00 p.m. (Eastern Daylight Time) on August 9, 2011 (the “Voting Deadline”); and it is further

ORDERED that, solely for purposes of voting to accept or reject the Plan and not for the purpose of the allowance of, or distribution on account of, a claim, and without prejudice to the rights of the Proponent Debtors in any other context, each claim within a Class of claims entitled to vote is temporarily allowed in an amount equal to the amount of such claim as set forth in the Schedules; provided:

a.	If a claim is deemed allowed under the Plan, such claim is allowed for voting purposes in the deemed allowed amount set forth in the Plan;

b.
If a claim for which a proof of claim has been timely filed is wholly contingent, unliquidated or disputed, undetermined or unknown in amount, such claim shall be temporarily allowed for voting purposes only, and not for purposes of allowance or distribution, at $1.00, and the Ballot mailed to the holder of such claim shall be marked as voting at $1.00; unless such claim is disputed as set forth in subparagraph h, below;

c.
If a proof of claim was timely filed in an amount that is liquidated, non-contingent, and undisputed, such claim is temporarily allowed in the amount set forth on the proof of claim, unless such claim is disputed as set forth in subparagraph h, below;

d.
If a claim is listed in the Proponent Debtors’ Schedules or on a timely filed proof of claim as contingent, unliquidated, or disputed in part, such claim is temporarily allowed in the amount that is liquidated, non-contingent, and undisputed for voting purposes only, and not for purposes of allowance or distribution;

10

e.
If a claim has been estimated or otherwise allowed for voting purposes by order of the Court, such claim is temporarily allowed in the amount so estimated or allowed by the Court for voting purposes only, and not for purposes of allowance or distribution;

f.
If a claim is listed in the Proponent Debtors’ Schedules as contingent, unliquidated, or disputed and a proof of claim was not (i) filed by the applicable bar date for the filing of proofs of claim established by the Court, or (ii) deemed timely filed by an order of the Court prior to the Voting Deadline, the Proponent Debtors propose such claim be disallowed for voting purposes and for purposes of allowance and distribution pursuant to Bankruptcy Rule 3003(c);

g.	Proofs of claim filed for $0.00 are not entitled to vote;

h.
If the Proponent Debtors have served an objection or request for estimation as to a claim at least ten days before the Voting Deadline, such claim is temporarily disallowed for voting purposes only and not for purposes of allowance or distribution, except to the extent and in the manner as may be set forth in such objection, or as ordered by the Court before the Voting Deadline;

i.
For purposes of the numerosity requirement of section 1126(c) of the Bankruptcy Code separate claims held by a single claim holder in a particular Class shall be aggregated as if such claim holder held one claim against the Debtor in such Class, and the votes related to such claims shall be treated as a single vote to accept or reject the Plan;

j.
Notwithstanding anything to the contrary contained herein, any party who has filed or purchased duplicate claims within the same Voting Class shall be provided with only one Solicitation Package and one ballot for voting a single claim in such class, regardless of whether the Debtors have objected to such duplicate claims;

k.
If a proof of claim has been amended by a later filed proof of claim, the later filed amending claim will be entitled to vote in accordance with the procedures herein, and the earlier filed amended claim will not be entitled to vote, regardless of whether the Debtors have objected to such amended claim;

l.	Notwithstanding anything contained herein to the contrary, the Balloting Agent, in its discretion, may contact voters to cure any defects in the Ballots and is authorized to so cure any defects; and

m.
There shall be a rebuttable presumption that any claim holder who submits a properly completed, superseding Ballot, or withdrawal of Ballot, on or before the Voting Deadline has sufficient cause, within the meaning of Bankruptcy Rule 3018(a), to change or withdraw such claim holder’s acceptance or rejection of the Plan; and it is further

11

ORDERED that, if any claim holder seeks to challenge the allowance or disallowance of its claim for voting purposes in accordance with the above procedures, such claim holder is required to serve on counsel for the Debtors and the Committee, and file with the Court (with a copy to Chambers) a motion for an order pursuant to Bankruptcy Rule 3018(a) temporarily allowing such claim in a different amount for purposes of voting to accept or reject the Plan, on or before the tenth day after the later of (i) service of the Confirmation Hearing Notice, and (ii) service of notice of an objection or request for estimation, if any, as to such claim; and it is further

ORDERED that, as to any holder of a claim filing a motion pursuant to Bankruptcy Rule 3018(a), such claim holder’s Ballot should not be counted unless temporarily allowed by an order entered by the Court prior to the Voting Deadline; and it is further

ORDERED that each holder of a claim that votes to accept or reject the Plan is deemed to have voted the full amount of its claim therefore; and it is further

ORDERED that whenever a holder of a claim casts more than one Ballot voting the same claim(s) before the Voting Deadline, the last Ballot received before the Voting Deadline is hereby deemed to reflect such claim holder’s intent and, thus, to supersede any prior Ballot(s); and it is further

ORDERED that any entity that holds a claim in more than one Class that is entitled to vote must use separate Ballots for each such claim; and it further

ORDERED that claim holders must vote all of their claims within a particular Class under the Plan, whether or not such claims are asserted against the same or multiple Proponent Debtors, either to accept or reject the Plan and may not split their vote(s), and thus a Ballot that partially rejects and partially accepts the Plan shall not be counted; and it is further

12

ORDERED that the following types of Ballots shall not be counted in determining whether the Plan has been accepted or rejected:  (i) any Ballot received after the Voting Deadline unless the Proponent Debtors, on notice to the Committee, shall have granted an extension with respect to such Ballot, (ii) any Ballot that is illegible or contains insufficient information to permit the identification of the claim holder, (iii) any Ballot cast by a person or entity that does not hold a claim in a Class entitled to vote to accept or reject the Plan, (iv) any Ballot for a claim identified in the Proponent Debtors’ Schedules as unliquidated, contingent, or disputed for which no proof of claim was timely filed, (v) any unsigned Ballot, (vi) any Ballot transmitted to the Balloting Agent by facsimile or other means not specifically approved herein, (vii) any Ballot that is properly completed, executed, and timely returned to the Balloting Agent, but does not indicate either an acceptance or rejection of the Plan, (viii) any Ballot that is properly completed, executed, and timely returned to the Balloting Agent, but indicates both an acceptance and rejection of the Plan, and (ix) any Ballot without an original signature; and it is further

ORDERED that the Proponent Debtors, subject to any contrary order of the Court and except as otherwise set forth herein, may waive any defects or irregularities as to any particular Ballot at any time, either before or after the Voting Deadline, and any such waivers shall be documented in the vote tabulation certification prepared by the Balloting Agent; and it is further

ORDERED that the Proponent Debtors are authorized, in accordance with the modification provisions of the Plan, to make non-substantive changes to the Disclosure Statement, the Plan, and related documents without further order of the Court, including, without limitation, changes to correct typographical and grammatical errors and to make conforming changes among the Disclosure Statement, the Plan, and any other materials in the Solicitation Package prior to their mailing; and it is further

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ORDERED that all notices to be provided pursuant to the procedures set forth herein are deemed good and sufficient notice to all parties in interest of all matters pertinent hereto and of all matters pertinent to the Confirmation Hearing and no other or further notice need be provided; and it is further

ORDERED that this Court shall retain jurisdiction with respect to all matters arising from or relating to the interpretation or implementation of this Order.

Dated:	July 8, 2011
Wilmington, Delaware

/s/ Christopher S. Sontchi
THE HONORABLE CHRISTOPHER S. SONTCHI
UNITED STATES BANKRUPTCY JUDGE

14

Schedule 1

Disclosure Statement Notice

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

x
:
In re	:	Chapter 11
:
CAPMARK FINANCIAL GROUP INC., et al.,	:	Case No. 09-13684 (CSS)
:
Debtors.1	:	Jointly Administered
:
x

NOTICE OF HEARING TO CONSIDER APPROVAL
OF DISCLOSURE STATEMENT FOR JOINT PLAN OF CAPMARK
FINANCIAL GROUP INC. AND CERTAIN AFFILIATED PROPONENT
DEBTORS UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

PLEASE TAKE NOTICE OF THE FOLLOWING:

1.           On April 15, 2011, the Proponent Debtors filed (a) the Joint Plan of Capmark Financial Group Inc and Certain Affiliated Proponent Debtors Under Chapter 11 of the Bankruptcy Code, dated April 15, 2011 (as the same may be amended or modified, the

1 The following 14 Debtors (with the last four digits of each such Debtor’s federal tax identification number) are proponent Debtors of the joint Plan (the “Proponent Debtors”): Summit Crest Ventures, LLC (5690); Capmark Financial Group Inc. (2188); Capmark Capital Inc. (6496); Capmark Finance Inc. (3444); Commercial Equity Investments, Inc (4153); Mortgage Investments, LLC (6319); Net Lease Acquisition LLC (9658); SJM Cap, LLC (0862); Capmark Affordable Equity Holdings Inc. (2379); Capmark REO Holding LLC (3951); Capmark Affordable Properties Inc. (3435); Capmark Affordable Equity Inc. (2381); Capmark Investments LP (7999); and Protech Holdings C, LLC (7929). CFGI’s corporate headquarters is located at 116 Welsh Road, Horsham, Pennsylvania 19044. The addresses for all of the Debtors are available at the following World Wide Web address: http: //chapter11.epiqsystems.com/capmark.

The following 32 Debtors (with the last four digits of each such Debtor’s federal tax identification number) intend to file a motion to dismiss their chapter 11 cases: Broadway Street Georgia I, LLC (9740); Broadway Street XVI, LP (7725); Broadway Street XVIII, LP. (9799); Paramount Managing Member IX, LLC (5452); Paramount Managing Member XI, LLC (5455); Paramount Managing Member XV, LLC (4192); Paramount Managing Member AMBAC II, LLC (3934); Paramount Managing Member AMBAC III, LLC (3999); Paramount Managing Member AMBAC IV, LLC (0117); Paramount Managing Member AMBAC V, LLC (3366); Paramount Managing Member LLC (0184); Paramount Managing Member II, LLC (7457); Paramount Managing Member III, LLC (0196); Paramount Managing Member IV, LLC (0199); Paramount Managing Member V, LLC (0201); Paramount Managing Member VI, LLC (5857); Paramount Managing Member VII, LLC (5855); Paramount Managing Member VIII, LLC (5854); Paramount Managing Member XII, LLC (5457); Paramount Managing Member XVIII, LLC (3087); Paramount Managing Member XIV, LLC (4194); Paramount Managing Member XVI, LLC (4186); Paramount Northeastern Managing Member, LLC (3086); Paramount Managing Member XXIII, LLC (4754); Paramount Managing Member XXIV, LLC (3615); Paramount Managing Member 30, LLC (6824); Paramount Managing Member 31, LLC (6826); Paramount Managing Member 33, LLC (6831); Broadway Street California, L.P. (7722); Broadway Street 2001, L.P. (0187); Broadway Street XV, L.P. (7730); and Capmark Managing Member 4.5 LLC (8979).

“Plan”), and (b) the Proposed Disclosure Statement for Joint Plan of Capmark Financial Group Inc. and Certain Affiliated Proponent Debtors Under Chapter 11 of the Bankruptcy Code, dated April 15, 2011 (as the same may be amended or modified, the “Disclosure Statement”), pursuant to section 1125 of title 11 of the United States Code (the “Bankruptcy Code”). All capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Plan.

2.           A hearing to consider entry of an order, among other things, finding that the Disclosure Statement contains “adequate information” within the meaning of section 1125 of the Bankruptcy Code, approving the Disclosure Statement, and establishing procedures for the solicitation and tabulation of votes to accept or reject the Plan will be held before The Honorable Christopher S. Sontchi, United States Bankruptcy Judge, at the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), 824 North Market Street, 5th Floor, Courtroom 6, Wilmington, Delaware 19801 on June 7, 2011 at 3:00 p.m. (Eastern Daylight Time).

3.           Copies of the Disclosure Statement and the Plan are available for review on the website of the Proponent Debtors’ solicitation and tabulation agent, Epiq Bankruptcy Solutions, LLC (“Epiq”), at http://chapter11.epiqsystems.com/capmark, In addition, copies of the Disclosure Statement and Plan are available upon request by contacting Epiq at: (i) Capmark Ballot Processing, c/o Epiq Bankruptcy Solutions, LLC, FDR Station, P.O. Box 5014, New York, New York 10150-5014 (if by U.S. first-class mail), (ii) Capmark Ballot Processing, c/o Epiq Bankruptcy Solutions, LLC, 757 Third Avenue, 3rd Floor, New York, New York 10017 (if by hand delivery or overnight mail), or (iii) telephone number (646) 282-2400. The Disclosure Statement and Plan are on file with the Clerk of the Bankruptcy Court and may be examined at the Office of the Clerk at the Bankruptcy Court, 824 North Market Street, 3rd Floor, Wilmington, Delaware 19801, during regular business hours,

4.           Responses and objections to the approval of the Disclosure Statement or any other relief sought by the Proponent Debtors in connection with the approval of the Disclosure Statement must (i) be in writing, (ii) state the name, address, and nature of the claim or interest of the objecting or responding party, (iii) state with particularity the basis and nature of any objection or response and include, where appropriate, proposed language to be inserted in the Disclosure Statement to resolve any such objection or response, and (iv) be filed, together with proof of service, with the Bankruptcy Court and served upon the following parties such that the following parties actually receive any such objections and responses (and the Court receives proof of service) on or before 4:00 p.m. (Eastern Daylight Time) on May 24,2011:

a.
Counsel to the Debtors, Dewey & LeBoeuf LLP, 1301 Avenue of the Americas, New York, New York 10019 (Attn: Michael P. Kessler, Esq. and Judy G.Z. Liu, Esq.), and Richards, Layton & Finger P.A., One Rodney Square, 920 N. King Street, Wilmington, Delaware 19801 (Attn: Mark D. Collins, Esq. and Jason M. Madron, Esq.);

b.
Counsel to the statutory committee of unsecured creditors, Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, New York 10036 (Attn: Thomas Moers Mayer, Esq. and Joshua Brody, Esq.); and

2

c.	The Office of the United States Trustee for the District of Delaware, 844 King Street, Suite 2207, Lockbox 35, Wilmington, Delaware 19801 (Attn: Richard L. Schepacarter, Esq.).

5.           IF ANY OBJECTION TO THE DISCLOSURE STATEMENT IS NOT FILED AND SERVED AS PRESCRIBED HEREIN, THE OBJECTING PARTY MAY BE BARRED FROM OBJECTING TO THE ADEQUACY OF THE DISCLOSURE STATEMENT AND MAY NOT BE HEARD AT THE HEARING.

6.           Following approval of the Disclosure Statement by the Bankruptcy Court, holders of claims against, or interests in, the Proponent Debtors will receive a copy of the Disclosure Statement, the Plan, and related documents, unless otherwise ordered by the Bankruptcy Court.

7.           THIS NOTICE IS NOT A SOLICITATION OF VOTES TO ACCEPT OR REJECT THE PLAN. VOTES ON THE PLAN MAY NOT BE SOLICITED UNLESS AND UNTIL THE PROPOSED DISCLOSURE STATEMENT IS APPROVED BY AN ORDER OF THE COURT.

8.           The Disclosure Statement Hearing may be continued from time to time without further notice other than the announcement of the adjourned date(s) at the Disclosure Statement Hearing or any continued hearing.

Dated: April 15, 2011

Wilmington, Delaware	/s/ Mark D. Collins
Mark D. Collins (No. 2981)
Jason M. Madron (No. 4431)
RICHARDS, LAYTON & FINGER, P.A.
One Rodney Square
920 North King Street
Wilmington, Delaware 19801
Telephone: (302) 651-7700

-and-

Martin J. Bienenstock
Michael P. Kessler
Judy G.Z. Liu
DEWEY & LEBOEUF LLP
1301 Avenue of the Americas
New York, New York 10019
Telephone: (212) 259-8000

Attorneys for the Debtors and Debtors in Possession

3

Schedule 2

Disclosure Statement1

1 In the interest of economy, a hard copy of the Disclosure Statement will not be included as a schedule to the proposed Disclosure Statement Order.  A copy of the Disclosure Statement was separately filed and is available on the Bankruptcy Court’s docket, as well as on the website of the Debtors’ Claims and Noticing Agent, Epiq Bankruptcy Solutions, LLC, at http://chapter11.epiqsystems.com/capmark.  A CD containing the Disclosure Statement and all Exhibits thereto will be included in the Solicitation Packages.  Hard copies of the Disclosure Statement are available on request by contacting the Balloting Agent by telephone at (646) 282-2400 or by email at tabulation@epiqsystems.com.  Please do not direct any inquiries to the Bankruptcy Court.

Schedule 3

Confirmation Hearing Notice

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

x
:
In re	:	Chapter 11
:
CAPMARK FINANCIAL GROUP INC., et al.,	:	Case No. 09-13684 (CSS)
:
Debtors.1	:	Jointly Administered
:
x

NOTICE OF (I) APPROVAL OF DISCLOSURE STATEMENT; (II) ESTABLISHMENT
OF RECORD DATES; (III) HEARING ON CONFIRMATION OF THE PLAN AND
PROCEDURES FOR OBJECTING TO CONFIRMATION OF THE PLAN, AND
 (IV) PROCEDURES AND DEADLINE FOR VOTING ON THE PLAN

PLEASE TAKE NOTICE OF THE FOLLOWING:

1 The following 14 Debtors (with the last four digits of each such Debtor’s federal tax identification number) are proponent Debtors of the joint Plan (the “Proponent Debtors”):  Summit Crest Ventures, LLC (5690); Capmark Financial Group Inc. (2188); Capmark Capital Inc. (6496); Capmark Finance Inc. (3444); Commercial Equity Investments, Inc. (4153); Mortgage Investments, LLC (6319); Net Lease Acquisition LLC (9658); SJM Cap, LLC (0862); Capmark Affordable Equity Holdings Inc. (2379); Capmark REO Holding LLC (3951); Capmark Affordable Properties Inc. (3435); Capmark Affordable Equity Inc. (2381); Capmark Investments LP (7999); and Protech Holdings C, LLC (7929).  CFGI’s corporate headquarters is located at 116 Welsh Road, Horsham, Pennsylvania 19044.  The addresses for all of the Debtors are available at the following World Wide Web address:  http://chapter11.epiqsystems.com/capmark.

The following 32 Debtors (with the last four digits of each such Debtor’s federal tax identification number) are not proponent Debtors of the joint Plan (the “Non-Proponent Debtors”) and filed a motion on May 17, 2011, to dismiss their chapter 11 cases:  Broadway Street Georgia I, LLC (9740); Broadway Street XVI, L.P. (7725); Broadway Street XVIII, L.P. (9799); Paramount Managing Member IX, LLC (5452); Paramount Managing Member XI, LLC (5455); Paramount Managing Member XV, LLC (4192); Paramount Managing Member AMBAC II, LLC (3934); Paramount Managing Member AMBAC III, LLC (3999); Paramount Managing Member AMBAC IV, LLC (0117); Paramount Managing Member AMBAC V, LLC (3366); Paramount Managing Member LLC (0184); Paramount Managing Member II, LLC (7457); Paramount Managing Member III, LLC (0196); Paramount Managing Member IV, LLC (0199); Paramount Managing Member V, LLC (0201); Paramount Managing Member VI, LLC (5857); Paramount Managing Member VII, LLC (5855); Paramount Managing Member VIII, LLC (5854); Paramount Managing Member XII, LLC (5457); Paramount Managing Member XVIII, LLC (3087); Paramount Managing Member XIV, LLC (4194); Paramount Managing Member XVI, LLC (4186); Paramount Northeastern Managing Member, LLC (3086); Paramount Managing Member XXIII, LLC (4754); Paramount Managing Member XXIV, LLC (3615); Paramount Managing Member 30, LLC (6824); Paramount Managing Member 31, LLC (6826); Paramount Managing Member 33, LLC (6831); Broadway Street California, L.P. (7722); Broadway Street 2001, L.P. (0187); Broadway Street XV, L.P. (7730); and Capmark Managing Member 4.5 LLC (8979).  On July 5, 2011, the Court issued an Order dismissing the chapter 11 cases of Broadway Street Georgia I, LLC, Broadway Street XVI, L.P., Broadway Street XVIII, L.P., Paramount Managing Member IX, LLC, Paramount Managing Member XI, LLC, and Paramount Managing Member XV, LLC, and adjourned consideration of the motion to dismiss the chapter 11 cases of the remaining Non-Proponent Debtors.

1.           Approval of Disclosure Statement.  By order dated July [8], 2011 (the “Disclosure Statement Order”), the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) approved the Second Amended Disclosure Statement for Joint Plan of Capmark Financial Group Inc. and Certain Affiliated Proponent Debtors Under Chapter 11 of the Bankruptcy Code, dated July 8, 2011 (as the same may be amended or modified, the “Disclosure Statement”), filed by the Proponent Debtors, and authorized the Proponent Debtors to solicit votes with respect to the approval or rejection of the Second Amended Joint Plan of Capmark Financial Group Inc. and Certain Affiliated Proponent Debtors Under Chapter 11 of the Bankruptcy Code, dated July 8, 2011 (as the same may be amended or modified, the “Plan”), attached as Exhibit B to the Disclosure Statement.  Pursuant to the Disclosure Statement Order, the Proponent Debtors mailed to holders of claims in CFGI Class 3A, CFGI Class 3B, CFGI Class 3C, CFGI Class 5A, GD Class 3, GD Class 5A, AD Class 3, and AD Class 5A (collectively, the “Voting Classes”) materials needed for voting on the Plan (the “Solicitation Package”).

2.           Confirmation Hearing.  A hearing to consider confirmation of the Plan (the “Confirmation Hearing”) will be held before The Honorable Christopher S. Sontchi, United States Bankruptcy Judge, at the Bankruptcy Court, 824 Market Street, 5th Floor, Courtroom 6, Wilmington, Delaware 19801 on August 19, 2011, at 12:00 p.m. (noon) (Eastern Daylight Time).  The Confirmation Hearing may be continued from time to time by the Bankruptcy Court or the Proponent Debtors without further notice or through adjournments announced in open court or as indicated in any notice of agenda of matters scheduled for hearing filed with the Bankruptcy Court, and the Plan may be modified, if necessary, prior to, during, or as a result of the Confirmation Hearing, without further notice to interested parties.

3.           Record Date for Voting Purposes.  July 5, 2011, is the voting record date (the “Voting Record Date”) for determining which claim holders are entitled to vote on the Plan.  Therefore, only those claim holders in a class entitled to vote on the Plan and holding claims against one or more of the Proponent Debtors as of the Voting Record Date are entitled to vote on the Plan.

4.           Voting Deadline.  All votes to accept or reject the Plan must be actually received by the Proponent Debtors’ voting and solicitation agent (the “Balloting Agent”), Epiq Bankruptcy Solutions, LLC (“Epiq”) as noted on the applicable Ballot, by no later than 4:00 p.m. (Eastern Daylight Time) on August 9, 2011 (the “Voting Deadline”).  Any failure to follow the voting instructions included with your Ballot may disqualify your Ballot and your vote.

2

5.           Parties in Interest Not Entitled to Vote.  The following Classes of holders of claims and equity interests are not entitled to vote on the Plan:  CFGI Class 1, CFGI Class 2, CFGI Class 4, CFGI Class 5B, CFGI Class 6, GD Class 1, GD Class 2, GD Class 4, GD Class 5B, GD Class 6, AD Class 1, AD Class 2, AD Class 4, AD Class 5B, AD Class 6, Protech C Class 1 and Protech C Class 2.  If you have timely filed a proof of claim and disagree with the Proponent Debtors’ classification of, objection to, or request for estimation of, your claim and believe you should be entitled to vote on the Plan, you must serve on the Proponent Debtors and the parties listed at 7(c), below, and file with the Bankruptcy Court (with a copy to Chambers) a motion (a “Rule 3018(a) Motion”) for an order pursuant to Rule 3018 of the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”) temporarily allowing your claim in a different amount or in a different class for purposes of voting to accept or reject the Plan.  All Rule 3018(a) Motions must be filed on or before the tenth day after the later of (i) service of this Confirmation Hearing Notice and (ii) service of notice of an objection or request for estimation, if any, as to such claim.  In accordance with Bankruptcy Rule 3018(a), as to any holder of a claim filing a Rule 3018(a) Motion, such claim holder’s Ballot will not be counted except as may be otherwise ordered by the Bankruptcy Court prior to August 9, 2011.  Holders of claims may contact the Proponent Debtors’ Balloting Agent at (i) Capmark Ballot Processing, c/o Epiq Bankruptcy Solutions, LLC, FDR Station, P.O. Box 5014, New York, New York 10150-5014 (if by first-class mail), (ii) Capmark Ballot Processing, c/o Epiq Bankruptcy Solutions, LLC, 757 Third Avenue, 3rd Floor, New York, New York 10017 (if by hand delivery or overnight mail), or (iii) calling (646) 282-2400 to receive an appropriate ballot for any claim for which a proof of claim has been timely filed and a Rule 3018(a) Motion has been granted.  Rule 3018(a) Motions that are not timely filed and served in the manner set forth herein shall not be considered.

6.           Objections & Responses to Confirmation.  Objections and responses to confirmation of the Plan must:

a.	Be in writing;

b.	State the name, address, and nature of the claim or interest of the objecting or responding party;

c.	State with particularity the basis and nature of any objection or response and include, where appropriate, proposed language to be inserted in the Plan to resolve any such objection or response;

d.	Be filed, together with proof of service, with the Bankruptcy Court, so as to be actually received on or before 4:00 p.m. (Eastern Daylight Time); and

e.
Be served in accordance with the Disclosure Statement Order, so as to be actually received on or before 4:00 p.m. (Eastern Daylight Time) on August 9, 2011, upon (i) counsel to the Debtors, Dewey & LeBoeuf LLP, 1301 Avenue of the Americas, New York, New York 10019 (Attn:  Michael P. Kessler, Esq., and Judy G.Z. Liu, Esq.), and Richards, Layton & Finger, P.A., One Rodney Square, 920 N. King Street, Wilmington, Delaware 19801 (Attn:  Mark D. Collins, Esq., and Jason M. Madron, Esq.), (ii) the U.S. Trustee, 844 King Street, Suite 2207, Lockbox 35, Wilmington, Delaware 19801 (Attn:  Richard L. Schepacarter, Esq.), and (iii) counsel to the statutory committee of unsecured creditors, Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, New York 10036 (Attn:  Thomas Moers Mayer, Esq., and Joshua Brody, Esq.).

7.           Parties who Will Not Be Treated as Creditors.  Any holder of a claim that (i) is scheduled in the Proponent Debtors’ schedules of assets and liabilities, statements of financial affairs and schedules of executory contracts and unexpired leases at zero, or in an unknown amount, or as disputed, contingent, or unliquidated, and is not the subject of a timely-filed proof of claim or a proof of claim deemed timely filed with the Bankruptcy Court pursuant to either the Bankruptcy Code or any order of the Bankruptcy Court, or otherwise deemed timely filed under applicable law, or (ii) is not scheduled and is not the subject of a timely-filed proof of claim or a proof of claim deemed timely filed with the Bankruptcy Court pursuant to either the Bankruptcy Code or any order of the Bankruptcy Court, or otherwise deemed timely filed under applicable law, shall not be treated as a claim holder with respect to such claim for purposes of (a) receiving notices regarding the Plan, and (b) voting on the Plan.

3

8.           Additional Information.  Any party in interest wishing to obtain information about the solicitation procedures or copies of the Disclosure Statement or the Plan should telephone the Proponent Debtors’ Balloting Agent, Epiq, at (646) 282-2400, or may view such documents by accessing either http://chapter11.epiqsystems.com/capmark or the Bankruptcy Court’s website, www.deb.uscourts.gov.  Please note that a PACER (http://www.pacer.psc.uscourts.gov) password and login are needed to access documents on the Bankruptcy Court’s website.

9.           Bankruptcy Rule 2002(c)(3).  In accordance with Bankruptcy Rule 2002(c)(3), set forth below are the injunctions contained in the Plan against conduct not otherwise enjoined under the Bankruptcy Code:

(a)           Injunction Against Claims and Equity Interests.  Except as otherwise provided in the Plan, the Confirmation Order or such other applicable order of the Bankruptcy Court, all Entities2 who have held, hold or may hold Claims, or other debt or liability, or Equity Interests that are discharged pursuant to the Plan are permanently enjoined, from and after the Effective Date, from (a) commencing or continuing in any manner any action or other proceeding of any kind on any such Claim, or other debt or liability, or Equity Interest, against the Proponent Debtors, the Reorganized Debtors, the Releasees3, the Proponent Debtors’ Estates, or properties or interests in properties of the Proponent Debtors, the Reorganized Debtors, or the Releasees, (b) enforcing, attaching, collecting or recovering by any manner or means of any judgment, award, decree or order relating to a discharged Claim, or other debt or liability or Equity Interest, against the Proponent Debtors, the Reorganized Debtors, the Releasees, the Proponent Debtors’ Estates, or properties or interests in properties of the Proponent Debtors, the Reorganized Debtors, or the Releasees, (c) creating, perfecting, or enforcing any Encumbrance or Lien of any kind securing a discharged Claim, or other debt or liability, or Equity Interest against the Proponent Debtors, the Reorganized Debtors, or the Releasees, or against the property or interests in property of the Proponent Debtors, the Reorganized Debtors, or the Releasees, and (d) except to the extent provided, permitted, or preserved by sections 553, 555, 556, 559, or 560 of the Bankruptcy Code or pursuant to the common law right of recoupment, asserting any right of setoff, subrogation or recoupment of any kind against any obligation due from the Proponent Debtors, the Reorganized Debtors or the Releasees or against the property or interests in property of the Proponent Debtors, the Reorganized Debtors or the Releasees, with respect to any such Claim, or other debt or liability, or Equity Interest that is discharged pursuant to the Plan.

2 As defined in the Plan, Entity means an individual, a corporation, a general partnership, a limited partnership, a limited liability company, a limited liability partnership, an association, a joint stock company, a joint venture, an estate, a trust, an unincorporated organization, a governmental unit or any subdivision thereof, including, without limitation, the United States Trustee, or any other entity.

3 As defined in the Plan, Releasees means all Entities who are or were at any time on or after the Commencement Date, and whether or not such Entity currently retains such position (i) shareholders of the Debtors (including “beneficial owners” of shares of the Debtors, as the term “beneficial owner” is defined under Rule 13d-3 of the Securities Exchange Act of 1934, as amended, and regulations thereunder); (ii) directors, officers, members of management, and other employees of the Debtors, respectively; (iii) members of the Committee and the Ad Hoc Unsecured Lender Group in their capacities as such members, as applicable; (iv) the Agents; (v) the Indenture Trustees; and (vi) attorneys, advisors, consultants and other professionals to the extent such parties (a) are or were representing any of the Entities identified in (i) through (v) above in such Entities’ respective capacities, or (b) acted in representation of the Committee or Ad Hoc Unsecured Lender Group; provided, however, that the Releasees do not include the Non-Proponent Debtors.

4

(b)           Injunction Against Interference With Plan.  Pursuant to sections 1142 and 105 of the Bankruptcy Code, from and after the Effective Date, all holders of Claims and Equity Interests and other parties in interest, along with their respective current or former employees, agents, officers, directors, principals and Affiliates shall be enjoined from taking any actions to interfere with the implementation or consummation of the Plan, except for actions allowed to attain legal review.

(c)           Injunction Regarding Worthless Stock Deduction.  Unless otherwise ordered by the Bankruptcy Court, any person or group of persons constituting a “fifty percent shareholder” of CFGI within the meaning of section 382(g)(4)(D) of the Tax Code shall be permanently enjoined from claiming a worthless stock deduction with respect to any Equity Interest in CFGI held by such person(s) (or otherwise treating such Equity Interest in CFGI as worthless for U.S. federal income tax purposes) for any taxable year of such person(s) ending on or prior to the Effective Date.

Dated: July [___], 2011
Wilmington, Delaware	Mark D. Collins (No. 2981)
Paul N. Heath (No. 3704)
Jason M. Madron (No. 4431)
Lee E. Kaufman (No. 4877)
RICHARDS, LAYTON & FINGER, P.A.
One Rodney Square
920 North King Street
Wilmington, Delaware 19801
Telephone: (302) 651-7700
Facsimile: (302) 651-7701
-and-
Martin J. Bienenstock
Michael P. Kessler
Judy G.Z. Liu
DEWEY & LEBOEUF LLP
1301 Avenue of the Americas
New York, New York 10019
Telephone: (212) 259-8000
Attorneys for the Debtors and Debtors in Possession

5

Name of Proponent Debtors and Case Numbers

Capmark Financial Group Inc.	Case No. 09-13684 (CSS)
Summit Crest Ventures, LLC	Case No. 09-13683 (CSS)
Capmark Capital Inc.	Case No. 09-13687 (CSS)
Capmark Finance Inc.	Case No. 09-13689 (CSS)
Capmark Affordable Properties Inc.	Case No. 09-13691 (CSS)
Commercial Equity Investments, Inc.	Case No. 09-13692 (CSS)
Mortgage Investments, LLC	Case No. 09-13696 (CSS)
Net Lease Acquisition LLC	Case No. 09-13699 (CSS)
SJM Cap, LLC	Case No. 09-13701 (CSS)
Capmark Affordable Equity Holdings Inc.	Case No. 09-13704 (CSS)
Capmark REO Holding LLC	Case No. 09-13707 (CSS)
Capmark Affordable Equity Inc.	Case No. 09-13726 (CSS)
Capmark Investments LP	Case No. 10-10124 (CSS)
Protech Holdings C, LLC	Case No. 10-12387 (CSS)

Name of Non-Proponent Debtors and Case Numbers

Broadway Street Georgia I, LLC	Case No. 09-13724 (CSS)
Broadway Street XVI, L.P.	Case No. 09-13721 (CSS)
Broadway Street XVIII, L.P.	Case No. 09-13722 (CSS)
Paramount Managing Member IX, LLC	Case No. 09-13702 (CSS)
Paramount Managing Member XI, LLC	Case No. 09-13705 (CSS)
Paramount Managing Member XV, LLC	Case No. 09-13717 (CSS)
Paramount Managing Member XXIV, LLC	Case No. 09-13698 (CSS)
Paramount Managing Member LLC	Case No. 09-13685 (CSS)
Paramount Managing Member II, LLC	Case No. 09-13686 (CSS)
Paramount Managing Member III, LLC	Case No. 09-13688 (CSS)
Paramount Managing Member IV, LLC	Case No. 09-13690 (CSS)
Paramount Managing Member V, LLC	Case No. 09-13693 (CSS)
Paramount Managing Member XXIII, LLC	Case No. 09-13694 (CSS)
Paramount Managing Member VI, LLC	Case No. 09-13695 (CSS)
Paramount Managing Member VII, LLC	Case No. 09-13697 (CSS)
Paramount Managing Member VIII, LLC	Case No. 09-13700 (CSS)
Paramount Managing Member 30, LLC	Case No. 09-13703 (CSS)
Paramount Managing Member 31, LLC	Case No. 09-13706 (CSS)
Paramount Managing Member XII, LLC	Case No. 09-13708 (CSS)
Paramount Managing Member 33, LLC	Case No. 09-13709 (CSS)
Paramount Managing Member AMBAC II, LLC	Case No. 09-13710 (CSS)
Paramount Managing Member XVIII, LLC	Case No. 09-13711 (CSS)
Broadway Street California, L.P.	Case No. 09-13712 (CSS)
Paramount Managing Member AMBAC III, LLC	Case No. 09-13713 (CSS)
Broadway Street 2001, L.P.	Case No. 09-13714 (CSS)
Paramount Managing Member XIV, LLC	Case No. 09-13715 (CSS)
Paramount Managing Member AMBAC IV, LLC	Case No. 09-13716 (CSS)
Broadway Street XV, L.P.	Case No. 09-13718 (CSS)
Paramount Managing Member AMBAC V, LLC	Case No. 09-13719 (CSS)
Paramount Managing Member XVI, LLC	Case No. 09-13720 (CSS)
Paramount Northeastern Managing Member, LLC	Case No. 09-13723 (CSS)
Capmark Managing Member 4.5 LLC	Case No. 09-13725 (CSS)

6

Schedule 4

Forms of Ballots

Schedule 4A

Form of Ballot for Holders of General Unsecured Claims in:
 CFGI Class 3A; GD Class 3; or AD Class 3

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

x
:
In re	:	Chapter 11
:
CAPMARK FINANCIAL GROUP INC., et al.,	:	Case No. 09-13684 (CSS)
:
Debtors.1	:	Jointly Administered
:
x

FORM OF BALLOT FOR HOLDERS OF GENERAL UNSECURED CLAIMS
IN:  CFGI CLASS 3A; GD CLASS 3; OR AD CLASS 3

The Proponent Debtors are soliciting votes with respect to the Second Amended Joint Plan of Capmark Financial Group Inc. and Certain Affiliated Proponent Debtors Under Chapter 11 of the Bankruptcy Code, dated July 8, 2011 (as the same may be amended or modified, the “Plan”) from the holders of certain impaired Claims against the Proponent Debtors.  By order dated July [8], 2011, the Bankruptcy Court approved the Second Amended Disclosure Statement for Joint Plan of Capmark Financial Group Inc. and Certain Affiliated Proponent Debtors Under Chapter 11 of the Bankruptcy Code, dated July 8, 2011 (as the same may be amended or modified, the “Disclosure Statement”).  If you vote to accept the Plan, you will be consenting to certain injunction and release provisions unless you indicate otherwise.  Copies of the Plan and Disclosure Statement are enclosed.  All capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Plan.  If you have any questions regarding the proper completion of this Ballot, please call the Proponent Debtors’ voting and solicitation agent (the “Balloting Agent”), Epiq Bankruptcy Solutions, LLC (“Epiq”), at (646) 282-2400.

This Ballot is to be used for voting by holders of Claims in CFGI Class 3A; GD Class 3; or AD Class 3.  For your vote to be counted, the Ballot must be properly completed, signed, and returned to the Balloting Agent in the envelope provided, by mail, hand delivery, or overnight delivery to the following applicable address:

1 The following 14 Debtors (with the last four digits of each such Debtor’s federal tax identification number) are proponent Debtors of the joint Plan (the “Proponent Debtors”):  Summit Crest Ventures, LLC (5690); Capmark Financial Group Inc. (2188); Capmark Capital Inc. (6496); Capmark Finance Inc. (3444); Commercial Equity Investments, Inc. (4153); Mortgage Investments, LLC (6319); Net Lease Acquisition LLC (9658); SJM Cap, LLC (0862); Capmark Affordable Equity Holdings Inc. (2379); Capmark REO Holding LLC (3951); Capmark Affordable Properties Inc. (3435); Capmark Affordable Equity Inc. (2381); Capmark Investments LP (7999); and Protech Holdings C, LLC (7929).  CFGI’s corporate headquarters is located at 116 Welsh Road, Horsham, Pennsylvania 19044.  The addresses for all of the Debtors are available at the following World Wide Web address:  http://chapter11.epiqsystems.com/capmark.

If by first-class mail:
Capmark Ballot Processing
c/o Epiq Bankruptcy Solutions, LLC
FDR Station, P.O. Box 5014
New York, New York 10150-5014

If by hand or overnight delivery:
Capmark Ballot Processing
c/o Epiq Bankruptcy Solutions, LLC
757 Third Avenue, 3rd Floor
New York, New York 10017

You must deliver the Ballot in the manner described above.  Ballots will not be accepted by telecopy, facsimile, electronic mail, or other electronic means of transmission.

The Ballot must be actually received by the Balloting Agent by no later than 4:00 p.m. (Eastern Daylight Time) on August 9, 2011 (the “Voting Deadline”).

Solely for purposes of voting to accept or reject the Plan and not for the purpose of the allowance of, or distribution on account of, any Claim, and without prejudice to the Proponent Debtors’ rights in any other context, each Claim within a Class of Claims entitled to vote to accept or reject the Plan shall be in an amount as determined by the procedures set forth in the Disclosure Statement Order.

2

PLEASE COMPLETE THE FOLLOWING:

ITEM 1.  Amount of Claim.  For purposes of voting to accept or reject the Plan, the undersigned holds the Claim(s) in the Class set forth below in the following aggregate amount:

Class:

Debtor:

Claim Amount:	$

ITEM 2.  Vote on the Plan.  The undersigned holder of a Claim in the amount set forth in Item 1, above, hereby votes to:

Check only one (1) box:	☐	Accept the Plan

	☐	Reject the Plan

NOTICE OF RELEASES:  BY ACCEPTING THE PLAN YOU WILL BE DEEMED TO HAVE CONSENTED TO THE RELEASE PROVISIONS OF SECTIONS 9.8 AND 9.9 OF THE PLAN UNLESS YOU CHECK THE BOX BELOW.2

Releases (optional):	☐	I do not consent to the release provisions set forth in Sections 9.8 and 9.9 of the Plan

ITEM 3.  Convenience Class Election.  By checking the box below, you may irrevocably elect to have your Class _____General Unsecured Claim(s) against [Debtor Name] reduced to $25,000 and treated as a Convenience Claim, which shall be paid in full, in Cash, in full satisfaction of your Claim(s):

☐	I Elect to Have My Allowed Claim(s) in Class [ ] Treated as a Convenience Claim in Class 4

ITEM 4.  Acknowledgements and Certification.  By signing this Ballot, the undersigned acknowledges that the undersigned has been provided with a copy of the Plan, Disclosure Statement, and Disclosure Statement Order.  The undersigned certifies that (i) it is the holder of the Claim(s) identified in Item 1, above, or (ii) it has full power and authority to vote to accept or reject the Plan and to consent to the injunction and release provisions of the Plan.  The undersigned further acknowledges that the Proponent Debtors’ solicitation of votes is subject to all terms and conditions set forth in the Disclosure Statement and the order of the Bankruptcy Court approving the Disclosure Statement and the procedures for the solicitation of votes to accept or reject the Plan contained therein.

2 Whether or not you vote to accept the Plan, if the Plan is confirmed by the Bankruptcy Court and the Effective Date occurs, the Injunctions and Releases described in Article IX of the Plan will be binding on you.

3

Print or Type Name of Claim Holder:

Signature:

Name of Signatory (if Different than Claim Holder):

If by Authorized Agent, Title of Agent:

Street Address:

City, State, and Zip Code:

Telephone Number:

Email Address:

Date Completed:

4

VOTING INSTRUCTIONS FOR COMPLETING THE BALLOT
FOR HOLDERS OF GENERAL UNSECURED CLAIMS IN:
CFGI CLASS 3A; GD CLASS 3; OR AD CLASS 3

1.
This Ballot is submitted to you (i) to solicit your vote to accept or reject the Second Amended Joint Plan of Capmark Financial Group Inc. and Certain Affiliated Proponent Debtors Under Chapter 11 of the Bankruptcy Code, dated July 8, 2011 (as the same may be amended or modified, the “Plan”), and (ii) to consent to the injunction and release provisions of the Plan if you vote to accept the Plan.  The terms of the Plan are described in the Second Amended Disclosure Statement for Joint Plan of Capmark Financial Group Inc. and Certain Affiliated Proponent Debtors Under Chapter 11 of the Bankruptcy Code, dated July 8, 2011 (as the same may be amended or modified, the “Disclosure Statement”).  All capitalized terms used but not otherwise defined herein or in the Ballot shall have the meanings ascribed to such terms in the Plan.  PLEASE READ THE PLAN AND DISCLOSURE STATEMENT CAREFULLY BEFORE COMPLETING THIS BALLOT.

2.
The Plan will be accepted by a Class of Claims if it is accepted by the holders of two-thirds in dollar amount and more than one-half in number of the Allowed Claims in a Class that have voted to accept or reject the Plan.  In the event a Class rejects the Plan, the Bankruptcy Court may nevertheless confirm the Plan and thereby make it binding on holders of Claims or Equity Interests in the Class if the Bankruptcy Court finds the Plan does not unfairly discriminate against and accords fair and equitable treatment to the holders of Claims in the Class and all other Classes of Claims rejecting the Plan, and otherwise satisfies the requirements of section 1129(b) of the Bankruptcy Code.  If the Plan is confirmed by the Bankruptcy Court, all holders of Claims against and Equity Interests in the Proponent Debtors (including those holders who abstain from voting on or reject the Plan, and those holders who are not entitled to vote on the Plan) will be bound by the confirmed Plan and the transactions contemplated thereby, whether or not they vote and whether or not they accept the Plan.

3.
To have your vote counted, you must properly complete, sign, and return this Ballot to Epiq Bankruptcy Solutions, LLC (the “Balloting Agent”) so that it is received by the Balloting Agent no later than 4:00 p.m. (Eastern Daylight Time) on August 9, 2011 (the “Voting Deadline”), at the following addresses:

If by first-class mail:
Capmark Ballot Processing
c/o Epiq Bankruptcy Solutions, LLC
FDR Station, P.O. Box 5014
New York, New York 10150-5014

If by hand or overnight delivery:
Capmark Ballot Processing
c/o Epiq Bankruptcy Solutions, LLC
757 Third Avenue, 3rd Floor
New York, New York 10017

5

Ballots will not be accepted by telecopy, facsimile, electronic mail, or other electronic means of transmission.

4.	To properly complete the Ballot, you must follow the procedures described below:

a.	Ensure the information contained in Item 1 of the Ballot is correct;

b.	You may not split your vote on the Plan. You must vote all the Claims you hold in a Class to accept or reject the Plan.

c.
If you are completing this Ballot on behalf of another entity, indicate your relationship to such entity and the capacity in which you are signing and submit satisfactory evidence of your authority to so act (e.g., a power of attorney or a certified copy of board resolutions authorizing you to so act);

d.
If you also hold Claims in other Classes, you may receive more than one Ballot, labeled for a different Class of Claims.  Your vote will be counted in determining acceptance or rejection of the Plan by a particular Class of Claims against a particular Proponent Debtor only if you complete, sign, and return the Ballot labeled for that Class of Claims in accordance with the instructions on the Ballot;

e.	If you believe you have received the wrong Ballot, please contact the Balloting Agent immediately;

f.	Provide your name and mailing address;

g.	Sign and date your Ballot; and

h.	Return your Ballot using the enclosed pre-addressed return envelope.

IF YOU HAVE ANY QUESTIONS REGARDING THE BALLOT, OR IF YOU DID NOT RECEIVE A RETURN ENVELOPE WITH YOUR BALLOT, OF IF YOU DID NOT RECEIVE A COPY OF THE DISCLOSURE STATEMENT AND THE PLAN, OR IF YOU NEED ADDITIONAL COPIES OF THE BALLOT OR OTHER ENCLOSED MATERIALS, PLEASE CONTACT THE BALLOTING AGENT BY TELEPHONE AT (646) 282-2400 OR BY EMAIL AT TABULATION@EPIQSYSTEMS.COM.  PLEASE DO NOT DIRECT ANY INQUIRIES TO THE BANKRUPTCY COURT.

6

Schedule 4B

Form of Ballot for Holders of Claims in:  CFGI Class 3B; CFGI Class 3C;
CFGI Class 5A, GD Class 5A; and AD Class 5A

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

x
:
In re	:	Chapter 11
:
CAPMARK FINANCIAL GROUP INC., et al.,	:	Case No. 09-13684 (CSS)
:
Debtors.1	:	Jointly Administered
:
x

FORM OF BALLOT FOR HOLDERS OF CLAIMS IN:  CFGI CLASS 3B;
CFGI CLASS 3C; CFGI CLASS 5A, GD CLASS 5A; AND AD CLASS 5A

The Proponent Debtors are soliciting votes with respect to the Second Amended Joint Plan of Capmark Financial Group Inc. and Certain Affiliated Proponent Debtors Under Chapter 11 of the Bankruptcy Code, dated July 8, 2011 (as the same may be amended or modified, the “Plan”) from the holders of certain impaired Claims against the Proponent Debtors.  By order dated July [8], 2011, the Bankruptcy Court approved the Second Amended Disclosure Statement for Joint Plan of Capmark Financial Group Inc. and Certain Affiliated Proponent Debtors Under Chapter 11 of the Bankruptcy Code, dated July 8, 2011 (as the same may be amended or modified, the “Disclosure Statement”).  If you vote to accept the Plan, you will be consenting to certain injunction and release provisions unless you indicate otherwise.  Copies of the Plan and Disclosure Statement are enclosed.  All capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Plan.  If you have any questions regarding the proper completion of this Ballot, please call the Proponent Debtors’ voting and solicitation agent (the “Balloting Agent”), Epiq Bankruptcy Solutions, LLC (“Epiq”), at (646) 282-2400.

This Ballot is to be used for voting by holders of Claims in CFGI Class 3B; CFGI Class 3C; CFGI Class 5A, GD Class 5A; and AD Class 5A.  For your vote to be counted, the Ballot must be properly completed, signed, and returned to the Balloting Agent in the envelope provided, by mail, hand delivery, or overnight delivery to the following applicable address:

1 The following 14 Debtors (with the last four digits of each such Debtor’s federal tax identification number) are proponent Debtors of the joint Plan (the “Proponent Debtors”):  Summit Crest Ventures, LLC (5690); Capmark Financial Group Inc. (2188); Capmark Capital Inc. (6496); Capmark Finance Inc. (3444); Commercial Equity Investments, Inc. (4153); Mortgage Investments, LLC (6319); Net Lease Acquisition LLC (9658); SJM Cap, LLC (0862); Capmark Affordable Equity Holdings Inc. (2379); Capmark REO Holding LLC (3951); Capmark Affordable Properties Inc. (3435); Capmark Affordable Equity Inc. (2381); Capmark Investments LP (7999); and Protech Holdings C, LLC (7929).  CFGI’s corporate headquarters is located at 116 Welsh Road, Horsham, Pennsylvania 19044.  The addresses for all of the Debtors are available at the following World Wide Web address:  http://chapter11.epiqsystems.com/capmark.

If by first-class mail:
Capmark Ballot Processing
c/o Epiq Bankruptcy Solutions, LLC
FDR Station, P.O. Box 5014
New York, New York 10150-5014

If by hand or overnight delivery:
Capmark Ballot Processing
c/o Epiq Bankruptcy Solutions, LLC
757 Third Avenue, 3rd Floor
New York, New York 10017

You must deliver the Ballot in the manner described above.  Ballots will not be accepted by telecopy, facsimile, electronic mail, or other electronic means of transmission.

The Ballot must be actually received by the Balloting Agent by no later than 4:00 p.m. (Eastern Daylight Time) on August 9, 2011 (the “Voting Deadline”).

Solely for purposes of voting to accept or reject the Plan and not for the purpose of the allowance of, or distribution on account of, any Claim, and without prejudice to the Proponent Debtors’ rights in any other context, each Claim within a Class of Claims entitled to vote to accept or reject the Plan shall be in an amount as determined by the procedures set forth in the Disclosure Statement Order.

2

PLEASE COMPLETE THE FOLLOWING:

ITEM 1.  Amount of Claim.  For purposes of voting to accept or reject the Plan, the undersigned holds the Claim(s) in the Class set forth below in the following aggregate amount:

Class:

Debtor:

Claim Amount:	$

ITEM 2.  Vote on the Plan.  The undersigned holder of a Claim in the amount set forth in Item 1, above, hereby votes to:

Check only one (1) box:	☐	Accept the Plan

	☐	Reject the Plan

NOTICE OF RELEASES:  BY ACCEPTING THE PLAN YOU WILL BE DEEMED TO HAVE CONSENTED TO THE RELEASE PROVISIONS OF SECTIONS 9.8 AND 9.9 OF THE PLAN UNLESS YOU CHECK THE BOX BELOW.2

Releases (optional):	☐	I do not consent to the release provisions set forth in Sections 9.8 and 9.9 of the Plan

2 Whether or not you vote to accept the Plan, if the Plan is confirmed by the Bankruptcy Court and the Effective Date occurs, the Injunctions and Releases described in Article IX of the Plan will be binding on you.

3

ITEM 3.  Acknowledgements and Certification.  By signing this Ballot, the undersigned acknowledges that the undersigned has been provided with a copy of the Plan, Disclosure Statement, and Disclosure Statement Order.  The undersigned certifies that (i) it is the holder of the Claim(s) identified in Item 1, above, or (ii) it has full power and authority to vote to accept or reject the Plan and to consent to the injunction and release provisions of the Plan.  The undersigned further acknowledges that the Proponent Debtors’ solicitation of votes is subject to all terms and conditions set forth in the Disclosure Statement and the order of the Bankruptcy Court approving the Disclosure Statement and the procedures for the solicitation of votes to accept or reject the Plan contained therein.

Print or Type Name of Claim Holder:

Signature:

Name of Signatory (if Different than Claim Holder):

If by Authorized Agent, Title of Agent:

Street Address:

City, State, and Zip Code:

Telephone Number:

Email Address:

Date Completed:

4

VOTING INSTRUCTIONS FOR COMPLETING THE BALLOT
FOR HOLDERS OF CLAIMS IN:  CFGI CLASS 3B; CFGI CLASS 3C;
CFGI CLASS 5A; GD CLASS 5A; AND AD CLASS 5A

1.
This Ballot is submitted to you (i) to solicit your vote to accept or reject the Second Amended Joint Plan of Capmark Financial Group Inc. and Certain Affiliated Proponent Debtors Under Chapter 11 of the Bankruptcy Code, dated July 8, 2011 (as the same may be amended or modified, the “Plan”), and (ii) to consent to the injunction and release provisions of the Plan if you vote to accept the Plan.  The terms of the Plan are described in the Second Amended Disclosure Statement for Joint Plan of Capmark Financial Group Inc. and Certain Affiliated Proponent Debtors Under Chapter 11 of the Bankruptcy Code, dated July 8, 2011 (as the same may be amended or modified, the “Disclosure Statement”).  All capitalized terms used but not otherwise defined herein or in the Ballot shall have the meanings ascribed to such terms in the Plan.  PLEASE READ THE PLAN AND DISCLOSURE STATEMENT CAREFULLY BEFORE COMPLETING THIS BALLOT.

2.
The Plan will be accepted by a Class of Claims if it is accepted by the holders of two-thirds in dollar amount and more than one-half in number of the Allowed Claims in a Class that have voted to accept or reject the Plan.  In the event a Class rejects the Plan, the Bankruptcy Court may nevertheless confirm the Plan and thereby make it binding on holders of Claims or Equity Interests in the Class if the Bankruptcy Court finds the Plan does not unfairly discriminate against and accords fair and equitable treatment to the holders of Claims in the Class and all other Classes of Claims rejecting the Plan, and otherwise satisfies the requirements of section 1129(b) of the Bankruptcy Code.  If the Plan is confirmed by the Bankruptcy Court, all holders of Claims against and Equity Interests in the Proponent Debtors (including those holders who abstain from voting on or reject the Plan, and those holders who are not entitled to vote on the Plan) will be bound by the confirmed Plan and the transactions contemplated thereby, whether or not they vote and whether or not they accept the Plan.

3.
To have your vote counted, you must properly complete, sign, and return this Ballot to Epiq Bankruptcy Solutions, LLC (the “Balloting Agent”) so that it is received by the Balloting Agent no later than 4:00 p.m. (Eastern Daylight Time) on August 9, 2011 (the “Voting Deadline”), at the following addresses:

If by first-class mail:
Capmark Ballot Processing
c/o Epiq Bankruptcy Solutions, LLC
FDR Station, P.O. Box 5014
New York, New York 10150-5014

If by hand or overnight delivery:
Capmark Ballot Processing
c/o Epiq Bankruptcy Solutions, LLC
757 Third Avenue, 3rd Floor
New York, New York 10017

5

Ballots will not be accepted by telecopy, facsimile, electronic mail, or other electronic means of transmission.

4.	To properly complete the Ballot, you must follow the procedures described below:

a.	Ensure the information contained in Item 1 of the Ballot is correct;

b.	You may not split your vote on the Plan. You must vote all the Claims you hold in a Class to accept or reject the Plan.

c.
If you are completing this Ballot on behalf of another entity, indicate your relationship to such entity and the capacity in which you are signing and submit satisfactory evidence of your authority to so act (e.g., a power of attorney or a certified copy of board resolutions authorizing you to so act);

d.
If you also hold Claims in other Classes, you may receive more than one Ballot, labeled for a different Class of Claims.  Your vote will be counted in determining acceptance or rejection of the Plan by a particular Class of Claims against a particular Proponent Debtor only if you complete, sign, and return the Ballot labeled for that Class of Claims in accordance with the instructions on the Ballot;

e.	If you believe you have received the wrong Ballot, please contact the Balloting Agent immediately;

f.	Provide your name and mailing address;

g.	Sign and date your Ballot; and

h.	Return your Ballot using the enclosed pre-addressed return envelope.

IF YOU HAVE ANY QUESTIONS REGARDING THE BALLOT, OR IF YOU DID NOT RECEIVE A RETURN ENVELOPE WITH YOUR BALLOT, OF IF YOU DID NOT RECEIVE A COPY OF THE DISCLOSURE STATEMENT AND THE PLAN, OR IF YOU NEED ADDITIONAL COPIES OF THE BALLOT OR OTHER ENCLOSED MATERIALS, PLEASE CONTACT THE BALLOTING AGENT BY TELEPHONE AT (646) 282-2400 OR BY EMAIL AT TABULATION@EPIQSYSTEMS.COM.  PLEASE DO NOT DIRECT ANY INQUIRIES TO THE BANKRUPTCY COURT.

6

Schedule 4C

Form of Ballot for Holders of Unsecured Loans Claims in CFGI Class 3A and GD Class 3

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

x
:
In re	:	Chapter 11
:
CAPMARK FINANCIAL GROUP INC., et al.,	:	Case No. 09-13684 (CSS)
:
Debtors.1	:	Jointly Administered
:
x

FORM OF BALLOT FOR HOLDERS OF CLASS 3A UNSECURED LOANS
CLAIMS IN CFGI AND CLASS 3 UNSECURED LOANS CLAIMS
IN CAEHI, CEII, CCI, NLA, CFI, CILP, MIL, CREO, SCV AND SJM

The Proponent Debtors are soliciting votes with respect to the Second Amended Joint Plan of Capmark Financial Group Inc. and Certain Affiliated Proponent Debtors Under Chapter 11 of the Bankruptcy Code, dated July 8, 2011 (as the same may be amended or modified, the “Plan”) from the holders of certain impaired Claims against the Proponent Debtors.  By order dated July [8], 2011, the Bankruptcy Court approved the Second Amended Disclosure Statement for Joint Plan of Capmark Financial Group Inc. and Certain Affiliated Proponent Debtors Under Chapter 11 of the Bankruptcy Code, dated July 8 (as the same may be amended or modified, the “Disclosure Statement”).  If you vote to accept the Plan, you will be consenting to certain injunction and release provisions unless you indicate otherwise.  Copies of the Plan and Disclosure Statement are enclosed.  All capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Plan.  If you have any questions regarding the proper completion of this Ballot, please call the Proponent Debtors’ voting and solicitation agent (the “Balloting Agent”), Epiq Bankruptcy Solutions, LLC (“Epiq”), at (646) 282-2400.

This Ballot is to be used for voting by holders of Unsecured Loans Claims in Class 3A for Capmark Financial Group Inc. and Unsecured Loans Claims in Class 3 for  Capmark Affordable Equity Holdings Inc., Commercial Equity Investments, Inc., Capmark Capital Inc., Net Lease Acquisition LLC, Capmark Finance Inc., Capmark Investments LP, Mortgage Investments, LLC, Capmark REO Holding LLC, Summit Crest Ventures, LLC, and SJM Cap, LLC.  For your vote to be counted, the Ballot must be properly completed, signed, and returned to the Balloting Agent in the envelope provided, by mail, hand delivery, or overnight delivery to the following applicable address:

1 The following 14 Debtors (with the last four digits of each such Debtor’s federal tax identification number) are proponent Debtors of the joint Plan (the “Proponent Debtors”):  Summit Crest Ventures, LLC (5690); Capmark Financial Group Inc. (2188); Capmark Capital Inc. (6496); Capmark Finance Inc. (3444); Commercial Equity Investments, Inc. (4153); Mortgage Investments, LLC (6319); Net Lease Acquisition LLC (9658); SJM Cap, LLC (0862); Capmark Affordable Equity Holdings Inc. (2379); Capmark REO Holding LLC (3951); Capmark Affordable Properties Inc. (3435); Capmark Affordable Equity Inc. (2381); Capmark Investments LP (7999); and Protech Holdings C, LLC (7929).  CFGI’s corporate headquarters is located at 116 Welsh Road, Horsham, Pennsylvania 19044.  The addresses for all of the Debtors are available at the following World Wide Web address:  http://chapter11.epiqsystems.com/capmark.

If by first-class mail:
Capmark Ballot Processing
c/o Epiq Bankruptcy Solutions, LLC
FDR Station, P.O. Box 5014
New York, New York 10150-5014

If by hand or overnight delivery:
Capmark Ballot Processing
c/o Epiq Bankruptcy Solutions, LLC
757 Third Avenue, 3rd Floor
New York, New York 10017

You must deliver the Ballot in the manner described above.  Ballots will not be accepted by telecopy, facsimile, electronic mail, or other electronic means of transmission.

The Ballot must be actually received by the Balloting Agent by no later than 4:00 p.m. (Eastern Daylight Time) on August 9, 2011 (the “Voting Deadline”).

Solely for purposes of voting to accept or reject the Plan and not for the purpose of the allowance of, or distribution on account of, any Claim, and without prejudice to the Proponent Debtors’ rights in any other context, each Claim within a Class of Claims entitled to vote to accept or reject the Plan shall be in an amount as determined by the procedures set forth in the Disclosure Statement Order.

2

PLEASE COMPLETE THE FOLLOWING:

ITEM 1.  Amount of Claims.  For purposes of voting to accept or reject the Plan, the undersigned holds the Claims in each of the Classes set forth below in the following amount:

A Class 3A Claim against Capmark Financial Group Inc. and a Class 3 Claim against each of the following Debtors:  Capmark Affordable Equity Holdings Inc., Commercial Equity Investments, Inc., Capmark Capital Inc., Net Lease Acquisition LLC, Capmark Finance Inc., Capmark Investments LP, Mortgage Investments, LLC, Capmark REO Holding LLC, Summit Crest Ventures, LLC, and SJM Cap, LLC (collectively, “GD” or “Guarantor Debtors”).

Claim Amount:                                $____________________

ITEM 2.  Vote on the Plan.  The undersigned holder of Claims in the amount set forth in Item 1, above, hereby votes to:

Check only one (1) box:	☐	Accept the Plan

	☐	Reject the Plan

A vote to either Accept or to Reject in Item 2 will count as vote to accept or reject the Capmark Financial Group Inc. Plan in Class 3A and a vote to accept or reject each of the Guarantor Debtor Plans in Class 3.

NOTICE OF RELEASES:  BY ACCEPTING THE PLAN YOU WILL BE DEEMED TO HAVE CONSENTED TO THE RELEASE PROVISIONS OF SECTIONS 9.8 AND 9.9 OF THE PLAN UNLESS YOU CHECK THE BOX BELOW.2

Releases (optional):	☐	I do not consent to the release provisions set forth in Sections 9.8 and 9.9 of the Plan

2 Whether or not you vote to accept the Plan, if the Plan is confirmed by the Bankruptcy Court and the Effective Date occurs, the Injunctions and Releases described in Article IX of the Plan will be binding on you.

3

ITEM 3.  Acknowledgements and Certification.  By signing this Ballot, the undersigned acknowledges that the undersigned has been provided with a copy of the Plan, Disclosure Statement, and Disclosure Statement Order.  The undersigned certifies that (i) it is the holder of the Claims identified in Item 1, above, or (ii) it has full power and authority to vote to accept or reject the Plan and to consent to the injunction and release provisions of the Plan.  The undersigned further acknowledges that the Proponent Debtors’ solicitation of votes is subject to all terms and conditions set forth in the Disclosure Statement and the order of the Bankruptcy Court approving the Disclosure Statement and the procedures for the solicitation of votes to accept or reject the Plan contained therein.

Print or Type Name of Claim Holder:

Signature:

Name of Signatory (if different than Claim Holder):

If by Authorized Agent, Title of Agent:

Street Address:

City, State, and Zip Code:

Telephone Number:

Email Address:

Date Completed:

4

VOTING INSTRUCTIONS FOR COMPLETING THE BALLOT FOR HOLDERS OF
 UNSECURED LOANS CLAIMS IN CFGI CLASS 3A AND UNSECURED LOANS
CLAIMS IN GUARANTOR DEBTORS CLASS 3

1.
This Ballot is submitted to you (i) to solicit your vote to accept or reject the Second Amended Joint Plan of Capmark Financial Group Inc. and Certain Affiliated Proponent Debtors Under Chapter 11 of the Bankruptcy Code, dated July 8, 2011 (as the same may be amended or modified, the “Plan”), and (ii) to consent to the injunction and release provisions of the Plan if you vote to accept the Plan.  The terms of the Plan are described in the Second Amended Disclosure Statement for Joint Plan of Capmark Financial Group Inc. and Certain Affiliated Proponent Debtors Under Chapter 11 of the Bankruptcy Code, dated July 8, 2011 (as the same may be amended or modified, the “Disclosure Statement”).  All capitalized terms used but not otherwise defined herein or in the Ballot shall have the meanings ascribed to such terms in the Plan.  PLEASE READ THE PLAN AND DISCLOSURE STATEMENT CAREFULLY BEFORE COMPLETING THIS BALLOT.

2.
The Plan will be accepted by a Class of Claims if it is accepted by the holders of two-thirds in dollar amount and more than one-half in number of the Allowed Claims in a Class that have voted to accept or reject the Plan.  In the event a Class rejects the Plan, the Bankruptcy Court may nevertheless confirm the Plan and thereby make it binding on holders of Claims or Equity Interests in the Class if the Bankruptcy Court finds the Plan does not unfairly discriminate against and accords fair and equitable treatment to the holders of Claims in the Class and all other Classes of Claims rejecting the Plan, and otherwise satisfies the requirements of section 1129(b) of the Bankruptcy Code.  If the Plan is confirmed by the Bankruptcy Court, all holders of Claims against and Equity Interests in the Proponent Debtors (including those holders who abstain from voting on or reject the Plan, and those holders who are not entitled to vote on the Plan) will be bound by the confirmed Plan and the transactions contemplated thereby, whether or not they vote and whether or not they accept the Plan.

3.
To have your vote counted, you must properly complete, sign, and return this Ballot to Epiq Bankruptcy Solutions, LLC (the “Balloting Agent”) so that it is received by the Balloting Agent no later than 4:00 p.m. (Eastern Daylight Time) on August 9, 2011 (the “Voting Deadline”), at the following addresses:

If by first-class mail:
Capmark Ballot Processing
c/o Epiq Bankruptcy Solutions, LLC
FDR Station, P.O. Box 5014
New York, New York 10150-5014

If by hand or overnight delivery:
Capmark Ballot Processing
c/o Epiq Bankruptcy Solutions, LLC
757 Third Avenue, 3rd Floor
New York, New York 10017

5

Ballots will not be accepted by telecopy, facsimile, electronic mail, or other electronic means of transmission.

4.	To properly complete the Ballot, you must follow the procedures described below:

a.	Ensure the information contained in Item 1 of the Ballot is correct;

b.	You may not split your vote on the Plan. You must vote all the Claims you hold in a Class to accept or reject the Plan.

c.
If you are completing this Ballot on behalf of another entity, indicate your relationship to such entity and the capacity in which you are signing and submit satisfactory evidence of your authority to so act (e.g., a power of attorney or a certified copy of board resolutions authorizing you to so act);

d.
If you also hold Claims in other Classes, you may receive more than one Ballot, labeled for a different Class of Claims.  Your vote will be counted in determining acceptance or rejection of the Plan by a particular Class of Claims against a particular Proponent Debtor only if you complete, sign, and return the Ballot labeled for that Class of Claims in accordance with the instructions on the Ballot;

e.	If you believe you have received the wrong Ballot, please contact the Balloting Agent immediately;

f.	Provide your name and mailing address;

g.	Sign and date your Ballot; and

h.	Return your Ballot using the enclosed pre-addressed return envelope.

IF YOU HAVE ANY QUESTIONS REGARDING THE BALLOT, OR IF YOU DID NOT RECEIVE A RETURN ENVELOPE WITH YOUR BALLOT, OF IF YOU DID NOT RECEIVE A COPY OF THE DISCLOSURE STATEMENT AND THE PLAN, OR IF YOU NEED ADDITIONAL COPIES OF THE BALLOT OR OTHER ENCLOSED MATERIALS, PLEASE CONTACT THE BALLOTING AGENT BY TELEPHONE AT (646) 282-2400 OR BY EMAIL AT TABULATION@EPIQSYSTEMS.COM.  PLEASE DO NOT DIRECT ANY INQUIRIES TO THE BANKRUPTCY COURT.

6

Schedule 4D

Form of Ballot for Beneficial Owners of Unsecured Notes Claims in:
CFGI Class 3A and GD Class 3

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

x
:
In re	:	Chapter 11
:
CAPMARK FINANCIAL GROUP INC., et al.,	:	Case No. 09-13684 (CSS)
:
Debtors.1	:	Jointly Administered
:
x

FORM OF BALLOT FOR BENEFICIAL OWNERS OF CLASS 3A UNSECURED
NOTES CLAIMS IN CFGI AND CLASS 3 UNSECURED NOTES CLAIMS IN CAEHI,
CEII, CCI, NLA, CFI, CILP, MIL, CREO, SCV AND SJM

THIS BALLOT IS TO BE USED BY HOLDERS OF CLASS 3A CLAIMS IN CFGI AND CLASS 3 CLAIMS IN CAEHI, CEII, CCI, NLA, CFI, CILP, MIL, CREO, SCV, AND SJM.  PLEASE COMPLETE, SIGN, AND DATE THE BALLOT AND RETURN IT IN THE ENCLOSED ENVELOPE TO YOUR BROKER, BANK, COMMERCIAL BANK, TRUST COMPANY, DEALER, OR OTHER AGENT OR NOMINEE (THE “VOTING NOMINEE”) TO PERMIT YOUR VOTING NOMINEE TO COMPLETE AND RETURN A MASTER BALLOT (“MASTER BALLOT”) TO EPIQ BANKRUPTCY SOLUTIONS, LLC (THE “BALLOTING AGENT”) BY 4:00 P.M. (EASTERN DAYLIGHT TIME) ON AUGUST 9, 2011 (THE “VOTING DEADLINE”).  DO NOT MAIL BALLOTS DIRECTLY TO THE DEBTORS, THE BALLOTING AGENT, OR THE INDENTURE TRUSTEE.  PLEASE RETURN YOUR ORIGINAL BALLOT TO THE VOTING NOMINEE SO THAT IT IS ACTUALLY RECEIVED BY THE DATE SET BY THE VOTING NOMINEE.

1 The following 14 Debtors (with the last four digits of each such Debtor’s federal tax identification number) are proponent Debtors of the joint Plan (the “Proponent Debtors”):  Summit Crest Ventures, LLC (5690); Capmark Financial Group Inc. (2188); Capmark Capital Inc. (6496); Capmark Finance Inc. (3444); Commercial Equity Investments, Inc. (4153); Mortgage Investments, LLC (6319); Net Lease Acquisition LLC (9658); SJM Cap, LLC (0862); Capmark Affordable Equity Holdings Inc. (2379); Capmark REO Holding LLC (3951); Capmark Affordable Properties Inc. (3435); Capmark Affordable Equity Inc. (2381); Capmark Investments LP (7999); and Protech Holdings C, LLC (7929).  CFGI’s corporate headquarters is located at 116 Welsh Road, Horsham, Pennsylvania 19044.  The addresses for all of the Debtors are available at the following World Wide Web address:  http://chapter11.epiqsystems.com/capmark.

The Proponent Debtors are soliciting votes with respect to the Second Amended Joint Plan of Capmark Financial Group Inc. and Certain Affiliated Proponent Debtors Under Chapter 11 of the Bankruptcy Code, dated July 8, 2011 (as the same may be amended or modified, the “Plan”) from the holders of certain impaired Claims against the Proponent Debtors.  By order dated July [8], 2011, the Bankruptcy Court approved the Second Amended Disclosure Statement for Joint Plan of Capmark Financial Group Inc. and Certain Affiliated Proponent Debtors Under Chapter 11 of the Bankruptcy Code, dated July 8, 2011 (as the same may be amended or modified, the “Disclosure Statement”).  If you vote to accept the Plan, you will be consenting to certain release provisions unless you indicate otherwise.  Copies of the Plan and Disclosure Statement are enclosed.  All capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Plan.  If you have any questions regarding the proper completion of this Ballot, please contact the Balloting Agent, Epiq Bankruptcy Solutions, LLC (“Epiq”), by telephone at (646) 282-2400 or by email at tabulation@epiqsystems.com.

PLEASE COMPLETE THE FOLLOWING:

ITEM 1.  Principal Amount of Unsecured Notes Claims.  The undersigned certifies that as of July 5, 2011 (the “Voting Record Date”), the undersigned was the Beneficial Owner of debt securities maintained by the Voting Nominee in the aggregate unpaid principal amount set forth below.

Claim Amount:                                $____________________

ITEM 2.  Vote on the Plan.  The Beneficial Owner of the aggregate principal amount of Unsecured Notes Claims set forth above in Item 1 hereby votes with respect to his, her, or its Claims in (i) CFGI Class 3A and (ii) GD Class 3 as to each Guarantor Debtor2 as follows (check one box only):

Check only one (1) box:	☐	Accept the Plan

	☐	Reject the Plan

A vote to either accept or to reject in Item 2 will count as a vote to accept or reject the Capmark Financial Group Inc. Plan in Class 3A and a vote to accept or reject the Plans of Capmark Affordable Equity Holdings Inc., Commercial Equity Investments, Inc., Capmark Capital Inc., Net Lease Acquisition LLC, Capmark Finance Inc., Capmark Investments LP, Mortgage Investments, LLC, Capmark REO Holding LLC, Summit Crest Ventures, LLC, and SJM Cap, LLC (collectively, “GD” or “Guarantor Debtors”) in Class 3.

ITEM 3.  NOTICE OF RELEASES:  BY ACCEPTING THE PLAN YOU WILL BE DEEMED TO HAVE CONSENTED TO THE RELEASE PROVISIONS OF SECTIONS 9.8 AND 9.9 OF THE PLAN UNLESS YOU CHECK THE BOX BELOW.3

Releases (optional):	☐	I do not consent to the release provisions set forth in Sections 9.8 and 9.9 of the Plan

2 As set forth in the Plan, Guarantor Debtors means Capmark Affordable Equity Holdings Inc., Commercial Equity Investments, Inc., Capmark Capital Inc., Net Lease Acquisition, LLC, Capmark Finance Inc., Capmark Investments LP, Mortgage Investments, LLC, Capmark REO Holding LLC, Summit Crest Ventures, LLC, and SJM Cap, LLC.

3 Whether or not you vote to accept the Plan, if the Plan is confirmed by the Bankruptcy Court and the Effective Date occurs, the Injunctions and Releases described in Article IX of the Plan will be binding on you.

2

ITEM 4.  Certification as to Notes Held in Additional Accounts.  By signing this Ballot, the undersigned certifies that either (a) this Ballot is the only Ballot submitted by the undersigned for Unsecured Notes Claims in CFGI Class 3A and GD Class 3 or (b) in addition to this Ballot, one or more Ballots (“Additional Ballots”) for Unsecured Notes Claims CFGI Class 3A and GD Class 3 have been submitted to other Voting Nominees as follows (please use additional sheets of paper if necessary).

COMPLETE THIS SECTION ONLY IF YOU HAVE VOTED
OTHER BALLOTS IN THESE CLASSES

Account Number of Notes	Name of Registered Holder or Voting Nominee of Notes	CUSIP Number of Other Unsecured Notes Claims Voted	Principal Amount of Unsecured Notes Claims Voted in Additional Ballot(s)

To be counted, a Beneficial Owner must vote all of its Unsecured Notes Claims in CFGI Class 3A and GD Class 3 to either accept or reject the Plan.  No split votes will be permitted.  Accordingly, if a Beneficial Owner casts conflicting votes on this Ballot and other Ballots in respect of Claims in the same Class, those votes will not be counted.

ITEM 5.  Certification.  By signing this Ballot, the Beneficial Owner of the Claim identified in Item 1 above certifies that he, she or it:

b.	is the holder of the Unsecured Notes Claim to which this Ballot pertains or is an authorized signatory, and has full power and authority to vote to accept or reject the Plan;

c.
has been provided with a copy of the Plan, Disclosure Statement, and Disclosure Statement Order and acknowledges that the vote set forth on this Ballot is subject to all the terms and conditions set forth in the Plan, Disclosure Statement, and Disclosure Statement Order;

d.
has not submitted any other Ballots relating to its Unsecured Notes Claims that are inconsistent with the votes as set forth in this Ballot or that, as limited by the terms of the Disclosure Statement Order and the instructions attached hereto, if such other Ballots were previously submitted, they either have been or are hereby revoked or changed to reflect the vote set forth herein; and

3

e.	is deemed to have consented to the submission of a Master Ballot to the Debtors’ agent, the Balloting Agent.

Print or Type Name of Claim Holder:

Signature:

Name of Signatory (if Different than Claim Holder):

If by Authorized Agent, Title of Agent:

Street Address:

City, State, and Zip Code:

Telephone Number:

Email Address:

Date Completed:

No fees, commissions, or other remuneration will be payable to any Voting Nominee for soliciting votes on the Plan.  This Ballot is not a letter of transmittal and may not be used for any purpose other than to cast votes to accept or reject the Plan.  Moreover, this Ballot shall not constitute an assertion of a Claim or interest.

THE VOTING DEADLINE IS 4:00 P.M. (EASTERN DAYLIGHT TIME) ON AUGUST 9, 2011, UNLESS SUCH TIME IS EXTENDED.  PLEASE RETURN YOUR BALLOT TO THE VOTING NOMINEE SO THAT IT IS RECEIVED BY THE VOTING NOMINEE NO LATER THAN THE DATE SET BY THE VOTING NOMINEE.

4

Schedule 4E

Form of Master Ballot for Holders of Unsecured Notes
Claims in CFGI Class 3A and GD Class 3

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

x
:
In re	:	Chapter 11
:
CAPMARK FINANCIAL GROUP INC., et al.,	:	Case No. 09-13684 (CSS)
:
Debtors.1	:	Jointly Administered
:
x

FORM OF MASTER BALLOT FOR HOLDERS OF
UNSECURED NOTES CLAIMS IN CFGI CLASS 3A AND GD CLASS 3

PLEASE COMPLETE, SIGN, AND DATE THIS MASTER BALLOT AND RETURN IT TO EPIQ BANKRUPTCY SOLUTIONS, LLC (THE “BALLOTING AGENT”), AT THE FOLLOWING ADDRESS:  CAPMARK BALLOT PROCESSING CENTER, C/O EPIQ BANKRUPTCY SOLUTIONS, LLC, 757 THIRD AVENUE, THIRD FLOOR, NEW YORK, NEW YORK 10017.  IF THIS MASTER BALLOT HAS NOT BEEN ACTUALLY RECEIVED BY THE BALLOTING AGENT BY AUGUST 9, 2011, AT 4:00 P.M. (EASTERN DAYLIGHT TIME), UNLESS SUCH TIME IS EXTENDED (THE “VOTING DEADLINE”), THE VOTES AND RELEASE ELECTIONS OF YOUR CUSTOMERS WILL NOT BE COUNTED.  THEREFORE, YOU MUST ALLOW SUFFICIENT TIME TO BE SURE THAT THE MASTER BALLOT IS RECEIVED BY THE BALLOTING AGENT BEFORE THE VOTING DEADLINE.

The Proponent Debtors are soliciting votes with respect to the Second Amended Joint Plan of Capmark Financial Group Inc. and Certain Affiliated Proponent Debtors Under Chapter 11 of the Bankruptcy Code, dated July 8, 2011 (as the same may be amended or modified, the “Plan”) from the holders of certain impaired Claims against the Proponent Debtors.  By order dated July [8], 2011, the Bankruptcy Court approved the Second Amended Disclosure Statement for Joint Plan of Capmark Financial Group Inc. and Certain Affiliated Proponent Debtors Under Chapter 11 of the Bankruptcy Code, dated July 8, 2011 (as the same may be amended or modified, the “Disclosure Statement”).2  If you vote to accept the Plan, you will be consenting to certain optional release provisions unless you indicate otherwise.  Copies of the Plan and Disclosure Statement are enclosed.  All capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Plan.  If you have any questions regarding the proper completion of this Ballot, please call the Proponent Debtors’ voting and solicitation agent (the “Balloting Agent”), Epiq Bankruptcy Solutions, LLC (“Epiq”), at (646) 282-2400.

1 The following 14 Debtors (with the last four digits of each such Debtor’s federal tax identification number) are proponent Debtors of the joint Plan (the “Proponent Debtors”):  Summit Crest Ventures, LLC (5690); Capmark Financial Group Inc. (2188); Capmark Capital Inc. (6496); Capmark Finance Inc. (3444); Commercial Equity Investments, Inc. (4153); Mortgage Investments, LLC (6319); Net Lease Acquisition LLC (9658); SJM Cap, LLC (0862); Capmark Affordable Equity Holdings Inc. (2379); Capmark REO Holding LLC (3951); Capmark Affordable Properties Inc. (3435); Capmark Affordable Equity Inc. (2381); Capmark Investments LP (7999); and Protech Holdings C, LLC (7929).  CFGI’s corporate headquarters is located at 116 Welsh Road, Horsham, Pennsylvania 19044.  The addresses for all of the Debtors are available at the following World Wide Web address:  http://chapter11.epiqsystems.com/capmark.

2 All capitalized terms used in the Master Ballot or these instructions but not otherwise defined therein shall have the meanings ascribed to such terms in the Plan or Disclosure Statement Order, as applicable.

This master ballot (the “Master Ballot”) is to be used by you, as a broker, bank, commercial bank, trust company, dealer, or other agent or nominee (each of the foregoing, a “Voting Nominee”), for Beneficial Owners of Unsecured Notes Claims in CFGI Class 3A and GD Class 3, to transmit the votes of such holders in respect of their Claims to accept or reject the Plan, which is proposed by the Proponent Debtors.

This Master Ballot is being sent to Voting Nominees to use to cast votes to accept or reject the Plan on behalf of and in accordance with the Beneficial Ballots cast by the Beneficial Owners of Unsecured Notes Claims in CFGI Class 3A and GD Class 3.

You must deliver the completed, executed Master Ballot so that it is actually received by the Balloting Agent on or before the Voting Deadline.  For each completed, executed Beneficial Ballot returned to you by a Beneficial Owner, you must retain a copy of such Beneficial Ballot in your files for at least one year from the Voting Deadline.

RETURN THE COMPLETED MASTER BALLOT TO THE APPLICABLE ADDRESS:

If by first-class mail:
Capmark Ballot Processing
c/o Epiq Bankruptcy Solutions, LLC
FDR Station, P.O. Box 5014
New York, New York 10150-5014

If by hand or overnight delivery:
Capmark Ballot Processing
c/o Epiq Bankruptcy Solutions, LLC
757 Third Avenue, 3rd Floor
New York, New York 10017

You must deliver the Ballot in the manner described above.  Ballots will not be accepted by telecopy, facsimile, electronic mail, or other electronic means of transmission.

2

ITEM 1.  CERTIFICATION OF AUTHORITY TO VOTE.  The Undersigned certifies that as of July 5, 2011, (the “Voting Record Date”), the Undersigned (please check applicable box):

☐	Is a broker, bank, or other agent or nominee for the Beneficial Owner of the aggregate principal amount of Claims listed in Items 2 and 3 below, and is the registered holder of such securities; or

☐
Is acting under a power of attorney and/or agency (a copy of which will be provided upon request) granted by a broker, bank, or other agent or nominee that is the registered holder of the aggregate principal amount of Claims listed in Items 2 and 3 below; or

☐
Has been granted a proxy (an original of which is attached hereto) from a broker, bank, or other nominee, or a Beneficial Owner, that is the registered holder of the aggregate principal amount of Claims listed in Items 2 and 3 below and, accordingly, has full power and authority to vote to accept or reject the Plan on behalf of the Beneficial Owner of the Claims listed in Items 2 and 3 below.

ITEMS 2 AND 3.  TRANSMITTAL OF VOTES FROM INDIVIDUAL BENEFICIAL BALLOTS OF HOLDERS OF UNSECURED NOTES.  The undersigned transmits the following votes of Beneficial Owners of the Claims below and certifies that the following are Beneficial Owners, as of the Voting Record Date, and have delivered to the undersigned, as Voting Nominee, Beneficial Ballots casting such votes (indicate in each column the aggregate principal amount voted for each account – please note that each Beneficial Owner must vote all of his, her, or its Claims to accept or reject the Plan and may not split such vote):

Your Customer Name or Account Number for Each Beneficial Owner Voting on the Plan	Principal Amount of Claims Voted to ACCEPT the Plan*	Principal Amount of Claims Voted to REJECT the Plan*	Check if the Beneficial Owner checked the Box in Item 3 of the Individual Beneficial Ballot
1.	$	$	☐
2.	$	$	☐
3.	$	$	☐
4.	$	$	☐
5.	$	$	☐
6.	$	$	☐
7.	$	$	☐
8.	$	$	☐
9.	$	$	☐
10.	$	$	☐
TOTALS	$	$

* If space provided is insufficient, attach additional sheets in same format.

3

ITEM 4.  ADDITIONAL BALLOTS SUBMITTED BY BENEFICIAL OWNERS.  The undersigned certifies that the following information is a true and accurate schedule on which the undersigned has transcribed the information, if any, provided in Item 4 of each Beneficial Ballot received from a Beneficial Owner.  Please use additional sheets of paper if necessary.

Information to be transcribed from Item 4 of the Beneficial Ballots regarding other Beneficial Ballots cast in respect of Unsecured Notes Claims arising in CFGI Class 3A and GD Class 3.

Your Customer	Transcribe from Item 4 of the Beneficial Ballot*
Name or Account Number for Each Beneficial Owner who completed Item 4 of their Beneficial Ballot	Account Number of Other Notes	Name of Registered Holder or Voting Nominee of Other Notes	CUSIP Number of Other Notes	Principal Amount of Claims Voted in Additional Ballot(s)

*If space provided is insufficient, attach additional sheets in same format.

4

ITEM 5.  CERTIFICATION.  By signing this Master Ballot, the undersigned certifies that:  (i) each Beneficial Owner whose votes are being transmitted by this Master Ballot has been provided with a copy of the Plan, Disclosure Statement, Disclosure Statement Order, and a Beneficial Ballot for voting their Claims; and (ii) it is the registered holder of Claims to which this Master Ballot pertains and/or has full power and authority to vote to accept or reject the Plan.  The undersigned also acknowledges that this solicitation of votes to accept or reject the Plan is subject to all the terms and conditions set forth in the Disclosure Statement Order, dated July [8], 2011.

Name of Voting Nominee

Participant Number

Signature

If by Authorized Agent, Name, and Title

Street Address

City, State, and Zip Code

Telephone Number

Email Address

Date Completed

5

Schedule 5

Notice of Non-Voting Status – Unimpaired Classes

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

x
:
In re	:	Chapter 11
:
CAPMARK FINANCIAL GROUP INC., et al.,	:	Case No. 09-13684 (CSS)
:
Debtors.1	:	Jointly Administered
:
x

NOTICE OF NON-VOTING STATUS – UNIMPAIRED CLASSES

PLEASE TAKE NOTICE THAT on July [8], 2011, the United States Bankruptcy Court for the District of Delaware approved the Second Amended Disclosure Statement for Joint Plan of Capmark Financial Group Inc. and Certain Affiliated Proponent Debtors Under Chapter 11 of the Bankruptcy Code, dated July 8, 2011 (as the same may be amended or modified, the “Disclosure Statement”), filed by the Proponent Debtors, for use by the Proponent Debtors in soliciting acceptances or rejections of the Second Amended Joint Plan of Capmark Financial Group Inc. and Certain Affiliated Proponent Debtors Under Chapter 11 of the Bankruptcy Code, dated July 8, 2011 (as the same may be amended or modified, the “Plan”), from holders of impaired Claims who are (or may be) entitled to receive distributions under the Plan.

UNDER THE TERMS OF THE PLAN, YOUR CLAIM(S) AGAINST ONE OR MORE OF THE PROPONENT DEBTORS IS/ARE UNIMPAIRED AND, THEREFORE, PURSUANT TO SECTION 1126(f) OF THE BANKRUPTCY CODE, YOU ARE (I) PRESUMED TO HAVE ACCEPTED THE PLAN, AND (II) NOT ENTITLED TO VOTE ON THE PLAN.  IF YOU HAVE ANY QUESTIONS ABOUT THE STATUS OF YOUR CLAIM(S) OR WANT TO REQUEST A COPY OF THE PLAN AND DISCLOSURE STATEMENT, PLEASE CONTACT THE PROPONENT DEBTORS’ BALLOTING AGENT, EPIQ BANKRUPTCY SOLUTIONS, LLC, AT (I) CAPMARK BALLOT PROCESSING, C/O EPIQ BANKRUPTCY SOLUTIONS, LLC, FDR STATION, P.O. BOX 5014, NEW YORK, NEW YORK 10150-5014 (IF BY FIRST-CLASS MAIL), (II) CAPMARK BALLOT PROCESSING, C/O EPIQ BANKRUPTCY SOLUTIONS, LLC, 757 THIRD AVENUE, 3RD FLOOR, NEW YORK, NEW YORK 10017 (IF BY HAND DELIVERY OR OVERNIGHT MAIL), OR (III)  BY CALLING (646) 282-2400.

1 The following 14 Debtors (with the last four digits of each such Debtor’s federal tax identification number) are proponent Debtors of the joint Plan (the “Proponent Debtors”):  Summit Crest Ventures, LLC (5690); Capmark Financial Group Inc. (2188); Capmark Capital Inc. (6496); Capmark Finance Inc. (3444); Commercial Equity Investments, Inc. (4153); Mortgage Investments, LLC (6319); Net Lease Acquisition LLC (9658); SJM Cap, LLC (0862); Capmark Affordable Equity Holdings Inc. (2379); Capmark REO Holding LLC (3951); Capmark Affordable Properties Inc. (3435); Capmark Affordable Equity Inc. (2381); Capmark Investments LP (7999); and Protech Holdings C, LLC (7929).  CFGI’s corporate headquarters is located at 116 Welsh Road, Horsham, Pennsylvania 19044.  The addresses for all of the Debtors are available at the following World Wide Web address:  http://chapter11.epiqsystems.com/capmark.

Dated: _______________, 2011
Wilmington, Delaware
Mark D. Collins (No. 2981)
Paul N. Heath (No. 3704)
Jason M. Madron (No. 4431)
Lee E. Kaufman (No. 4877)
RICHARDS, LAYTON & FINGER, P.A.
One Rodney Square
920 North King Street
Wilmington, Delaware 19801
Telephone: (302) 651-7700
Facsimile: (302) 651-7701

-and-

Martin J. Bienenstock
Michael P. Kessler
Judy G.Z. Liu
DEWEY & LEBOEUF LLP
1301 Avenue of the Americas
New York, New York 10019
Telephone: (212) 259-8000

Attorneys for the Debtors and Debtors in Possession

2

Schedule 6

Notice of Non-Voting Status – Impaired Classes

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

x
:
In re	:	Chapter 11
:
CAPMARK FINANCIAL GROUP INC., et al.,	:	Case No. 09-13684 (CSS)
:
Debtors.1	:	Jointly Administered
:
x

NOTICE OF NON-VOTING STATUS – IMPAIRED CLASSES

PLEASE TAKE NOTICE THAT on July [8], 2011, the United States Bankruptcy Court for the District of Delaware approved the Second Amended Disclosure Statement for Joint Plan of Capmark Financial Group Inc. and Certain Affiliated Proponent Debtors Under Chapter 11 of the Bankruptcy Code, dated July 8, 2011 (as the same may be amended or modified, the “Disclosure Statement”), filed by the Proponent Debtors for use by the Proponent Debtors in soliciting acceptances or rejections of the Second Amended Joint Plan of Capmark Financial Group Inc. and Certain Affiliated Proponent Debtors Under Chapter 11 of the Bankruptcy Code, dated July 8, 2011 (as the same may be amended or modified, the “Plan”), from holders of impaired Claims who are (or may be) entitled to receive distributions under the Plan.

UNDER THE TERMS OF THE PLAN, YOU ARE NOT ENTITLED TO RECEIVE OR RETAIN ANY PROPERTY ON ACCOUNT OF YOUR CLAIM(S) AGAINST, OR INTEREST(S) IN, ANY OR ALL OF THE PROPONENT DEBTORS.  THEREFORE, PURSUANT TO SECTION 1126(g) OF THE BANKRUPTCY CODE, YOU ARE (I) DEEMED TO HAVE REJECTED THE PLAN, AND (II) NOT ENTITLED TO VOTE ON THE PLAN.  IF YOU HAVE ANY QUESTIONS ABOUT THE STATUS OF YOUR CLAIM(S) OR INTEREST(S), OR WANT TO REQUEST A COPY OF THE PLAN AND DISCLOSURE STATEMENT, PLEASE CONTACT THE PROPONENT DEBTORS’ BALLOTING AGENT, EPIQ BANKRUPTCY SOLUTIONS, LLC, AT (I) CAPMARK BALLOT PROCESSING, C/O EPIQ BANKRUPTCY SOLUTIONS, LLC, FDR STATION, P.O. BOX 5014, NEW YORK, NEW YORK 10150-5014 (IF BY FIRST-CLASS MAIL), (II) CAPMARK BALLOT PROCESSING, C/O EPIQ BANKRUPTCY SOLUTIONS, LLC, 757 THIRD AVENUE, 3RD FLOOR, NEW YORK, NEW YORK 10017 (IF BY HAND DELIVERY OR OVERNIGHT MAIL), OR (III)  BY CALLING (646) 282-2400.

1 The following 14 Debtors (with the last four digits of each such Debtor’s federal tax identification number) are proponent Debtors of the joint Plan (the “Proponent Debtors”):  Summit Crest Ventures, LLC (5690); Capmark Financial Group Inc. (2188); Capmark Capital Inc. (6496); Capmark Finance Inc. (3444); Commercial Equity Investments, Inc. (4153); Mortgage Investments, LLC (6319); Net Lease Acquisition LLC (9658); SJM Cap, LLC (0862); Capmark Affordable Equity Holdings Inc. (2379); Capmark REO Holding LLC (3951); Capmark Affordable Properties Inc. (3435); Capmark Affordable Equity Inc. (2381); Capmark Investments LP (7999); and Protech Holdings C, LLC (7929).  CFGI’s corporate headquarters is located at 116 Welsh Road, Horsham, Pennsylvania 19044.  The addresses for all of the Debtors are available at the following World Wide Web address:  http://chapter11.epiqsystems.com/capmark.

Dated: _________________, 2011
Wilmington, Delaware
Mark D. Collins (No. 2981)
Paul N. Heath (No. 3704)
Jason M. Madron (No. 4431)
Lee E. Kaufman (No. 4877)
RICHARDS, LAYTON & FINGER, P.A.
One Rodney Square
920 North King Street
Wilmington, Delaware 19801
Telephone: (302) 651-7700
Facsimile: (302) 651-7701

-and-

Martin J. Bienenstock
Michael P. Kessler
Judy G.Z. Liu
DEWEY & LEBOEUF LLP
1301 Avenue of the Americas
New York, New York 10019
Telephone: (212) 259-8000

Attorneys for the Debtors and Debtors in Possession

2

EXHIBIT C

Projected Financial Information

Capmark Financial Group Inc. Notes to Financial Projections

The Financial Projections should be read in conjunction with the assumptions, qualifications, and explanations set forth herein and the “Description and History of Capmark’s Businesses”, “The Chapter 11 Plan” ,“Risk Factors and Other Factors to be Considered”, and “Certain United States Federal Income Tax Consequences of the  Plan,” included in the Disclosure Statement.

The accompanying Financial Projections (the “Financial Projections”) amend and update the projections included in the draft of the Disclosure Statement filed with the Bankruptcy Court on April 15, 2011 (the “Initial Projections”).  The Financial Projections reflect the effects of activity in the period January 1, 2011 through March 31, 2011 as well as certain changes in projected results for periods after June 30, 2011 based on information received through March 31, 2011.

Principal Assumptions for the Projections

Capmark developed the Financial Projections based upon the Plan as described in the Disclosure Statement.  Information relating to the principal assumptions used in preparing the Projections is set forth below.  The Financial Projections include the consolidated accounts of CFGI and its subsidiaries, including those entities that did not file for bankruptcy protection. However, affiliates and related entities that would only be consolidated under the provisions of Accounting Standards Codification 810, Consolidations, have been excluded and the net value of assets in excess of liabilities of those entities that will enure to the benefit of Capmark have been included.  The Financial Projections assume a Plan effective date of June 30, 2011. Actual operating results and values may and will vary from those projected. The Financial Projections assume that all Non-Capmark Bank assets are held at the parent level and not at their respective legal subsidiaries, therefore, no investment in subsidiaries or intercompany transactions are provided.  No elimination entries are contemplated between the Non-Bank and Bank in consolidation.

Capmark, as permitted under U.S. GAAP, may make various accounting elections (such as election of the Fair Value Option (“FVO”) under Accounting Standards Codification 825-10, Financial Instruments) at the Effective Date which could affect the manner in which changes in Capmark’s assets and liabilities are reflected in the balance sheet and statement of operations. The Initial Projections generally followed the accounting methods that Capmark has historically used including the same elections and accounting classifications. The Financial Projections use the same approach as the Initial Projections, except for certain changes in the accounting for loans and certain deposits at Capmark Bank as noted below.  However, no assurance is given that the historical or projected methods will be applied once the Plan becomes effective. The impact of the change in accounting elections and classification at Capmark Bank for loans and certain deposits are discussed below.

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•
Capmark and Capmark Bank had previously elected the FVO for all loans classified as held for sale (“HFS”).  In the Financial Projections, all loans held by Capmark Bank, including loans that were previously classified as held for investment (“HFI”), are classified as HFS and accounted for at the lower of cost or fair value (e.g., without election of the FVO). Any initial fair value adjustments required in connection with Fresh Start Reporting (defined below) are reflected as adjustments to shareholder’s equity rather than in the income statement.

Decreases in the fair value of loans classified as HFS are recorded as losses in the period in which the decrease occurs.   Increases in the fair value of HFS loan are recorded as gains in the period in which the loans are monetized through collection or disposition.  Loan loss provisions and reserves are not applicable to HFS loans.  Accordingly, the Financial Projections eliminate all of the $310.8 million of loan loss provisions and reserves included in the Initial Projections for Capmark Bank.   The effect of eliminating loan loss provisions and reserves is offset in part by a reduction in projected interest income and gains on sale resulting from recovery of certain loss reserves.   The change in accounting election by Capmark Bank did not have a material effect on its ending December 31, 2015 stockholder’s equity presented in the Initial Projections.

Capmark Bank’s projected stockholder’s equity at December 31, 2015 increased approximately $171 million compared to the Initial Projection.  Approximately $45 million of the increase was attributable to the monetization of certain Capmark Bank loans in the quarter ended March 31, 2011 at higher than forecasted values and approximately $90 million was due to increases in forecasted recoveries for certain other loans expected to be monetized in the second quarter of 2011 or future periods based on pending transactional activity and improved market conditions.  There is also a $37 million tax benefit associated with acceleration of net income into the pre-Effective Date period and an increase in limitation of post-Effective Date net operating losses available for use.

•
Deposits for which matching interest rate swaps were in place at March 31, 2011 are projected to be accounted for at fair value through election of the FVO. Separately, the corresponding interest rate swaps would also be carried at fair value. There is no material impact to the Financial Projections for this election compared to historical practice or the Initial Projections.

•
Deposits for which no matching interest rate swaps were in place at March 31, 2011 are projected to be accounted for at amortized cost. Initial fair value adjustments to the deposits’ book values required in connection with fresh start reporting will be amortized to their maturity values as an offset to interest expense; no additional fair value adjustments are projected. There is no material impact to the Financial Projections for this treatment compared to historical practice or the Initial Projections.

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Plan Terms and Consummation
The Financial Projections assume (i) the confirmation and consummation of the Plan according to its terms and (ii) no material contingent or unliquidated litigation or indemnity claims other than those specified in the Plan. There can be no assurance that the FDIC will not seek to assert greater supervision and control over Capmark Bank before or after the Effective Date. Additional bankruptcy expenses will be incurred until the actual Effective Date of the Plan.  The values of the Company’s assets and liabilities fluctuate depending on market conditions.  These and other factors could significantly impact the Reorganized Debtor’s results of operations and cash flow and the regulatory capital of Capmark Bank.

General Economic Conditions
The Financial Projections were prepared assuming business, economic, competitive, industry, regulatory, market and financial conditions which do not differ significantly over the projection period from the current prevailing conditions. The Projections assume that the general stability in economic activity, particularly as it relates to commercial real estate, will continue to affect Capmark’s near term financial performance.

General Operating Assumptions
In accordance with its post-confirmation business plan, each of the business units will be operated with the intention of maximizing the value of assets. Capmark Bank will also be operated to comply with regulatory requirements for safety and soundness and maintain prudent levels of capital and liquidity. The business units generally do not contemplate any new business activities relating to new customers, but it is possible that the Reorganized Debtors and their subsidiaries, including Capmark Bank, will engage in new business activities within their areas of expertise. Refer to Subsection B, “Reorganized Debtors’ Business” within “Description and History of Capmark’s Businesses” in the Disclosure Statement for further discussion of the post-confirmation business plans.

The values realized on asset sales by Capmark’s business units will be influenced by market conditions and other factors (e.g., interest rates).  To the extent market conditions become more or less favorable, actual asset and liability balances along with results of operations could vary considerably from forecasted amounts.

Net Interest Income: The projections assume, given a successful Plan, that Capmark will reduce its outstanding debt and subsequently generate increasing levels of positive net interest income during the Projection Period. Interest income is only reflected for loans which are on accrual status. The Financial Projections for the Non-Bank operations include the positive impact of non-cash accretion of the fair value adjustments from Fresh Start Reporting (defined below) for loans held for investment, where there is a difference between the estimate of fair value at June 30, 2011, and the amount of cash recognized upon the resolution of the asset in a future period.

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Interest Expense: The projections reflect the proposed post-emergence Reorganized CFGI Debt Securities along with interest on bank deposit liabilities and secured borrowings within Capmark Bank. The Financial Projections include the positive impact of non-cash accretion of the fair value adjustments from Fresh Start Reporting (defined below) for deposits for which no matching interest rate swaps were in place at March 31, 2011, Asia unsecured facility, other borrowings and derivatives where there is a difference between the estimate of fair value at June 30, 2011 and the amount of cash recognized upon the paydown in a future period.

Non-Bank Provision for Loan Losses:  Credit quality of assets is projected to remain stable reflecting the assumed macroeconomic conditions.  Reserves for loan losses are eliminated as of June 30, 2011 since the related assets are adjusted to fair value in compliance with Fresh Start Reporting (defined below). Provisions and loss reserves may need to be established after emergence.

Net Gain (Losses):  The Financial Projections include the positive impact of non-cash accretion of the fair value adjustments from Fresh Start Reporting (defined below) for loans held for sale, investments and real estate assets, where there is a difference between the estimate of fair value at June 30, 2011 and the amount of cash recognized upon the resolution of the asset in a future period.  The projections assume the asset resolves on the last day of the period.

Operating Expenses:  Capmark has completed multiple rounds of headcount reductions and the Financial Projections incorporate continued rationalization of operating expenses consistent with the size and complexity of its business over time.  Operating expenses include compensation and benefits, incentive compensation and severance (excluding any retention costs), professional fees and other non-interest expenses.  To the extent the timing or amount of sales of certain businesses or assets which are not part of the post-emergence business plan change, there could be a resulting impact on staffing levels and related expenses.

Income Tax Provision (Benefit):  The Financial Projections incorporate U.S. Federal, foreign, state and local taxes, as applicable. It is assumed that Capmark’s tax attributes will be reduced to the extent of debt forgiveness income.

Reorganization and Fresh Start Adjustments in the Proforma Consolidated Balance Sheet as of June 30, 2011

Reorganization adjustments have been estimated and reflect the discharge of debt under the Plan and adoption of fresh start reporting in accordance with Accounting Standards Codification 852-10, Reorganizations (“ASC 852-10”). Fresh start reporting requires an allocation of the reorganization value of reorganized Capmark to its assets and liabilities in proportion to their relative fair value, in conformity with ASC 805, Business Combinations.   The reorganization value used in preparing the Proforma Consolidated Balance Sheet of Reorganized CFGI was $3,139 million, comprised of approximately $1,250 million of notes payable and $1,889 million of common stock, which includes the value ascribed to Capmark Bank. The reorganization value is subject to change to reflect any adjustment in the Projections on which the valuation is based. The allocation of the reorganization value to individual assets and liabilities is subject to change based on the facts present at the actual effective date and could result in material difference to the allocated values estimated in these Financial Projections.

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Fresh start accounting adjustments in the Proforma Balance Sheet result primarily from the following:

•
Adjustment of the net book value of assets to fair value.  The fair values were generally developed utilizing a discounted cash flow analysis at March 31, 2011 unless a quoted market price or recent appraised value was available as of March 31, 2011.  The fair value estimates as of March 31, 2011 were generally brought forward to June 30, 2011 by reflecting any projected monetizations of assets in the period from April 1, 2011 to June 30, 2011.  No additional adjustments were made to these projections of fair value at June 30, 2011 for changes in market conditions.

•	Adjustment of the net book value of remaining liabilities (primarily Asia unsecured facility) to fair value. These fair values were generally developed utilizing a discounted cash flow analysis.
•	The elimination of the accumulated deficit and accumulated other comprehensive income.

Reorganization adjustments in the Proforma Balance Sheet:
•
The reorganization value used in preparing the proforma balance sheet of Reorganized CFGI was $3,139 million, comprised of $1,250 million of debt and $1,889 million of common stock.  Previously issued debt, common stock and trust preferred securities are cancelled. The reorganization value is subject to change to reflect any adjustments in the Financial Projections on which the valuation is based.

•
As of June 30, 2011 (assuming the Effective Date occurs on June 30, 2011), the Reorganized Debtors and their subsidiaries (excluding Capmark Bank) are projected to have $348.7 million of cash and cash equivalents after giving effect to all payments contemplated to be made on or about the Effective Date.  Effective Date payments include (i) $900 million to be distributed in respect of General Unsecured Claims, (ii) $85 million to be paid under the Crystal Ball Settlement and (iii) approximately $35 million in respect of Administrative Expense Claims, Professional, Compensation and Reimbursement Claims, Priority Tax Claims, Non-Tax Priority Claims and Convenience Class claims.   The $348.7 million will be used by the Reorganized Debtors for working capital and general corporate purposes, including the funding of a reserve covering two months’ of interest payments on the CFGI Debt Securities.  A portion of the $348.7 million constitutes cash that is considered restricted for various reasons from use for general corporate purposes.

•	Assumes all intercompany pre- and post-petition claims are resolved as described in the Plan.

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•
Includes an adjustment in stockholders’ equity for the fair value of the net assets in excess of the reorganization value.  Whereas the fair value of net assets reflects the sum of estimated fair value for individual assets and liabilities, the reorganization value takes into consideration cash activity that is not directly related to these assets and liabilities; for example, operating expenses.  This cash activity is included in the reorganization value and was estimated using a discounted cash flow analysis. Actual expenses will be recognized in the statement of operations as incurred.

Consideration of certain departures from generally accepted accounting principles (“GAAP”)

The following are key assumptions that would also need to be considered in the application of U.S. GAAP in the preparation of financial statements. The accompanying Financial Projections are impacted by these assumptions:

•
The impact of ASC 810, Consolidations, has not been reflected for variable interest entities that are affiliated with Capmark. The amount of assets and liabilities in the accompanying balance sheets would be higher although any results of operations and retained earnings would be reported as noncontrolling interest.

•
The disposition of assets are assumed to fully meet the criteria in ASC 360 — Property, Plant, and Equipment – Real Estate Sales, ASC 976 — Real Estate—Retail Land – Revenue Recognition and ASC 860-10 — Transfers and Servicing.

To the extent projected sales of the Company’s assets do not meet the above criteria, the Company’s balance sheet would continue to reflect the assets with corresponding liabilities to the assets’ buyer(s).
•	The fair value estimations reflected in the Financial Projections may not reflect the “highest and best use” concept as discussed in ASC 820, Fair Value Measurements and Disclosures.

Loans Held for Investment, Loans Held for Sale and Construction Loans: Loans consist of domestic and international, fixed and floating rate loans that are secured primarily by commercial and multifamily real estate properties. Construction loans include loans for multifamily projects and commercial buildings.

Real Estate Investments: Real estate owned (“REO”) is comprised of real estate assets acquired through foreclosure or other workout processes; includes loans that have been deemed to be in-substance foreclosures for accounting purposes. For loans that convert to REO after June 30, 2011, any projected gain or loss expected for that asset is captured prior to the loan converting to REO.  No estimate is provided for future impairments after the asset has been classified as REO.  Real estate held for investment is comprised of real estate assets that were directly acquired by the Company.

Equity Investments: Equity investments are comprised of non-marketable equity positions in certain real estate projects and non-marketable equity investments in real estate investment funds and Federal Home Loan Bank (“FHLB”) membership stock held by Capmark Bank.  The equity positions are in the form of limited partnership and limited liability company investments.

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Future Funding Obligations:  Asset values are adjusted to reflect the fulfillment of future funding obligations when the cash outflows are contemplated in the monetization projections.  Future funding projections include fulfillment of projected fundings for loans, real estate held for investment and equity investments.

Debt Repayments:  The Financial Projections assume Non-Bank cash flows from asset dispositions are used to paydown first lien debt, second lien debt and the Asia unsecured facility consistent with the terms for the respective debt obligations and sources of cash flow. Cash flows within Capmark Bank are used to pay down deposits and FHLB advances.

Forward Looking Information
The Financial Projections contain forward-looking assessments of asset values, potential recoveries from such assets, the potential for migration of loans to non-performing classification, the potential timing of that migration, and estimates of corresponding losses and eventual recoveries.  These assessments were not prepared in accordance with US GAAP.  Moreover, these are estimates which incorporate material assumptions including, but not limited to, real estate market conditions, occupancy rates, rental rates, cap rates, asset values, availability and terms of financing for commercial properties and other assumptions as to other factors that are outside of management’s control.

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Capmark Financial Group Inc.
Financial Projections

Summary of Reorganization and Fresh Start Accounting
June 30, 2011
(in 000's)

	Plan of Reorganization Adjustments
	Predecessor	Settlement of	Retire Existing	Allocate Fair	Fresh-Start
	Book Value	Liabilities	Equity Interest	Value	Balance Sheet
Assets

Cash, restricted cash and cash equivalents	$1,362,678	$(1,020,261)	$-	$6,285	$348,702
Accounts and other receivables	61,386	-	-	(10,527)	50,859
Investment Securities	19,800	-	-	(11,082)	8,718
Loans held for sale	365,472	-	-	22,427	387,899
Loans held for investment, net	410,761	-	-	(40,720)	370,041
Real estate investments
Real estate held for sale	20,318	-	-	(614)	19,704
Real estate held for investment	242,044	-	-	(44,282)	197,762
Real estate acquired through foreclosure	376,460	-	-	(35,418)	341,042
Equity investments	303,515	-	-	(10,022)	293,493
Investment in Capmark Bank	1,740,376	-	-	(60,107)	1,680,269
Other assets	32,620	-	-	(10,565)	22,055

Total Assets	$4,935,430	$(1,020,261)	$-	$(194,625)	$3,720,544

Liabilities

Accounts payable and other liabilities	$90,839	$(35,261)	$-	$-	$55,578
Debt	6,758,071	(6,681,259)	-	-	76,812
First Lien Debt (Note A)	-	750,000	-	-	750,000
Second Lien Debt (Note B)	-	500,000	-	-	500,000

Total Liabilities	6,848,910	(5,466,520)	-	-	1,382,390

Equity

Mezzanine equity	71,502	-	(71,502)	-	-
Common stock at par	413	100	(413)	-	100
APIC	3,775,219	1,888,513	243,340	(4,018,557)	1,888,514
Fair value in excess of restructure value	-	-	-	449,540	449,540
Retained earnings(deficit)	(5,932,039)	2,557,646	-	3,374,393	-
Accumulated other comprehensive income	171,425	-	(171,425)	-	-

Total Equity	(1,913,480)	4,446,259	-	(194,625)	2,338,154

Total Liabilities and Equity	$4,935,430	$(1,020,261)	$-	$(194,625)	$3,720,544

See Notes to Financial Projections.

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Capmark Financial Group Inc.
Financial Projections

Consolidated Income Statement
(in 000's)	2H 2011			2012			2013
	Bank	Non Bank	Consolidated	Bank	Non Bank	Consolidated	Bank	Non Bank	Consolidated
Net Interest Income
Interest income	81,871	27,719	109,590	145,622	32,595	178,217	117,110	17,111	134,221
Interest expense	13,895	43,233	57,127	26,105	47,961	74,067	20,654	4,562	25,215
Net interest income	67,976	(15,514)	52,463	119,517	(15,366)	104,151	96,456	12,549	109,006
Provision for loan losses	-	1,103	1,103	-	452	452	-	249	249
Net interest income after provision for loan losses	67,976	(16,616)	51,360	119,517	(15,818)	103,699	96,456	12,301	108,757

Noninterest Income
Net gains (losses):
Net gains (losses) on HFS loans	15,716	9,429	25,144	62,657	15,523	78,180	24,180	7,397	31,577
Net gains (losses) on HFI loans	-	1,357	1,357	-	1,229	1,229	-	1,229	1,229
Net gains (losses) on investments and real estate	-	31,129	31,129	-	20,675	20,675	-	3,158	3,158
Other gains (losses), net	6,240	(7,360)	(1,120)	6,036	3,518	9,554	(1,823)	1,665	(158)
Asset management fees	-	650	650	-	-	-	-	-	-
Equity in income (loss) of joint ventures and partnerships	-	12,503	12,503	-	8,379	8,379	-	8,609	8,609
Net real estate investment and other income	-	3,310	3,310	-	7,892	7,892	-	2,426	2,426
Total noninterest income	21,956	51,018	72,974	68,692	57,217	125,909	22,357	24,483	46,841
Net revenue	89,932	34,402	124,334	188,209	41,399	229,608	118,814	36,784	155,598

Noninterest Expense
Compensation and benefits	15,058	14,454	29,512	27,601	24,193	51,794	22,766	24,102	46,869
Professional fees and other expenses	16,158	33,295	49,453	23,309	35,595	58,904	16,115	23,185	39,301
Total noninterest expense	31,216	47,749	78,965	50,910	59,788	110,698	38,882	47,287	86,169
Income (loss) before income tax provision (benefit)	58,716	(13,347)	45,369	137,299	(18,389)	118,910	79,932	(10,503)	69,428
Income tax provision (benefit)	4,728	(820)	3,908	7,979	(4,497)	3,482	-	2,400	2,400

Net (Loss) Income	53,988	(12,527)	41,461	129,320	(13,892)	115,428	79,932	(12,903)	67,028

See Notes to Financial Projections.

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Capmark Financial Group Inc.
Financial Projections

Consolidated Income Statement
(in 000's)	2014			2015
	Bank	Non Bank	Consolidated	Bank	Non Bank	Consolidated
Net Interest Income
Interest income	92,169	6,611	98,779	82,519	3,458	85,976
Interest expense	5,487	0	5,487	-	(0)	(0)
Net interest income	86,682	6,611	93,293	82,519	3,458	85,976
Provision for loan losses	-	72	72	-	30	30
Net interest income after provision for loan losses	86,682	6,538	93,221	82,519	3,428	85,946

Noninterest Income
Net gains (losses):
Net gains (losses) on HFS loans	33,639	5,921	39,560	8,155	1,883	10,038
Net gains (losses) on HFI loans	-	1,229	1,229	-	-	-
Net gains (losses) on investments and real estate	-	914	914	-	148	148
Other gains (losses), net	(610)	1,665	1,055	-	1,665	1,665
Asset management fees	-	-	-	-	-	-
Equity in income (loss) of joint ventures and partnerships	-	8,173	8,173	-	1,834	1,834
Net real estate investment and other income	-	55	55	-	(11)	(11)
Total noninterest income	33,029	17,957	50,986	8,155	5,518	13,673
Net revenue	119,712	24,495	144,207	90,673	8,946	99,620

Noninterest Expense
Compensation and benefits	11,857	28,090	39,947	9,353	4,897	14,250
Professional fees and other expenses	11,356	13,079	24,435	10,240	10,523	20,763
Total noninterest expense	23,213	41,169	64,382	19,593	15,420	35,012
Income (loss) before income tax provision (benefit)	96,498	(16,674)	79,825	71,081	(6,473)	64,607
Income tax provision (benefit)	14,644	(10,721)	3,923	5,916	(2,647)	3,269

Net (Loss) Income	81,854	(5,952)	75,902	65,165	(3,826)	61,339

See Notes to Financial Projections.

10 of 14

Capmark Financial Group Inc.
Financial Projections

Consolidated Balance Sheet
(in 000's)	2Q 2011			4Q 2011			2012
	Bank	Non Bank	Consolidated	Bank	Non Bank	Consolidated	Bank	Non Bank	Consolidated
Cash and cash equivalents	1,708,801	330,508	2,039,309	1,817,106	283,200	2,100,306	1,561,631	226,902	1,788,532
Restricted cash	452,036	18,193	470,229	302,036	17,775	319,811	202,036	16,581	218,617
Cash and cash equivalents	2,160,837	348,702	2,509,538	2,119,142	300,976	2,420,118	1,763,667	243,483	2,007,150

Investment securities	217,120	8,718	225,837	366,995	9,156	376,151	159,925	6,221	166,146

Loans held for sale	3,896,937	387,899	4,284,835	3,278,644	315,289	3,593,933	2,041,430	165,885	2,207,315
Loans held for investment, net	-	370,041	370,041	0	275,301	275,301	0	231,736	231,736
Real estate acquired through foreclosure	225,351	341,042	566,393	155,104	244,192	399,296	114,658	74,284	188,942
Real estate held for investment	-	197,761	197,761	-	130,086	130,086	-	15,793	15,793
Real estate held for investment	-	19,704	19,704	-	-	-	-	-	-
Equity investment	-	293,493	293,493	-	217,545	217,545	-	128,861	128,861
Total inventory	4,122,288	1,609,941	5,732,229	3,433,748	1,182,413	4,616,161	2,156,088	616,560	2,772,648

Other assets	211,249	72,914	284,163	165,364	44,139	209,502	125,077	36,444	161,521

Total Assets	6,711,494	2,040,274	8,751,768	6,085,249	1,536,683	7,621,932	4,204,757	902,709	5,107,465

Liabilities and Equity
Liabilities:
Accounts payable and other liabilities	95,262	55,578	150,840	73,530	51,248	124,778	43,655	42,589	86,244
Deposits	4,389,542	-	4,389,542	3,883,614	-	3,883,614	2,078,204	-	2,078,204
Other borrowings	546,420	-	546,420	393,847	-	393,847	219,321	-	219,321
First lien debt (A Note)	-	750,000	750,000	-	288,031	288,031	-	0	0
Second lien debt (B Note)	-	500,000	500,000	-	500,000	500,000	-	209,186	209,186
Asia unsecured debt facility	-	76,812	76,812	-	32,577	32,577	-	0	0
	5,031,224	1,382,390	6,413,614	4,350,992	871,857	5,222,848	2,341,180	251,774	2,592,954
Equity:
Fair value in excess of reorganization value	-	449,540	449,540	-	449,540	449,540	-	449,540	449,540
Common stock and APIC	1,680,269	208,344	1,888,614	1,680,269	228,634	1,908,904	1,680,269	228,634	1,908,904
Retained earnings	-	-	-	53,988	(13,347)	40,641	183,308	(27,239)	156,068
Total Equity	1,680,269	657,884	2,338,153	1,734,257	664,827	2,399,084	1,863,577	650,935	2,514,512

Total Liabilities and Equity	6,711,494	2,040,274	8,751,768	6,085,249	1,536,683	7,621,932	4,204,757	902,709	5,107,465

See Notes to Financial Projections.

11 of 14

Capmark Financial Group Inc.
Financial Projections

Consolidated Balance Sheet
(in 000's)	2013			2014			2015
	Bank	Non Bank	Consolidated	Bank	Non Bank	Consolidated	Bank	Non Bank	Consolidated
Cash and cash equivalents	1,636,552	461,851	2,098,404	1,834,599	566,672	2,401,271	2,022,637	631,854	2,654,491
Restricted cash	-	16,581	16,581	-	16,581	16,581	-	16,581	16,581
Cash and cash equivalents	1,636,552	478,433	2,114,985	1,834,599	583,253	2,417,852	2,022,637	648,435	2,671,072
Investment securities	261,736	4,740	266,476	10,726	1,100	11,826	9,266	-	9,266

Loans held for sale	849,659	47,143	896,801	132,810	45,723	178,533	6,758	(0)	6,758
Loans held for investment, net	0	74,270	74,270	0	3,132	3,132	-	0	0
Real estate acquired through foreclosure	37,419	1,246	38,666	-	0	0	-	0	0
Real estate held for investment	-	-	-	-	-	-	-	-	-
Real estate held for investment	-	-	-	-	-	-	-	-	-
Equity investment	-	56,966	56,966	-	26,245	26,245	-	11,369	11,369
Total inventory	887,078	179,625	1,066,703	132,810	75,100	207,910	6,758	11,369	18,127
Other assets	81,633	16,785	98,418	62,198	14,177	76,376	60,382	10,000	70,382

Total Assets	2,866,999	679,583	3,546,582	2,040,333	673,630	2,713,964	2,099,043	669,804	2,768,847

Liabilities and Equity
Liabilities:
Accounts payable and other liabilities	25,728	41,552	67,279	14,970	41,552	56,522	8,515	41,552	50,067
Deposits	897,762	-	897,762	-	-	-		-	-
Other borrowings	-	-	-	-	-	-		-	-
First lien debt (A Note)	-	(0)	(0)	-	(0)	(0)	-	(0)	(0)
Second lien debt (B Note)	-	(0)	(0)	-	0	0	-	0	0
Asia unsecured debt facility	-	0	0	-	-	-	-	-	-
	923,490	41,552	965,042	14,970	41,552	56,522	8,515	41,552	50,067
Equity:
Fair value in excess of reorganization value	-	449,540	449,540	-	449,540	449,540	-	449,540	449,540
Common stock and APIC	1,680,269	228,634	1,908,904	1,680,269	228,634	1,908,904	1,680,269	228,634	1,908,904
Retained earnings	263,239	(40,143)	223,097	345,093	(46,095)	298,998	410,258	(49,921)	360,337
Total Equity	1,943,509	638,031	2,581,540	2,025,363	632,079	2,657,441	2,090,528	628,252	2,718,780
Total Liabilities and Equity	2,866,999	679,583	3,546,582	2,040,333	673,630	2,713,964	2,099,043	669,804	2,768,847
See Notes to Financial Projections.

12 of 14

Capmark Financial Group Inc.
Financial Projections

Consolidated Cash Flows
(in 000's)	2H 2011			2012			2013
	Bank	Non Bank	Consolidated	Bank	Non Bank	Consolidated	Bank	Non Bank	Consolidated
Net Income (Loss)	53,988	(13,347)	40,641	129,320	(13,892)	115,428	79,932	(12,903)	67,028
Provision for loan losses	-	1,103	1,103	-	452	452	-	249	249
Gains (losses), net	(19,538)	(51,298)	(70,836)	(64,857)	(59,809)	(124,666)	(19,522)	(24,658)	(44,180)
Changes in other liabilities	-	(4,330)	(4,330)	-	(8,660)	(8,660)	-	(1,037)	(1,037)
Non-cash interest income	(54,365)	-	(54,365)	(75,884)	-	(75,884)	(43,480)	-	(43,480)
Net asset proceeds	728,409	508,393	1,236,802	1,350,728	634,458	1,985,187	1,318,707	499,421	1,818,129
Interest embedded in asset proceeds	-	(25,860)	(25,860)	-	(30,003)	(30,003)	-	(16,937)	(16,937)
Deposits and other bank debt issuance	100,000	-	100,000	200,000	-	200,000	200,000	-	200,000

Net increase (decrease) in cash and cash equivalents	808,494	414,661	1,223,155	1,539,307	522,546	2,061,853	1,535,637	444,135	1,979,772

Beginning Cash	2,075,920	330,508	2,406,429	2,284,101	283,200	2,567,301	1,923,592	226,902	2,150,493
Change in Cash	808,494	414,661	1,223,155	1,539,307	522,546	2,061,853	1,535,637	444,135	1,979,772
Cash flow available for debt repayment	2,884,414	745,169	3,629,583	3,823,408	805,747	4,629,155	3,459,228	671,037	4,130,265
Cash sweep to paydown debt	-	(461,969)	(461,969)	-	(578,845)	(578,845)	-	(209,186)	(209,186)
Deposit and other bank debt maturities	(700,313)	-	(700,313)	(2,101,852)	-	(2,101,852)	(1,560,940)	-	(1,560,940)
Ending cash	2,184,101	283,200	2,467,301	1,721,556	226,902	1,948,457	1,898,288	461,851	2,360,140
Pledged cash and securities - Bank only	302,036	-	302,036	202,036	-	202,036	-	-	-
Ending cash, pledged cash and securities	2,486,137	283,200	2,769,337	1,923,592	226,902	2,150,493	1,898,288	461,851	2,360,140

See Notes to Financial Projections.

13 of 14

Capmark Financial Group Inc.
Financial Projections

Consolidated Cash Flows
(in 000's)	2014			2015
	Bank	Non Bank	Consolidated	Bank	Non Bank	Consolidated
Net Income (Loss)	81,854	(5,952)	75,902	65,165	(3,826)	61,339
Provision for loan losses	-	72	72	-	30	30
Gains (losses), net	(31,194)	(17,957)	(49,151)	(8,155)	(5,518)	(13,673)
Changes in other liabilities	-	-	-	-	-	-
Non-cash interest income	(6,875)	-	(6,875)	-	-	-
Net asset proceeds	796,584	135,268	931,852	129,568	77,955	207,523
Interest embedded in asset proceeds	-	(6,611)	(6,611)	-	(3,458)	(3,458)
Deposits and other bank debt issuance	-	-	-	-	-	-

Net increase (decrease) in cash and cash equivalents	840,368	104,821	945,189	186,578	65,182	251,760

Beginning Cash	1,898,288	461,851	2,360,140	1,845,324	566,672	2,411,996
Change in Cash	840,368	104,821	945,189	186,578	65,182	251,760
Cash flow available for debt repayment	2,738,656	566,672	3,305,328	2,031,903	631,854	2,663,757
Cash sweep to paydown debt	-	-	-	-	-	-
Deposit and other bank debt maturities	(893,332)	-	(893,332)	-	-	-
Ending cash	1,845,324	566,672	2,411,996	2,031,903	631,854	2,663,757
Pledged cash and securities - Bank only	-	-	-	-	-	-
Ending cash, pledged cash and securities	1,845,324	566,672	2,411,996	2,031,903	631,854	2,663,757

See Notes to Financial Projections.

14 of 14

EXHIBIT D

Recovery Analysis

Exhibit D
Capmark Financial Group Inc. and Proponent Debtor Recovery Analysis

Important Information & Risk Factors and Other Factors to Be Considered

This Exhibit D contains forward-looking statements as described in the Plan.  The Recovery Analysis is subject to qualifications set forth in the Disclosure Statement, including, without limitation, the “Important Information” at the beginning of the Disclosure Statement and Section VII, “Risk Factors and Other Factors to be considered.”

The information, data and output included in the Recovery Analysis are estimates derived from sources available to the Proponent Debtors at the time of the preparation of this analysis.  Creditors should not rely on the Recovery Analysis as a representation or guarantee of future distributions of value of the Reorganized Debtors. The Recovery Analysis is only an estimate, and the assumptions and estimates underlying it are subject to significant business, economic, natural, competitive, industry, regulatory, market and financial conditions and uncertainties beyond the control of the Proponent Debtors.  The Proponent Debtors caution that no representations can be made or are made as to the accuracy or completeness of the Recovery Analysis or to the Proponent Debtors’ ability to achieve the underlying projected recoveries. Moreover, events and circumstances occurring subsequent to the date on which the Proponent Debtors prepared this analysis may be different from those assumed, or, alternatively, may have been unanticipated, and thus the occurrence of these events may affect financial results in a material adverse or material beneficial manner.

General Assumptions

The Recovery Analysis is based upon the terms of the Plan and is subject to the assumptions identified in the Plan and as described herein.  The Recovery Analysis incorporates the accounts of the Proponent Debtors and their Affiliates.

The Recovery Analysis assumes, among other items: (i) the Effective Date of the Plan occurs on or about June 30, 2011; (ii) the projected fair value of assets as of June 30, 2011, as reflected in the Financial Projections (other than with respect to Japan); (iii) all Proponent Debtor Intercompany Claims and Affiliate Intercompany Claims are deemed valid in accordance with the Plan; (iv) no contingent, unliquidated or disputed claims other than those identified in the Claims Register (as defined below); (v) the accuracy of the estimated Allowed Claims; (vi) no claims are asserted by the FDIC under the Capital Maintenance Agreement, other than those already satisfied by compliance with the Bankruptcy Court order dated December 23, 2009 [Docket No. 529]; (vii) subordination of the Junior Unsecured Subordinated Debentures (viii) the consummation of the proposed US Bank transaction, as filed on February 22, 2011 [Docket No. 2512], by June 30, 2011, including the projected impact on NMTC net asset recoveries and operating expenses; (ix) compliance with the terms of the Merrill Lynch Settlement Agreement, as filed with the Bankruptcy Court on August 25, 2010 [Docket No.1598 ]; (x) the consummation of the Morgan Stanley Settlement Agreement, as filed with the Bankruptcy Court on February 18, 2011 [Docket No. 2501]; (xi) the execution of the Wentwood Agreement; (xii) other LIHTC settlements similar to the Merrill Lynch Settlement Agreement and the Morgan Stanley Settlement Agreement and (xiii) approval of the Crystal Ball Settlement Agreement.

Exhibit D
Capmark Financial Group Inc. and Proponent Debtor Recovery Analysis

Estimated Net Assets

Non-Restricted Cash and Cash Equivalents

The Recovery Analysis includes estimated cash and cash equivalents at the Effective Date at each Proponent Debtor and Affiliate based on unaudited March 31, 2011 non-restricted cash and cash equivalents (excluding Capmark Bank), as reflected in such Proponent Debtor’s general ledger, plus the projected impact of the net cash flows from April 1, 2011 through June 30, 2011.

Restricted Cash and Cash Equivalents and Misc. Assets

The Recovery Analysis includes the projected value of restricted cash and cash equivalents and miscellaneous assets of the Proponent Debtors and their Affiliates (excluding Capmark Bank) to the extent it is anticipated that these assets will become unrestricted or can be collected by December 31, 2015. The resultant miscellaneous asset cash flows were then discounted at an annual rate of 6% to June 30, 2011.

Estimated Fair Value of Directly Held Assets

The Recovery Analysis assumes that the assets held at each Proponent Debtor and Affiliate provide value (in the form of net interest, principal repayment, fees and other net cash receipts) according to the projected fair values in the June 30, 2011 balance sheet.

Capmark Bank

CFGI was advised by Lazard Freres & Co. LLC (“Lazard”) as to the value of Capmark Bank. In preparing its analyses, Lazard, among other things:  (i) reviewed certain historical financial information of Capmark Bank for the recent years and interim periods; (ii) reviewed certain internal financial and operating data of Capmark Bank including financial projections prepared and provided by Capmark Bank’s management relating to its business and its prospects; (iii) met with certain members of senior management of CFGI and Capmark Bank to discuss Capmark Bank’s operations and future prospects; (iv) reviewed certain publicly available financial data and considered the financial information of certain public companies believed to be relevant for their analyses; (v) considered certain economic and industry information relevant to the operating business; and (vi) reviewed such other information and conducted such other studies, analyses, inquiries, and investigations as Lazard deemed appropriate.

Exhibit D
Capmark Financial Group Inc. and Proponent Debtor Recovery Analysis

Lazard assumed and relied on the accuracy and completeness of all:  (i) financial and other information furnished to it by or on behalf of CFGI and Capmark Bank, including without limitation, information provided by CFGI regarding its bank regulators; and (ii) publicly available information.  In addition, Lazard assumed and relied upon the reasonableness and accuracy of management's projections. Management prepared, and instructed Lazard to use, the projections on the basis of a business plan that contemplates no new loan origination or deposit gathering activities, and management’s plan for servicing, collection and asset sale activities regarding Capmark Bank’s current loan portfolio (i.e., a “run-off” business plan).  Further, management’s projections are based on a number of significant assumptions, including but not limited to: the successful reorganization of the Proponent Debtors, an assumed effective date of June 30, 2011, Capmark Bank’s ability to achieve the operating and financial results set forth in the projections, the absence of further adverse actions from its bank regulators, and the assumption that business, economic and financial market conditions remain consistent with current conditions.  In conducting its analyses, Lazard did not perform any independent valuation or appraisal of the assets or liabilities of Capmark Bank and no independent valuations or appraisals were provided to Lazard.  Lazard is not an expert in the evaluation of loan portfolios for the purposes of assessing the adequacy of allowances for losses with respect thereto, and Lazard did not make an independent evaluation of the adequacy of such allowances by Capmark Bank. In addition, Lazard did not review individual credit files nor did Lazard make any physical inspection of the properties or assets of Capmark Bank.

In preparing its valuation analysis of Capmark Bank, Lazard performed a variety of analyses and considered a variety of factors.  Lazard placed different weights on each of these analyses and made judgments as to the relative significance of each analysis in determining the value of Capmark Bank.  Lazard did not consider any one analysis or factor to the exclusion of any other analysis or factor.  Lazard’s valuation must be considered as a whole and selecting just one methodology or portions of the analyses, without considering the analyses as a whole, could create a misleading or incomplete conclusion as to Capmark Bank’s value.  Due to the unique operating and financial characteristics of Capmark Bank, including that the Bank is currently operating under regulatory Cease and Desist Orders issued by the FDIC and the UDFI and management’s views regarding Capmark Bank’s future business prospects, Lazard did not perform an analysis on the basis of Capmark Bank engaging in activities other than managing its existing assets and liabilities in a manner consistent with management’s financial projections and was therefore unable to perform certain analyses it would customarily perform.  As such, Lazard primarily relied upon a discounted cash flow (“DCF”) analysis based on Capmark Bank's financial projections.

Capmark Bank's valuation range applying (a) a DCF methodology to Capmark Bank's projections, (b) a discount rate range of 10-13% and (c) assuming a terminal value exit in 2014 of 1x book value is estimated to be $1.32 billion - $1.45 billion with a midpoint of the valuation range of $1.39 billion.

In addition to the DCF valuation described above, based on discussions with and guidance from CFGI management, Lazard further analyzed the value of Capmark Bank if bank regulators were to permit excess capital to be distributed as dividends once Capmark Bank’s cash balance exceeds 100% of Capmark Bank’s liabilities, forecasted by Capmark Bank management to first occur at the end of the second quarter of 2013 (“Adjusted DCF”).  Under Capmark Bank's regulatory supervision arrangements, there is presently no ability to distribute dividends to the shareholders of the Bank.  Notwithstanding the current regulatory arrangement, the Adjusted DCF methodology illustrates an estimated valuation range if Capmark Bank were to be permitted to release capital prior to complete monetization of Capmark Bank’s existing asset portfolio.

Exhibit D
Capmark Financial Group Inc. and Proponent Debtor Recovery Analysis

Lazard cannot assess whether or not Capmark Bank’s regulators will permit excess capital to be distributed as dividends as described in the Adjusted DCF.   Lazard makes no comment as to the reasonableness of assumptions related thereto underlying the Adjusted DCF and the DCF.

Capmark Bank's valuation range applying (a) the Adjusted DCF methodology to Capmark Bank's projections, (b) a discount rate range of 10-13% and (c) dividends (of capital in excess of 100% of Capmark Bank’s liabilities is $1.40 billion - $1.51 billion with a midpoint of the valuation range of $1.45 billion.

For purposes of the Recovery Analysis, Capmark is utilizing a Capmark Bank valuation of $1.42 billion which represents the average of the DCF and Adjusted DCF valuation range midpoints.

Estimated Operating Expenses

Operating expenses were projected at the consolidated Reorganized Capmark level as reflected in the Financial Projections.  These operating expenses were then allocated to several Proponent Debtors as described below for the Recovery Analysis.

Projected operating expenses were netted against the projected asset recoveries.  It was assumed that Proponent Debtor operating expenses continue to be borne by CFI, CCI, CILP and CAEI in amounts consistent with historical experience.  Operating expenses were allocated for each period to each of CFI, CCI, CILP and CAEI based on their pro-rata share of projected payroll expense.  The projected payroll expense was adjusted to account for the projected transactions related to the Wentwood Agreement and the NMTC Transfer and Settlement Transactions. The resultant cash flows were then discounted at an annual rate of 6% to June 30, 2011.

Administrative Expenses

Administrative Expenses include estimates for projected unpaid professional fees, outstanding professional fee holdbacks (20% of professional fees for most restructuring professionals), potential success fees and unpaid expenses (or “Professional Compensation and Reimbursement Claims”) and assumes these are paid at the Effective Date. Actual compensation amounts will be approved by the court and may differ from those assumed in this analysis.

The Recovery Analysis also includes estimated potential closing fees and expenses related to Reorganized CFGI Debt Securities and an additional sum to account for unanticipated cash outflows at closing.  This estimate is for illustrative purposes only. Debt-related closing fees and expenses, if any, may be different than what is assumed here and these differences may be material.

Exhibit D
Capmark Financial Group Inc. and Proponent Debtor Recovery Analysis

Other Liabilities

The Proponent Debtors reviewed Affiliate liabilities and the liabilities Proponent Debtors owed to third parties that arose after the Commencement Date to estimate economic obligations that may require post Effective Date cash outflows.  These liabilities will not be impacted by the Plan and are assumed to be repaid in full over time.  Those liabilities that have been netted from the nominal asset recoveries, included in projected operating expenses or for which there is no anticipated cash flow were excluded from the Recovery Analysis.

The estimated remaining other liabilities at June 30, 2011 were assumed to be reinstated at each Proponent Debtor or Affiliate at the Effective Date. These estimates were based on information available as of the date of this analysis.

Post Petition Taxes

The data used in the Financial Projections includes certain federal and state income taxes, state capital stock and franchise taxes, and state net worth taxes that are projected to be incurred.   These amounts are included either as part of the operating expenses or shown separately on the income tax provision line within the Financial Projections.

Estimated Allowed Claims

In estimating the Allowed amount of Claims against each Proponent Debtor, the Proponent Debtors reviewed the register of claims (the “Claims Register”), as prepared, maintained, and provided by Epiq, which includes over 1,500 Claims filed against the Debtors in these chapter 11 cases.  In undertaking the estimation analysis, the Proponent Debtors and their advisors reviewed and reconciled Claims, and are continuing to review and reconcile Claims, comparing them with their books and records to determine the validity and proper amount of the Claims.

As a result of this ongoing process, the estimated allowed Claims are based upon information available to the Proponent Debtors as of the date of the applicable analysis.  The estimate of Allowed Claims is based upon individual Claim reviews and the experience of the Proponent Debtors’ and their professionals.

The Proponent Debtors also reviewed Claims to make assessments of their validity and to estimate a potential Allowed Claim amount for the Claims.  The estimated Allowed Claims consist of (i) any Claim scheduled by the Proponent Debtors, which was not identified as contingent, unliquidated or disputed; (ii) any Claim the Proponent Debtors have agreed to Allow (e.g., Claims for which stipulations have been filed); (iii) any Claim as to which the Proponent Debtors do not currently intend to object; (iv) any Claim with a stated amount as to which the Proponent Debtors may object, however, the Proponent Debtors have estimated a reduced amount to reflect the Proponent Debtors’ current belief as to the estimated amount; (v) any Claim that is identified as contingent, unliquidated and/or disputed, however, such Claim has been modified to reflect the Proponent Debtors’ current belief as to the estimated Claim amount; and (vi) in certain instances, an amount which may lessen the impact of any determination which is not consistent with the Proponent Debtors’ estimates.

Exhibit D
Capmark Financial Group Inc. and Proponent Debtor Recovery Analysis

Given that the Claims analysis is ongoing and litigation results may vary, the estimated amount of Allowed Claims used to calculate the estimated recoveries may be different than the ultimate values collected and the aggregate amount of Claims Allowed.  Therefore, the actual Distributions under the Plan may be higher or lower than the estimated recoveries set forth below.  These estimates are not and should not be interpreted as an admission of fact, liability, stipulation, or waiver of any sort or in any way limit, impair, or alter the rights of any Proponent Debtor.  The final Allowed Claims are subject to confirmation and approval by the Bankruptcy Court.  In addition, there are several contingent and unliquidated Claims that could ultimately result in non-contingent or liquidated amounts for which the Proponent Debtors currently assign no liability.  As a result, the ultimate total Claims at each Proponent Debtor entity may differ from those assumed in the Recovery Analysis.

Notwithstanding the foregoing, the Proponent Debtors believe the ranges of possible estimated Claims (and, as a result, recoveries) against CFGI and each of the Guarantor Debtors will be minimal because almost the entirety of the Claims asserted against those entities are Claims by holders of the Unsecured Loans (which include the Senior Unsecured Credit Facility, Unsecured Bridge Loan and the Japanese Unsecured Guaranty) and Unsecured Notes.  The amounts of these Claims are uncontested by the Proponent Debtors, and the balance of any General Unsecured Claims within such Classes are so minimal that their allowance or disallowance will have little effect on recoveries.  For example, in CFGI Class 3A (General Unsecured Claims), $6,956.4 million of the $7,022.5 million of General Unsecured Claims are Claims asserted by holders of the Unsecured Loans and Unsecured Notes.  The Proponent Debtors do not contest any of these Claims.  The balance of General Unsecured Claims, $66 million, represents less than 1% of the amount of total General Unsecured Claims asserted against CFGI.  As a result, the allowance or disallowance of those and other Claims will have a minimal effect on recoveries.

Debtor Intercompany Claims and Affiliate Intercompany Claims

Debtor Intercompany Claims and Affiliate Intercompany Claims were estimated in accordance with their proposed treatment in the Plan.  Refer to Section VI of the Disclosure Statement.

Debtor Intercompany Claims and Affiliate Intercompany Claims were assumed to be pari passu with General Unsecured Claims at the respective Debtor.   However, prior to the Effective Date of the Plan, it is expected that any Affiliate holding an Affiliate Intercompany Claim will transfer the Affiliate Intercompany Claim to a second Debtor either in full or partial satisfaction of an amount owed by the Affiliate to the second Debtor or as part of a dividend distribution or a return of capital distribution by the Affiliate to the second Debtor, such that the Affiliate Intercompany Claim becomes a Debtor Intercompany Claim.   The transfer of the Affiliate Intercompany Claim from the Affiliate to the second Debtor will be consummated at a value equal to the expected recovery percentage that a General Unsecured Claim of that first Debtor will receive.  The Recovery Analysis takes into account these transfers such that no Affiliate Intercompany Claims will exist as of the Effective Date.  Any Proponent Debtor intercompany balance that arose after the Commencement Date and Affiliate intercompany balances that arose after the Commencement Date in compliance with the Final Cash Collateral Order as of December 22, 2009 [Docket No. 512], the Capital Maintenance Order as of December 23, 2009 [Docket No. 529], or the Secured Settlement Order as of November 3, 2010 [Docket No. 2018] were treated as Administrative Expense Claims.

Exhibit D
Capmark Financial Group Inc. and Proponent Debtor Recovery Analysis

Recovery Estimates

The Recovery Model synthesizes the numerous assumptions and projections discussed herein and throughout the Plan in order to estimate the ultimate recovery value of each Class against each Proponent Debtor. In order to estimate the recovery value to each Class, the Recovery Model first estimates the total value of all assets available to be distributed to Creditors. The “Total Distributable Value” includes cash and equivalents, the estimated fair value of assets held by the Proponent Debtor, the estimated Deemed Value of the Proponent Debtor’s Intercompany Claims and the estimated value of the Proponent Debtor’s equity interests in subsidiaries (“Equity Interests in Subsidiaries”), and a deduction for projected operating expenses.

The Deemed Value of Debtor Intercompany Claims and Equity Interests in Subsidiaries at each Proponent Debtor depends on the recoveries at other individual Debtors and Affiliates. The Recovery Model resolves this issue through a complex iterative process, which ultimately converges on a set of values that satisfies the parameters detailed in the Plan. The inclusion of the estimated Deemed Value of Debtor Intercompany Claims and equity in estimated creditor recoveries can be seen at CFI, as an example, as the Total Distributable Value to creditors at CFI includes approximately $1.4 billion of estimated recovery on an Intercompany Receivable after the Commencement Date from CFGI as well as approximately $10 million of equity recovery from various CFI subsidiaries.

After the Total Distributable Value is estimated, the Recovery Model then makes deductions for Administrative Expense Claims, including closing costs and other liabilities, Intercompany Payables that arose after the Commencement Date and Priority Tax Claims, in order to arrive at a “Net Distributable Value” available to each Class.

Finally, the Recovery Model estimates recoveries to each Class by assuming Non-Tax Priority Claims, Secured Claims and Convenience Claims recover first, and then assuming any excess value is split, pari passu, between General Unsecured Creditors, Jr. Unsecured Subordinated Debenture Claims, where applicable, and Intercompany Claims. In the event there is any excess value after the payment of the above Classes in full, the remaining value flows to Subordinated Claims and then Equity Interests.1

1 Due to the iterative process necessary to calculate estimated equity recoveries and recoveries on Intercompany Receivables, the Recovery Model actually repeats the outlined calculation steps numerous times.

Exhibit D
Capmark Financial Group Inc. and Proponent Debtor Recovery Analysis

Distribution Estimates

After the Recovery Model has provided an estimate of recovery values for each class against each individual Proponent Debtor, the Recovery Model then translates those recovery estimates into estimated distributions consistent with the Plan. In the case of General Unsecured Creditors, on the Effective Date of the Plan each Claim will receive their proportionate enterprise share of the (i) Cash Distribution, (ii) Reorganized CFGI Debt Securities, and (iii) shares of Reorganized CFGI Common Stock.

In order to estimate the proportionate enterprise share of each General Unsecured Creditor, the estimated recovery of each individual General Unsecured Creditor and Junior Unsecured Subordinated Debenture Creditor is divided by the total estimated recovery value of all General Unsecured Creditors and Junior Unsecured Subordinated Debenture Claims (the resulting percentage being the “Proportionate Enterprise Share”). The Proportionate Enterprise Share for each General Unsecured Creditor and Junior Unsecured Subordinated Debenture Creditor2 is then multiplied by the total value of Cash Distribution,3 Reorganized CFGI Debt Securities and shares of Reorganized CFGI Common Stock to be distributed, respectively.

Though the impact of Debtor Intercompany Claims is included in the recovery estimates for all classes, no distributions are assumed to be made on account of Debtor Intercompany Claims (a “Deemed Recovery”).

2 As described in the Plan, due to contractual provisions in the indenture governing the Junior Unsecured Subordinated Debentures, the Junior Unsecured Subordinated Debenture Creditors will not receive a recovery under the plan and all amounts allocated to them will be redistributed to the CFGI General Unsecured Creditors.

3 For purposes of estimating the Cash Distribution, it was assumed that non-restricted cash in excess of (i) closing fees, (ii) working capital and holdbacks, (iii) Administrative Expense Claims, (iv) Priority Tax Claims, (v) Non-tax Priority Claims, and (vi) Convenience Claims is distributed to General Unsecured Creditors and Junior  Unsecured Subordinated Debenture Claims upon the Effective Date.

Plan Recovery Summary - Capmark Financial Group Inc.

($ in millions)

							Estimated Distributions
				Plan						Reorg. CFGI
	Estimated Assets			Est. Allowed	Estimated Recovery			Secured	Reorg. CFGI	Common Stock
	Plan	Class		Claim	Amount	%	Cash	Claim	Debt Securities	Implied Value
Cash & Cash Equivalents	$138.5	Class 1	Non-Tax Priority Claims	—	—	—	—	—	—	—
Estimated Fair Value of Directly Held Assets(a)	1,421.0
Post-Petition Intercompany Receivables	—	Class 2	Secured Claims	0.1	0.1	100.0%	—	0.1	—	—
Pre-Petition Intercompany Receivables	1,317.7
Equity Interests in Subsidiaries(b)	154.8	Class 3A	General Unsecured Claims(c)	7,022.5	1,470.2	20.9%	332.1	—	461.3	676.8
Less: Estimated Operating Expenses	—
Less: Estimated Taxes	—	Class 3B	Jr. Unsec. Subordinated Debenture Claims(d)	266.4	55.8	20.9%	12.6	—	17.5	25.7

TOTAL DISTRIBUTABLE ASSETS	$3,032.0	Class 3C	Jr. Unsec. Subordinated Debenture Guaranty Claims	—	—	—	—	—	—	—

Administrative Expenses		Class 4	Convenience Claims	1.0	1.0	100.0%	1.0	—	—	—
Administrative Expenses	$(0.0)
Other Liabilities	(20.2)	Class 5A	Debtor Intercompany Claims	217.8	45.6	20.9%	—	—	—	—
Priority Tax Claims	(0.1)
Post-Petition Intercompany Payables	(1,439.1)	Class 5B	Affiliate Intercompany Claims	—	—	—	—	—	—	—

		Class 6	Equity Interests	—	—	—	—	—	—	—

NET DISTRIBUTABLE ASSETS	$1,572.6	TOTALS		$7,507.7	$1,572.6		$345.7	$0.1	$478.8	$702.4

Note:  All values that are exactly zero and all recovery percentages where the corresponding recovery amount is zero are shown as "—". Values between zero and $50,000 appear as "0".
(a) Directly Held Assets are defined as the estimated fair value of assets other than intercompany receivables, equity in affiliates and cash.
(b) Does not include the value of Capmark Bank, which is included in the estimated Fair Value of Directly Held Assets.
(c) Certain holders of CFGI Class 3A claims will receive Distributions to which holders of claims in CFGI Class 3B would otherwise be entitled but for contractual subordination provisions in the indenture governing the Junior Unsecured Subordinated Debentures. Such redistribution of CFGI Class 3B claims is not reflected in this table.
(d) Pursuant to the Plan, Distributions that would otherwise be payable to each holder of an Allowed CFGI Class 3B claim shall instead be distributed by the Disbursing Agent to the holders of Claims in CFGI Class 3A arising under the Unsecured Loans and Unsecured Notes, and to such other holders of CFGI Class 3A General Unsecured Claims as are contractually entitled to priority in payment under the indenture governing the Junior Unsecured Subordinated Debentures, until such holders have been paid in full.

Plan Recovery Summary - Capmark Finance Inc.

($ in millions)

							Estimated Distributions
				Plan						Reorg. CFGI
	Estimated Assets			Est. Allowed	Estimated Recovery			Secured	Reorg. CFGI	Common Stock
	Plan	Class		Claim	Amount	%	Cash	Claim	Debt Securities	Implied Value
Cash & Cash Equivalents	$757.5	Class 1	Non-Tax Priority Claims	$0.0	$0.0	100.0%	$0.0	—	—	—
Estimated Fair Value of Directly Held Assets(a)	1,038.5
Post-Petition Intercompany Receivables	1,397.4	Class 2	Secured Claims	0.2	0.2	100.0%	—	0.2	—	—
Pre-Petition Intercompany Receivables	286.1
Equity Interests in Subsidiaries	10.4	Class 3	General Unsecured Claims	7,000.0	1,810.4	25.9%	409.0	—	568.1	833.4
Less: Estimated Operating Expenses	(133.9)
Less: Estimated Taxes	—	Class 4	Convenience Claims	1.3	1.3	100.0%	1.3	—	—	—

TOTAL DISTRIBUTABLE ASSETS	$3,356.0	Class 5A	Debtor Intercompany Claims	5,021.5	1,298.7	25.9%	—	—	—	—

Administrative Expenses		Class 5B	Affiliate Intercompany Claims	—	—	—	—	—	—	—
Administrative Expenses	$(0.2)
Other Liabilities	(19.7)	Class 6	Equity Interests	—	—	—	—	—	—	—
Priority Tax Claims	(3.4)
Post-Petition Intercompany Payables	(222.1)

NET DISTRIBUTABLE ASSETS	$3,110.6	TOTALS		$12,023.0	$3,110.6		$410.3	$0.2	$568.1	$833.4

Note:  All values that are exactly zero and all recovery percentages where the corresponding recovery amount is zero are shown as "—". Values between zero and $50,000 appear as "0".
(a) Directly Held Assets are defined as the estimated fair value of assets other than intercompany receivables, equity in affiliates and cash.

Plan Recovery Summary - Capmark Capital Inc.

($ in millions)

							Estimated Distributions
				Plan						Reorg. CFGI
	Estimated Assets			Est. Allowed	Estimated Recovery			Secured	Reorg. CFGI	Common Stock
	Plan	Class		Claim	Amount	%	Cash	Claim	Debt Securities	Implied Value
Cash & Cash Equivalents	$62.2	Class 1	Non-Tax Priority Claims	—	—	—	—	—	—	—
Estimated Fair Value of Directly Held Assets(a)	41.2
Post-Petition Intercompany Receivables	67.1	Class 2	Secured Claims	—	—	—	—	—	—	—
Pre-Petition Intercompany Receivables	87.8
Equity Interests in Subsidiaries	25.9	Class 3	General Unsecured Claims	6,965.4	236.6	3.4%	53.4	—	74.2	108.9
Less: Estimated Operating Expenses	(2.6)
Less: Estimated Taxes	—	Class 4	Convenience Claims	0.1	0.1	100.0%	0.1	—	—	—

TOTAL DISTRIBUTABLE ASSETS	$281.6	Class 5A	Debtor Intercompany Claims	872.6	29.6	3.4%	—	—	—	—

Administrative Expenses		Class 5B	Affiliate Intercompany Claims	—	—	—	—	—	—	—
Administrative Expenses	—
Other Liabilities	(0.7)	Class 6	Equity Interests	—	—	—	—	—	—	—
Priority Tax Claims	(0.0)
Post-Petition Intercompany Payables	(14.6)

NET DISTRIBUTABLE ASSETS	$266.3	TOTALS		$7,838.1	$266.3		$53.5	—	$74.2	$108.9

Note:  All values that are exactly zero and all recovery percentages where the corresponding recovery amount is zero are shown as "—". Values between zero and $50,000 appear as "0".
(a) Directly Held Assets are defined as the estimated fair value of assets other than intercompany receivables, equity in affiliates and cash.

Plan Recovery Summary - Commercial Equity Investments, Inc.

($ in millions)

							Estimated Distributions
				Plan						Reorg. CFGI
	Estimated Assets			Est. Allowed	Estimated Recovery			Secured	Reorg. CFGI	Common Stock
	Plan	Class		Claim	Amount	%	Cash	Claim	Debt Securities	Implied Value
Cash & Cash Equivalents	—	Class 1	Non-Tax Priority Claims	—	—	—	—	—	—	—
Estimated Fair Value of Directly Held Assets(a)	19.8
Post-Petition Intercompany Receivables	21.3	Class 2	Secured Claims	0.0	0.0	100.0%	—	0.0	—	—
Pre-Petition Intercompany Receivables	78.5
Equity Interests in Subsidiaries	0.4	Class 3	General Unsecured Claims	6,956.4	115.9	1.7%	26.2	—	36.4	53.3
Less: Estimated Operating Expenses	—
Less: Estimated Taxes	—	Class 4	Convenience Claims	0.0	0.0	100.0%	0.0	—	—	—

TOTAL DISTRIBUTABLE ASSETS	$120.1	Class 5A	Debtor Intercompany Claims	246.6	4.1	1.7%	—	—	—	—

Administrative Expenses		Class 5B	Affiliate Intercompany Claims	—	—	—	—	—	—	—
Administrative Expenses	—
Other Liabilities	—	Class 6	Equity Interests	—	—	—	—	—	—	—
Priority Tax Claims	(0.0)
Post-Petition Intercompany Payables	(0.1)

NET DISTRIBUTABLE ASSETS	$120.0	TOTALS		$7,203.0	$120.0		$26.2	$0.0	$36.4	$53.3

Note:  All values that are exactly zero and all recovery percentages where the corresponding recovery amount is zero are shown as "—". Values between zero and $50,000 appear as "0".
(a) Directly Held Assets are defined as the estimated fair value of assets other than intercompany receivables, equity in affiliates and cash.

Plan Recovery Summary - Mortgage Investments, LLC

($ in millions)

Estimated Distributions
				Plan						Reorg. CFGI
	Estimated Assets			Est. Allowed	Estimated Recovery			Secured	Reorg. CFGI	Common Stock
	Plan	Class		Claim	Amount	%	Cash	Claim	Debt Securities	Implied Value
Cash & Cash Equivalents	—	Class 1	Non-Tax Priority Claims	—	—	—	—	—	—	—
Estimated Fair Value of Directly Held Assets(a)	—
Post-Petition Intercompany Receivables	—	Class 2	Secured Claims	—	—	—	—	—	—	—
Pre-Petition Intercompany Receivables	5.7
Equity Interests in Subsidiaries	—	Class 3	General Unsecured Claims	6,956.4	5.7	0.1%	1.3	—	1.8	2.6
Less: Estimated Operating Expenses	—
Less: Estimated Taxes	—	Class 4	Convenience Claims	—	—	—	—	—	—	—

TOTAL DISTRIBUTABLE ASSETS	$5.7	Class 5A	Debtor Intercompany Claims	6.6	0.0	0.1%	—	—	—	—

Administrative Expenses		Class 5B	Affiliate Intercompany Claims	—	—	—	—	—	—	—
Administrative Expenses	—
Other Liabilities	—	Class 6	Equity Interests	—	—	—	—	—	—	—
Priority Tax Claims	—
Post-Petition Intercompany Payables	(0.0)

NET DISTRIBUTABLE ASSETS	$5.7	TOTALS		$6,963.0	$5.7		$1.3	—	$1.8	$2.6

Note:  All values that are exactly zero and all recovery percentages where the corresponding recovery amount is zero are shown as "—". Values between zero and $50,000 appear as "0".
(a) Directly Held Assets are defined as the estimated fair value of assets other than intercompany receivables, equity in affiliates and cash.

Plan Recovery Summary - Net Lease Acquisition LLC

($ in millions)

Estimated Distributions
				Plan						Reorg. CFGI
	Estimated Assets			Est. Allowed	Estimated Recovery			Secured	Reorg. CFGI	Common Stock
	Plan	Class		Claim	Amount	%	Cash	Claim	Debt Securities	Implied Value
Cash & Cash Equivalents	—	Class 1	Non-Tax Priority Claims	—	—	—	—	—	—	—
Estimated Fair Value of Directly Held Assets(a)	—
Post-Petition Intercompany Receivables	—	Class 2	Secured Claims	—	—	—	—	—	—	—
Pre-Petition Intercompany Receivables	0.9
Equity Interests in Subsidiaries	—	Class 3	General Unsecured Claims	6,956.4	0.9	0.0%	0.2	—	0.3	0.4
Less: Estimated Operating Expenses	—
Less: Estimated Taxes	—	Class 4	Convenience Claims	—	—	—	—	—	—	—

TOTAL DISTRIBUTABLE ASSETS	$0.9	Class 5A	Debtor Intercompany Claims	—	—	—	—	—	—	—

Administrative Expenses		Class 5B	Affiliate Intercompany Claims	—	—	—	—	—	—	—
Administrative Expenses	—
Other Liabilities	—	Class 6	Equity Interests	—	—	—	—	—	—	—
Priority Tax Claims	—
Post-Petition Intercompany Payables	(0.0)

NET DISTRIBUTABLE ASSETS	$0.9	TOTALS		$6,956.4	$0.9		$0.2	—	$0.3	$0.4

Note:  All values that are exactly zero and all recovery percentages where the corresponding recovery amount is zero are shown as "—". Values between zero and $50,000 appear as "0".
(a) Directly Held Assets are defined as the estimated fair value of assets other than intercompany receivables, equity in affiliates and cash.

Plan Recovery Summary - SJM Cap, LLC

($ in millions)

							Estimated Distributions
				Plan						Reorg. CFGI
	Estimated Assets			Est. Allowed	Estimated Recovery			Secured	Reorg. CFGI	Common Stock
	Plan	Class		Claim	Amount	%	Cash	Claim	Debt Securities	Implied Value
Cash & Cash Equivalents	$8.1	Class 1	Non-Tax Priority Claims	—	—	—	—	—	—	—
Estimated Fair Value of Directly Held Assets(a)	—
Post-Petition Intercompany Receivables	114.6	Class 2	Secured Claims	—	—	—	—	—	—	—
Pre-Petition Intercompany Receivables	0.0
Equity Interests in Subsidiaries	80.8	Class 3	General Unsecured Claims	6,956.4	144.1	2.1%	32.5	—	45.2	66.3
Less: Estimated Operating Expenses	—
Less: Estimated Taxes	—	Class 4	Convenience Claims	—	—	—	—	—	—	—

TOTAL DISTRIBUTABLE ASSETS	$203.5	Class 5A	Debtor Intercompany Claims	91.1	1.9	2.1%	—	—	—	—

Administrative Expenses		Class 5B	Affiliate Intercompany Claims	—	—	—	—	—	—	—
Administrative Expenses	—
Other Liabilities	—	Class 6	Equity Interests	—	—	—	—	—	—	—
Priority Tax Claims	(0.0)
Post-Petition Intercompany Payables	(57.6)

NET DISTRIBUTABLE ASSETS	$145.9	TOTALS		$7,047.5	$145.9		$32.5	—	$45.2	$66.3

Note:  All values that are exactly zero and all recovery percentages where the corresponding recovery amount is zero are shown as "—". Values between zero and $50,000 appear as "0".
(a) Directly Held Assets are defined as the estimated fair value of assets other than intercompany receivables, equity in affiliates and cash.

Plan Recovery Summary - Capmark Affordable Equity Holdings, Inc.

($ in millions)

							Estimated Distributions
				Plan						Reorg. CFGI
	Estimated Assets			Est. Allowed	Estimated Recovery			Secured	Reorg. CFGI	Common Stock
	Plan	Class		Claim	Amount	%	Cash	Claim	Debt Securities	Implied Value
Cash & Cash Equivalents	—	Class 1	Non-Tax Priority Claims	—	—	—	—	—	—	—
Estimated Fair Value of Directly Held Assets(a)	35.0
Post-Petition Intercompany Receivables	3.1	Class 2	Secured Claims	14.5	14.5	100.0%	—	14.5	—	—
Pre-Petition Intercompany Receivables	—
Equity Interests in Subsidiaries	2.6	Class 3	General Unsecured Claims	6,972.4	24.2	0.3%	5.5	—	7.6	11.1
Less: Estimated Operating Expenses	—
Less: Estimated Taxes	—	Class 4	Convenience Claims	0.0	0.0	100.0%	0.0	—	—	—

TOTAL DISTRIBUTABLE ASSETS	$40.8	Class 5A	Debtor Intercompany Claims	89.0	0.3	0.3%	—	—	—	—

Administrative Expenses		Class 5B	Affiliate Intercompany Claims	—	—	—	—	—	—	—
Administrative Expenses	—
Other Liabilities	—	Class 6	Equity Interests	—	—	—	—	—	—	—
Priority Tax Claims	(0.0)
Post-Petition Intercompany Payables	(1.8)

NET DISTRIBUTABLE ASSETS	$39.0	TOTALS		$7,075.9	$39.0		$5.5	$14.5	$7.6	$11.1

Note:  All values that are exactly zero and all recovery percentages where the corresponding recovery amount is zero are shown as "—". Values between zero and $50,000 appear as "0".
(a) Directly Held Assets are defined as the estimated fair value of assets other than intercompany receivables, equity in affiliates and cash.

Plan Recovery Summary - Capmark REO Holding LLC

($ in millions)

							Estimated Distributions
				Plan						Reorg. CFGI
	Estimated Assets			Est. Allowed	Estimated Recovery			Secured	Reorg. CFGI	Common Stock
	Plan	Class		Claim	Amount	%	Cash	Claim	Debt Securities	Implied Value
Cash & Cash Equivalents	$16.9	Class 1	Non-Tax Priority Claims	—	—	—	—	—	—	—
Estimated Fair Value of Directly Held Assets(a)	—
Post-Petition Intercompany Receivables	20.5	Class 2	Secured Claims	—	—	—	—	—	—	—
Pre-Petition Intercompany Receivables	1.5
Equity Interests in Subsidiaries	5.5	Class 3	General Unsecured Claims	6,956.4	44.3	0.6%	10.0	—	13.9	20.4
Less: Estimated Operating Expenses	—
Less: Estimated Taxes	—	Class 4	Convenience Claims	—	—	—	—	—	—	—

TOTAL DISTRIBUTABLE ASSETS	$44.4	Class 5A	Debtor Intercompany Claims	5.5	0.0	0.6%	—	—	—	—

Administrative Expenses		Class 5B	Affiliate Intercompany Claims	—	—	—	—	—	—	—
Administrative Expenses	—
Other Liabilities	—	Class 6	Equity Interests	—	—	—	—	—	—	—
Priority Tax Claims	—
Post-Petition Intercompany Payables	—

NET DISTRIBUTABLE ASSETS	$44.4	TOTALS		$6,961.9	$44.4		$10.0	—	$13.9	$20.4

Note:  All values that are exactly zero and all recovery percentages where the corresponding recovery amount is zero are shown as "—". Values between zero and $50,000 appear as "0".
(a) Directly Held Assets are defined as the estimated fair value of assets other than intercompany receivables, equity in affiliates and cash.

Plan Recovery Summary - Capmark Investments LP

($ in millions)

							Estimated Distributions
				Plan						Reorg. CFGI
	Estimated Assets			Est. Allowed	Estimated Recovery			Secured	Reorg. CFGI	Common Stock
	Plan	Class		Claim	Amount	%	Cash	Claim	Debt Securities	Implied Value
Cash & Cash Equivalents	$22.9	Class 1	Non-Tax Priority Claims	—	—	—	—	—	—	—
Estimated Fair Value of Directly Held Assets(a)	0.7
Post-Petition Intercompany Receivables	30.1	Class 2	Secured Claims	0.0	0.0	100.0%	—	0.0	—	—
Pre-Petition Intercompany Receivables	12.0
Equity Interests in Subsidiaries	0.3	Class 3	General Unsecured Claims	6,957.0	61.6	0.9%	13.9	—	19.3	28.4
Less: Estimated Operating Expenses	(1.9)
Less: Estimated Taxes	—	Class 4	Convenience Claims	0.0	0.0	100.0%	0.0	—	—	—

TOTAL DISTRIBUTABLE ASSETS	$64.0	Class 5A	Debtor Intercompany Claims	0.7	0.0	0.9%	—	—	—	—

Administrative Expenses		Class 5B	Affiliate Intercompany Claims	—	—	—	—	—	—	—
Administrative Expenses	—
Other Liabilities	(0.0)	Class 6	Equity Interests	—	—	—	—	—	—	—
Priority Tax Claims	(1.4)
Post-Petition Intercompany Payables	(1.0)

NET DISTRIBUTABLE ASSETS	$61.6	TOTALS		$6,957.8	$61.6		$13.9	$0.0	$19.3	$28.4

Note:  All values that are exactly zero and all recovery percentages where the corresponding recovery amount is zero are shown as "—". Values between zero and $50,000 appear as "0".
(a) Directly Held Assets are defined as the estimated fair value of assets other than intercompany receivables, equity in affiliates and cash.

Plan Recovery Summary - Summit Crest Ventures, LLC

($ in millions)

							Estimated Distributions
				Plan						Reorg. CFGI
	Estimated Assets			Est. Allowed	Estimated Recovery			Secured	Reorg. CFGI	Common Stock
	Plan	Class		Claim	Amount	%	Cash	Claim	Debt Securities	Implied Value
Cash & Cash Equivalents	$0.1	Class 1	Non-Tax Priority Claims	—	—	—	—	—	—	—
Estimated Fair Value of Directly Held Assets(a)	—
Post-Petition Intercompany Receivables	—	Class 2	Secured Claims	—	—	—	—	—	—	—
Pre-Petition Intercompany Receivables	0.0
Equity Interests in Subsidiaries	10.9	Class 3	General Unsecured Claims	6,956.4	9.6	0.1%	2.2	—	3.0	4.4
Less: Estimated Operating Expenses	—
Less: Estimated Taxes	—	Class 4	Convenience Claims	0.0	0.0	100.0%	0.0	—	—	—

TOTAL DISTRIBUTABLE ASSETS	$11.0	Class 5A	Debtor Intercompany Claims	17.1	0.0	0.1%	—	—	—	—

Administrative Expenses		Class 5B	Affiliate Intercompany Claims	—	—	—	—	—	—	—
Administrative Expenses	—
Other Liabilities	(1.4)	Class 6	Equity Interests	—	—	—	—	—	—	—
Priority Tax Claims	—
Post-Petition Intercompany Payables	(0.0)

NET DISTRIBUTABLE ASSETS	$9.6	TOTALS		$6,973.6	$9.6		$2.2	—	$3.0	$4.4

Note:  All values that are exactly zero and all recovery percentages where the corresponding recovery amount is zero are shown as "—". Values between zero and $50,000 appear as "0".
(a) Directly Held Assets are defined as the estimated fair value of assets other than intercompany receivables, equity in affiliates and cash.

Plan Recovery Summary - Capmark Affordable Properties Inc.

($ in millions)

							Estimated Distributions
				Plan						Reorg. CFGI
	Estimated Assets			Est. Allowed	Estimated Recovery			Secured	Reorg. CFGI	Common Stock
	Plan	Class		Claim	Amount	%	Cash	Claim	Debt Securities	Implied Value
Cash & Cash Equivalents	—	Class 1	Non-Tax Priority Claims	—	—	—	—	—	—	—
Estimated Fair Value of Directly Held Assets(a)	29.4
Post-Petition Intercompany Receivables	11.7	Class 2	Secured Claims	27.0	27.0	100.0%	—	27.0	—	—
Pre-Petition Intercompany Receivables	—
Equity Interests in Subsidiaries	—	Class 3	General Unsecured Claims	43.2	4.7	10.9%	1.1	—	1.5	2.2
Less: Estimated Operating Expenses	—
Less: Estimated Taxes	—	Class 4	Convenience Claims	0.0	0.0	100.0%	0.0	—	—	—

TOTAL DISTRIBUTABLE ASSETS	$41.0	Class 5A	Debtor Intercompany Claims	39.8	4.3	10.9%	—	—	—	—

Administrative Expenses		Class 5B	Affiliate Intercompany Claims	—	—	—	—	—	—	—
Administrative Expenses	—
Other Liabilities	—	Class 6	Equity Interests	—	—	—	—	—	—	—
Priority Tax Claims	(0.0)
Post-Petition Intercompany Payables	(5.0)

NET DISTRIBUTABLE ASSETS	$36.1	TOTALS		$110.1	$36.1		$1.1	$27.0	$1.5	$2.2

Note:  All values that are exactly zero and all recovery percentages where the corresponding recovery amount is zero are shown as "—". Values between zero and $50,000 appear as "0".
(a) Directly Held Assets are defined as the estimated fair value of assets other than intercompany receivables, equity in affiliates and cash.

Plan Recovery Summary - Capmark Affordable Equity Inc.

($ in millions)

							Estimated Distributions
				Plan						Reorg. CFGI
	Estimated Assets			Est. Allowed	Estimated Recovery			Secured	Reorg. CFGI	Common Stock
	Plan	Class		Claim	Amount	%	Cash	Claim	Debt Securities	Implied Value
Cash & Cash Equivalents	$50.0	Class 1	Non-Tax Priority Claims	—	—	—	—	—	—	—
Estimated Fair Value of Directly Held Assets(a)	41.7
Post-Petition Intercompany Receivables	7.9	Class 2	Secured Claims	—	—	—	—	—	—	—
Pre-Petition Intercompany Receivables	93.0
Equity Interests in Subsidiaries	0.3	Class 3	General Unsecured Claims	—	—	—	—	—	—	—
Less: Estimated Operating Expenses	(10.4)
Less: Estimated Taxes	—	Class 4	Convenience Claims	0.2	0.2	100.0%	0.2	—	—	—

TOTAL DISTRIBUTABLE ASSETS	$182.5	Class 5A	Debtor Intercompany Claims	862.3	93.6	10.9%	—	—	—	—

Administrative Expenses		Class 5B	Affiliate Intercompany Claims	—	—	—	—	—	—	—
Administrative Expenses	—
Other Liabilities	(1.1)	Class 6	Equity Interests	—	—	—	—	—	—	—
Priority Tax Claims	(0.0)
Post-Petition Intercompany Payables	(87.6)

NET DISTRIBUTABLE ASSETS	$93.7	TOTALS		$862.5	$93.7		$0.2	—	—	—

Note:  All values that are exactly zero and all recovery percentages where the corresponding recovery amount is zero are shown as "—". Values between zero and $50,000 appear as "0".
(a) Directly Held Assets are defined as the estimated fair value of assets other than intercompany receivables, equity in affiliates and cash.

Plan Recovery Summary - Protech Holdings C, LLC

($ in millions)

Estimated Distributions
				Plan						Reorg. CFGI
	Estimated Assets			Est. Allowed	Estimated Recovery			Secured	Reorg. CFGI	Common Stock
	Plan	Class		Claim	Amount	%	Cash	Claim	Debt Securities	Implied Value
Cash & Cash Equivalents	—	Class 1	General Unsecured Claims	—	—	—	—	—	—	—
Estimated Fair Value of Directly Held Assets(a)	—
Post-Petition Intercompany Receivables	—	Class 2	Equity Interests	—	—	—	—	—	—	—
Pre-Petition Intercompany Receivables	—
Equity Interests in Subsidiaries	—
Less: Estimated Operating Expenses	—
Less: Estimated Taxes	—

TOTAL DISTRIBUTABLE ASSETS	—

Administrative Expenses
Administrative Expenses	—
Other Liabilities	—
Priority Tax Claims	—
Post-Petition Intercompany Payables	—

NET DISTRIBUTABLE ASSETS	—	TOTALS		—	—		—	—	—	—

Note:  All values that are exactly zero and all recovery percentages where the corresponding recovery amount is zero are shown as "—". Values between zero and $50,000 appear as "0".
(a) Directly Held Assets are defined as the estimated fair value of assets other than intercompany receivables, equity in affiliates and cash.

EXHIBIT E

Liquidation Analysis

Exhibit E
Capmark Financial Group Inc. and Proponent Debtor Liquidation Analysis

Important Information & Risk Factors and Other Factors to Be Considered

This Liquidation Analysis contains forward-looking statements as described in the Plan.  The Best Interest Test Summary (“BIT Summary”) contained herein is subject to qualifications set forth in the Disclosure Statement, including, without limitation, the “Important Information” at the beginning of the Disclosure Statement, Section VII, “Risk Factors and Other Factors to be considered,” and Section VIII, “Confirmation of the Plan.”  Except as identified herein, the Liquidation Analysis and BIT Summary are also subject to the notes in Exhibit D – Recovery Analysis.

General Assumptions

In connection with the Liquidation Analysis, the Proponent Debtors’ business plans and financial projections for the period from June 30, 2011, to December 31, 2015, were reviewed.  The asset level fair values as of June 30, 2011, used in the Financial Projections were adjusted to estimate a chapter 7 liquidation value.  The revised asset values were then used for the estimated recovery in liquidation for purposes of the Liquidation Analysis.  A summary of the business plans and financial projections are summarized in the Financial Projections attached as Exhibit C to the Disclosure Statement.

The Liquidation Analysis utilized the same assumptions as detailed in items (iii) through (xiii) of the “General Assumptions” section of the notes to the Recovery Analysis.  In addition, the Liquidation Analysis assumed that each Proponent Debtor’s and Affiliate’s non-restricted cash and cash equivalents as of June 30, 2011, is the same as in the Recovery Analysis.

Adjusted Recovery Value for the Expedited Liquidation

The Proponent Debtors’ management reviewed the projected June 30, 2011, fair values and nominal recoveries as presented in the Financial Projections.  The projected values for each asset were adjusted, when appropriate, to the estimated recovery that a chapter 7 trustee might achieve through the asset’s disposition during the expedited liquidation period.  For most assets that were assumed to be collected by June 30, 2012, in the Financial Projections, the Proponent Debtors’ assumed no change in timing; however, the projected recovery was adjusted in certain instances for a potential “fire sale” stigma, among other factors.  For assets that were assumed to be collected after June 30, 2012, in the Financial Projections, the Proponent Debtors’ estimated an accelerated collection by June 30, 2012, and adjusted the net collections accordingly (including to zero in certain instances).  For the majority of assets, it was assumed that the Proponent Debtors were not able to collect interest, fees and other income and amortization payments that had been assumed to be collected after June 30, 2012 in the Financial Projections.  For certain assets that were assumed to be collected after June 30, 2012 in the Financial Projections, no recovery was assumed due to an illiquid market for the asset, a long dated maturity or other factors.  The projected recovery amounts in the Liquidation Analysis were discounted back to June 30, 2011, for comparison to the Recovery Analysis.

Exhibit E
Capmark Financial Group Inc. and Proponent Debtor Liquidation Analysis

In most instances, assets were reviewed individually and the projected net recovery and timing of collections were adjusted, when appropriate.  The estimated net recoveries on the remaining assets were adjusted for by type or class of asset.  The Liquidation Analysis assumptions for individual assets were generally informed by factors such as type of asset (for example whether a debt instrument or an equity interest, the priority of the asset in the capital structure, etc.) and the underlying asset’s characteristics (such as credit rating, occupancy rate, property type, etc.) and risk factors.

Potential Impact of the Expedited Liquidation

The assumed expedited sale of the Proponent Debtors and their Affiliates’ commercial real estate and other assets would likely have an adverse impact on net recoveries.  Discounts to certain assets may be required to account for the following potential factors, among others: (i) market illiquidity, (ii) unavailability of  third party financing for borrowers and potential investors, (iii) supply and demand imbalances due to a larger number of Proponent Debtors and their Affiliates’ assets being simultaneously in the marketplace, (iv) bulk sales and related discounts, (v) insufficient time to improve occupancy and performance of REO assets and non-performing assets, (vi) insufficient time to extend performing loans, (vii) the stigma of an expedited sale and potential “fire sale” perception, (viii) the inability to offer potential buyers normal representations or warranties, and (ix) inability to retain key employees for the duration of the liquidation.

Non-Restricted Cash and Cash Equivalents

The Liquidation Analysis assumes the value of projected non-restricted cash and cash equivalents as of June 30, 2011, at each Proponent Debtor and their Affiliates (excluding Capmark Bank) as provided for in the Recovery Analysis.  The Liquidation Analysis assumes that there is no impact to the net recoveries on the Proponent Debtors and their Affiliates’ assets collected prior to July 1, 2011.

Restricted Cash and Cash Equivalents and Misc. Assets

The Liquidation Analysis includes the projected value of restricted cash and cash equivalents and miscellaneous assets of the Proponent Debtors and their Affiliates (excluding Capmark Bank) to the extent it is anticipated that these assets will become unrestricted or can be collected by June 30, 2012.  The resultant miscellaneous cash flows were then discounted at an annual rate of 6% to June 30, 2011.

Additional Asset Level Professional Fees

The Proponent Debtors also included estimated additional professional fees and expenses, when applicable, in the individual net asset recoveries in the Liquidation Analysis.  The estimated incremental professional fees and expenses were assumed to be incurred to facilitate the expedited liquidation of the Proponent Debtors and their Affiliates’ assets.  These potential additional fees and expenses included estimated broker, appraisal, local counsel and other professional fees and expenses.

Exhibit E
Capmark Financial Group Inc. and Proponent Debtor Liquidation Analysis

Case Conversion Date

The Liquidation Analysis assumes all Proponent Debtors’ cases convert to a chapter 7 bankruptcy proceeding or are dismissed on July 1, 2011.

Appointment of a Chapter 7 Trustee

The Liquidation Analysis assumes a chapter 7 trustee will be appointed to liquidate and direct the wind down of the Proponent Debtors’ estates and the Proponent Debtors and their Affiliates assets.  The chapter 7 trustee is expected to retain third party professionals as well as rely upon certain of the Proponent Debtors and their Affiliates’ employees.

Duration of Chapter 7 Cases

The chapter 7 liquidation is assumed to occur throughout an expedited twelve month period from July 1, 2011, through June 30, 2012.  The final distribution of value to Creditors is assumed to occur on June 30, 2012.  For those assets which cannot be sold within this time frame, no recovery value was assumed or the projected recovery was discounted back to June 30, 2011.

Segment and/or Portfolio Specific Assumptions

North American Loans and Real Estate Owned

The Proponent Debtors assumed a 15% internal rate of return on asset level nominal cash flows, which compares to an 8% internal rate of return in the Recovery Analysis.  For modeling simplification it was assumed that the collection of these assets occurred uniformly through the twelve month liquidation period.

Investments and Funds

Each fund or separate account in a limited partnership and projected cash flow from each such asset in the Financial Projections was evaluated.  The Proponent Debtors’ management assumed discounts to fair value based on the type of assets, the liquidity of the market for the asset, the maturity date of the investment fund and other relevant factors.  Net recoveries that were projected to occur after June 30, 2012 in the Recovery Analysis were accelerated into the twelve month liquidation period.

Europe Loans, Subordinated Notes, Acquired Non-Performing Loans and Other Assets

The Proponent Debtors assumed discounts to the nominal projections reflected in the Financial Projections for each of the loans secured by European collateral, all subordinated notes, non-performing loans, and other assets in Europe.  This discount was based on the type of assets (with higher discounts applied to subordinate notes versus first lien loans, etc.), the maturity date, and other relevant factors.  Nominal cash flows that were projected to occur after June 30, 2012 in the Financial Projections were accelerated into the twelve month liquidation period.  The resultant cash flows were then discounted at an annual rate of 7% to June 30, 2011.

Exhibit E
Capmark Financial Group Inc. and Proponent Debtor Liquidation Analysis

Japan Loans, Equity and Acquired Non-Performing Loans

Each major real estate asset in Japan was evaluated and categorized based on the assumed risk.  A 10%, 12% or 15% discount rate was applied to the asset level net recovery based on the assumed category of risk.  Net recoveries that were projected to occur after June 30, 2012, in the Recovery Analysis were accelerated into the twelve month liquidation period.

North American Affordable Equity

Each asset was evaluated individually and net proceeds were estimated after adjustments for transaction costs and discounts due to an accelerated sales time frame.  Net recoveries that were projected to occur after June 30, 2012, in the Recovery Analysis were accelerated into the twelve month liquidation period.

Capmark Bank

Capmark Bank is not a Debtor and therefore would neither directly be subject to nor under the control of a chapter 7 trustee.  Under the circumstance that the Proponent Debtors would convert their proceedings from chapter 11 to chapter 7 and consequently be subject to the appointment of a chapter 7 trustee, it is not determinable if the treatment of Capmark Bank and consequently the value of Capmark Bank would differ from the proposed treatment of Capmark Bank under the Plan.  It is likely that if the Debtors were to convert from plans of reorganization to plans of liquidation, the ultimate resolution of Capmark Bank would be governed by its regulators, the FDIC and the UDFI.   As such, it is not possible to determine a revised value of Capmark Bank under a liquidation scenario and it is therefore assumed that the value of Capmark Bank is either equal to or lesser than the value of Capmark Bank under the Plan.

Operating Expenses and Trustee Fees Incurred During the Liquidation Period

The Proponent Debtors assumed no change in the operating expenses as presented in the Financial Projections for the period July 1, 2011 through June 30, 2012.  No operating expenses were assumed after the twelve month liquidation period.

In addition, the Liquidation Analysis assumes chapter 7 restructuring professional fees of $2 million per month for twelve months to June 30, 2012, severance and vacation pay costs for all employees based on March 31, 2011 headcount and payroll, and $5 million of additional executory contract rejection costs.

The chapter 7 trustee fee was assumed to be paid as a percentage of projected Proponent Debtors and their Affiliates’ net asset proceeds.  It was assumed that the chapter 7 trustee fee was 2.5% of net asset proceeds collected from July 1, 2011 through September 30, 2011, was 2.25% of net asset proceeds collected from October 1, 2011 through December 31, 2011, was 2.0% of net asset proceeds collected from January 1, 2012 through March 31, 2012, and was 1.75% of net asset proceeds collected from April 1, 2012 through June 30, 2012.

Exhibit E
Capmark Financial Group Inc. and Proponent Debtor Liquidation Analysis

All of these projected operating expenses were netted against the projected asset recoveries at each Proponent Debtor and their Affiliates.  It was assumed that Proponent Debtor operating expenses continue to be borne by CFI, CCI, CILP and CAEI in amounts consistent with historical experience.  Operating expenses were allocated for each period to each of CFI, CCI, CILP and CAEI based on their pro-rata share of projected payroll expense. The resultant cash flows were then discounted at an annual rate of 6% to June 30, 2011.

Other Liabilities

The Liquidation Analysis utilized the same “other liabilities” that were used in the Recovery Analysis.

Post Petition Taxes

The Proponent Debtors assumed the same taxes that were used in the Recovery Analysis.

Closing Items

The Proponent Debtors assumed the same closing items that were used in the Recovery Analysis.

Claims

The Proponent Debtors assumed the same Claims, including Intercompany Claims, and Claim treatment that were used in the Recovery Analysis, except for Convenience Claims which were categorized in the General Unsecured Claims class.  For modeling simplification, it was assumed that there was no change in Administrative Expense Claims in the Liquidation Analysis as those assumed in the Recovery Analysis.

Best Interest Test Summary - Capmark Financial Group Inc.
($ in millions)

					Plan			Liquidation
	Estimated Assets				Est. Allowed	Estimated Recovery		Est. Allowed	Estimated Recovery
	Plan	Liquidation	Class		Claim	Amount	%	Claim	Amount	%
Cash & Cash Equivalents	$138.5	$138.5	Class 1	Non-Tax Priority Claims	—	—	—	—	—	—
Estimated Fair Value of Directly Held Assets(a)	1,421.0	1,420.7
Post-Petition Intercompany Receivables	—	—	Class 2	Secured Claims	0.1	0.1	100.0%	0.1	0.1	100.0%
Pre-Petition Intercompany Receivables	1,317.7	1,246.7
Equity Interests in Subsidiaries(b)	154.8	135.8	Class 3A	General Unsecured Claims(c)(e)	7,022.5	1,470.2	20.9%	7,023.5	1,386.5	19.7%
Less: Estimated Operating Expenses	—	—
Less: Estimated Taxes	—	—	Class 3B	Jr. Unsec. Subordinated Debenture Claims(d)	266.4	55.8	20.9%	266.4	52.6	19.7%

TOTAL DISTRIBUTABLE ASSETS	$3,032.0	$2,941.7	Class 3C	Jr. Unsec. Subordinated Debenture Guaranty Claims	—	—	—	—	—	—

Administrative Expenses			Class 4	Convenience Claims(e)	1.0	1.0	100.0%	—	—	—
Administrative Expenses	$(0.0)	$(0.0)
Other Liabilities	(20.2)	(20.2)	Class 5A	Debtor Intercompany Claims	217.8	45.6	20.9%	217.8	43.0	19.7%
Priority Tax Claims	(0.1)	(0.1)
Post-Petition Intercompany Payables	(1,439.1)	(1,439.1)	Class 5B	Affiliate Intercompany Claims	—	—	—	—	—	—

			Class 6	Equity Interests	—	—	—	—	—	—

NET DISTRIBUTABLE ASSETS	$1,572.6	$1,482.2	TOTALS		$7,507.7	$1,572.6		$7,507.8	$1,482.2

Note: All values that are exactly zero and all recovery percentages where the corresponding recovery amount is zero are shown as "—". Values between zero and $50,000 appear as "0".
(a) Directly Held Assets are defined as the estimated fair value of assets other than intercompany receivables, equity in affiliates and cash.
(b) Does not include the value of Capmark Bank, which is included in the estimated Fair Value of Directly Held Assets.
(c) Certain holders of CFGI Class 3A claims will receive Distributions to which holders of claims in CFGI Class 3B would otherwise be entitled but for contractual subordination provisions in the indenture governing the Junior Unsecured Subordinated Debentures. Such redistribution of CFGI Class 3B claims is not reflected in this table.
(d) Pursuant to the Plan, Distributions that would otherwise be payable to each holder of an Allowed CFGI Class 3B claim shall instead be distributed by the Disbursing Agent to the holders of Claims in CFGI Class 3A arising under the Unsecured Loans and Unsecured Notes, and to such other holders of CFGI Class 3A General Unsecured Claims as are contractually entitled to priority in payment under the indenture governing the Junior Unsecured Subordinated Debentures, until such holders have been paid in full.
(e) In the hypothetical chapter 7 it is assumed that the Convenience Class is eliminated and claims that would have been in the Convenience Class under the Plan are allocated to the General Unsecured Claims at each Debtor.

Best Interest Test Summary - Capmark Finance Inc.
($ in millions)

					Plan			Liquidation
	Estimated Assets				Est. Allowed	Estimated Recovery		Est. Allowed	Estimated Recovery
	Plan	Liquidation	Class		Claim	Amount	%	Claim	Amount	%
Cash & Cash Equivalents	$757.5	$757.5	Class 1	Non-Tax Priority Claims	$0.0	$0.0	100.0%	$0.0	$0.0	100.0%
Estimated Fair Value of Directly Held Assets(a)	1,038.5	948.3
Post-Petition Intercompany Receivables	1,397.4	1,397.4	Class 2	Secured Claims	0.2	0.2	100.0%	0.2	0.2	100.0%
Pre-Petition Intercompany Receivables	286.1	210.1
Equity Interests in Subsidiaries	10.4	8.5	Class 3	General Unsecured Claims(b)	7,000.0	1,810.4	25.9%	7,001.3	1,734.1	24.8%
Less: Estimated Operating Expenses	(133.9)	(98.3)
Less: Estimated Taxes	—	—	Class 4	Convenience Claims(b)	1.3	1.3	100.0%	—	—	—

TOTAL DISTRIBUTABLE ASSETS	$3,356.0	$3,223.5	Class 5A	Debtor Intercompany Claims	5,021.5	1,298.7	25.9%	5,021.5	1,243.8	24.8%

Administrative Expenses			Class 5B	Affiliate Intercompany Claims	—	—	—	—	—	—
Administrative Expenses	$(0.2)	$(0.2)
Other Liabilities	(19.7)	(19.7)	Class 6	Equity Interests	—	—	—	—	—	—
Priority Tax Claims	(3.4)	(3.4)
Post-Petition Intercompany Payables	(222.1)	(222.1)

NET DISTRIBUTABLE ASSETS	$3,110.6	$2,978.1	TOTALS		$12,023.0	$3,110.6		$12,023.0	$2,978.1

Note:  All values that are exactly zero and all recovery percentages where the corresponding recovery amount is zero are shown as "—". Values between zero and $50,000 appear as "0".
(a) Directly Held Assets are defined as the estimated fair value of assets other than intercompany receivables, equity in affiliates and cash.
(b) In the hypothetical chapter 7 it is assumed that the Convenience Class is eliminated and claims that would have been in the Convenience Class under the Plan are allocated to the General Unsecured Claims at each Debtor.

Best Interest Test Summary - Capmark Capital Inc.
($ in millions)

					Plan			Liquidation
	Estimated Assets				Est. Allowed	Estimated Recovery		Est. Allowed	Estimated Recovery
	Plan	Liquidation	Class		Claim	Amount	%	Claim	Amount	%
Cash & Cash Equivalents	$62.2	$62.2	Class 1	Non-Tax Priority Claims	—	—	—	—	—	—
Estimated Fair Value of Directly Held Assets(a)	41.2	36.4
Post-Petition Intercompany Receivables	67.1	67.1	Class 2	Secured Claims	—	—	—	—	—	—
Pre-Petition Intercompany Receivables	87.8	62.6
Equity Interests in Subsidiaries	25.9	4.1	Class 3	General Unsecured Claims(b)	6,965.4	236.6	3.4%	6,965.6	190.6	2.7%
Less: Estimated Operating Expenses	(2.6)	(2.6)
Less: Estimated Taxes	—	—	Class 4	Convenience Claims(b)	0.1	0.1	100.0%	—	—	—

TOTAL DISTRIBUTABLE ASSETS	$281.6	$229.7	Class 5A	Debtor Intercompany Claims	872.6	29.6	3.4%	872.6	23.9	2.7%

Administrative Expenses			Class 5B	Affiliate Intercompany Claims	—	—	—	—	—	—
Administrative Expenses	—	—
Other Liabilities	(0.7)	(0.7)	Class 6	Equity Interests	—	—	—	—	—	—
Priority Tax Claims	(0.0)	(0.0)
Post-Petition Intercompany Payables	(14.6)	(14.6)

NET DISTRIBUTABLE ASSETS	$266.3	$214.4	TOTALS		$7,838.1	$266.3		$7,838.1	$214.4

Note:  All values that are exactly zero and all recovery percentages where the corresponding recovery amount is zero are shown as "—". Values between zero and $50,000 appear as "0".
(a) Directly Held Assets are defined as the estimated fair value of assets other than intercompany receivables, equity in affiliates and cash.
(b) In the hypothetical chapter 7 it is assumed that the Convenience Class is eliminated and claims that would have been in the Convenience Class under the Plan are allocated to the General Unsecured Claims at each Debtor.

Best Interest Test Summary - Commercial Equity Investments, Inc.
($ in millions)

					Plan			Liquidation
	Estimated Assets				Est. Allowed	Estimated Recovery		Est. Allowed	Estimated Recovery
	Plan	Liquidation	Class		Claim	Amount	%	Claim	Amount	%
Cash & Cash Equivalents	—	—	Class 1	Non-Tax Priority Claims	—	—	—	—	—	—
Estimated Fair Value of Directly Held Assets(a)	19.8	4.0
Post-Petition Intercompany Receivables	21.3	21.3	Class 2	Secured Claims	0.0	0.0	100.0%	0.0	0.0	100.0%
Pre-Petition Intercompany Receivables	78.5	53.4
Equity Interests in Subsidiaries	0.4	0.4	Class 3	General Unsecured Claims(b)	6,956.4	115.9	1.7%	6,956.4	76.3	1.1%
Less: Estimated Operating Expenses	—	—
Less: Estimated Taxes	—	—	Class 4	Convenience Claims(b)	0.0	0.0	100.0%	—	—	—

TOTAL DISTRIBUTABLE ASSETS	$120.1	$79.1	Class 5A	Debtor Intercompany Claims	246.6	4.1	1.7%	246.6	2.7	1.1%

Administrative Expenses			Class 5B	Affiliate Intercompany Claims	—	—	—	—	—	—
Administrative Expenses	—	—
Other Liabilities	—	—	Class 6	Equity Interests	—	—	—	—	—	—
Priority Tax Claims	(0.0)	(0.0)
Post-Petition Intercompany Payables	(0.1)	(0.1)

NET DISTRIBUTABLE ASSETS	$120.0	$79.0	TOTALS		$7,203.0	$120.0		$7,203.0	$79.0

Note:  All values that are exactly zero and all recovery percentages where the corresponding recovery amount is zero are shown as "—". Values between zero and $50,000 appear as "0".
(a) Directly Held Assets are defined as the estimated fair value of assets other than intercompany receivables, equity in affiliates and cash.
(b) In the hypothetical chapter 7 it is assumed that the Convenience Class is eliminated and claims that would have been in the Convenience Class under the Plan are allocated to the General Unsecured Claims at each Debtor.

Best Interest Test Summary - Mortgage Investments, LLC
($ in millions)

					Plan			Liquidation
	Estimated Assets				Est. Allowed	Estimated Recovery		Est. Allowed	Estimated Recovery
	Plan	Liquidation	Class		Claim	Amount	%	Claim	Amount	%
Cash & Cash Equivalents	—	—	Class 1	Non-Tax Priority Claims	—	—	—	—	—	—
Estimated Fair Value of Directly Held Assets(a)	—	—
Post-Petition Intercompany Receivables	—	—	Class 2	Secured Claims	—	—	—	—	—	—
Pre-Petition Intercompany Receivables	5.7	5.4
Equity Interests in Subsidiaries	—	—	Class 3	General Unsecured Claims(b)	6,956.4	5.7	0.1%	6,956.4	5.4	0.1%
Less: Estimated Operating Expenses	—	—
Less: Estimated Taxes	—	—	Class 4	Convenience Claims(b)	—	—	—	—	—	—

TOTAL DISTRIBUTABLE ASSETS	$5.7	$5.4	Class 5A	Debtor Intercompany Claims	6.6	0.0	0.1%	6.6	0.0	0.1%

Administrative Expenses			Class 5B	Affiliate Intercompany Claims	—	—	—	—	—	—
Administrative Expenses	—	—
Other Liabilities	—	—	Class 6	Equity Interests	—	—	—	—	—	—
Priority Tax Claims	—	—
Post-Petition Intercompany Payables	(0.0)	(0.0)

NET DISTRIBUTABLE ASSETS	$5.7	$5.4	TOTALS		$6,963.0	$5.7		$6,963.0	$5.4

Note:  All values that are exactly zero and all recovery percentages where the corresponding recovery amount is zero are shown as "—". Values between zero and $50,000 appear as "0".
(a) Directly Held Assets are defined as the estimated fair value of assets other than intercompany receivables, equity in affiliates and cash.
(b) In the hypothetical chapter 7 it is assumed that the Convenience Class is eliminated and claims that would have been in the Convenience Class under the Plan are allocated to the General Unsecured Claims at each Debtor.

Best Interest Test Summary - Net Lease Acquisition LLC
($ in millions)

					Plan			Liquidation
	Estimated Assets				Est. Allowed	Estimated Recovery		Est. Allowed	Estimated Recovery
	Plan	Liquidation	Class		Claim	Amount	%	Claim	Amount	%
Cash & Cash Equivalents	—	—	Class 1	Non-Tax Priority Claims	—	—	—	—	—	—
Estimated Fair Value of Directly Held Assets(a)	—	—
Post-Petition Intercompany Receivables	—	—	Class 2	Secured Claims	—	—	—	—	—	—
Pre-Petition Intercompany Receivables	0.9	0.8
Equity Interests in Subsidiaries	—	—	Class 3	General Unsecured Claims(b)	6,956.4	0.9	0.0%	6,956.4	0.8	0.0%
Less: Estimated Operating Expenses	—	—
Less: Estimated Taxes	—	—	Class 4	Convenience Claims(b)	—	—	—	—	—	—

TOTAL DISTRIBUTABLE ASSETS	$0.9	$0.8	Class 5A	Debtor Intercompany Claims	—	—	—	—	—	—

Administrative Expenses			Class 5B	Affiliate Intercompany Claims	—	—	—	—	—	—
Administrative Expenses	—	—
Other Liabilities	—	—	Class 6	Equity Interests	—	—	—	—	—	—
Priority Tax Claims	—	—
Post-Petition Intercompany Payables	(0.0)	(0.0)

NET DISTRIBUTABLE ASSETS	$0.9	$0.8	TOTALS		$6,956.4	$0.9		$6,956.4	$0.8

Note:  All values that are exactly zero and all recovery percentages where the corresponding recovery amount is zero are shown as "—". Values between zero and $50,000 appear as "0".
(a) Directly Held Assets are defined as the estimated fair value of assets other than intercompany receivables, equity in affiliates and cash.
(b) In the hypothetical chapter 7 it is assumed that the Convenience Class is eliminated and claims that would have been in the Convenience Class under the Plan are allocated to the General Unsecured Claims at each Debtor.

Best Interest Test Summary - SJM Cap, LLC
($ in millions)

					Plan			Liquidation
	Estimated Assets				Est. Allowed	Estimated Recovery		Est. Allowed	Estimated Recovery
	Plan	Liquidation	Class		Claim	Amount	%	Claim	Amount	%
Cash & Cash Equivalents	$8.1	$8.1	Class 1	Non-Tax Priority Claims	—	—	—	—	—	—
Estimated Fair Value of Directly Held Assets(a)	—	—
Post-Petition Intercompany Receivables	114.6	114.6	Class 2	Secured Claims	—	—	—	—	—	—
Pre-Petition Intercompany Receivables	0.0	0.0
Equity Interests in Subsidiaries	80.8	80.6	Class 3	General Unsecured Claims(b)	6,956.4	144.1	2.1%	6,956.4	143.9	2.1%
Less: Estimated Operating Expenses	—	—
Less: Estimated Taxes	—	—	Class 4	Convenience Claims(b)	—	—	—	—	—	—

TOTAL DISTRIBUTABLE ASSETS	$203.5	$203.4	Class 5A	Debtor Intercompany Claims	91.1	1.9	2.1%	91.1	1.9	2.1%

Administrative Expenses			Class 5B	Affiliate Intercompany Claims	—	—	—	—	—	—
Administrative Expenses	—	—
Other Liabilities	—	—	Class 6	Equity Interests	—	—	—	—	—	—
Priority Tax Claims	(0.0)	(0.0)
Post-Petition Intercompany Payables	(57.6)	(57.6)

NET DISTRIBUTABLE ASSETS	$145.9	$145.8	TOTALS		$7,047.5	$145.9		$7,047.5	$145.8

Note:  All values that are exactly zero and all recovery percentages where the corresponding recovery amount is zero are shown as "—". Values between zero and $50,000 appear as "0".
(a) Directly Held Assets are defined as the estimated fair value of assets other than intercompany receivables, equity in affiliates and cash.
(b) In the hypothetical chapter 7 it is assumed that the Convenience Class is eliminated and claims that would have been in the Convenience Class under the Plan are allocated to the General Unsecured Claims at each Debtor.

Best Interest Test Summary - Capmark Affordable Equity Holdings, Inc.
($ in millions)

					Plan			Liquidation
	Estimated Assets				Est. Allowed	Estimated Recovery		Est. Allowed	Estimated Recovery
	Plan	Liquidation	Class		Claim	Amount	%	Claim	Amount	%
Cash & Cash Equivalents	—	—	Class 1	Non-Tax Priority Claims	—	—	—	—	—	—
Estimated Fair Value of Directly Held Assets(a)	35.0	28.2
Post-Petition Intercompany Receivables	3.1	3.1	Class 2	Secured Claims	14.5	14.5	100.0%	14.5	14.5	100.0%
Pre-Petition Intercompany Receivables	—	—
Equity Interests in Subsidiaries	2.6	2.6	Class 3	General Unsecured Claims(b)	6,972.4	24.2	0.3%	6,972.4	17.5	0.3%
Less: Estimated Operating Expenses	—	—
Less: Estimated Taxes	—	—	Class 4	Convenience Claims(b)	0.0	0.0	100.0%	—	—	—

TOTAL DISTRIBUTABLE ASSETS	$40.8	$34.0	Class 5A	Debtor Intercompany Claims	89.0	0.3	0.3%	89.0	0.2	0.3%

Administrative Expenses			Class 5B	Affiliate Intercompany Claims	—	—	—	—	—	—
Administrative Expenses	—	—
Other Liabilities	—	—	Class 6	Equity Interests	—	—	—	—	—	—
Priority Tax Claims	(0.0)	(0.0)
Post-Petition Intercompany Payables	(1.8)	(1.8)

NET DISTRIBUTABLE ASSETS	$39.0	$32.2	TOTALS		$7,075.9	$39.0		$7,075.9	$32.2

Note:  All values that are exactly zero and all recovery percentages where the corresponding recovery amount is zero are shown as "—". Values between zero and $50,000 appear as "0".
(a) Directly Held Assets are defined as the estimated fair value of assets other than intercompany receivables, equity in affiliates and cash.
(b) In the hypothetical chapter 7 it is assumed that the Convenience Class is eliminated and claims that would have been in the Convenience Class under the Plan are allocated to the General Unsecured Claims at each Debtor.

Best Interest Test Summary - Capmark REO Holding LLC
($ in millions)

					Plan			Liquidation
	Estimated Assets				Est. Allowed	Estimated Recovery		Est. Allowed	Estimated Recovery
	Plan	Liquidation	Class		Claim	Amount	%	Claim	Amount	%
Cash & Cash Equivalents	$16.9	$16.9	Class 1	Non-Tax Priority Claims	—	—	—	—	—	—
Estimated Fair Value of Directly Held Assets(a)	—	—
Post-Petition Intercompany Receivables	20.5	20.5	Class 2	Secured Claims	—	—	—	—	—	—
Pre-Petition Intercompany Receivables	1.5	1.4
Equity Interests in Subsidiaries	5.5	5.5	Class 3	General Unsecured Claims(b)	6,956.4	44.3	0.6%	6,956.4	44.3	0.6%
Less: Estimated Operating Expenses	—	—
Less: Estimated Taxes	—	—	Class 4	Convenience Claims(b)	—	—	—	—	—	—

TOTAL DISTRIBUTABLE ASSETS	$44.4	$44.3	Class 5A	Debtor Intercompany Claims	5.5	0.0	0.6%	5.5	0.0	0.6%

Administrative Expenses			Class 5B	Affiliate Intercompany Claims	—	—	—	—	—	—
Administrative Expenses	—	—
Other Liabilities	—	—	Class 6	Equity Interests	—	—	—	—	—	—
Priority Tax Claims	—	—
Post-Petition Intercompany Payables	—	—

NET DISTRIBUTABLE ASSETS	$44.4	$44.3	TOTALS		$6,961.9	$44.4		$6,961.9	$44.3

Note:  All values that are exactly zero and all recovery percentages where the corresponding recovery amount is zero are shown as "—". Values between zero and $50,000 appear as "0".
(a) Directly Held Assets are defined as the estimated fair value of assets other than intercompany receivables, equity in affiliates and cash.
(b) In the hypothetical chapter 7 it is assumed that the Convenience Class is eliminated and claims that would have been in the Convenience Class under the Plan are allocated to the General Unsecured Claims at each Debtor.

Best Interest Test Summary - Capmark Investments LP
($ in millions)

					Plan			Liquidation
	Estimated Assets				Est. Allowed	Estimated Recovery		Est. Allowed	Estimated Recovery
	Plan	Liquidation	Class		Claim	Amount	%	Claim	Amount	%
Cash & Cash Equivalents	$22.9	$22.9	Class 1	Non-Tax Priority Claims	—	—	—	—	—	—
Estimated Fair Value of Directly Held Assets(a)	0.7	0.6
Post-Petition Intercompany Receivables	30.1	30.1	Class 2	Secured Claims	0.0	0.0	100.0%	0.0	0.0	100.0%
Pre-Petition Intercompany Receivables	12.0	10.6
Equity Interests in Subsidiaries	0.3	0.3	Class 3	General Unsecured Claims(b)	6,957.0	61.6	0.9%	6,957.0	60.6	0.9%
Less: Estimated Operating Expenses	(1.9)	(1.4)
Less: Estimated Taxes	—	—	Class 4	Convenience Claims(b)	0.0	0.0	100.0%	—	—	—

TOTAL DISTRIBUTABLE ASSETS	$64.0	$63.0	Class 5A	Debtor Intercompany Claims	0.7	0.0	0.9%	0.7	0.0	0.9%

Administrative Expenses			Class 5B	Affiliate Intercompany Claims	—	—	—	—	—	—
Administrative Expenses	—	—
Other Liabilities	(0.0)	(0.0)	Class 6	Equity Interests	—	—	—	—	—	—
Priority Tax Claims	(1.4)	(1.4)
Post-Petition Intercompany Payables	(1.0)	(1.0)

NET DISTRIBUTABLE ASSETS	$61.6	$60.6	TOTALS		$6,957.8	$61.6		$6,957.8	$60.6

Note:  All values that are exactly zero and all recovery percentages where the corresponding recovery amount is zero are shown as "—". Values between zero and $50,000 appear as "0".
(a) Directly Held Assets are defined as the estimated fair value of assets other than intercompany receivables, equity in affiliates and cash.
(b) In the hypothetical chapter 7 it is assumed that the Convenience Class is eliminated and claims that would have been in the Convenience Class under the Plan are allocated to the General Unsecured Claims at each Debtor.

Best Interest Test Summary - Summit Crest Ventures, LLC
($ in millions)

					Plan			Liquidation
	Estimated Assets				Est. Allowed	Estimated Recovery		Est. Allowed	Estimated Recovery
	Plan	Liquidation	Class		Claim	Amount	%	Claim	Amount	%
Cash & Cash Equivalents	$0.1	$0.1	Class 1	Non-Tax Priority Claims	—	—	—	—	—	—
Estimated Fair Value of Directly Held Assets(a)	—	—
Post-Petition Intercompany Receivables	—	—	Class 2	Secured Claims	—	—	—	—	—	—
Pre-Petition Intercompany Receivables	0.0	0.0
Equity Interests in Subsidiaries	10.9	10.4	Class 3	General Unsecured Claims(b)	6,956.4	9.6	0.1%	6,956.5	9.1	0.1%
Less: Estimated Operating Expenses	—	—
Less: Estimated Taxes	—	—	Class 4	Convenience Claims(b)	0.0	0.0	100.0%	—	—	—

TOTAL DISTRIBUTABLE ASSETS	$11.0	$10.6	Class 5A	Debtor Intercompany Claims	17.1	0.0	0.1%	17.1	0.0	0.1%

Administrative Expenses			Class 5B	Affiliate Intercompany Claims	—	—	—	—	—	—
Administrative Expenses	—	—
Other Liabilities	(1.4)	(1.4)	Class 6	Equity Interests	—	—	—	—	—	—
Priority Tax Claims	—	—
Post-Petition Intercompany Payables	(0.0)	(0.0)

NET DISTRIBUTABLE ASSETS	$9.6	$9.2	TOTALS		$6,973.6	$9.6		$6,973.6	$9.2

Note:  All values that are exactly zero and all recovery percentages where the corresponding recovery amount is zero are shown as "—". Values between zero and $50,000 appear as "0".
(a) Directly Held Assets are defined as the estimated fair value of assets other than intercompany receivables, equity in affiliates and cash.
(b) In the hypothetical chapter 7 it is assumed that the Convenience Class is eliminated and claims that would have been in the Convenience Class under the Plan are allocated to the General Unsecured Claims at each Debtor.

Best Interest Test Summary - Capmark Affordable Properties Inc.
($ in millions)

					Plan			Liquidation
	Estimated Assets				Est. Allowed	Estimated Recovery		Est. Allowed	Estimated Recovery
	Plan	Liquidation	Class		Claim	Amount	%	Claim	Amount	%
Cash & Cash Equivalents	—	—	Class 1	Non-Tax Priority Claims	—	—	—	—	—	—
Estimated Fair Value of Directly Held Assets(a)	29.4	23.3
Post-Petition Intercompany Receivables	11.7	11.7	Class 2	Secured Claims	27.0	27.0	100.0%	27.0	27.0	100.0%
Pre-Petition Intercompany Receivables	—	—
Equity Interests in Subsidiaries	—	—	Class 3	General Unsecured Claims(b)	43.2	4.7	10.9%	43.3	1.5	3.6%
Less: Estimated Operating Expenses	—	—
Less: Estimated Taxes	—	—	Class 4	Convenience Claims(b)	0.0	0.0	100.0%	—	—	—

TOTAL DISTRIBUTABLE ASSETS	$41.0	$34.9	Class 5A	Debtor Intercompany Claims	39.8	4.3	10.9%	39.8	1.4	3.6%

Administrative Expenses			Class 5B	Affiliate Intercompany Claims	—	—	—	—	—	—
Administrative Expenses	—	—
Other Liabilities	—	—	Class 6	Equity Interests	—	—	—	—	—	—
Priority Tax Claims	(0.0)	(0.0)
Post-Petition Intercompany Payables	(5.0)	(5.0)

NET DISTRIBUTABLE ASSETS	$36.1	$30.0	TOTALS		$110.1	$36.1		$110.1	$30.0

Note:  All values that are exactly zero and all recovery percentages where the corresponding recovery amount is zero are shown as "—". Values between zero and $50,000 appear as "0".
(a) Directly Held Assets are defined as the estimated fair value of assets other than intercompany receivables, equity in affiliates and cash.
(b) In the hypothetical chapter 7 it is assumed that the Convenience Class is eliminated and claims that would have been in the Convenience Class under the Plan are allocated to the General Unsecured Claims at each Debtor.

Best Interest Test Summary - Capmark Affordable Equity Inc.
($ in millions)

					Plan			Liquidation
	Estimated Assets				Est. Allowed	Estimated Recovery		Est. Allowed	Estimated Recovery
	Plan	Liquidation	Class		Claim	Amount	%	Claim	Amount	%
Cash & Cash Equivalents	$50.0	$50.0	Class 1	Non-Tax Priority Claims	—	—	—	—	—	—
Estimated Fair Value of Directly Held Assets(a)	41.7	20.0
Post-Petition Intercompany Receivables	7.9	7.9	Class 2	Secured Claims	—	—	—	—	—	—
Pre-Petition Intercompany Receivables	93.0	85.9
Equity Interests in Subsidiaries	0.3	0.0	Class 3	General Unsecured Claims(b)	—	—	—	0.3	0.0	7.7%
Less: Estimated Operating Expenses	(10.4)	(8.4)
Less: Estimated Taxes	—	—	Class 4	Convenience Claims(b)	0.2	0.2	100.0%	—	—	—

TOTAL DISTRIBUTABLE ASSETS	$182.5	$155.5	Class 5A	Debtor Intercompany Claims	862.3	93.6	10.9%	862.3	66.7	7.7%

Administrative Expenses			Class 5B	Affiliate Intercompany Claims	—	—	—	—	—	—
Administrative Expenses	—	—
Other Liabilities	(1.1)	(1.1)	Class 6	Equity Interests	—	—	—	—	—	—
Priority Tax Claims	(0.0)	(0.0)
Post-Petition Intercompany Payables	(87.6)	(87.6)

NET DISTRIBUTABLE ASSETS	$93.7	$66.8	TOTALS		$862.5	$93.7		$862.6	$66.8

Note:  All values that are exactly zero and all recovery percentages where the corresponding recovery amount is zero are shown as "—". Values between zero and $50,000 appear as "0".
(a) Directly Held Assets are defined as the estimated fair value of assets other than intercompany receivables, equity in affiliates and cash.
(b) In the hypothetical chapter 7 it is assumed that the Convenience Class is eliminated and claims that would have been in the Convenience Class under the Plan are allocated to the General Unsecured Claims at each Debtor.

Best Interest Test Summary - Protech Holdings C, LLC
($ in millions)

					Plan			Liquidation
	Estimated Assets				Est. Allowed	Estimated Recovery		Est. Allowed	Estimated Recovery
	Plan	Liquidation	Class		Claim	Amount	%	Claim	Amount	%
Cash & Cash Equivalents	—	—	Class 1	General Unsecured Claims	—	—	—	—	—	—
Estimated Fair Value of Directly Held Assets(a)	—	—
Post-Petition Intercompany Receivables	—	—	Class 2	Equity Interests	—	—	—	—	—	—
Pre-Petition Intercompany Receivables	—	—
Equity Interests in Subsidiaries	—	—
Less: Estimated Operating Expenses	—	—
Less: Estimated Taxes	—	—

TOTAL DISTRIBUTABLE ASSETS	—	—

Administrative Expenses
Administrative Expenses	—	—
Other Liabilities	—	—
Priority Tax Claims	—	—
Post-Petition Intercompany Payables	—	—

NET DISTRIBUTABLE ASSETS	—	—	TOTALS		—	—		—	—

Note:  All values that are exactly zero and all recovery percentages where the corresponding recovery amount is zero are shown as "—". Values between zero and $50,000 appear as "0".
(a) Directly Held Assets are defined as the estimated fair value of assets other than intercompany receivables, equity in affiliates and cash.

EXHIBIT F

Capmark Bank Credit Risk Observations (March 31, 2011)

Exhibit F: Capmark Bank Credit Risk Observations
(March 31, 2011)

CONFIDENTIAL

Notice to Reader

Notes to Capmark Bank Credit Risk Materials

The information contained in this presentation (the “Information”) was prepared as of December 31, 2010 and has not been adjusted for changes since that date. In addition, the Information has not been audited and includes financial and other information that was not prepared in accordance with generally accepted accounting principles (“GAAP”).

The Information contains information with respect to credit characteristics of various assets owned by Capmark Bank that involve subjective determinations made by management at the time the Information was prepared. The Information is subject to a number of factors and uncertainties that could cause actual values and credit characteristics of the assets to differ materially from those set forth herein, including changes in economic and market conditions, interest rates, occupancy rates, rental rates, commercial property values and the availability and terms of financing for commercial properties generally or with respect to any particular property.

The Information should be reviewed in conjunction with, and is subject to, all of the information contained in the Disclosure Statement and the assumptions, qualifications and explanations contained therein.

CONFIDENTIAL

Loan Portfolio by Property Type / Location

Capmark Bank 3/31/2011
	Loan Portfolio		Loan Portfolio		Watchlist		Classified		NPA
	Servicing UPB		Accounting UPB		Accounting	% of Prop	Accounting UPB	% of Prop	Accounting	% of Prop
Property Type	($)%		($)%		UPB ($)	Type	($)	Type	UPB ($)	Type
Hotel	1,828,116,653	30.3%	1,602,488,682	29.1%	1,055,700,907	65.9%	437,843,844	27.3%	332,589,515	20.8%
Office	1,148,157,228	19.1%	1,031,150,931	18.7%	787,300,095	76.4%	598,956,120	58.1%	392,131,193	38.0%
Multi.	881,564,343	14.6%	807,855,530	14.7%	574,484,744	71.1%	291,318,051	36.1%	230,815,580	28.6%
Health	1,124,150,472	18.7%	1,066,184,643	19.3%	274,734,390	25.8%	165,528,472	15.5%	40,244,141	3.8%
Retail	430,580,902	7.1%	324,022,879	5.9%	232,082,022	71.6%	126,297,625	39.0%	95,603,500	29.5%
Golf Course	260,115,112	4.3%	247,368,908	4.5%	245,668,908	99.3%	72,021,495	29.1%	72,021,495	29.1%
Mixed-Use	50,283,827	0.8%	157,302,277	2.9%	157,302,277	100.0%	142,302,277	90.5%	142,302,277	90.5%
Student Housing	0	0.0%	0	0.0%	0	0.0%	0	0.0%	0	0.0%
Industrial	74,740,040	1.2%	69,260,852	1.3%	62,985,956	90.9%	58,659,439	84.7%	20,520,082	29.6%
Land	11,140,990	0.2%	3,722,669	0.1%	3,722,669	100.0%	3,722,669	100.0%	3,722,669	100.0%
Condo	155,663,321	2.6%	155,663,321	2.8%	17,707,914	11.4%	17,707,914	11.4%	0	0.0%
All Other	61,002,494	1.0%	49,089,207	0.9%	43,804,207	89.2%	43,804,207	89.2%	43,804,207	89.2%
	6,025,515,383	100.0%	5,514,109,897	100.0%	3,455,494,089	62.7%	1,958,162,112	35.5%	1,373,754,659	24.9%

Capmark Bank
3/31/2011
	Loan Portfolio		Loan Portfolio		Watchlist		Classified		NPA
	Servicing UPB		Accounting UPB		Accounting	% of	Accounting UPB	% of	Accounting	% of
Geographic Location	($)%		($)%		UPB ($)	Location	($)	Location	UPB ($)	Location
Chicago	495,875,947	8.2%	460,549,302	8.4%	359,035,022	78.0%	111,305,788	24.2%	44,123,360	9.6%
Southern CA	390,040,411	6.5%	379,283,983	6.9%	262,376,030	69.2%	102,977,966	27.2%	73,937,213	19.5%
Dallas	357,336,154	5.9%	336,930,154	6.1%	218,029,517	64.7%	183,282,517	54.4%	103,507,019	30.7%
New York	367,583,470	6.1%	293,027,193	5.3%	76,915,782	26.2%	39,151,586	13.4%	39,151,586	13.4%
San Francisco	252,220,893	4.2%	245,460,573	4.5%	168,177,025	68.5%	148,877,025	60.7%	53,267,809	21.7%
Boston	274,317,856	4.6%	241,675,988	4.4%	133,149,579	55.1%	35,302,961	14.6%	29,752,961	12.3%
Philadelphia	271,409,435	4.5%	234,373,120	4.3%	120,215,125	51.3%	120,215,125	51.3%	102,515,126	43.7%
Washington DC	239,965,875	4.0%	230,949,378	4.2%	131,196,508	56.8%	24,401,950	10.6%	24,401,950	10.6%
Orlando	209,872,357	3.5%	208,358,199	3.8%	138,694,091	66.6%	22,063,064	10.6%	4,355,150	2.1%
Miami	192,925,895	3.2%	190,425,524	3.5%	190,425,524	100.0%	190,425,524	100.0%	178,025,524	93.5%
All Other	2,973,967,089	49.4%	2,693,076,483	48.8%	1,657,279,885	61.5%	980,158,606	36.4%	720,716,962	26.8%
	6,025,515,383	100.0%	5,514,109,897	100.0%	3,455,494,089	62.7%	1,958,162,112	35.5%	1,373,754,659	24.9%

Note:  Portfolio balances reflect current UPB of HFS/HFI loans and foreclosed real estate as of 3/31/11. Servicing Balance for REO assets are reported net of write-downs and impairments recognized to date. Accounting (Current) UPB of HFI and REO assets are reported net of write-downs and impairments recognized on Bank NPA’s to date. Watchlist includes NPA’s.  Classified Assets and NPA’s reflected at Current UPB, net of write-downs on HFI and REO assets.  HFS assets are reflected gross of their respective marks. NPA balances include $301.1 million of REO (inclusive of City North).

CONFIDENTIAL

3

Loan Portfolio by DSCR ( > or < 1.0 )

Capmark Bank (1Q 2011)
				Debt Service Paid Via
	Accounting UPB	Debt Service Paid Via		Support by Reserves or
Property Type	($)	Existing Operations	%	Sponsorship	%	NPA ($)%
Office	1,031,150,931	581,251,617	56.4%	57,768,121	5.6%	392,131,193	38.0%
Hotel	1,602,488,682	990,736,064	61.8%	279,163,104	17.4%	332,589,515	20.8%
Multi.	807,855,530	569,624,175	70.5%	7,415,775	0.9%	230,815,580	28.6%
Health	1,066,184,643	842,083,660	79.0%	183,856,842	17.2%	40,244,141	3.8%
Retail	324,022,879	200,380,664	61.8%	28,038,715	8.7%	95,603,500	29.5%
Golf Course	247,368,908	160,385,928	64.8%	14,961,485	6.0%	72,021,495	29.1%
Mixed-Use	157,302,277	-	0.0%	15,000,000	9.5%	142,302,277	90.5%
Land	3,722,669	-	0.0%	-	0.0%	3,722,669	100.0%
Ind.	69,260,852	13,601,413	19.6%	35,139,357	50.7%	20,520,082	29.6%
Condo	155,663,321	-	0.0%	155,663,321	100.0%	-	0.0%
All Other	49,089,207	5,285,000	10.8%	-	0.0%	43,804,207	89.2%
1Q 2011	5,514,109,897	3,363,348,520	61.0%	777,006,718	14.1%	1,373,754,659	24.9%

DSCR Stratification	All Property Types
>= 2.0	1,357,724,208	24.6%
>1.75 and < 2.0	141,550,295	2.6%
>1.50 and < 1.75	600,196,968	10.9%
>1.25 and < 1.50	569,609,782	10.3%
>1.00 and < 1.25	694,267,267	12.6%
>0.75 and < 1.0	205,534,592	3.7%
>0.5 and < 0.75	146,339,039	2.7%
>0.25 and < 0.5	113,972,237	2.1%
< 0.25	311,160,850	5.6%
NPA	1,373,754,659	24.9%
	5,514,109,897	100.0%

Note:  DSCRs reflect ‘as-is’ DSCRs based on contractual UPB of performing loans compiled from 1Q11 Risk Rating process. Debt Service Coverage Ratio represents Actual Cash Flow divided by Actual Debt Service, where Actual Cash Flow is based on leases in place less annualized, normalized expenses (inclusive of replacement reserves), and where Actual Debt Service is based on current outstanding multiplied by current interest rate (or mortgage constant, where applicable).  For Specialty Lending assets (including healthcare and hospitality assets), the Actual Cash Flow is based on the trailing 12 months operating performance.  DSCR calculations are derived from borrower-prepared collateral-level operating statements submitted on a quarterly basis, though the punctuality of these operating statements may vary and their contents are not independently audited or verified.

CONFIDENTIAL

4

Weighted Average Risk Rating Trend

	4Q 2007			4Q 2008			4Q 2009			4Q 2010			1Q 2011
Risk Rating *	($)%		%	($)%		%	($)%		%	($)%		%	($)%		%
Good (1 - 2)	386	6%	65%	515	7%	44%	18	0%	17%	-	0%	11%	-	0%	11%
Satisfactory (3 - 5)	3,611	59%		2,944	38%		1,245	17%		652	11%		617	11%
Acceptable (6 - 7)	1,896	31%	34%	2,316	30%	42%	1,230	16%	36%	941	15%	28%	718	13%	26%
Acceptable (8)	227	4%		966	12%		1,463	19%		757	12%		724	13%
Watchlist (9 - 10)	50	1%	1%	780	10%	13%	2,164	29%	36%	1,605	26.2%	36%	1,497	27.2%	38%
Substandard (11)	-	0%	1%	229	3%	14%	550	7%	47%	569	9.3%	62%	584	10.6%	63%
NPA (12)	-	0%		87	1%		836	11%		1,591	26.0%		1,374	24.9%
	6,170	100%	100%	7,837	100%	100%	7,506	100%	100%	6,114	100%	100%	5,514	100%	100%
*  - Excludes Agency (FHLMC / FNMA) loans.
**  12 Rated HFI and REO loans are reported net of allocated charge-offs and write-downs.

Weighted Average Risk Rating

CONFIDENTIAL

5

Watchlist and Classified Asset Trends

$ in millions

Watchlist/Classified *

* Watchlist Reconciliation
$
12/31/10 UPB	3,764.8
Add: New Additions	304.7
Subt: Write Downs	(74.0)
Subt: Resolutions	(379.0)
Subt. Removed from Watchlist	(133.1)
Add/Subt: Prin. Balance Adj	(27.9)
3/31/11 UPB	3,455.5
(in millions)

* Classified Reconciliation
$
12/31/10 UPB	2,160.0
Add: New Additions	173.1
Subt: Write Downs	(74.0)
Subt: Resolutions	(265.8)
Subt: Removed from Classified	(9.9)
Add/Subt: Prin. Balance Adj	(25.2)
3/31/11 UPB	1,958.2
(in millions)

Note:  Watchlist balances set forth above are inclusive of Classified Assets, which include NPA’s. Current UPB of HFI and REO assets are reported net of write-downs and impairments recognized on Bank NPA’s to date. Watchlist includes NPA’s. HFS assets are reflected gross of their respective marks. NPA balances include $301.1 million of REO (inclusive of City North).

CONFIDENTIAL

6

Selected Credit Statistics by Property Type

				WA
	Accounting	WA	WA Debt	Occupancy	WA Risk
	UPB ($)	DSCR	Yield (%)	(%)	Rating	% WL	% NPA
Hotel	1,602,488,682	1.96	7.47%	N/A	8.9	65.9%	20.8%
Office	1,031,150,931	1.37	7.26%	70.9%	10.2	76.4%	38.0%
Multi	807,855,530	1.51	6.80%	91.0%	9.9	71.1%	28.6%
Retail	324,022,879	1.32	6.92%	77.4%	9.9	71.6%	29.5%
Healthcare	1,066,184,643	2.01	13.23%	81.8%	6.5	25.8%	3.8%
Mixed-Use	157,302,277	1.66	3.45%	54.1%	11.8	100.0%	90.5%
All Property Types	5,514,109,897	1.63	8.01%	77.5%	9.1	62.7%	24.9%
4Q 2010	6,114,435,142	1.56	7.21%	77.9%	9.1	61.6%	26.0%

Debt Yield
Stratification	Hotel		Office		Health		Multi.		Retail		All Property Types
Less than 2%	117,537,511	7.3%	117,510,845	11.4%	101,389,470	9.5%	2,581,548	0.3%	39,899,516	12.3%	642,368,683	11.6%
>= 2% and < 4%	208,081,039	13.0%	48,349,767	4.7%	60,119,684	5.6%	38,755,917	4.8%	22,698,397	7.0%	402,639,194	7.3%
>= 4% and <6%	384,348,975	24.0%	181,519,193	17.6%	13,223,751	1.2%	230,790,500	28.6%	38,052,439	11.7%	1,005,480,371	18.2%
>= 6% and <8%	368,721,363	23.0%	302,292,912	29.3%	132,793,822	12.5%	307,004,078	38.0%	101,423,906	31.3%	1,309,433,570	23.7%
>=8% and < 10%	110,966,086	6.9%	122,341,270	11.9%	70,793,394	6.6%	173,098,329	21.4%	45,132,967	13.9%	549,131,721	10.0%
>= 10% and <12%	69,756,958	4.4%	136,938,235	13.3%	141,066,892	13.2%	34,332,782	4.2%	70,537,577	21.8%	462,243,961	8.4%
>= 12%	343,076,750	21.4%	122,198,710	11.9%	546,797,630	51.3%	21,292,376	2.6%	6,278,077	1.9%	1,142,812,397	20.7%
	1,602,488,682	100.0%	1,031,150,931	100.0%	1,066,184,643	100.0%	807,855,530	100.0%	324,022,879	100.0%	5,514,109,897	100.0%

Note: DSCRs reflect ‘as-is’ DSCRs based on contractual UPB of performing loans compiled from 1Q11 Risk Rating process. Debt Service Coverage Ratio represents Actual Cash Flow divided by Actual Debt Service, where Actual Cash Flow is based on leases in place less annualized, normalized expenses (inclusive of replacement reserves), and where Actual Debt Service is based on current outstanding multiplied by current interest rate (or mortgage constant, where applicable). For Specialty Lending assets (including healthcare and hospitality assets), the Actual Cash Flow is based on the trailing 12 months operating performance. DSCR, Debt Yield, and Occupancy calculations are derived from borrower-prepared collateral-level operating statements submitted on a quarterly basis, though the punctuality of these operating statements may vary and their contents are not independently audited or verified.

CONFIDENTIAL

7

EXHIBIT G

Plan Support Agreement

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

————————————————————————	x
:
In re	:	Chapter 11
:
CAPMARK FINANCIAL GROUP INC., et al.,	:	Case No. 09-13684 (CSS)
:
Debtors.1	:	Jointly Administered
:
————————————————————————	x

PLAN SUPPORT AGREEMENT

THIS PLAN SUPPORT AGREEMENT IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF VOTES ON A CHAPTER 11 PLAN.  ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. ACCEPTANCES OR REJECTIONS OF A CHAPTER 11 PLAN MAY NOT BE SOLICITED UNTIL A DISCLOSURE STATEMENT HAS BEEN APPROVED BY THE BANKRUPTCY COURT.

This PLAN SUPPORT AGREEMENT (the “Agreement”) is made and entered into as of the date hereof, by and among:

1 The Debtors in these chapter 11 cases, along with the last four (4) digits of each Debtor’s federal tax identification number, are:  Summit Crest Ventures, LLC (5690), Capmark Financial Group Inc. (2188), Capmark Capital Inc. (6496), Capmark Finance Inc. (3444), Commercial Equity Investments, Inc. (4153), Mortgage Investments, LLC (6319), Net Lease Acquisition LLC (9658), SJM Cap, LLC (0862), Capmark Affordable Equity Holdings Inc. (2379), Capmark REO Holding LLC (3951), Paramount Managing Member AMBAC II, LLC (3934), Paramount Managing Member AMBAC III, LLC (3999), Paramount Managing Member AMBAC IV, LLC (0117), Paramount Managing Member AMBAC V, LLC (3366), Paramount Managing Member LLC (0184), Paramount Managing Member II, LLC (7457), Paramount Managing Member III, LLC (0196), Paramount Managing Member IV, LLC (0199), Paramount Managing Member V, LLC (0201), Paramount Managing Member VI, LLC (5857), Paramount Managing Member VII, LLC (5855), Paramount Managing Member VIII, LLC (5854), Paramount Managing Member IX, LLC (5452), Paramount Managing Member XI, LLC (5455), Paramount Managing Member XII, LLC (5457), Paramount Managing Member XVIII, LLC (3087), Paramount Managing Member XIV, LLC (4194), Paramount Managing Member XV, LLC (4192), Paramount Managing Member XVI, LLC (4186), Paramount Northeastern Managing Member, LLC (3086), Capmark Affordable Properties Inc. (3435), Paramount Managing Member XXIII, LLC (4754), Paramount Managing Member XXIV, LLC (3615), Paramount Managing Member 30, LLC (6824), Paramount Managing Member 31, LLC (6826), Paramount Managing Member 33, LLC (6831), Broadway Street California, L.P. (7722), Broadway Street 2001, L.P. (0187), Broadway Street XV, L.P. (7730), Broadway Street XVI, L.P. (7725), Broadway Street XVIII, L.P. (9799), Broadway Street Georgia I, LLC (9740), Capmark Managing Member 4.5 LLC (8979), Capmark Affordable Equity Inc. (2381), Capmark Investments LP (7999), and Protech Holdings C, LLC (7929).  Capmark Financial Group Inc.’s corporate headquarters is located at 116 Welsh Road, Horsham, Pennsylvania, 19044.  The addresses for all of the Debtors are available at the following World Wide Web address:  http://chapter11.epiqsystems.com/capmark.

(a)	Capmark Financial Group Inc. (“CFGI”) and certain of its subsidiaries and affiliates, as debtors and debtors in possession (collectively, the “Debtors”); and

(b)	The entities listed on Exhibit A hereto (each, a “Member”) (collectively with the Debtors (the “Parties”).

RECITALS

WHEREAS, on April 15, 2011, the Debtors filed the Joint Plan of Capmark Financial Group Inc. and Certain Affiliated Proponent Debtors Under Chapter 11 of the Bankruptcy Code ([Docket No. 2788], the “Plan”)2 and the Proposed Disclosure Statement for Joint Plan of Capmark Financial Group Inc. and Certain Affiliated Proponent Debtors Under Chapter 11 of the Bankruptcy Code ([Docket No. 2789], the “Disclosure Statement”).

WHEREAS, the “Ad Hoc Unsecured Lender Group” means the Members set forth on Exhibit A hereto, who currently hold (or are investment managers or advisors to Entities that hold) Claims against CFGI and the Guarantor Debtors under the Senior Unsecured Credit Facility, the Unsecured Bridge Loan, and the Japanese Credit Facility (collectively, the “Unsecured Bank Claims”) that exceed, in the aggregate, $1.5 billion;

WHEREAS, the Debtors have agreed to allow (i) master proofs of claim numbers 711-720 and 727 filed by the Indenture Trustee in respect of the Senior Unsecured Floating Rate Notes in the amount of $641,712,528.92, (ii) master proofs of claim numbers 721-726 and 728-732 filed by the Indenture Trustee in respect of the Senior Unsecured 5.875% Notes in the amount of $1,243,333,592.50, (iii) master proofs of claim numbers 700-710 filed by the Indenture Trustee, in respect of the Senior Unsecured 6.300% Notes in the amount of $519,041,925.83 ((i) through (iii) collectively, the “Unsecured Notes Proofs of Claim”), (iv) master proof of claim number 982 in the amount of $234,639,337.21 filed by the Agent in respect of the Bridge Loan Agreement (the “Bridge Loan Proof of Claim”), (v) master proof of claim number 1739 in a reduced amount of $3,935,110,607.35 filed by the Agent in respect of the Senior Unsecured Credit Facility (the “Senior Unsecured Credit Facility Proof of Claim”), and (vi) master proof of claim number 1740 filed by the Agent in respect of the Japanese Unsecured Guaranty in the amount of $382,591,444.00 (the “Japanese Unsecured Guaranty Proof of Claim”), each in accordance with the terms of separate stipulations with the Indenture Trustee and Agent, as applicable, and/or orders of the Bankruptcy Court;

WHEREAS, in an effort to ensure an orderly Plan confirmation process, (a) the Debtors are prepared to perform their obligations hereunder subject to the terms and conditions of this Agreement, and (b) the Ad Hoc Unsecured Lender Group is prepared to perform its obligations hereunder subject to the terms and conditions of this Agreement, including, without limitation, working with the Debtors to obtain Bankruptcy Court approval of the Disclosure Statement and confirmation of the Plan;

2 Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Plan.

2

WHEREAS, as consideration for the Ad Hoc Unsecured Lender Group's contribution to the Debtors' reorganization, including its participation in extensive negotiations with the Proponent Debtors and Committee over a myriad of issues concerning the development of the Plan, as well as its agreement to support confirmation of the Plan, the Plan will provide that on the Effective Date, CFGI shall pay the Ad Hoc Unsecured Lender Group Expenses (as defined in this Agreement) in Cash in accordance with the terms of Section 1 of this Agreement, and distributions received by members of the Ad Hoc Unsecured Lender Group on account of Claims will not be reduced as a result of the payment of the Ad Hoc Unsecured Lender Group Expenses; and

WHEREAS, in expressing their support for the Agreement and the Plan (pursuant to the terms and conditions of this Agreement), the Parties do not desire and do not intend in any way to derogate or diminish the solicitation requirements of applicable securities laws, the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure, or the fiduciary duties of the Debtors.

NOW, THEREFORE, in consideration of the foregoing and the premises, mutual covenants, and agreements set forth herein and for other good and valuable consideration, the Parties agree as follows:

Section 1. Commitments of the Parties under this Agreement.

1.1	Ad Hoc Unsecured Lender Group’s Support of Plan.

(a)
Provided that the Plan and the information in the Disclosure Statement have not been modified, altered, amended, or supplemented in a manner that would materially adversely affect the rights, recoveries, or obligations of the Ad Hoc Unsecured Lender Group or the holders of claims in CFGI Class 3A – General Unsecured Claims (other than CFGI Class 3B Claims and CFGI Class 3C Claims) or GD Class 3 – General Unsecured Claims under the Plan (each, a “Material Adverse Amendment”), the Ad Hoc Unsecured Lender Group and each of the Members agree:

(1)
subject to prior approval of the Disclosure Statement, to prepare a letter from counsel to the Ad Hoc Unsecured Lender Group in form and substance reasonably acceptable to the Debtors recommending that creditors vote in favor of the Plan, and to allow the Debtors to include the letter in the Debtors’ solicitation package;

(2)	to support entry of the order approving the Disclosure Statement and (after approval thereof) the Confirmation Order;

(3)	subject to prior approval of the Disclosure Statement, not to withhold, withdraw, qualify, or modify their approval or recommendation of the Plan;

(4)
not to commence any proceeding or prosecute, join in, or otherwise support any action to oppose or object to approval of the Plan or the Disclosure Statement or (after approval thereof) the Confirmation Order (provided that the Disclosure Statement is consistent in all material respects with the Plan);

3

(5)
not to encourage any other person or entity to object to, delay, impede, appeal or take any other action to interfere with entry of the Disclosure Statement Order or (after approval thereof) the Confirmation Order; and

(6)
not to seek, solicit, negotiate, support, or enter into an agreement related to any other chapter 11 plan in these chapter 11 cases (an “Alternative Plan”) unless the Debtors have agreed, in writing, to pursue such Alternative Plan.

1.2	Payment of Expenses.

So long as holders of at least $1.5 billion, in the aggregate, of Unsecured Bank Claims have not breached their obligations hereunder, the Debtors will reimburse or pay, as the case may be, the documented out-of-pocket costs and expenses reasonably incurred by the Ad Hoc Unsecured Lender Group (as such Group may have been constituted from time to time) in connection with these chapter 11 cases through the Effective Date, consisting solely of the reasonable fees, costs, and expenses of counsel to the Ad Hoc Unsecured Lender Group (which is solely limited to (i) Milbank, Tweed, Hadley & McCloy LLP (“Milbank”), (ii) Jenner & Block LLP, and (iii) Morris, Nichols, Arsht & Tunnell LLP) (the “Expenses”), provided such Expenses are approved by the Bankruptcy Court in accordance with applicable provisions of the Plan.

Expenses shall be considered earned as of the Confirmation Date and payable in Cash on the Effective Date.

1.3	The Debtors’ Fiduciary Obligations.

Notwithstanding anything to the contrary contained in this Agreement, the Debtors’ obligations hereunder are subject at all times to the fulfillment of their respective fiduciary duties, and the Debtors may terminate their obligations hereunder by written notice to counsel for the Ad Hoc Unsecured Lender Group if the Debtors reasonably determine that (a) the Plan is not in the best interests of the Debtors’ estates and continued support of the Plan pursuant to this Agreement would be inconsistent with the Debtors’ fiduciary obligations, or (b) the Debtors receive a proposal for an Alternative Plan and the Debtors reasonably determine that continued support of the Plan pursuant to this Agreement would be inconsistent with the Debtors’ fiduciary obligations. Upon a termination of this Agreement pursuant to this Section 1.3, all obligations of the Ad Hoc Unsecured Lender Group hereunder shall immediately terminate without further action or notice by the Ad Hoc Unsecured Lender Group; provided, however, that if the Plan is withdrawn by the Debtors for any reason, but a subsequent chapter 11 plan materially similar to the Plan is filed that does not materially adversely affect the rights, recoveries, or obligations of the Ad Hoc Unsecured Lender Group or the holders of claims in CFGI Class 3A – General Unsecured Claims (other than CFGI Class 3B Claims and CFGI Class 3C Claims) or GD Class 3 – General Unsecured Claims under the Plan, then this Agreement shall be reinstated.

4

Section 2.            Mutual Representations, Warranties, and Covenants.

Each Party, solely with respect to itself (and not with respect to any other Party hereto) makes the following representations, warranties, and covenants to each of the other Parties, each of which are continuing representations, warranties, and covenants:

2.1	Enforceability.

Subject to the provisions of sections 1125 and 1126 of the Bankruptcy Code, this Agreement is a legal, valid, and binding obligation, enforceable against the Debtors, each Member, each transferee that becomes a Party hereto, and the Ad Hoc Unsecured Lender Group in accordance with its terms, except as enforcement may be limited by applicable laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

2.2	No Consent or Approval.

Except as expressly provided in this Agreement, no consent or approval is required by any other person or entity in order for it to carry out the provisions of this Agreement.

2.3	Power and Authority.

With the exception of the Ad Hoc Unsecured Lender Group, it is duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization and it has all requisite corporate, partnership, or limited liability company power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its respective obligations under, this Agreement and the Plan.

2.4	Authorization.

The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate, partnership, or limited liability company action.

2.5	Governmental Consents.

The execution, delivery, and performance by each Party to this Agreement does not and shall not require any registration or filing with or consent or approval of, or notice to, or other action to, with or by, any federal, state, or other governmental authority or regulatory body, except such filings as may be necessary and/or required under the federal securities laws or as necessary for the approval of the Disclosure Statement and confirmation of the Plan by the Bankruptcy Court.

2.6	No Conflicts.

The execution, delivery, and performance of this Agreement does not and shall not: (a) violate any provision of law, rule, or regulations applicable to it or, in the case of the Debtors, any of their subsidiaries; (b) violate its certificate of incorporation, bylaws (or other formation documents in the case of a limited liability company) or, in the case of the Debtors, those of any of its subsidiaries or affiliates; or (c) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it or, in the case of the Debtors, any of their subsidiaries or affiliates is a party.

5

2.7	No Waiver of Participation and Preservation of Rights.

If the transactions contemplated by this Agreement or otherwise set forth in the Plan are not consummated as provided herein or therein, or if this Agreement is terminated for any reason, the Parties each fully reserve any and all of their respective rights, remedies, and interests.

2.8	Unsecured Bank Claims Holdings.

Solely with respect to each Member, the holdings specified on each signature page to this Agreement for each Member is a true and correct representation of the Unsecured Bank Claims held by each Member as of the date hereof, subject to the consummation of relevant documentation, as applicable.  The Debtors shall hold the principal amounts contained in each Member’s signature page hereto confidential and shall not share or otherwise disclose such individual amounts to any third party, including, without limitation, taking any commercially reasonable actions necessary to protect the confidentiality of such amounts, (including, without limitation, filing a motion to seal such information or entering into a protective order reasonably satisfactory to the Ad Hoc Unsecured Lender Group to the extent the Debtors are required to distribute such information to third parties or file such information with the Bankruptcy Court).

Section 3.            Acknowledgements.

THIS AGREEMENT, THE PLAN, AND THE TRANSACTIONS CONTEMPLATED HEREIN AND THEREIN, ARE THE PRODUCT OF NEGOTIATIONS BETWEEN THE PARTIES AND THEIR RESPECTIVE REPRESENTATIVES.  EACH PARTY HEREBY ACKNOWLEDGES THAT THIS AGREEMENT IS NOT AND SHALL NOT BE DEEMED TO BE A SOLICITATION OF VOTES FOR THE ACCEPTANCE OF A CHAPTER 11 PLAN FOR THE PURPOSES OF SECTIONS 1125 AND 1126 OF THE BANKRUPTCY CODE OR OTHERWISE.  THE DEBTORS WILL NOT SOLICIT ACCEPTANCES OF THE PLAN FROM ANY PERSON OR ENTITY UNTIL THE PERSON OR ENTITY HAS BEEN PROVIDED WITH A COPY OF A DISCLOSURE STATEMENT APPROVED BY THE BANKRUPTCY COURT. EACH PARTY FURTHER ACKNOWLEDGES THAT NO SECURITIES OF ANY DEBTOR ARE BEING OFFERED OR SOLD HEREBY AND THAT THIS AGREEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OF ANY DEBTOR. NOTWITHSTANDING THE FOREGOING PROVISIONS, NOTHING IN THIS AGREEMENT SHALL REQUIRE ANY PARTY TO TAKE ANY ACTION PROHIBITED BY THE BANKRUPTCY CODE, THE SECURITIES ACT OF 1933 (AS AMENDED), THE SECURITIES EXCHANGE ACT OF 1934 (AS AMENDED), ANY RULE OR REGULATIONS PROMULGATED THEREUNDER, OR BY ANY OTHER APPLICABLE LAW OR REGULATION OR BY AN ORDER OR DIRECTION OF ANY COURT OR ANY STATE OR FEDERAL GOVERNMENTAL AUTHORITY.

6

Section 4.            Termination.

4.1	Termination Events.

This Agreement may be terminated:

(a)	immediately upon the written agreement of the Debtors and the Ad Hoc Unsecured Lender Group to terminate this Agreement;3

(b)	by the Debtors, if, at any time, the aggregate amount of Unsecured Bank Claims held by holders party hereto (other than holders that are in breach of this Agreement) shall be less than $1.5 billion;

(c)	in accordance with the termination right contained in Section 1.3 of this Agreement;

(d)
upon the voluntary withdrawal of the Plan by the Debtors, provided, however, that if the Plan is withdrawn by the Debtors pursuant to this Section 4.1(d), but a subsequent chapter 11 plan materially similar to the Plan is filed that does not materially adversely affect the rights, recoveries, or obligations of the Ad Hoc Unsecured Lender Group or the holders of claims in CFGI Class 3A – General Unsecured Claims (other than CFGI Class 3B Claims) or GD Class 3 – General Unsecured Claims under the Plan, then this Agreement shall be reinstated;

(e)
by any of the Debtors or the Ad Hoc Unsecured Lender Group upon three (3) Business Days’ written notice to each of the other Parties if either (1) or (2) below occurs; provided that such notice is received not more than ten (10) Business Days following the occurrence of either event (1) or (2) below and such notice is not provided after the deadline for soliciting acceptances to the Plan:

(1)	any of the chapter 11 cases of CFGI or the Guarantor Debtors are dismissed or converted to a case under chapter 7 of the Bankruptcy Code; or

(2)	the Bankruptcy Court has entered an order in any of the chapter 11 cases of CFGI or the Guarantor Debtors appointing a trustee under chapter 7 or chapter 11 of the Bankruptcy Code;

(f)
by the Ad Hoc Unsecured Lender Group if the Debtors file or join in an objection to any Unsecured Notes Proof of Claim, the Bridge Loan Proof of Claim, the Senior Unsecured Credit Facility Proof of Claim, or the Japanese Unsecured Guaranty Proof of Claim or if any such Claim is not Allowed; or

3 For any consent required or requested, or action to be taken on behalf, of the Ad Hoc Unsecured Lender Group under this Agreement or the Plan, such consent shall be provided or withheld, or action shall be undertaken, by Milbank, provided that holders of at least 50% of the aggregate Claims against CFGI and the Guarantor Debtors under the Senior Unsecured Credit Facility held by the Members provide or withhold such consent, or approve such action, and the Debtors shall be entitled to rely on such communication.

7

(g)           on December 7, 2011, unless extended by written agreement of the Parties.

4.2	Effects of Termination.

In the event this Agreement is terminated, the Parties hereto shall not have any continuing liability or obligation under this Agreement and each Party shall have all the rights and remedies available to it under applicable law; provided, however, that no such termination shall relieve any Party from liability for its breach or non-performance of its obligations hereunder prior to the date of termination.

Section 5.            Transfer of Unsecured Bank Claims.

Each Member hereby agrees, for so long as this Agreement shall remain in effect, not to sell, assign, transfer, pledge, hypothecate, or otherwise dispose of (each such action, a “Transfer”) any of its Unsecured Bank Claims, in whole or in part, or any right related thereto, unless the transferee thereof (i) agrees in writing, as of the date of Transfer, to assume and be bound by this Agreement and to assume the rights and obligations of a Member under this Agreement (each such transferee becoming a Party upon the Transfer hereunder), and (ii) provides notice of such Transfer to counsel to the Debtors, with a copy to counsel to the Ad Hoc Unsecured Lender Group; provided, however, that the Debtors’ counsel’s review of such notice shall be limited to attorneys’ eyes only and maintained in confidence in accordance with the procedures set forth in Section 2.8 hereof.

Section 6.            Miscellaneous Terms.

6.1	Binding Obligation.

Subject to the provisions of sections 1125 and 1126 of the Bankruptcy Code, this Agreement will become binding and effective on each Party upon its execution by (a) the Debtors and (b) each Member.  This Agreement is a legally valid and binding obligation of the Parties and their respective members, officers, directors, agents, financial advisors, attorneys, employees, partners, affiliates, successors, assigns, heirs, executors, administrators, and representatives, other than a trustee or similar representative appointed in these chapter 11 cases, enforceable in accordance with its terms, and shall inure to the benefit of the Parties and their respective members, officers, directors, agents, financial advisors, attorneys, employees, partners, affiliates, successors, assigns, heirs, executors, administrators, and representatives. Nothing in this Agreement, express or implied, shall give to any person or entity, other than the Parties and their respective members, officers, directors, agents, financial advisors, attorneys, employees, partners, affiliates, successors, assigns, heirs, executors, administrators, and representatives, any benefit or any legal or equitable right, remedy, or claim under this Agreement.

6.2	Headings.

The headings of all sections of this Agreement are inserted solely for the convenience of reference and are not a part of and are not intended to govern, limit, or aid in the construction or interpretation of any term or provision hereof.

8

6.3	Governing Law.

THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CHOICE OF LAWS PRINCIPLES THEREOF THAT WOULD PERMIT OR REQUIRE THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

Further, by its execution and delivery of this Agreement, each of the Parties hereto hereby irrevocably and unconditionally agrees that the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of or in connection with this Agreement.

6.4	Complete Agreement, Interpretation, Modification, and Conflicts.

(a)
Complete Agreement.  This Agreement constitutes the complete agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, oral or written, between or among the Parties with respect thereto.

(b)
Interpretation.  This Agreement is the product of negotiation by and among the Parties. Any Party enforcing or interpreting this Agreement shall interpret it in a neutral manner.  There shall be no presumption concerning whether to interpret this Agreement for or against any Party by reason of that Party having drafted this Agreement, or any portion thereof, or caused it or any portion thereof to be drafted.

(c)
Modification of Plan Support Agreement. This Agreement may only be modified, altered, amended, or supplemented by an agreement in writing signed by the Debtors and a duly-authorized representative of the Ad Hoc Unsecured Lender Group.

6.5	Execution

This Agreement may be executed and delivered (by facsimile or otherwise) in any number of counterparts, each of which, when executed and delivered, shall be deemed an original and all of which together shall constitute the same agreement.

6.6	Specific Performance.

If a Party breaches any obligation, term, or provision of this Agreement, such Party shall not be liable for money damages. This Agreement is intended as a binding commitment enforceable in accordance with its terms. It is understood and agreed by each of the Parties that the nonbreaching Party (as applicable) shall with respect to all other obligations contained herein, in each case, be entitled solely to specific performance and injunctive or other equitable relief as a remedy for any such breach.  Notwithstanding the foregoing, in the event a Party breaches its obligations hereunder, and such breach results in a termination of the Agreement by the Debtors pursuant to Section 4.1(b), such Party shall be liable to the non-breaching Parties for liquidated damages in an aggregate amount equal to the Expenses the Debtors would have paid pursuant to this Agreement but for such breach.

9

6.7	Settlement Discussions.

This Agreement is part of a proposed settlement among the Parties.  Nothing herein shall be deemed an admission of any kind.  To the extent provided by Federal Rule of Evidence 408 and any applicable state rules of evidence, this Agreement and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce the terms of this Agreement.

6.8	Consideration.

The Parties and the Ad Hoc Unsecured Lender Group hereby acknowledge that no consideration, other than that specifically described in Section 1.2 of this Agreement and in the Plan, shall be due or paid to the Members for their agreement in accordance with the terms and conditions of this Agreement.

6.9	Notices.

All notices hereunder shall be deemed given if in writing and hand-delivered or sent by courier, by registered or certified mail (return receipt requested), or by electronic mail to the following addresses (or at such other addresses as shall be specified by like notice):

(a)
if to the Debtors, to: Capmark Financial Group Inc., 116 Welsh Road, Horsham, Pennsylvania 19044, Attn: Thomas L. Fairfield, General Counsel (tom.fairfield@capmark.com); with copies to:  Dewey & LeBoeuf LLP, 1301 Avenue of the Americas, New York, New York, 10019, 10022-4611, Attn.: Michael P. Kessler, Esq. (mkessler@dl.com), Judy G.Z. Liu, Esq. (jliu@dl.com), and Philip M. Abelson, Esq. (pabelson@dl.com); and

(b)
if to the Ad Hoc Unsecured Lender Group, to:  Milbank, Tweed, Hadley & McCloy LLP, 1 Chase Manhattan Plaza, New York, New York 10005, Attn.: Matthew S. Barr, Esq. (mbarr@milbank.com) and Tyson M. Lomazow, Esq. (tlomazow@milbank.com).

Any notice given by hand-delivery, courier, mail, or electronic mail shall be effective when received.

6.10	Third Party Beneficiaries.

Except as otherwise set forth herein, this Agreement is intended for the benefit of the Parties hereto and no other person or entity shall have any right hereunder.

10

IN WITNESS WHEREOF, the Parties have entered into this Agreement.

Dated:	7/2, 2011	Capmark Financial Group Inc.,
	Horsham, Pennsylvania	on behalf of itself and its subsidiaries and affiliates, as
debtors and debtors in possession.

/s/ Thomas L. Fairfield
Thomas L. Fairfield
General Counsel

Signature Page to Plan Support Agreement

Dated: May 19, 2011	Member:
Apollo Special Opportunities Managed Account, L.P.
By: Apollo SOMA Advisors, L.P., its general partner
By: Apollo SOMA Capital Management, LLC, its general partner

/s/ Avi Katz
Name: Avi Katz
Title: Vice President

Aggregate Holdings of Unsecured Bank Claims:
REDACTED

Signature Page to Plan Support Agreement

Dated: May 19, 2011	Member:
Apollo Strategic Value Master Fund, L.P.
By: Apollo SVF Advisors, L.P., its general partner
By: Apollo SVF Capital Management, LLC, its general partner

/s/ Avi Katz
Name: Avi Katz
Title: Vice President

Aggregate Holdings of Unsecured Bank Claims:
REDACTED

Signature Page to Plan Support Agreement

Dated: May 19, 2011	Member:
Apollo Value Investment Master Fund, L.P.
By: Apollo value Advisers, L.P., its general partner
By: Apollo Value Capital Management, LLC, its general partner

/s/ Avi Katz
Name: Avi Katz
Title: Vice President

Aggregate Holdings of Unsecured Bank Claims:
REDACTED

Signature Page to Plan Support Agreement

Dated: May 19, 2011	Member:
Permal Apollo Value Investment Fund, Ltd.
By: Apollo SVF Management, L.P., its investment adviser
By: Apollo SVF Management GP, LLC, its general partner

/s/ Avi Katz
Name: Avi Katz
Title: Vice President

Aggregate Holdings of Unsecured Bank Claims:
REDACTED

Signature Page to Plan Support Agreement

Dated: May 20, 2011	Member: Affiliates of Centerbridge Partners, L.P.

By: Centerbridge Partners, L.P., on behalf of the affiliated Entities controlled by it that are the holders of the Unsecured Bank Claims

/s/ JED A. HART
Name: JED A. HART
Title: SENIOR MANAGING DIRECTOR

Aggregate Holdings of Unsecured Bank Claims:
REDACTED

Dated: July 1, 2011	Member: Affiliates of Marathon Asset Management, L.P.

/s/ Louis Hanover
Name: Louis Hanover
Title: Chief Investment Officer

Aggregate Holdings of Unsecured Bank Claims:
REDACTED

Signature Page to Plan Support Agreement

Dated: May 20, 2011	Member:

ANCHORAGE ILLIQUID OPPORTUNITIES OFFSHORE MASTER, L.P.

By: Anchorage Capital Group, L.L.C., Its Investment Advisor.

/s/ KEVIN ULRICH
Name: KEVIN ULRICH
Title: Chief Executive Officer

Aggregate Holdings of Unsecured Bank Claims:
REDACTED

Signature Page to Plan Support Agreement

Dated: May 20, 2011	Member:

ANCHORAGE CAPITAL MASTER OFFSHORE, LTD.

By: Anchorage Capital Group, L.L.C., Its Investment Advisor.

/s/ KEVIN ULRICH
Name: KEVIN ULRICH
Title: Chief Executive Officer

Aggregate Holdings of Unsecured Bank Claims:
REDACTED

Signature Page to Plan Support Agreement

Dated: May 20, 2011	Member:

ACMO S.à.r.1.

By: Anchorage Capital Group, L.L.C., Its Investment Advisor.

/s/ KEVIN ULRICH
Name: KEVIN ULRICH
Title: Chief Executive Officer

Aggregate Holdings of Unsecured Bank Claims:
REDACTED

Signature Page to Plan Support Agreement

Dated: May 20, 2011	Member:

PCI FUND, L.L.C.

By: Anchorage Capital Group, L.L.C., Its Investment Advisor.

/s/ KEVIN ULRICH
Name: KEVIN ULRICH
Title: Chief Executive Officer

Aggregate Holdings of Unsecured Bank Claims:
REDACTED

Signature Page to Plan Support Agreement

Dated: May 20, 2011	Member:

GRF MASTER FUND, L.P.

By: Anchorage Capital Group, L.L.C., Its Investment Advisor.

/s/ KEVIN ULRICH
Name:
Title:

Aggregate Holdings of Unsecured Bank Claims:
REDACTED

Signature Page to Plan Support Agreement

Dated: May 20, 2011	Member: Fir Tree, Inc.

/s/ Evan Lederman
Name: Evan Lederman
Title: Associate General Counsel

Aggregate Holdings of Unsecured Bank Claims:
REDACTED

Signature Page to Plan Support Agreement

Dated: May 20, 2011	King Street Acquisition Company, L.L.C.
	By:	King Street Capital Management, L.P. Its Manager

/s/ Jay Ryan
Name: Jay Ryan
Title: Chief Financial Officer

Aggregate Holdings of Unsecured Bank Claims:
REDACTED

Signature Page to Plan Support Agreement

Member:
Dated: May 24, 2011
KNIGHTHEAD MASTER FUND, L.P.

By: Knighthead Capital Management, L.L.C., its investment manager

/s/ Laura Torrado
Name: Laura Torrado
Title: Authorized Signatory

Aggregate Holdings of Unsecured Bank Claims:
REDACTED

Member:
Dated: May 24, 2011
LMS SPC FOR AND ON BEHALF OF MAP84 SEGREGATED PORTFOLIO

By: Knighthead Capital Management, L.L.C., its investment advisor

/s/ Laura Torrado
Name: Laura Torrado
Title: Authorized Signatory

Aggregate Holdings of Unsecured Bank Claims:
REDACTED

Dated: May 20, 2011	OZ Special Master Fund, Ltd.
By: OZ Management LP, its Investment Manager
By: Och-Ziff Corporation, its General Partner

/s/ Joel Frank
Name: Joel Frank
Title: Chief Financial Officer

Aggregate Holdings of Unsecured Bank Claims:
REDACTED

Dated: May 24, 2011	Member:

/s/ Stuart Merzer
PAULSON & CO. INC., on behalf of several accounts and funds managed by it
Name: Stuart Merzer
Title: Authorized Signatory

Aggregate Holdings of Unsecured Bank Claims:
REDACTED

EXHIBIT A

Ad Hoc Unsecured Lender Group Members

Affiliates of Apollo Capital Management, L.P.
Affiliates of Centerbridge Partners, L.P.
Affiliates of Marathon Asset Management, LP
Anchorage Capital Group, L.L.C.
Fir Tree, Inc.
King Street Acquisition Company, L.L.C.
Knighthead Capital Management, L.L.C.
OZ Special Master Fund, Ltd.
Paulson & Co. Inc.

Exhibit H

Capmark Non-Bank Selected Portfolio Statistics (March 31, 2011)

Exhibit H: Capmark Non-Bank Credit Risk Observations
(March 31, 2011)

CONFIDENTIAL

Notice to Reader

Notes to Capmark Non-bank Credit Risk Materials

The information contained in this presentation (the “Information”) was prepared as of December 31, 2010 and has not been adjusted for changes since that date. In addition, the Information has not been audited and includes financial and other information that was not prepared in accordance with generally accepted accounting principles (“GAAP”).

The Information contains information with respect to credit characteristics of various assets owned by Capmark Finance Inc., Capmark REO Holding LLC (and its subsidiaries) and Capmark Capital Inc. that involve subjective determinations made by management at the time the Information was prepared. The Information is subject to a number of factors and uncertainties that could cause actual values and credit characteristics of the assets to differ materially from those set forth herein, including changes in economic and market conditions, interest rates, occupancy rates, rental rates, commercial property values and the availability and terms of financing for commercial properties generally or with respect to any particular property.

The Information should be reviewed in conjunction with, and is subject to, all of the information contained in the Disclosure Statement and the assumptions, qualifications and explanations contained therein.

CONFIDENTIAL

Loan Portfolio by Property Type / Location

North America Non-Bank
3/31/2011
	Loan Portfolio		Watchlist		NPA
				% of Prop		% of Prop
Property Type	UPB ($)%		UPB ($)	Type	UPB ($)	Type
Office	287,373,124	22.4%	251,441,307	87.5%	191,134,291	66.5%
Multi.	238,704,317	18.6%	219,068,116	91.8%	204,421,175	85.6%
Retail	177,297,510	13.8%	58,629,777	33.1%	39,393,315	22.2%
Mixed-Use	111,355,518	8.7%	111,355,518	100.0%	89,082,492	80.0%
Land	25,982,562	2.0%	25,982,562	100.0%	25,982,562	100.0%
Lines of Credit	93,164,780	7.3%	93,164,780	100.0%	67,323,145	72.3%
Hotel	130,434,374	10.2%	67,105,312	51.4%	64,229,312	49.2%
Condo	47,523,515	3.7%	47,523,515	100.0%	47,523,515	100.0%
Health	114,680,648	8.9%	77,289,802	67.4%	62,478,917	54.5%
Industrial	18,553,214	1.4%	11,431,520	61.6%	11,431,520	61.6%
Parking	13,500,000	1.1%	13,500,000	100.0%	13,500,000	100.0%
All Other	25,000,100	1.9%	25,000,100	100.0%	25,000,100	100.0%
	1,283,569,662	100.0%	1,001,492,308	78.0%	841,500,345	65.6%

North America Non-Bank
3/31/2011
	Loan Portfolio		Watchlist		NPA
				% of Prop		% of Prop
Geographic Location	UPB ($)%		UPB ($)	Type	UPB ($)	Type
New York	115,055,234	9.0%	115,055,234	100.0%	115,055,234	100.0%
Phoenix	112,963,517	8.8%	71,439,485	63.2%	48,326,291	42.8%
Houston	83,179,467	6.5%	83,179,467	100.0%	83,179,467	100.0%
Southern California	93,803,453	7.3%	73,136,466	78.0%	51,239,905	54.6%
Dallas	74,013,513	5.8%	43,040,177	58.2%	43,040,177	58.2%
New Orleans-LA	42,493,926	3.3%	18,093,926	42.6%	18,093,926	42.6%
Washington DC	41,977,304	3.3%	30,138,001	71.8%	30,138,001	71.8%
Chicago	40,026,785	3.1%	40,026,785	100.0%	25,000,000	62.5%
Detroit	40,600,433	3.2%	40,600,433	100.0%	40,600,433	100.0%
New Haven-CT	38,675,275	3.0%	38,675,275	100.0%	13,567,464	35.1%
All Other	600,780,757	46.8%	448,107,060	74.6%	373,259,448	62.1%
	1,283,569,662	100.0%	1,001,492,308	78.0%	841,500,345	65.6%

Note:  Portfolio balances reflect current UPB of all HFS/HFI loans and foreclosed real estate maintained in the Non-Bank North American Portfolio as of 3/31/11. Watchlist balances set forth above are inclusive of NPA’s.

CONFIDENTIAL

3

Loan Portfolio by DSCR ( > or < 1.0 )

Non-Bank North America (1Q 2011)
				Debt Service Paid Via
		Debt Service Paid Via		Support by Reserves or
Property Type	UPB ($)	Existing Operations	%	Sponsorship	%	NPA ($)%
Office	287,373,124	65,786,348	22.9%	30,452,485	10.6%	191,134,291	66.5%
Hotel	130,434,374	61,710,744	47.3%	4,494,318	3.4%	64,229,312	49.2%
Multi.	238,704,317	28,497,640	11.9%	5,785,503	2.4%	204,421,175	85.6%
Health	114,680,648	-	0.0%	52,201,731	45.5%	62,478,917	54.5%
Retail	177,297,510	135,244,195	76.3%	2,660,000	1.5%	39,393,315	22.2%
Lines of Credit	93,164,780	-	0.0%	25,841,635	27.7%	67,323,145	72.3%
Mixed-Use	111,355,518	22,273,026	20.0%	-	0.0%	89,082,492	80.0%
Land	25,982,562	-	0.0%	-	0.0%	25,982,562	100.0%
Ind.	18,553,214	7,121,694	38.4%	-	0.0%	11,431,520	61.6%
Condo	47,523,515	0	0.0%	-	0.0%	47,523,515	100.0%
All Other	38,500,100	-	0.0%	-	0.0%	38,500,100	100.0%
4Q 2010	1,283,569,662	320,633,646	25.0%	121,435,671	9.5%	841,500,345	65.6%

	All Property Types (incl.
DSCR Stratification	Construction)
>= 2.0	150,810,759	11.7%
>1.75 and < 2.0	32,717,230	2.5%
>1.50 and < 1.75	40,588,141	3.2%
>1.25 and < 1.50	56,787,796	4.4%
>1.00 and < 1.25	39,729,720	3.1%
>0.75 and < 1.0	23,327,643	1.8%
>0.5 and < 0.75	27,212,583	2.1%
>0.25 and < 0.5	51,806,242	4.0%
< 0.25	19,089,203	1.5%
NPA	841,500,345	65.6%
	1,283,569,662	100.0%

Note:  DSCRs reflect  as-is  DSCRs based on contractual UPB of performing loans compiled from 1Q11 Risk Rating process. Debt Service Coverage Ratio represents Actual Cash Flow divided by Actual Debt Service, where Actual Cash Flow is based on leases in place less annualized, normalized expenses (inclusive of replacement reserves), and where Actual Debt Service is based on current outstanding multiplied by current interest rate (or mortgage constant, where applicable).  For Specialty Lending assets (including healthcare and hospitality assets), the Actual Cash Flow is based on the trailing 12 months operating performance.  DSCR calculations are derived from borrower-prepared collateral-level operating statements submitted on a quarterly basis, though the punctuality of these operating statements may vary and their contents are not independently audited or verified.

CONFIDENTIAL

4

Weighted Average Risk Rating Trend

	4Q 2008			4Q 2009			4Q 2010			1Q 2011
Risk Rating *	($)%		%	($)%		%	($)%		%	($)%		%
Good (1 - 2)	77	3%	13%	-	0%	0%	-	0%	0%	-	0%	0%
Satisfactory (3 - 5)	287	10%		-	0%		-	0%		-	0%
Acceptable (6 - 7)	583	21%	34%	-	0%	30%	-	0%	24%	-	0%	22%
Acceptable (8)	354	13%		609	30%		310	24%		282	22%
Watchlist (9 - 10)	595	22%	34%	265	13%	20%	122	9%	11%	116	9%	12%
Watchlist (11)	332	12%	52%	145	7%	70%	27	2%	76%	44	3%	78%
NPA (12)	509	19%		1,024	50%		845	65%		842	66%
	2,736	100%	100%	2,044	100%	100%	1,305	100%	100%	1,284	100%	100%

Weighted Average Risk Rating

CONFIDENTIAL

5

Watchlist and NPA Trends
$ in millions

Watchlist

* Watchlist Reconciliation
$
12/31/10 UPB	9 94.1
Add: New Additions	16.6
Add: Non-Collateral Pool Exisiting WL	25.6
Subt: Write Downs	(2.5)
Subt: Resolutions	(7.9)
Add/Subt: Prin. Balance Adj	(24.5)
3/31/11 UPB	1 ,001.5

NPA *

* NPA Reconciliation
$
12/31/10 UPB	8 45.0
Add: New Additions	-
Add: Non-Collateral Pool Exisiting NPA	25.6
Subt: Write Downs	(2.5)
Subt: Resolutions	(1.3)
Add/Subt: Prin. Balance Adj	(25.4)
3/31/11 UPB	841.5

Note:  Portfolio balances reflect current UPB of all HFS/HFI loans and foreclosed real estate maintained in the Non-Bank North American Portfolio as of 3/31/11.  Prior to 1Q 2011, portfolio balances were reflective of the Collateral Grant only. Watchlist balances set forth above are inclusive of NPA’s.

CONFIDENTIAL

6

Selected Credit Statistics for Identified Property Type Concentrations

		WA	WA Debt	WA Risk
	UPB ($)	DSCR	Yield (%)	Rating	% WL	% NPA
Office	287,373,124	1.28	5.66%	11.2	87.5%	66.5%
Multi	238,704,317	1.01	4.46%	11.6	91.8%	85.6%
Retail	177,297,510	2.31	9.79%	9.2	33.1%	22.2%
Mixed-Use	111,355,518	0.70	3.04%	11.6	100.0%	80.0%
Hotel	130,434,374	1.60	7.23%	10.0	51.4%	49.2%
Healthcare	114,680,648	0.66	6.64%	10.0	67.4%	54.5%
All Property Types	1,283,569,662	1.22	5.73%	10.9	78.0%	65.6%
* - Excludes statistics related to $93.2 million of Lines of Credit

Debt Yield
Stratification	Hotel		Office		Health		Multi.		Retail		All Property Types
Lines of Credit	0	0.0%	0	0.0%	0	0.0%	0	0.0%	0	0.0%	93,164,780	7.3%
Less than 2%	35,346,458	27.1%	84,869,930	29.5%	64,837,045	56.5%	18,326,511	7.7%	12,994,004	7.3%	331,867,601	25.9%
>= 2% and < 4%	2,876,000	2.2%	22,683,372	7.9%	7,270,640	6.3%	84,274,261	35.3%	8,972,500	5.1%	156,336,109	12.2%
>= 4% and <6%	9,777,364	7.5%	50,088,720	17.4%	0	0.0%	84,143,904	35.3%	13,095,001	7.4%	204,748,669	16.0%
>= 6% and <8%	13,482,423	10.3%	74,483,663	25.9%	8,697,798	7.6%	35,984,294	15.1%	10,973,936	6.2%	152,680,293	11.9%
>=8% and < 10%	14,497,058	11.1%	2,000,000	0.7%	0	0.0%	2,669,118	1.1%	47,663,790	26.9%	99,287,991	7.7%
>= 10% and <12%	24,400,000	18.7%	19,144,879	6.7%	28,693,048	25.0%	7,032,500	2.9%	8,798,527	5.0%	95,070,987	7.4%
>= 12%	30,055,071	23.0%	34,102,559	11.9%	5,182,117	4.5%	6,273,730	2.6%	74,799,753	42.2%	150,413,231	11.7%
	130,434,374	100.0%	287,373,124	100.0%	114,680,648	100.0%	238,704,317	100.0%	177,297,510	100.0%	1,283,569,662	100.0%

Note: DSCRs reflect  as-is  DSCRs based on contractual UPB of performing loans compiled from 1Q11 Risk Rating process. Debt Service Coverage Ratio represents Actual Cash Flow divided by Actual Debt Service, where Actual Cash Flow is based on leases in place less annualized, normalized expenses (inclusive of replacement reserves), and where Actual Debt Service is based on current outstanding multiplied by current interest rate (or mortgage constant, where applicable). For Specialty Lending assets (including healthcare and hospitality assets), the Actual Cash Flow is based on the trailing 12 months operating performance. DSCR, Debt Yield, and Occupancy calculations are derived from borrower-prepared collateral-level operating statements submitted on a quarterly basis, though the punctuality of these operating statements may vary and their contents are not independently audited or verified.

CONFIDENTIAL

7

Exhibit I

Reorganized CFGI Debt Securities Indenture

See Exhibit T3C